                            RECOMMENDED CASH OFFERS

                                  ON BEHALF OF

                            LOGO OF MARSH & MCLENNAN

                                      FOR

                                LOGO OF SEDGWICK

                             SUMMARY OF THE OFFERS

THE ORDINARY OFFER

SEDGWICK SHAREHOLDERS

                FOR EACH SEDGWICK SHARE       225 PENCE IN CASH

TO ACCEPT THE ORDINARY OFFER

1. Complete the WHITE Shareholder Form of Acceptance in accordance with the instructions set out on pages 17-19 and in Part B of Appendix I to this document.

2. Return the completed WHITE Shareholder Form of Acceptance (together with any appropriate documents of title) using the enclosed reply-paid envelope as soon as possible, but in any event so as to arrive by no later than 5 October 1998.

SEDGWICK ADS HOLDERS

                   FOR EACH SEDGWICK ADS       L11.25 IN CASH

TO ACCEPT THE ORDINARY OFFER

1. Complete the Letter of Transmittal in accordance with the instructions set out on page 19 and in Part B of Appendix I to this document.

2. Return the completed Letter of Transmittal (together with any appropriate documents of title) using the enclosed reply-paid envelope as soon as possible, but in any event so as to arrive by no later than 5 October 1998.

THE CONVERTIBLE OFFER

SEDGWICK BONDHOLDERS

   FOR EACH L1 NOMINAL OF SEDGWICK CONVERTIBLE BONDS       123 PENCE IN CASH

TO ACCEPT THE CONVERTIBLE OFFER

1. Complete the BLUE Bondholder Form of Acceptance in accordance with the instructions set out on pages 19 and 20 and in Part B of Appendix I to this document.

2. Return the completed BLUE Bondholder Form of Acceptance (and deliver the bonds relating thereto in accordance with the above instructions) as soon as possible, but in any event so as to arrive by no later than 5 October 1998.

             THE FIRST CLOSING DATE OF THE OFFERS IS 5 OCTOBER 1998
                  If you require assistance, please telephone:

                     UK Receiving Agent: +44(0)117 937 0672

                         US Depositary: +1-800-507-9357

This page should be read in conjunction with the rest of this document. Holders of Sedgwick Securities and Sedgwick Convertible Bonds are recommended to seek financial advice from their independent financial adviser authorised under the Financial Services Act 1986.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Letter from the Chairman of Sedgwick........................       6
Letter from J.P. Morgan and Donaldson, Lufkin & Jenrette....       9
  1. Introduction...........................................       9
  2. The Offers.............................................       9
  3. Reasons for the Offers.................................      10
  4. Irrevocable undertakings and conditional purchases.....      11
  5. Terms and Conditions of the Offers.....................      12
  6. Loan Note Alternative..................................      12
  7. Financial effects of acceptance of the Ordinary
      Offer.................................................      13
  8. Accounting treatment...................................      13
  9. Regulation.............................................      13
  10. Information on the Marsh & McLennan Group.............      13
  11. Information on the Sedgwick Group.....................      14
  12. Financing.............................................      14
  13. Employee matters and share schemes....................      14
  14. UK taxation...........................................      15
  15. US taxation...........................................      16
  16. Overseas securityholders and bondholders..............      17
  17. Procedure for acceptance of the Offers................      17
  18. Rights of withdrawal..................................      21
  19. Settlement............................................      21
  20. Further information...................................      23
  21. Action to be taken....................................      23
Appendix I: Conditions and further terms of the Offers......     I-1
Appendix II: Particulars of the Loan Notes..................    II-1
Appendix III: Financial information on Sedgwick.............   III-1
Appendix IV: Financial information on Marsh & McLennan......    IV-1
Appendix V: Certain market, dividend and exchange rate
  information...............................................     V-1
Appendix VI: Additional information.........................    VI-1
  1. Responsibility.........................................    VI-1
  2. Directors and executive officers of Marsh & McLennan
      and Sedgwick..........................................    VI-1
  3. Principal purchases....................................    VI-6
  4. Shareholdings and dealings in relevant Sedgwick
      Securities and Sedgwick Convertible Bonds.............    VI-7
  5. Material contracts.....................................   VI-13
  6. Background to the Offers...............................   VI-15
  7. Financing arrangements.................................   VI-16
  8. Compulsory acquisition.................................   VI-17
  9. Certain consequences of the Offers.....................   VI-17
  10. Legal and regulatory matters..........................   VI-18
  11. UK taxation...........................................   VI-21
  12. US federal income taxation............................   VI-23
  13. Cash confirmation.....................................   VI-24
  14. Fees and expenses.....................................   VI-24
  15. Service contracts of Sedgwick directors...............   VI-25
  16. Sources of information and bases of calculation.......   VI-27
  17. Other information.....................................   VI-27
  18. Documents available for inspection....................   VI-28
Appendix VII: Certain provisions of the Companies Act.......   VII-1
Appendix VIII: Definitions..................................  VIII-1

OFFER TO PURCHASE DATED 4 SEPTEMBER 1998

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

If you have sold or otherwise transferred all of your Sedgwick Securities and Sedgwick Convertible Bonds, please send this document, together with the accompanying documents, as soon as possible, to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO CANADA, AUSTRALIA OR JAPAN OR ANY OTHER JURISDICTION IF TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS IN SUCH JURISDICTIONS. SEE PARAGRAPH 8 OF PART B OF APPENDIX I TO THIS DOCUMENT.

The Initial Offer Period will expire at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998, unless extended. At the conclusion of the Initial Offer Period, including any extension thereof, if all the Conditions of the Offers have been satisfied, fulfilled or, where permitted, waived, the Offers will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of Sedgwick Securities and Sedgwick Convertible Bonds will have withdrawal rights during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period.

Completed Acceptance Forms should be returned as soon as possible, but in any event so as to be received by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998. The procedure for acceptance of the Offers is set out on pages 17 to 20 and in Part B of Appendix I to this document and in the accompanying Acceptance Forms.

The Offers are not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, neither this document nor the Acceptance Forms are being mailed or otherwise distributed or sent into Canada, Australia or Japan.

The Loan Notes which may be issued pursuant to the Offers have not been, and will not be, registered under the US Securities Act, or under any relevant securities laws of any state or district of the US and, unless so registered, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act and any relevant securities laws of any state or district of the US. The Loan Notes which may be issued pursuant to the Offers will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the US, Canada, Australia or Japan.

J.P. Morgan, Donaldson, Lufkin & Jenrette and Cazenove, which are regulated in the UK by The Securities and Futures Authority Limited, are acting for Marsh & McLennan and for no one else in connection with the Offers and will not be responsible to anyone other than Marsh & McLennan for providing the protections afforded to their respective customers nor for giving advice in relation to the Offers.

Rothschild and Credit Suisse First Boston, which are regulated in the UK by The Securities and Futures Authority Limited, are acting for Sedgwick and for no one else in connection with the Offers and will not be responsible to anyone other than Sedgwick for providing the protections afforded to their respective customers nor for giving advice in relation to the Offers.

                              CERTAIN DEFINITIONS

The definitions of certain expressions used in this document are contained in Appendix VIII.

                       APPLICABLE DISCLOSURE REQUIREMENTS

The Offers are being made for securities of a UK company and, while the Offers are subject to UK and US disclosure requirements, US investors should be aware that this document has been prepared primarily in accordance with UK format and style, which differs from US format and style. In particular, the Appendices to this document contain information concerning the Offers responsive to US disclosure requirements that may be material some of which is summarised in the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette set out on pages 9 to 23 of this document. In addition, the summary financial statements of Sedgwick included therein have been prepared in accordance with UK GAAP, and thus may not be comparable to financial statements of US companies.

                           FORWARD-LOOKING STATEMENTS

This Offer Document may include forward-looking statements. Such statements may include, without limitation, discussions concerning revenue and expense growth, cost savings and efficiencies expected from the integration of Johnson & Higgins (which was acquired by Marsh & McLennan in March 1997) or Sedgwick, Year 2000 remediation and testing of computer systems, market and industry conditions, interest rates, foreign exchange rates, contingencies and matters relating to Marsh & McLennan's operations and income taxes. Such forward-looking statements are based on available current market and industry materials, experts' reports and opinions, as well as management's expectations concerning future events impacting Marsh & McLennan. Forward-looking statements by their very nature involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements contained or incorporated herein include, in the case of Marsh & McLennan's risk and insurance services business, the failure to successfully integrate the insurance services and employee benefits consulting business of Johnson & Higgins and Sedgwick (including the achievement of synergies and cost reductions), changes in competitive conditions, a decrease in the premium rate levels in the global property and casualty insurance markets, the impact of changes in insurance markets and natural catastrophes; in the case of Marsh & McLennan's investment management business, changes in the worldwide and national securities and fixed income markets; and, with respect to all of Marsh & McLennan's activities, the failure of Marsh & McLennan and/or its significant business partners to be Year 2000 compliant on a timely basis, changes in general worldwide and national economic conditions, fluctuations in foreign currencies, actions of competitors or regulators, changes in interest rates, developments relating to claims and lawsuits, changes in the tax or accounting treatment of the registrant's operations and the impact of tax and other legislation and regulation in the jurisdictions in which Marsh & McLennan operates.

                     REDUCTION OF THE ACCEPTANCE CONDITION

The Offers are conditional, amongst other things, on valid acceptances being received (and not, where permitted, withdrawn) by the Initial Closing Date in respect of not less than 90 per cent. in nominal value of the Sedgwick Securities to which the Ordinary Offer relates, or such lower percentage as Marsh & McLennan may decide, provided that such Condition (the "Acceptance Condition") shall not be satisfied unless Marsh & McLennan and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Ordinary Offer or otherwise, Sedgwick Securities carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of Sedgwick and provided further that the Acceptance Condition shall be capable of being satisfied only at a time when all other Conditions have been satisfied, fulfilled or waived unless Marsh & McLennan otherwise determines. Marsh & McLennan reserves the right to reduce the percentage of Sedgwick Securities required to satisfy the Acceptance Condition at some time prior to all the Conditions being satisfied, fulfilled or, where permitted, waived. At least five Business Days prior to any such reduction, Marsh & McLennan will announce that it has reserved the right so to reduce the

Acceptance Condition. Such announcement will state the percentage to which the Acceptance Condition may be reduced and will state that such a reduction is possible but that Marsh & McLennan need not declare its actual intentions until it is required to do so under the City Code. Marsh & McLennan will not make such an announcement unless it believes that there is a significant possibility that sufficient Sedgwick Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of Sedgwick Securities or Sedgwick Convertible Bonds who are not willing to accept the Ordinary Offer or the Convertible Offer, as the case may be, if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the relevant Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by Marsh & McLennan of its reservation of the right to reduce the Acceptance Condition.

                             RULE 10B-13 EXEMPTION

In accordance with normal UK practice, Marsh & McLennan or its nominees or brokers (acting as agents for Marsh & McLennan) may make certain purchases of Sedgwick Securities and Sedgwick Convertible Bonds outside the US during the period in which the Offers remain open for acceptance pursuant to relief granted by the SEC staff from Rule 10b-13 under the Exchange Act. In accordance with the terms of the SEC relief that has been granted, among other things, (i) such purchases may not be effected within the US, (ii) information regarding such purchases must be disclosed in the US by press release to the extent that disclosure is made public in the UK pursuant to the City Code and (iii) Marsh & McLennan and any such other person must comply with any applicable rules of UK regulatory organisations, including the rules of the London Stock Exchange and the City Code.

                CONVERSION OF CASH CONSIDERATION INTO US DOLLARS

Holders of Sedgwick Shares and Sedgwick Convertible Bonds may receive US dollars instead of pounds sterling on the basis described in paragraph 19(f) ("Currency of cash consideration") of the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette included in this Offer Document. Holders of Sedgwick ADSs, unless they elect to receive pounds sterling, will receive US dollars on the basis described in that paragraph. The attention of all Sedgwick Securityholders and Sedgwick Bondholders is drawn to the description in that paragraph of the mechanism for converting pounds sterling into US dollars and of the exchange rate risks attached thereto.

                             FINANCIAL INFORMATION

The extracts from the consolidated financial statements of, and other information about, Marsh & McLennan appearing in this Offer Document are presented in US dollars ($) and have been prepared in accordance with US GAAP. The extracts from the consolidated financial statements of, and other information about, Sedgwick appearing in this Offer Document are presented in pounds sterling (L) and have been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in certain significant respects.

                                 RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of Sedgwick, owns or controls or becomes the owner or controller, directly or indirectly, of 1 per cent. or more of any class of securities of Sedgwick is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Offer Period. Dealings by Sedgwick or by Marsh & McLennan or by their respective "associates" (within the definition set out in the City
Code) in any class of securities of Sedgwick during the Offer Period must also be so disclosed. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

                           LOGO OF SEDGWICK GROUP PLC
           Sackville House, 143-149 Fenchurch Street, London EC3M 6BN
                      Registered in England number 100691

To Sedgwick Shareholders, ADS holders and Bondholders and, for information only, to participants in the Sedgwick Share Option Schemes.

                                                                4 September 1998

Dear Shareholder, ADS holder or Bondholder,

RECOMMENDED CASH OFFERS FOR SEDGWICK

It was announced on 25 August 1998 that the boards of Marsh & McLennan and Sedgwick had agreed the terms of a recommended cash offer to be made on behalf of Marsh & McLennan for the entire issued and to be issued share capital of Sedgwick, and that proposals would be put to Sedgwick Bondholders in respect of their holdings of Sedgwick Convertible Bonds.

I am writing to set out the background to and reasons for the Offers and to explain why your board considers that the terms are fair and reasonable and is unanimously recommending that you accept the Offers.

THE OFFERS

You will find set out on pages 9 to 23 of this document a letter from J.P. Morgan and Donaldson, Lufkin & Jenrette containing the formal Offers.

THE ORDINARY OFFER

The Ordinary Offer, which is subject to the Conditions and further terms set out in Appendix I, is being made on the following basis:

for each Sedgwick Share...................................  225 pence in cash.
for each Sedgwick ADS.....................................  L11.25 in cash.

The Ordinary Offer values the entire issued share capital of Sedgwick at L1,247 million and represents a premium of 57.9 per cent. over the Closing Price of
142.5 pence per Sedgwick Share on 24 August 1998 (the last business day prior to the announcement of the Ordinary Offer).

Sedgwick Securityholders on the register at the close of business on Friday, 21 August 1998 will retain the right to receive the interim dividend of 3.0 pence
(net) per Sedgwick Share announced on 11 August 1998 and payable on 19 October 1998.

THE CONVERTIBLE OFFER

The Convertible Offer, which is subject to the Condition and further terms set out in Appendix I, is being made on the following basis:

for each L1 nominal of Sedgwick Convertible Bonds...........  123 pence in cash.

Bondholders are also entitled to the interest payment of 3.625 pence per L1 nominal of Sedgwick Convertible Bonds payable in respect of the period from 31 May 1998 to 30 November 1998 as described in paragraph 2 of the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette in this document.

The Convertible Offer is conditional on the Ordinary Offer being declared unconditional in all respects.

LOAN NOTE ALTERNATIVE

Instead of some or all of the cash consideration which would otherwise be receivable under the Offers, accepting Sedgwick Shareholders and Sedgwick Bondholders (other than Sedgwick Shareholders and Sedgwick Bondholders who are US Persons and certain other overseas persons) will be entitled to elect to receive Loan Notes on the basis described in paragraph 6 of the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette contained in this document. Further details of the Loan Notes are set out in Appendix II to this document.

BACKGROUND TO AND REASONS FOR RECOMMENDING THE OFFERS

Some time ago, we recognised that we needed to manage our insurance business against an industry background of excess capacity, falling rates and a trend by large organisations towards self insurance. We decided to change our business's reliance on traditional commission-based broking to a position where advisory and consultancy fees formed a significant proportion of our revenue. An important element of this strategy was the development of employee benefits consulting into a core activity. Implementation of this strategy has reduced Sedgwick's dependency on the vagaries of the insurance market and enabled the group to capitalise on the increasing need for companies to outsource activities, such as risk control, claims management, pensions management and healthcare administration.

In these difficult markets, the insurance broking industry has undergone significant consolidation in recent years, driven largely by a lack of opportunity to grow revenue organically and by the need to cut costs. These trends inevitably led to speculation about Sedgwick's future.

Earlier this year, we carried out a strategic review of our business which concluded that the best course of action would be to identify a suitable major partner for the development of the Sedgwick Group. In the latter part of May, we approached Marsh & McLennan with a view to exploring the possibility of a transaction between the two companies. Following a period of negotiation and having considered all the options open to us, your board decided that the proposal from Marsh & McLennan, put before the board on 24 August 1998, represented the most attractive alternative. In particular:

     - Sedgwick Shareholders will benefit from a cash offer of 225 pence, a premium of 57.9 per cent. to the Closing Price on 24 August 1998;

     - career opportunities for Sedgwick employees should be enhanced within what is expected to be the leading risk consultancy, insurance broking and employee benefits organisation in the world; and

     - clients should benefit from the continued focus on quality of service, a broader geographic spread and from the increased resources and breadth of services of the enlarged group.

MANAGEMENT AND EMPLOYEES

Rob White-Cooper and I will join the board of Marsh & McLennan once the Offers become unconditional in all respects. Rob White-Cooper will become chairman of Sedgwick Marsh & McLennan, which will comprise the enlarged group's insurance broking and risk management activities which operate principally outside the Americas. In addition, Marsh & McLennan has agreed that the heads of Sedgwick's broking businesses in Asia Pacific, Europe and North America, and the head of Sedgwick Noble Lowndes, will hold positions of influence in the new organisation.

Marsh & McLennan has indicated that, while there will inevitably be some redundancies in the course of consolidation of the two businesses, it attaches great importance to the skills and experience of the management and employees of Sedgwick and believes that the career opportunities available to them will be enhanced as a result of being part of the Marsh & McLennan organisation. Marsh & McLennan has also agreed to put in place incentive arrangements for key Sedgwick employees, including certain executive directors, to enable them to participate in the performance of the combined group.

Marsh & McLennan has given assurances to the board of Sedgwick that the existing employment rights, including pension rights and entitlements under the existing employment related policies, of all directors, management and employees of Sedgwick will be honoured. In particular, any employee of Sedgwick made redundant on or before 31 December 1999 will be entitled to a redundancy payment which will be no less favourable than he or she would have received under the current redundancy policies adopted by Sedgwick.

SEDGWICK SHARE OPTION SCHEMES

The Ordinary Offer extends to any Sedgwick Securities which are unconditionally allotted or issued while the Ordinary Offer remains open for acceptance (or until such earlier date as Marsh & McLennan may, subject to the City Code, determine) including any Sedgwick Shares unconditionally allotted or issued pursuant to the exercise of Options under the Sedgwick Share Option Schemes. Further information on the proposals to be put to Optionholders is set out in paragraph 13(b) of the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette contained in this document. Formal proposals will be sent to Optionholders in due course.

IRREVOCABLE UNDERTAKINGS AND CONDITIONAL PURCHASES

Irrevocable undertakings to accept the Ordinary Offer have been received from directors of Sedgwick and certain other persons in respect of Sedgwick Securities representing in aggregate 40.4 per cent. of Sedgwick's issued share capital. In addition, Marsh & McLennan has conditionally agreed to acquire a further 9.9 per cent. of the issued share capital of Sedgwick at 225 pence per share.

ACTION TO BE TAKEN

The procedure for acceptance of the Offers is set out on pages 17 to 21 and in Part B to Appendix I to this document and in the enclosed Acceptance Forms. Please return all required documents to the UK Receiving Agent or the US Depositary, as appropriate, in accordance with the instructions set out in paragraph 17 of the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette in this document as soon as possible and in any event so as to be received by no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998.

RECOMMENDATION

THE DIRECTORS OF SEDGWICK, WHO HAVE BEEN SO ADVISED BY ROTHSCHILD AND CREDIT SUISSE FIRST BOSTON, CONSIDER THE TERMS OF THE OFFERS TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE DIRECTORS OF SEDGWICK, ROTHSCHILD AND CREDIT SUISSE FIRST BOSTON HAVE TAKEN INTO ACCOUNT THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF SEDGWICK.

ACCORDINGLY, THE DIRECTORS OF SEDGWICK UNANIMOUSLY RECOMMEND ALL SEDGWICK SECURITYHOLDERS AND SEDGWICK BONDHOLDERS TO ACCEPT THE OFFERS AS THEY INTEND TO DO IN RESPECT OF THEIR OWN HOLDINGS.

Yours sincerely,

S. Riley
Chairman

LOGO OF J.P. MORGAN                         LOGO OF DONALDSON, LUFKIN & JENRETTE


                                                                4 September 1998

To Sedgwick Shareholders, ADS holders and Bondholders and, for information only, to participants in the Sedgwick Share Option Schemes.

Dear Shareholder, ADS holder or Bondholder,

                      RECOMMENDED CASH OFFERS FOR SEDGWICK

1.  INTRODUCTION

This letter contains the formal Offers which we are making on behalf of Marsh & McLennan. The Offers and this document are subject to the applicable requirements of both the City Code and US federal securities laws.

Your attention is drawn to the letter from the Chairman of Sedgwick on pages 6 to 8 of this document, from which you will see that the directors of Sedgwick, who have been so advised by Rothschild and Credit Suisse First Boston, consider the terms of the Offers to be fair and reasonable and unanimously recommend all Sedgwick Securityholders and Sedgwick Bondholders to accept the Offers. In providing their advice, Rothschild and Credit Suisse First Boston have taken into account the commercial assessments of the directors of Sedgwick. Certain Sedgwick Securityholders and Sedgwick Bondholders have irrevocably undertaken to accept the Offers, as described in paragraph 4 of this letter.

2.  THE OFFERS

On behalf of Marsh & McLennan, we hereby offer to acquire, upon the terms and subject to the Conditions set out in Appendix I to this document and in the relevant Acceptance Forms, all the issued and to be issued Sedgwick Securities and all the outstanding Sedgwick Convertible Bonds on the basis set out below:

(A) THE ORDINARY OFFER

for each Sedgwick Share.................................    225 pence in cash.
for each Sedgwick ADS...................................    L11.25 in cash.

     The Ordinary Offer values the entire issued share capital of Sedgwick at L1,247 million and represents a premium of 57.9 per cent. over the Closing Price of 142.5 pence per Sedgwick Share on 24 August 1998 (the last business day prior to the announcement of the Ordinary Offer).

(B) THE CONVERTIBLE OFFER

for each L1 nominal of
Sedgwick Convertible Bonds..............................    123 pence in cash.

     The Convertible Offer values the existing Sedgwick Convertible Bonds at approximately L51 million.

Sedgwick Shareholders and Sedgwick Bondholders may elect to receive Loan Notes under the Loan Note Alternative, as referred to in paragraph 6 of this letter.

--------------------------------------------------------------------------------

A subsidiary of J.P. Morgan & Co. Incorporated                     Regulated by The Securities and Futures Authority
Registered as a branch in England. Branch No. 001366.              Registered in England and Wales: 2475089
Registered No. FC000297. A
Limited Liability Private Company. Registered with the
Superintendent of Banks in
the State of New York, U.S.A. Incorporated with limited
liability in the State of New
York, U.S.A. Regulated by SFA and IMRO

Sedgwick Securities and Sedgwick Convertible Bonds will, save as described below, be acquired under the Offers fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto on or after 25 August 1998, including, without limitation, the right to receive and retain all dividends, interest and other distributions declared, made or paid on or after 25 August 1998, the date on which the Ordinary Offer was announced.

Sedgwick Securityholders on the register at the close of business on 21 August 1998 will be entitled to receive and retain the interim dividend of 3.0 pence
(net) per Sedgwick Share payable on 19 October 1998 in respect of the year ending 31 December 1998.

Accepting Sedgwick Bondholders will be entitled to the interest payment of 3.625 pence per L1 nominal of Sedgwick Convertible Bonds payable in accordance with the terms of the Trust Deed in respect of the period from 31 May 1998 to 30 November 1998.

If such interest payment is not received directly by the relevant Sedgwick Bondholder then, to the extent that Marsh & McLennan receives such interest in relation to Sedgwick Convertible Bonds which have been validly assented to the Convertible Offer, it shall hold the same on trust for the relevant accepting Sedgwick Bondholders and shall use all reasonable endeavours to procure that such interest is remitted to the relevant Sedgwick Bondholders as soon as reasonably practicable, and in any event within 14 days, after receiving such interest by such means as Marsh & McLennan may reasonably decide.

Holders of Sedgwick Bearer Bonds are reminded to retain, if possible, their coupon in respect of the period from 31 May 1998 to 30 November 1998 so that they may claim interest in respect of such period directly.

TO ACCEPT THE OFFERS YOU SHOULD RETURN THE RELEVANT ACCEPTANCE FORMS, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY THE UK RECEIVING AGENT (IF YOU ARE A NON-US HOLDER) OR THE US DEPOSITARY (IF YOU ARE A US HOLDER) BY NO LATER THAN 3.00 P.M. (LONDON TIME),
10.00 A.M. (NEW YORK CITY TIME) ON 5 OCTOBER 1998. THE PROCEDURE FOR ACCEPTANCE OF THE OFFERS IS SET OUT IN PARAGRAPH 17 ("PROCEDURE FOR ACCEPTANCE OF THE OFFERS") AND IN PART B OF APPENDIX I BELOW, AND IN THE ACCOMPANYING ACCEPTANCE FORMS.

3.  REASONS FOR THE OFFERS

As one of the world's leading providers of professional services, Marsh & McLennan is confident that its chosen strategies in risk and insurance services, investment management and consulting will continue to yield strong results for the future. Consistent with these strategies, Marsh & McLennan is determined to pursue opportunities which it believes will allow it to enhance further the service it offers its clients and to increase its operational efficiencies, together leading to greater shareholder value. The board of Marsh & McLennan believes that the acquisition of Sedgwick will provide such opportunities.

Marsh & McLennan seeks to benefit from growing demand worldwide for professional services, through a combination of businesses, depth of services and breadth of global professional capabilities through which to serve clients. Marsh & McLennan expects that the addition of Sedgwick to its portfolio of businesses will position it to achieve these objectives. Marsh & McLennan believes that the acquisition will give it an opportunity to expand in two out of its three business areas, risk and insurance services and consulting, which it expects to provide strong future growth and to contribute to earnings.

Sedgwick is the largest independent European-based broker and the third largest broker in the world, with a recognised brand name, particularly in the UK, continental Europe and Asia Pacific, excellent professional staff and operations and a substantial client base. In the UK, a combination with Sedgwick increases Marsh & McLennan's presence and provides Marsh & McLennan with access to Sedgwick's important client base. In the US, the transaction expands Marsh & McLennan's activities in a number of areas. Sedgwick is well positioned in continental European markets such as Belgium, the Netherlands, Italy and the Scandinavian countries. Marsh & McLennan expects that the acquisition of Sedgwick will strengthen its position in Asia Pacific markets such as Hong Kong and Singapore, as well as providing it with a well-established business in South Africa. Accordingly, Marsh & McLennan currently intends to retain the Sedgwick brand name in various places throughout the world.

Sedgwick Noble Lowndes is among the world's leading employee benefits consulting firms, with operations in the UK, the US and elsewhere and Marsh & McLennan expects that, together with Marsh & McLennan's consulting firm Mercer Consulting Group, Inc., it will provide growth opportunities.

The Offers provide an opportunity for the Sedgwick Group to compete more effectively in the increasingly competitive insurance services business as part of a larger international group. The Board of Marsh & McLennan expects that substantial benefits will arise from being able to offer Sedgwick's clients a much broader range of products.

In addition, a combination of the two companies would provide an opportunity further to increase earnings through the realisation of significant consolidation savings from combining operations. Marsh & McLennan believes that the combination will also allow increased operational efficiency across their businesses, leading to stronger service to clients and therefore to enhanced shareholder value.

Marsh & McLennan has indicated that it anticipates ultimately achieving as a result of the transaction pre-tax cost savings of approximately $200 million per year, with the most significant impact occurring in the year 2000. Marsh & McLennan expects the acquisition to be accretive to its earnings per share, beginning in the year 2000.

These statements should not be taken to mean that Marsh & McLennan's earnings per share for 1998 and subsequent periods will be higher than that of prior periods.

4.   IRREVOCABLE UNDERTAKINGS AND CONDITIONAL PURCHASES

(A) IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings to accept, or procure the acceptance of, the Ordinary Offer have been received from directors of Sedgwick in respect of securities representing 245,814 Sedgwick Shares, and from:

     - Phillips & Drew Fund Management Limited in respect of 122,955,977 Sedgwick Shares, and to accept the Convertible Offer in respect of L250,000 in nominal value of Sedgwick Convertible Bonds;

     - Schroder Investment Management (UK) Limited in respect of 76,732,862 Sedgwick Shares; and

     - Silchester International Investors Limited in respect of 24,000,000 Sedgwick Shares.

Accordingly, Marsh & McLennan has received irrevocable undertakings to accept, or procure the acceptance of, the Ordinary Offer in respect of securities representing a total of 223,934,653 Sedgwick Shares, and representing in aggregate 40.4 per cent. of Sedgwick's issued share capital.

The irrevocable undertakings given by Phillips & Drew Fund Management Limited, Schroder Investment Management (UK) Limited and Silchester International Investors Limited will cease to be binding in the event that a competing offer is made for Sedgwick at a price of not less than 250.5 pence per Sedgwick Share, or if the Ordinary Offer lapses or is withdrawn. All other irrevocable undertakings will continue to be binding in the event of a competing offer being made for Sedgwick by a third party unless the Ordinary Offer lapses or is withdrawn.

(B) CONDITIONAL PURCHASES

Between 27 August 1998 and 28 August 1998, J.P. Morgan Securities Limited and Cazenove, on behalf of Marsh & McLennan, agreed to acquire, conditional on, amongst other things, all applicable waiting periods under the HSR Act having expired or been terminated by no later than 27 September 1998, a total of 54,862,345 Sedgwick Shares at 225 pence per share. These shares, which represent
9.9 per cent. of the issued share capital of Sedgwick, were conditionally acquired from major institutional shareholders in Sedgwick for settlement through CREST.

(C) IRREVOCABLE UNDERTAKINGS AND CONDITIONAL PURCHASES IN AGGREGATE

Accordingly, Marsh & McLennan has either conditionally agreed to acquire, or has received irrevocable undertakings to accept, or procure the acceptance of, the Ordinary Offer in respect of, securities representing a total of 278,796,998 Sedgwick Shares, and representing in aggregate 50.3 per cent. of Sedgwick's issued share capital.

5.  TERMS AND CONDITIONS OF THE OFFERS

The Offers (including the Loan Note Alternative) are subject to the Conditions and further terms set out in Appendix I below.

6.  LOAN NOTE ALTERNATIVE

A Loan Note Alternative is available to Sedgwick Shareholders and to Sedgwick Bondholders (other than Sedgwick Shareholders and Sedgwick Bondholders who are citizens or residents of the US and certain other overseas persons) who validly accept the Offers, on the basis of L1 nominal of Loan Notes for every L1 of cash that they would otherwise receive under the Offers, subject to aggregate valid elections being received on or before the date on which the Offers become or are declared unconditional in all respects for in excess of L5 million nominal value of Loan Notes. If insufficient elections are received, Sedgwick Shareholders and Sedgwick Bondholders who validly accept the Offers and elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Offers. Subject as aforesaid, the Loan Note Alternative will remain open as long as the Offers are open for acceptance. Fractional entitlements to Loan Notes will be disregarded.

Payment of interest on the Loan Notes will not generally be subject to US withholding tax, provided that, prior to the date on which the interest is paid, the beneficial owner of the Loan Notes certifies to Marsh & McLennan or its paying agent that he or she is a Non-US Holder.

J.P. Morgan has advised that, based on market conditions on 3 September 1998 (the latest practicable date prior to the publication of this document), in its opinion, if the Loan Notes had then been in issue, the value of each L1 nominal of Loan Notes would have been approximately 98.5 pence.

In considering the Loan Note Alternative, Sedgwick Shareholders and Sedgwick Bondholders should note that the obligations of Marsh & McLennan as issuer of the Loan Notes are not guaranteed or secured.

The Loan Note Alternative will be conditional on the Offers becoming or being declared unconditional in all respects. A summary of the terms of the Loan Notes, including provisions relating to the calculation of the interest rate on the Loan Notes, is set out in Appendix II below.

7.  FINANCIAL EFFECTS OF ACCEPTANCE OF THE ORDINARY OFFER

The following table shows, for illustrative purposes only, and on the bases and assumptions set out in the notes below, the financial effects of acceptance of the Ordinary Offer on capital value and income for a holder of 100 Sedgwick Shares, if the Ordinary Offer becomes or is declared unconditional in all respects:

                                                                ORDINARY OFFER
                                                                --------------
                                                                      L
(A) CAPITAL VALUE
Cash consideration of 225 pence per Sedgwick Share..........            225.00
Market value of 100 Sedgwick Shares.........................            142.50
Increase in capital value...................................             82.50
Representing an increase of.................................             57.9%
(B) INCOME
Income from cash consideration..............................             12.06
Gross dividend income on 100 Sedgwick Shares................              8.75
Increase in income..........................................              3.31
Representing an increase of.................................             37.8%

Notes

The market value of a Sedgwick Share is based on the Closing Price of 142.5 pence on 24 August 1998, being the last business day prior to the announcement of the Ordinary Offer.

The income from the cash consideration has been calculated on the assumption that the cash is re-invested in UK Government securities so as to achieve an income of 5.36 per cent. per annum, being the average gross redemption yield on medium coupon UK Government fixed interest rate securities of maturities of 5 to 15 years, as derived from the FT Actuaries Index as at 2 September 1998 as published in the Financial Times on 3 September 1998, the latest practicable date prior to publication of this document.

The dividend income on a Sedgwick Share is based upon the final dividend for the year ended 31 December 1997 of 4.0 pence (net) together with the interim dividend for the year ending 31 December 1998 of 3.0 pence (net), grossed up by a factor of 100/80.

8.  ACCOUNTING TREATMENT

The acquisition will be accounted for by Marsh & McLennan as a "purchase" for financial accounting purposes in accordance with US GAAP. The purchase price (i.e., the consideration) will be allocated based on the fair value of Sedgwick's assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalised as of the date hereof. The excess of the purchase price of the acquisition over the amounts so allocated will be allocated to goodwill.

9.  REGULATION

The Offers are subject to certain regulatory consents and confirmations being obtained. The full text of the Conditions of the Offers is set out in Appendix I.

Further details of regulatory issues applicable to the Offers are set out in paragraph 10 of Appendix VI below ("Legal and regulatory matters").

10.  INFORMATION ON THE MARSH & MCLENNAN GROUP

Marsh & McLennan is a professional services firm providing risk and insurance services, investment management and consulting. Marsh & McLennan, with over 36,000 employees worldwide, provides analysis, advice and transactional capabilities to clients in over one hundred countries.

Marsh & McLennan companies worldwide include J&H Marsh & McLennan, Inc., Marsh & McLennan Risk Capital Corp., Putnam Investments, Inc. and Mercer Consulting Group, Inc.

J&H Marsh & McLennan Inc. is engaged in insurance broking, reinsurance broking and insurance programme management for business, professional, institutional and public-entity clients. Insurance broking is conducted under the name J&H Marsh & McLennan and includes the range of services to identify, value, control, transfer and finance risk. Worldwide reinsurance broking advice and services for insurance and reinsurance companies are provided through Guy Carpenter & Company, Inc. The company structures and places reinsurance coverage and other risk-transfer financing with reinsurance firms and capital markets worldwide. Insurance programme management and underwriting management services in North America and the UK are provided through Seabury & Smith, Inc., which designs and administers specialised systems-driven insurance programs.

Marsh & McLennan Risk Capital Corp. originates, structures and manages insurance and related industry investments and provides advisory services on a global basis.

Putnam Investments, Inc. ("Putnam"), one of the oldest and largest money management organisations in the US, offers a full range of both equity and fixed income products, invested domestically and globally, for individual and institutional investors. Putnam, which manages more than 100 mutual funds, has nearly 700 institutional clients and 9 million individual shareholders of its funds. It had more than US$235 billion in assets under management at year-end 1997.

Mercer Consulting Group, Inc., one of the largest consulting firms in the world, provides advice and services to the managements of organisations. William M. Mercer Companies LLC is one of the largest human resources, employee benefits and compensation consultancies. Mercer Management Consulting, Inc. is a leader in helping enterprises achieve sustained shareholder value growth through business design. National Economic Research Associates, Inc., the leading firm of consulting economists, specialises in providing solutions to problems involving competition, regulation, finance and public policy.

Marsh & McLennan's common stock is listed on the New York, Chicago, Pacific and London stock exchanges. As at the close of trading on the New York Stock Exchange on 2 September 1998 (the latest practicable date prior to the posting of this document), Marsh & McLennan had a market capitalisation of approximately US$12.5 billion.

The principal executive offices of Marsh & McLennan are located at 1166 Avenue of the Americas, New York, New York 10036; the telephone number is +1-212-345-5000.

Further information on Marsh & McLennan is set out in Appendix IV below.

11.  INFORMATION ON THE SEDGWICK GROUP

Sedgwick is one of the world's leading consulting, insurance and reinsurance groups, operating in 70 countries from over 290 offices. The company has particular expertise in risk management and employee benefits.

For the year ended 31 December 1997, the Sedgwick Group reported profit before tax of L101 million on turnover of L975 million and, as at 31 December 1997, the Sedgwick Group had net assets of L200 million. As at 31 December 1997, Sedgwick and its subsidiaries employed approximately 15,985 employees.

Based on a Closing Price of 142.5 pence on 24 August 1998 (the last business day prior to the announcement of the Ordinary Offer), the market capitalisation of Sedgwick was L790 million.

Further information on the Sedgwick Group is set out in Appendix III.

12.  FINANCING

Marsh & McLennan has arranged appropriate financing in connection with the Offers. Details of the financing arrangements for the Offers are set out in paragraph 7 of Appendix VI ("Financing arrangements") below.

13.  EMPLOYEE MATTERS AND SHARE SCHEMES

(A) MANAGEMENT AND EMPLOYEES

Whilst there will inevitably be some redundancies in the course of the consolidation of the two businesses, Marsh & McLennan attaches great importance to the skills and experience of the management and employees of Sedgwick and believes that the career opportunities available to Sedgwick employees will be enhanced as a result of being part of the Marsh & McLennan organisation. Marsh & McLennan has agreed to put in place incentive arrangements for key Sedgwick employees, including certain executive directors, to enable them to participate in the performance of the combined group. Under these arrangements, key employees, including certain of the executive directors, will be awarded a number of Marsh & McLennan deferred stock units, which will vest (subject to certain conditions) three years after the Offers become or are declared unconditional. Key employees, including certain of the executive directors, will also be awarded options under the terms of the Marsh & McLennan Companies, Inc. 1997 Employee Incentive and Stock Award Plan.

Marsh & McLennan has given assurances to the Board of Sedgwick that, for service to date, the existing employment rights, including pension rights and entitlements under the existing employment related policies, of all directors, management and employees of Sedgwick will be honoured. In particular, any employee of Sedgwick made redundant on or before 31 December 1999 will be entitled to a redundancy payment which will be no less favourable than he or she would have received under the current redundancy policies operated by Sedgwick.

Sax Riley, Chairman of Sedgwick, and Rob White-Cooper, Chief Executive of Sedgwick, will join the board of Marsh & McLennan upon the Offers becoming or being declared unconditional in all respects. Rob White-Cooper will become chairman of Sedgwick Marsh & McLennan, which will comprise the enlarged group's insurance broking and risk management activities which operate principally outside the Americas. In addition, Marsh & McLennan has agreed that the heads of Sedgwick's broking businesses in Asia Pacific, Europe and North America, and the head of Sedgwick Noble Lowndes, will hold positions of influence in the new organisation.

(B) SEDGWICK SHARE OPTION SCHEMES

The Ordinary Offer will extend to any fully paid Sedgwick Securities which are unconditionally allotted or issued whilst the Ordinary Offer is open for acceptance (or until such earlier date as Marsh & McLennan may, subject to the City Code, determine), including Sedgwick Shares unconditionally allotted or issued pursuant to the exercise of Options or vesting of awards under the Sedgwick Share Option Schemes.

Optionholders will be able to exercise their Options in accordance with the rules of the relevant Sedgwick Share Option Scheme and, subject to the terms and Conditions of the Ordinary Offer, accept the Ordinary Offer and elect to receive cash and/or Loan Notes for the Sedgwick Shares that they receive as a result of exercise.

To the extent that Options are not exercised, appropriate proposals will be made in due course to the Optionholders. Under these proposals, optionholders will be invited to cancel their subsisting Options over Sedgwick Shares in return for an appropriate cash payment.

14.  UK TAXATION

THIS SUMMARY IS INTENDED AS A GENERAL GUIDE ONLY AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE. SEDGWICK SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO THEIR OWN POSITION SHOULD CONSULT AN INDEPENDENT ADVISER. SPECIAL CLASSES OF TAXPAYER SUCH AS FINANCIAL TRADERS ARE NOT CONSIDERED BELOW.

Marsh & McLennan has been advised that, under UK legislation and Inland Revenue practice current at the date of this document, the taxation treatment of the valid acceptance of the Ordinary Offer and the Convertible Offer and, where applicable, election for the Loan Note Alternative by Sedgwick Shareholders and Sedgwick Bondholders who hold their Sedgwick Shares or Sedgwick Convertible Bonds beneficially as an investment (otherwise than under a personal equity plan), and who are resident or ordinarily resident in the UK for tax purposes at all relevant times will, in summary, be as follows:

(A) TAXATION OF CHARGEABLE GAINS

Liability to UK taxation of chargeable gains ("CGT") will depend on the particular circumstances of holders of Sedgwick Shares and/or Sedgwick Convertible Bonds and on the form of consideration received.

     -- Cash

       To the extent that a holder of Sedgwick Shares or Sedgwick Convertible Bonds receives cash under the Ordinary Offer or the Convertible Offer, this will constitute a disposal, or part disposal, of his Sedgwick Shares or Sedgwick Convertible Bonds for CGT purposes. Such a disposal or part disposal may, depending on that shareholder's or bondholder's individual circumstances, give rise to a liability to CGT.

     -- Loan Notes

       A Sedgwick Shareholder or Sedgwick Bondholder who, either alone or together with persons connected with him, holds not more than 5 per cent. of, or of any class of, the shares in or debentures of Sedgwick, will not be treated as making a disposal of his Sedgwick Shares or Sedgwick Convertible Bonds for CGT purposes to the extent that he receives Loan Notes by way of consideration.

       A Sedgwick Shareholder or Sedgwick Bondholder who, either alone or together with persons connected with him, holds more than 5 per cent. of, or of any class of, the shares in or debentures of Sedgwick is advised that an application to the Inland Revenue has been made for clearance under section 138 of the Taxation of Chargeable Gains Act 1992 that this transaction is being effected for bona fide commercial reasons and does not form part of a scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax, although receipt of such clearance is not a condition of the Ordinary Offer or the Convertible Offer. The Inland Revenue has not yet granted such clearance. Subject to the granting of this clearance, such Sedgwick Shareholder or Sedgwick Bondholder will be treated in the manner described in the previous paragraph.

       A subsequent disposal of Loan Notes (including their redemption or repayment) may give rise to a liability to CGT.

(B) TAXATION OF INCOME

Interest on the Loan Notes obtained or paid through a UK collecting or paying agent may be made subject to the deduction of UK income tax at the lower rate (currently 20 per cent.). An individual holder of Loan Notes will generally be liable to income tax in the UK on the gross amount of interest received. A corporate holder of Loan Notes will generally bring interest on the Loan Notes into account as income for the purposes of corporation tax in the UK.

Different tax treatment may apply to Sedgwick Shareholders who have acquired or agreed to acquire their Sedgwick Shares by exercising Options under the Sedgwick Share Option Schemes, including a possible charge to income tax when such an option is exercised.

FURTHER INFORMATION ON UK TAX LAW AND INLAND REVENUE PRACTICE CURRENT AT THE DATE OF THIS DOCUMENT IS CONTAINED IN PARAGRAPH 11 OF APPENDIX VI ("UK TAXATION") BELOW.

EACH HOLDER OF SEDGWICK SHARES IS URGED TO CONSULT HIS INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY REGARDING THE TAX CONSEQUENCES OF ACCEPTANCE OF THE ORDINARY OFFER.

15.  US TAXATION

The discussion below summarises certain US federal income tax consequences applicable to holders of Sedgwick Securities under current law. It does not address the US federal income tax consequences applicable to holders subject to special rules, such as certain financial institutions, regulated investment companies, insurance companies, dealers in securities, exempt organisations or persons holding Sedgwick Securities as part of a hedge, straddle or conversion transaction or to holders who acquired Sedgwick Securities as a result of Sedgwick Share Option Schemes or other employment based arrangements. Moreover, it does not discuss tax consequences that may be relevant to Sedgwick Bondholders that exchange Sedgwick Convertible Bonds pursuant to the Convertible Offer (other than the US federal income tax consequences of receiving interest on the Loan Notes).

(A) US HOLDERS

The receipt of cash pursuant to the Ordinary Offer by a US Holder will be a taxable transaction for US federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

In general, a US Holder of Sedgwick Securities who sells such securities pursuant to the Ordinary Offer will, for US federal income tax purposes, recognise gain or loss equal to the difference between such holder's adjusted tax basis in the Sedgwick Securities sold and the amount realised in exchange therefor. Such amount realised will equal the amount of US dollars received (or, if a US Holder elects to receive pounds sterling, the US dollar value of the pounds sterling received) by a US Holder. Such gain or loss generally will be capital gain or loss. An accrual basis holder of Sedgwick Securities who sells such securities pursuant to the Ordinary Offer may have a foreign currency exchange gain or loss for US federal income tax purposes on account of currency fluctuations between the sale date and the settlement date, in addition to the gain or loss recognised by the holder on the sale of Sedgwick Securities pursuant to the Ordinary Offer.

(B) NON-US HOLDERS

Payments of interest on the Loan Notes will generally not be subject to US federal income or withholding tax provided that certain certification requirements are met.

FURTHER INFORMATION ON THE CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER OF SEDGWICK SECURITIES AS A RESULT OF THE APPLICATION OF CURRENT US TAX LAWS IS CONTAINED IN PARAGRAPH 12 OF APPENDIX VI ("US FEDERAL INCOME TAXATION") BELOW.

EACH HOLDER OF SEDGWICK SECURITIES IS URGED TO CONSULT HIS INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY REGARDING THE TAX CONSEQUENCES OF ACCEPTANCE OF THE ORDINARY OFFER.

16.  OVERSEAS SECURITYHOLDERS AND BONDHOLDERS

The attention of Sedgwick Securityholders and Sedgwick Bondholders who are citizens or residents of jurisdictions outside the UK or the US is drawn to paragraph 8 of Part B of Appendix I below ("Overseas Sedgwick Securityholders and Sedgwick Bondholders") and to the relevant provisions of the Acceptance Forms.

The Offers are not being made, directly or indirectly, in or into Canada, Australia or Japan.

The Loan Notes which may be issued pursuant to the Offers have not been, and will not be, registered under the US Securities Act, or under any relevant securities laws of any state or district of the US and, unless so registered, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act and any relevant securities laws of any state or district of the US. The Loan Notes which may be issued pursuant to the Offers will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the US, Canada, Australia or Japan.

17.  PROCEDURE FOR ACCEPTANCE OF THE OFFERS

(A) HOLDERS OF SEDGWICK SHARES

The attention of holders of Sedgwick Shares is drawn to paragraph 9 of Part B of Appendix I ("Procedures for tendering Sedgwick Shares and Sedgwick Convertible Bonds") below and to the relevant provisions of the Shareholder Form of Acceptance.

You should note that, if you hold Sedgwick Shares in both certificated and uncertificated form (that is, in CREST), you should complete a separate Shareholder Form of Acceptance for each holding. If you hold Sedgwick Shares in uncertificated form, but under different member account IDs, you should complete a separate Shareholder Form of Acceptance in respect of each member account ID. Similarly, if you hold Sedgwick Shares in certificated form, but under different designations, you should complete a separate Shareholder Form of Acceptance in respect of each designation.

     (I) TO ACCEPT THE ORDINARY OFFER COMPLETE THE WHITE SHAREHOLDER FORM OF ACCEPTANCE

     To accept the Ordinary Offer, you should complete Box 1, Box 4 and (if your Sedgwick Shares are in CREST) Box 5, and sign Box 8 of the WHITE Shareholder Form of Acceptance in accordance with the instructions printed on it. All holders of Sedgwick Shares who are individuals should sign the Shareholder Form of Acceptance in the presence of a witness, who should also sign Box 8 in accordance with the instructions printed on it.

     (II) TO ELECT FOR THE LOAN NOTE ALTERNATIVE

     To elect for the Loan Note Alternative in respect of some or all of the Sedgwick Shares for which you are accepting the Ordinary Offer, you should complete Box 2 in addition to taking the actions described in paragraph (i) above. The attention of those holders of Sedgwick Shares considering accepting the Loan Note Alternative is drawn to paragraph 6 ("Loan Note Alternative") above and to paragraphs 5 and 8 of Part B of Appendix I below.

     (III) RETURN OF SHAREHOLDER FORMS OF ACCEPTANCE

     To accept the Ordinary Offer, the Shareholder Forms of Acceptance must be completed and returned, whether or not your Sedgwick Shares are in CREST. The completed, signed and (if you are an individual) witnessed Shareholder Forms of Acceptance, together with, if your Sedgwick Shares are not in CREST, the share certificate(s) and/or other document(s) of title for your Sedgwick Shares, should be returned (if you are a Non-US Holder) by post or by hand to the UK Receiving Agent, Computershare Services PLC, P.O. Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ, or by hand, during normal business hours only, to Computershare Services PLC, 5-10 Great Tower Street, London EC3R 5ER or (if you are a US Holder) by post or by hand to the US Depositary, Bank of New York, 101 Barclay Street, New York, New York 10286 marked for the attention of Tenders and Exchanges, as soon as possible but, in any event, so as to be received no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998. A reply-paid envelope is enclosed for your convenience and may be used by holders of Sedgwick Shares for returning Shareholder Forms of Acceptance within the UK and the US only. The instructions printed on the Shareholder Forms of Acceptance shall be deemed to form part of the terms of the Ordinary Offer.

     Any Shareholder Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Marsh & McLennan or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Ordinary Offer. For further information for overseas shareholders, see paragraph 16 above and paragraph 8 of Part B of Appendix I below.

     (IV) SEDGWICK SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

     If your Sedgwick Shares are in uncertificated form (that is, if you do not have a paper share certificate because your shares are held in CREST), you should read carefully paragraph 9 of Part B of Appendix I, which sets out the acceptance procedures for holders of Sedgwick Shares in uncertificated form.

     If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action.

     (V) CERTIFICATES NOT READILY AVAILABLE OR LOST

     If your Sedgwick Shares are in certificated form, but your certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Shareholder Form of Acceptance should nevertheless be completed, signed and returned as stated in paragraph (iii) above so as to arrive no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998, together with any certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow (and, if applicable, that you have lost one or more of your certificates). You should then arrange for the relevant certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA for a letter of indemnity for lost certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the UK Receiving Agent, Computershare Services PLC as stated above.

     (VI) DEPOSITS OF SEDGWICK SHARES INTO, AND WITHDRAWALS OF SEDGWICK SHARES FROM, CREST

     Normal CREST procedures (including timings) apply in relation to any Sedgwick Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Ordinary Offer (whether any such conversion arises as a result of a transfer of Sedgwick Shares or otherwise). Holders of Sedgwick Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Ordinary Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998.

(B) HOLDERS OF SEDGWICK ADSS

The attention of holders of Sedgwick ADSs is drawn to paragraph 11 of Part B of Appendix I below and to the relevant provisions of the Letter of Transmittal.

To accept the Ordinary Offer, holders of Sedgwick ADSs must complete the Letter of Transmittal in accordance with the instructions printed on it or comply with the instructions in such Letter of Transmittal applicable to book-entry transfers. The completed Letter of Transmittal should be sent in the accompanying reply-paid envelope or delivered by hand together with the required signature guarantees and any other required documents to the US Depositary at one of its addresses set forth at the back of this document and Sedgwick ADRs must be either received by the US Depositary at one of such addresses or delivered in accordance with paragraph 11 of Part B of Appendix I referred to above.

(C) HOLDERS OF SEDGWICK CONVERTIBLE BONDS

The attention of Sedgwick Bondholders is drawn to paragraph 9 of Part B of Appendix I below and to the relevant provisions of the BLUE Bondholder Form of Acceptance.

     (I) TO ACCEPT THE CONVERTIBLE OFFER COMPLETE THE BLUE BONDHOLDER FORM OF ACCEPTANCE

     To accept the Convertible Offer, you should complete Box 1 and Box 5, and sign Box 8 of the BLUE Bondholder Form of Acceptance in accordance with the instructions printed on it. All holders of Sedgwick Convertible Bonds who are individuals should sign the Bondholder Form of Acceptance in the presence of a witness, who should also sign Box 8 in accordance with the instructions printed on it.

     (II)  TO ELECT FOR THE LOAN NOTE ALTERNATIVE

     To elect for the Loan Note Alternative in respect of some or all of the Sedgwick Convertible Bonds for which you are accepting the Convertible Offer, you should complete Box 2 in addition to taking the actions described in paragraph (i) above. The attention of those holders of Sedgwick Convertible Bonds considering accepting the Loan Note Alternative is drawn to paragraph 6 ("Loan Note Alternative") above and to paragraphs 5 and 8 of Part B of Appendix I below.

     (III) RETURN OF BONDHOLDER FORMS OF ACCEPTANCE

     The completed, signed and (if you are an individual) witnessed Bondholder Form of Acceptance together with, (where relevant) the bond certificate and/or other documents of title should be returned (if you are a Non-US Holder) by post or by hand to Computershare Services PLC, P.O. Box 859, Consort House, East Street, Bedminster, Bristol, BS99 1XZ, or by hand, during normal business hours only, to Computershare Services PLC, First Floor, 5-10 Great Tower Street, London, EC3R 5ER or (if you are a US Holder) by post or by hand to the US Depositary, Bank of New York, 101 Barclay Street, New York, New York marked for the attention of Tenders and Exchanges, as soon as possible but, in any event, so as to be received no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998. A reply-paid envelope is enclosed for your convenience and may be used by holders of Sedgwick Convertible Bonds for returning Bondholder Forms of Acceptance within the UK and the US only. The instructions printed on the Bondholder Form of Acceptance shall be deemed to form part of the terms of the Convertible Offer.

     Any Bondholder Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Marsh & McLennan or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Convertible Offer. For further information for overseas shareholders, see paragraph 16 above and paragraph 8 of Part B of Appendix I ("Overseas Sedgwick Securityholders and Sedgwick Bondholders").

     Holders of Sedgwick Bearer Bonds are referred to paragraph 9(d) of Part B of Appendix I to this document and to the Bondholder Form of Acceptance.

     (IV)  BOND CERTIFICATES NOT READILY AVAILABLE OR LOST

     If you are a Sedgwick Bondholder but your bond certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Bondholder Form of Acceptance should nevertheless be completed, signed and returned as stated in paragraph (iii) above so as to arrive no later than
     3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998, together with any certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow (and, if applicable, that you have lost one or more of your certificates). You should then arrange for the relevant bond certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter (or, in the case of Sedgwick Bearer Bonds, in accordance with the other delivery instructions referred to in paragraph 9(d) of Part B of Appendix I below). No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA for a letter of indemnity for lost certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the UK Receiving Agent as stated above.

(D) VALIDITY OF ACCEPTANCE

Subject to the City Code, Marsh & McLennan reserves the right to treat as valid in whole or in part any acceptance of the Offers which is not entirely in order or which is not accompanied (as applicable) by the relevant transfer to escrow or the relevant share certificate(s) and/or bond certificate(s) and/or other required documents or which is received by it in a form or at a place or places other than set out in this document or the Acceptance Forms. In that event, no payment of cash or issue of Loan Notes under the Offers will be made until after (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or bond certificate(s) and/or other required documents of title or indemnities satisfactory to Marsh & McLennan have been received.

(E) GENERAL

No acknowledgement of receipt of Acceptance Forms, share certificates, bond certificates, Sedgwick ADRs or other documents will be given.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT THE UK RECEIVING AGENT, COMPUTERSHARE SERVICES PLC BY TELEPHONE ON +44(0)117 937 0672 OR AT EITHER OF ITS ADDRESSES STATED IN PARAGRAPH 17(A)(III) ABOVE OR THE US DEPOSITARY, BANK OF NEW YORK ON +1-800-507-9357. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

18.  RIGHTS OF WITHDRAWAL

With certain exceptions pursuant to a SEC exemptive order, the Offers are subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for UK companies, including those applicable to the rights of Sedgwick Securityholders and Sedgwick Bondholders to withdraw their acceptance of an offer.

Under the Offers, holders of Sedgwick Securities and Sedgwick Convertible Bonds will be able to withdraw their acceptances at any time prior to the Initial Closing Date and in certain other circumstances. The Offers will not be deemed to have been validly accepted in respect of any Sedgwick Securities or Sedgwick Convertible Bonds which have been withdrawn.

However, the Offers may be accepted again in respect of the withdrawn Sedgwick Securities or Sedgwick Convertible Bonds by following one of the procedures described in paragraph 17 above ("Procedure for acceptance of the Offers") at any time prior to the expiry or lapse of the Offers.

Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 4 of Part B of Appendix I ("Rights of withdrawal") below.

19.  SETTLEMENT

(A) DATE OF PAYMENT

The settlement procedure with respect to the Offers will be consistent with UK practice, which differs from the US tender offer rules in certain material respects, particularly with regard to the date of payment.

Subject to the satisfaction, fulfilment or, where permitted, waiver of all the Conditions, settlement of acceptances from holders of Sedgwick Shares and accepting holders of Sedgwick ADSs and Sedgwick Convertible Bonds or other designated agents will be effected:

     (i) in the case of acceptances received complete in all respects by the Initial Closing Date, within 14 calendar days of such date; or

     (ii) in the case of acceptances received complete in all respects after such date, but while the Offers remain open for acceptance, within 14 calendar days of such receipt.

(B) SEDGWICK SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

Where an acceptance relates to Sedgwick Shares in uncertificated form, (i) the cash consideration to which accepting holders of Sedgwick Shares are entitled will be paid by means of CREST by Marsh & McLennan procuring the creation of an assured payment obligation in favour of the accepting shareholders' payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangement; and (ii) definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel).

Marsh & McLennan reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting shareholder(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(C) SEDGWICK SHARES IN CERTIFICATED FORM, SEDGWICK CONVERTIBLE BONDS AND SEDGWICK ADSS

Where an acceptance relates to Sedgwick Shares in certificated form, Sedgwick Convertible Bonds or Sedgwick ADSs evidenced by Sedgwick ADRs, cheques for cash due and, where applicable, definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel).

(D) LAPSING OF THE OFFERS

If the Conditions are not satisfied, fulfilled or, where permitted, waived, (i) in respect of Sedgwick Shares in certificated form, Sedgwick ADRs in certificated form and Sedgwick Registered Bonds, the relevant certificate(s) and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 calendar days of the Offers lapsing, (ii) in respect of Sedgwick Shares in uncertificated form (that is, in CREST) the UK Receiving Agent, Computershare Services PLC will, immediately after the lapsing of the Offers (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the lapsing of the Offers), give TFE Instructions to CRESTCo to transfer all relevant Sedgwick Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Ordinary Offer to the original available balances of the holders of Sedgwick Shares concerned, (iii) in respect of Sedgwick ADRs in book-entry form, the US Depositary will return such Sedgwick ADRs to the tendering holders unless otherwise instructed by such holder and (iv) in respect of Sedgwick Bearer Bonds, the arrangements in paragraphs 7(b)(i) to (iii) of Part B of Appendix I will apply.

(E) GENERAL

All documents and remittances sent by, to, or from holders of Sedgwick Securities or Sedgwick Convertible Bonds or their appointed agents will be sent at their own risk.

All mandates and other instructions in force relating to holdings of Sedgwick Securities or Sedgwick Convertible Bonds will, unless and until revoked, continue in force in relation to payments of principal and interest under the Loan Notes.

(F) CURRENCY OF CASH CONSIDERATION

Instead of receiving cash consideration in pounds sterling under the Offers holders of Sedgwick Shares and Sedgwick Convertible Bonds who so wish may elect to receive US dollars on the following basis: the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offers will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately 12.00 noon (London time) on the date the cash consideration is made available by Marsh & McLennan to the relevant payment agent for delivery in respect of the relevant Sedgwick Shares and Sedgwick Convertible Bonds. A Sedgwick Shareholder or Sedgwick Bondholder may receive such amount on the basis set out above only in respect of the whole of his holding of Sedgwick Shares or Sedgwick Convertible Bonds in respect of which he accepts the Offers. Sedgwick Shareholders and Sedgwick Bondholders may not elect to receive both pounds sterling and US dollars. Unless they elect to receive pounds sterling, holders of Sedgwick ADSs will receive any such cash consideration converted into US dollars as described above, as if such holders of Sedgwick ADSs had elected to receive US dollars. Consideration in US dollars may be inappropriate for holders of Sedgwick Securities other than persons in the US and holders of Sedgwick ADSs.

If you are a Sedgwick Shareholder or Sedgwick Bondholder and you wish to elect to receive cash consideration in US dollars instead of pounds sterling under the Offers, you should complete Box 3 of the relevant Acceptance Form in addition to taking the actions described in paragraph 17 above.

If you are a Sedgwick ADS holder and you wish to elect to receive cash consideration in pounds sterling instead of US dollars under the Ordinary Offer, you should complete the appropriate box of your Letter of Transmittal in addition to taking the actions described in paragraph 17 above.

THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY MARSH & MCLENNAN. HOLDERS OF SEDGWICK SECURITIES AND SEDGWICK CONVERTIBLE BONDS SHOULD BE AWARE THAT THE US DOLLAR/POUNDS STERLING EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE OR DEEMED TO BE MADE TO RECEIVE US DOLLARS AND ON THE DATES OF DESPATCH AND RECEIPT OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY MARSH & MCLENNAN. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING HOLDERS OF SEDGWICK SECURITIES AND SEDGWICK CONVERTIBLE BONDS WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US DOLLARS. NEITHER MARSH & MCLENNAN NOR ANY OF ITS ADVISERS OR AGENTS SHALL HAVE RESPONSIBILITY WITH RESPECT TO THE ACTUAL AMOUNT OF CASH CONSIDERATION PAYABLE OTHER THAN IN POUNDS STERLING.

20.  FURTHER INFORMATION

Your attention is drawn to Appendix I to this document, which contains the Conditions and further terms and information and forms part of this document and to the other Appendices to this document which contain important information in connection with the Offers and form part of this document and to the accompanying Acceptance Forms.

21.  ACTION TO BE TAKEN

YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE RELEVANT ACCEPTANCE FORM AND OTHER REQUIRED DOCUMENTS AS SOON AS POSSIBLE, BUT IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3.00 P.M. (LONDON TIME), 10.00 A.M. (NEW YORK CITY
TIME) ON 5 OCTOBER 1998, TO THE UK RECEIVING AGENT OR THE US DEPOSITARY AS APPROPRIATE.

                                Yours faithfully

        Terence C. Eccles                                              Clifford S.H. Hampton
      Morgan Guaranty Trust                                         Donaldson, Lufkin & Jenrette
       Company of New York

            APPENDIX I -- CONDITIONS AND FURTHER TERMS OF THE OFFERS

PART A CONDITIONS OF THE OFFERS

THE ORDINARY OFFER

The Ordinary Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. (London time) on the Initial Closing Date in respect of not less than 90 per cent. (or such lower percentage as Marsh & McLennan may decide) in nominal value of the Sedgwick Securities to which the Ordinary Offer relates, provided that this condition will not be satisfied unless Marsh & McLennan and/or its wholly-owned subsidiaries shall have acquired or agreed (unconditionally or subject only to conditions which will be fulfilled upon the Ordinary Offer becoming or being declared unconditional in all respects) to acquire (whether pursuant to the Ordinary Offer or otherwise) Sedgwick Securities carrying, in aggregate, more than 50 per cent. of the voting rights then normally exercisable at general meetings of Sedgwick, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Sedgwick Securities that are unconditionally allotted or issued before the Ordinary Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and, for this purpose:

     (i) the expression "Sedgwick Securities to which the Ordinary Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985;

     (ii) Sedgwick Securities which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry upon their being entered in the register of members of Sedgwick; and

     (iii) valid acceptances shall be treated as having been received in respect of any Sedgwick Securities which Marsh & McLennan shall, pursuant to section 429(8) of the Companies Act 1985, be treated as having acquired or contracted to acquire by virtue of acceptances of the Ordinary Offer,

    provided that, unless Marsh & McLennan otherwise determines, this condition
    (a) can only be treated as satisfied at a time when all of the other conditions in paragraphs (b) to (i) inclusive are either satisfied or (if capable of waiver) waived;

(b) no Relevant Authority having intervened in a manner which would or might reasonably be expected to:

     (i) make the Ordinary Offer, its implementation or the acquisition or proposed acquisition by Marsh & McLennan or any member of the Wider Marsh & McLennan Group of any shares or other securities in, or control of, Sedgwick void, illegal and/or unenforceable in or under the laws of any relevant jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, materially restrict or materially delay the Ordinary Offer or such acquisition or impose additional materially adverse conditions or obligations with respect to the Ordinary Offer or such acquisition, or otherwise materially impede, challenge or interfere with the Ordinary Offer or such acquisition, or require material amendment to the terms of the Ordinary Offer or the proposed acquisition of any Sedgwick Securities or the acquisition of control of Sedgwick by Marsh & McLennan;

     (ii) require, prevent or delay the divestiture by any member of the Wider Marsh & McLennan Group of any shares or other securities (or the equivalent) in Sedgwick where the same is materially adverse to the Marsh & McLennan Group;

     (iii) require, prevent or delay the divestiture by any member of the Wider Marsh & McLennan Group or by any member of the Wider Sedgwick Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own any of their respective assets or properties or any part thereof (in any case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as appropriate, taken as a whole);

     (iv) impose any limitation on, or result in a delay in, the ability of any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group (in any such case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

     (v) require any member of the Wider Marsh & McLennan Group or the Wider Sedgwick Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) in any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group owned by any third party, in any such case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole;

     (vi) impose any limitation on the ability of any member of the Wider Marsh & McLennan Group or any member of the Wider Sedgwick Group to integrate or co-ordinate its business, or any material part of it, with the businesses of any other member of the Wider Marsh & McLennan Group or the Wider Sedgwick Group (in each case, to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

     (vii) result in any member of the Wider Marsh & McLennan Group or the Wider Sedgwick Group ceasing to be able to carry on business under any name under which it presently does so (the consequences of which would be material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

     (viii) otherwise adversely affect any or all of the businesses, assets, profits or prospects of any member of the Wider Sedgwick Group or any member of the Wider Marsh & McLennan Group (to an extent which is material in the context of the Wider Marsh & McLennan Group or the Wider Sedgwick Group, as the case may be, taken as a whole);

     and all applicable waiting and other time periods during which any Relevant Authority could intervene in such a way under the laws of any relevant jurisdiction having expired, lapsed or been terminated;

(c) without limitation to condition (b) above:

     (i) the European Commission indicating in terms satisfactory to Marsh & McLennan that it does not intend to initiate proceedings under
            Article 6(1)(c) of the Regulation in respect of the proposed acquisition of Sedgwick by Marsh & McLennan or any matters arising therefrom (the "Merger") and that in any event there will not be a referral to a competent authority or a dealing with the Merger by the European Commission pursuant to Article 9(3) of the Regulation; and

     (ii) all necessary filings having been made and all or any applicable waiting periods (including any extensions thereof) under the US Hart-Scott-Rodino Antitrust Improvements Act 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of Sedgwick by Marsh & McLennan, or any matters arising therefrom;

(d) without limitation to condition (b) above:

     (i) the consent of HMT having been obtained, in terms reasonably satisfactory to Marsh & McLennan, to the new controllers (having the definition ascribed in section 96C of the Insurance Companies Act 1982) of any relevant regulated member of the Sedgwick Group or all applicable waiting periods having expired without HMT having served any notice of objection in relation to any of the new controllers of any relevant regulated member of the Sedgwick Group;

     (ii) the consent of Lloyd's having been obtained, in terms reasonably satisfactory to Marsh & McLennan, to the new controllers (having the definition ascribed in the Lloyd's Brokers Byelaw

         (No.5 of 1998) as amended) of the companies within the Sedgwick Group which are registered with Lloyd's as brokers;

     (iii) the consent of Lloyd's having been obtained, in terms reasonably satisfactory to Marsh & McLennan, to the new controllers (having the definition ascribed in The Underwriting Agents Byelaw (No.4 of 1984) as amended) of the companies within the Sedgwick Group which are registered with Lloyd's as underwriting agents;

     (iv) appropriate notifications of the proposed change of control of each relevant company within the Sedgwick Group having been made to Lloyd's and/or to the Insurance Brokers Registration Council (as appropriate);

     (v) each of the PIA and the SFA having confirmed, in terms reasonably satisfactory to Marsh & McLennan, that it has no objection to the change of control of each relevant company within the Sedgwick Group or all applicable waiting periods during which the PIA or the SFA (as the case may be) could raise any enquiries and/or objections to the proposed change of control having expired;

     (vi) if relevant, the Treasurer of the Commonwealth of Australia (the "Treasurer") becoming precluded under section 25 of the Foreign Acquisitions and Takeovers Act 1975 (the "Act") from being empowered to make an order under Part II of the Act in relation to the Ordinary Offer, or the issue by or on behalf of the Treasurer of a notice in writing under the Act indicating, in terms reasonably satisfactory to Marsh & McLennan, that he has no objection to the proposed acquisition of Sedgwick pursuant to the Ordinary Offer;

     (vii) all necessary notifications and filings having been made, all necessary waiting and other time periods under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case in connection with the Ordinary Offer or the acquisition of any shares or other securities (or the equivalent) in, or control of, Sedgwick or any other member of the Wider Sedgwick Group by any member of the Wider Marsh & McLennan Group; and

     (viii) all Authorisations necessary in any relevant jurisdiction for or in respect of the Ordinary Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Sedgwick or any other member of the Wider Sedgwick Group by any member of the Wider Marsh & McLennan Group or the carrying on by any member of the Wider Sedgwick Group of its business (where the absence of such Authorisations would be expected to have an adverse effect which is material to the Wider Sedgwick Group) having been obtained, in terms and in a form reasonably satisfactory to Marsh & McLennan, from all appropriate Relevant Authorities and all such Authorisations remaining in full force and effect at the time when the Ordinary Offer becomes otherwise unconditional in all respects and there being no notice or intimation of any intention to revoke or not to renew any of the same;

(e) there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Wider Sedgwick Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any circumstance, which, in each case as a consequence of the Ordinary Offer or the acquisition or proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Sedgwick or any other member of the Wider Sedgwick Group by any member of the Wider Marsh & McLennan Group or otherwise, could or might reasonably be expected to result in (to an extent which would be material in the context of the Wider Sedgwick Group taken as a whole):

     (i) any monies borrowed by or any other indebtedness or liabilities, actual or contingent, of, or grant available to, any member of the Wider Sedgwick Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated repayment date, or the ability of any member of the Wider Sedgwick Group to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn;

     (ii) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Sedgwick Group or any such mortgage, charge or other security interest becoming enforceable;

     (iii) any such arrangement, agreement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Sedgwick Group thereunder, being, or becoming capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder;

     (iv) any asset or interest of any member of the Wider Sedgwick Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, in each case otherwise than in the ordinary course of business;

     (v) any member of the Wider Sedgwick Group ceasing to be able to carry on business under any name under which it presently does so;

     (vi) the creation of liabilities actual or contingent by any such member, otherwise than in the ordinary course of business;

     (vii) the rights, liabilities or interests of any member of the Wider Sedgwick Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or affected; or

     (viii) the financial or trading position of any member of the Wider Sedgwick Group being adversely prejudiced or affected;

     and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs
     (i) to (viii) of this condition (e) in any case where such result would be material in the context of the Wider Sedgwick Group taken as a whole;

(f) since 31 December 1997 and except as disclosed in Sedgwick's annual report and accounts for the year then ended or as disclosed in the interim statement of Sedgwick for the six months ended on 30 June 1998 or as otherwise publicly announced by Sedgwick (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange) prior to 25 August 1998, no member of the Wider Sedgwick Group having:

     (i) issued or agreed to issue additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick and except for any options granted under the Sedgwick Share Option Schemes prior to 25 August 1998);

     (ii) recommended, declared, paid or made any bonus, dividend or other distribution (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick) whether in cash or otherwise;

     (iii) made or committed to make any change in its share or (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick) loan capital;

     (iv) merged with or demerged or acquired any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or (other than in the ordinary course of business) any right, title or interest in any material assets (including shares and trade investments) (other than in the ordinary course of business), which is material in the context of the Wider Sedgwick Group taken as a whole;

     (v) issued or agreed to issue any debentures or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability (save as between Sedgwick and wholly-owned subsidiaries of Sedgwick);

     (vi) purchased, redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital, which is material in the context of the Wider Sedgwick Group taken as a whole;

     (vii) entered into or varied any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

         (A) is of a long term, onerous or unusual nature or magnitude; or

         (B) could reasonably be expected to be restrictive on the business of any member of the Wider Sedgwick Group or any member of the Wider Marsh & McLennan Group; or

         (C) involves or would involve an obligation of a long term, onerous or unusual nature or magnitude or which could be restrictive on the business of any member of the Wider Sedgwick Group or any member of the Wider Marsh & McLennan Group;

         in each case, which is material in the context of the Wider Sedgwick Group taken as a whole;

     (viii) entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract with any of the directors or senior executives of Sedgwick or, to an extent which is material in the context of the Wider Sedgwick Group taken as a whole, of any member of the Wider Sedgwick Group;

     (ix) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition (not of a frivolous or vexatious nature) presented for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction and which is material in the context of the Wider Sedgwick Group taken as a whole;

     (x) been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business and which is material in the context of the Wider Sedgwick Group taken as a whole;

     (xi) waived or compromised any claim which is material in the context of the Wider Sedgwick Group taken as a whole;

     (xii) made any alteration to its memorandum or articles of association, or other incorporation documents; or

     (xiii) entered into any agreement, contract or commitment or made any offer (which remains open for acceptance) with respect to any of the transactions, matters or events referred to in this condition (f);

(g) since 31 December 1997 and except as disclosed in Sedgwick's annual report and accounts for the year then ended or as disclosed in the interim statement of Sedgwick for the six months ended on 30 June 1998 or as otherwise publicly announced by Sedgwick (by the delivery of an announcement to the Company Announcements Office of the London Stock Exchange) prior to 25 August 1998:

     (i) there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or assets of any member of the Wider Sedgwick Group which is (in the aggregate) material in the context of the Wider Sedgwick Group taken as a whole;

     (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Sedgwick Group is or may become a party (whether as plaintiff or defendant or otherwise) or any investigation (save as a result of the Ordinary Offer) by any Relevant Authority having been threatened, announced or instituted by or against or in respect of any member of the Wider Sedgwick Group or remaining outstanding against or in respect of any member of the

         Wider Sedgwick Group which, in any such case, is material in the context of the Wider Sedgwick Group taken as a whole;

     (iii) no contingent or other liability having arisen or become apparent or increased which would or could reasonably be expected materially and adversely to affect the Wider Sedgwick Group taken as a whole; and

     (iv) there having been no inquiry or investigation (save as a result of the Ordinary Offer) by, or complaint, or reference to, any Relevant Authority of a material nature to Sedgwick in respect of any member of the Wider Sedgwick Group and no such enquiry, investigation, complaint or reference having been threatened, announced, implemented, instituted or remaining outstanding which, in any such case, is material in the context of the Wider Sedgwick Group taken as a whole;

(h) Marsh & McLennan not having discovered:

     (i) that any financial or business or other information concerning the Wider Sedgwick Group disclosed at any time by or on behalf of any member of the Wider Sedgwick Group, whether publicly, to any member of the Wider Marsh & McLennan Group or otherwise, is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading in any case which has not subsequently been corrected by such disclosure and, in any case, to an extent which is material in the context of the Wider Sedgwick Group taken as a whole; or

     (ii) that any member of the Wider Sedgwick Group or partnership, company or other entity in which any member of the Wider Sedgwick Group has an interest and which is not a subsidiary undertaking of Sedgwick is subject to any liability (contingent or otherwise) which is not disclosed in Sedgwick's annual report and accounts for the financial year ended 31 December 1997 or as disclosed in the interim statement for the six months ended 30 June 1998 or as otherwise publicly announced by Sedgwick (by delivery of an announcement to the Company Announcements Office of the London Stock Exchange) prior to 25 August 1998 and which is material in the context of the Wider Sedgwick Group taken as a whole;

(i) Marsh & McLennan not having discovered:

     (i) that any past or present member of the Wider Sedgwick Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters, or that there has otherwise been any such disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which, in any such case, would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Sedgwick Group which would be material in the context of the Wider Sedgwick Group taken as a whole;

     (ii) that there is, or is likely to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Sedgwick Group or in which any such member may have or previously have had or be deemed to have had an interest under any environmental legislation, regulation, notice, circular or order of any relevant authority or Relevant Authority or otherwise, which, in any such case, would be material in the context of the Wider Sedgwick Group taken as a whole; or

     (iii) that circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein now or previously manufactured, sold or carried out by any past or present member of the Wider Sedgwick Group which, in any such case, would be material in the context of the Wider Sedgwick Group taken as a whole.

For the purpose of these conditions:

(a) "RELEVANT AUTHORITY" means any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, administrative or investigative body, authority (including any national anti-trust or merger control authorities), court, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction;

(b) a Relevant Authority shall be regarded as having "INTERVENED" if it has decided to take, institute, implement or threaten any action, proceedings, suit, investigation, inquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything and "INTERVENE" shall be construed accordingly;

(c) "AUTHORISATIONS" means authorisations, orders, grants, recognitions, determinations, certificates, confirmations, consents, licences, clearances, permissions, exemptions and approvals;

(d) "THE WIDER SEDGWICK GROUP" means Sedgwick and its subsidiary undertakings and any other undertakings in which Sedgwick and such undertakings (aggregating their interests) have a substantial interest and "THE WIDER MARSH & MCLENNAN GROUP" means Marsh & McLennan and its subsidiary undertakings and any other undertakings in which Marsh & McLennan and such undertakings (aggregating their interests) have a substantial interest and, for these purposes, "subsidiary undertaking" and "undertaking" have the meanings given by the Companies Act 1985 and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking.

Subject to the requirements of the Panel, Marsh & McLennan reserves the right to waive all or any of the above conditions, in whole or in part, except condition
(a).

Conditions (b) to (i) (inclusive) must be fulfilled or (if capable of waiver) waived by midnight (London time) on 26 October 1998 or, if later, on the 21st day after the date on which condition (a) is fulfilled or is declared fulfilled (or, in each case, such later date as the Panel may agree), failing which the Ordinary Offer will lapse. Marsh & McLennan shall be under no obligation to waive (if capable of waiver) or treat as fulfilled any of conditions (b) to (i) (inclusive) by a date earlier than the latest date specified above for the fulfilment thereof notwithstanding that the other conditions of the Ordinary Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

Marsh & McLennan will not invoke any of the conditions (e) to (i) (inclusive) in relation to circumstances which would otherwise give rise to the right to invoke such condition where there has been fair disclosure of such circumstances to Marsh & McLennan or its advisers by or on behalf of Sedgwick prior to 25 August 1998.

If Marsh & McLennan is required by the Panel to make an offer for Sedgwick Securities under the provisions of Rule 9 of the City Code, Marsh & McLennan may make such alterations to the conditions of the Ordinary Offer, including condition (a), as are necessary to comply with the provisions of that Rule.

The Ordinary Offer will lapse if the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the UK under Article 9(1) of the Regulation before, in each case, the Initial Closing Date.

If the Ordinary Offer lapses, the Ordinary Offer will cease to be capable of further acceptance and Sedgwick Shareholders accepting the Ordinary Offer and Marsh & McLennan shall upon the Ordinary Offer lapsing cease to be bound by acceptances delivered on or before the date on which the Ordinary Offer lapses.

THE CONVERTIBLE OFFER

The Convertible Offer is conditional upon the Ordinary Offer becoming or being declared unconditional in all respects.

PART B FURTHER TERMS OF THE OFFERS

The Ordinary Offer and the Convertible Offer are separate offers. The following terms will, except where the context otherwise requires, apply to each of the Ordinary Offer and the Convertible Offer (including the Loan Note Alternative) and any revision, variation, renewal or extension thereto. References in this Part B of Appendix I to the "Offer" are, except where the context otherwise requires, to each of the Offers. Any reference in this Part B of Appendix I and in the Acceptance Forms to an offer becoming "unconditional" includes that offer being declared unconditional in all respects.

1.  ACCEPTANCE PERIOD

(a) The Offer is initially open for acceptance until 3.00 p.m. (London time),
     10.00 a.m. (New York City time) on 5 October 1998. Marsh & McLennan reserves the right (but will not be obliged, other than as may be required by the City Code or US federal securities laws and the rules and regulations thereunder) at any time or from time to time to extend the Offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 3 below and give oral or written notice of such extension to the UK Receiving Agent and the US Depositary. If all Conditions have not been satisfied, fulfilled or, to the extent permitted, waived by Marsh & McLennan by the Initial Closing Date, Marsh & McLennan currently intends to extend the Offer. There can be no assurance, however, that Marsh & McLennan will, in such circumstances, extend the Offer and, if no such extension is made, the Offer will lapse on the Initial Closing Date and no Sedgwick Securities or Sedgwick Convertible Bonds will be purchased pursuant to the Offer.

(b) Although no revision is envisaged, if the Offer is revised the Initial Offer Period will be extended, if necessary, for a period of at least 14 calendar days from the date on which the revised Offer Document is posted to Sedgwick Securityholders and Sedgwick Bondholders. Except with the consent of the Panel, no revision of the Offer may be made after 20 October 1998.

(c) The Initial Offer Period is not (except with the consent of the Panel) capable of being extended after midnight (London time), 7.00 p.m. (New York City time) on 3 November 1998 (or any other earlier time or date beyond which Marsh & McLennan has stated that the Offer will not be extended and has not withdrawn that statement). If all Conditions are not satisfied, fulfilled or, to the extent permitted, waived at such time (taking account of any prescribed extension of the Initial Offer Period), the Offer will lapse in the absence of a competing bid and/or unless the Panel agrees otherwise. If the Offer lapses for any reason, the Offer shall cease to be capable of further acceptance and Marsh & McLennan and Sedgwick Securityholders and Sedgwick Bondholders shall cease to be bound by prior acceptances. Marsh & McLennan reserves the right, with the permission of the Panel, to extend the final date for the expiry of the Initial Offer Period to 24 November 1998 or such later time as the Panel may agree. Except with the consent of the Panel, Marsh & McLennan may not, for the purposes of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of Sedgwick Securities made after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 3 November 1998 (or any time and/or date beyond which Marsh & McLennan has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time(s) and/or date(s) as Marsh & McLennan may, with the permission of the Panel, determine.

(d) If all Conditions are satisfied, fulfilled or, to the extent permitted, waived and the Initial Offer Period expires, the Offer will remain open for acceptance for the Subsequent Offer Period of not less than 14 calendar days from the expiry of the Initial Offer Period. If Marsh & McLennan states that the Offer will remain open until further notice, Marsh & McLennan will give not less than 14 calendar days' notice to Sedgwick Securityholders and Sedgwick Bondholders who have not accepted the Offer before closing the Subsequent Offer Period.

(e) If a competitive situation arises after a "no increase" and/or "no extension" statement has been made by or on behalf of Marsh & McLennan in relation to the Offer, Marsh & McLennan may, if it has specifically reserved the right to do so at the time the statement is made (or otherwise with the consent of the Panel), withdraw the statement and be free to increase or, as the case may be, to extend the Offer if it complies with the requirements of the City Code and in particular if:

     (i) it announces the withdrawal as soon as possible and in any event within four business days after the date of the announcement of the competing offer or other competitive situation; and

     (ii) it notifies Sedgwick Securityholders and Sedgwick Bondholders in writing of the withdrawal (or, in the case of Sedgwick Securityholders with registered addresses outside the UK or the US, or holders of Sedgwick Bearer Bonds, by announcement in the UK and the US) at the earliest opportunity.

     Marsh & McLennan may, if it has specifically reserved the right to do so at the time the statement is made, choose not to be bound by the terms of a "no increase" or "no extension" statement and may increase or improve the Offer if it is recommended for acceptance by the board of directors of Sedgwick, or in other circumstances permitted by the Panel.

2.  ACCEPTANCE CONDITION

(a) For the purposes of determining whether the Acceptance Condition has been satisfied, Marsh & McLennan may, except as otherwise agreed by the Panel, only take into account acceptances received or purchases of Sedgwick Securities made in respect of which all relevant documents are received by the UK Receiving Agent or the US Depositary:

     (i) by 1.00 p.m. (London time), 8.00 a.m. (New York City time) on 3 November 1998 (or any other date beyond which Marsh & McLennan has stated that the Initial Offer Period will not be extended and has not withdrawn that statement); or

     (ii) if the Initial Offer Period is extended with the consent of the Panel, such later time(s) or date(s) as the Panel may agree.

     If the latest time at which the Offer may become unconditional is extended beyond midnight (London time), 7.00 p.m. (New York City time) on 3 November 1998, acceptances received and purchases made in respect of which the relevant documents are received by the UK Receiving Agent or the US Depositary after 1.00 p.m. (London time), 8.00 a.m. (New York City time) on that date may only be taken into account with the agreement of the Panel, except where the City Code permits otherwise.

(b) Except as otherwise agreed by the Panel:

     (i) an acceptance of the Ordinary Offer will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it;

     (ii) a purchase of Sedgwick Securities by Marsh & McLennan or its nominee or (if Marsh & McLennan is required by the Panel to make an offer for Sedgwick Securities under Rule 9 of the Code) by a person acting in concert with Marsh & McLennan or its nominee, will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it; and

     (iii) before the Ordinary Offer may become unconditional the UK Receiving Agent must issue a certificate to Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette which states the number of Sedgwick Securities in respect of which acceptances have been received and not validly withdrawn and the number of Sedgwick Securities otherwise acquired, whether before or during the Offer Period, which comply with the provisions of this paragraph 2(b). Copies of such certificate will be sent to the Panel as soon as possible after it is issued.

(c) For the purpose of determining whether the Acceptance Condition has been satisfied, Marsh & McLennan is not bound (unless required by the Panel) to take into account any Sedgwick Securities which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before the determination takes place unless Sedgwick or its agent has given written notice to

     Marsh & McLennan, the UK Receiving Agent or the US Depositary on behalf of Marsh & McLennan at one of the addresses specified at the back of this document containing relevant details of the allotment, issue or conversion. Notification by e-mail, telex or facsimile transmission does not constitute written notice for this purpose.

(d) In accordance with an SEC exemptive order received by Marsh & McLennan, at least five business days prior to any reduction in the percentage of Sedgwick Securities required to satisfy the Acceptance Condition, Marsh & McLennan will announce that it has reserved the right so to reduce the Acceptance Condition by announcement made through a press release and such other methods reasonably designed to inform Sedgwick Securityholders and Sedgwick Bondholders, including placing an advertisement in a newspaper of national circulation in the US. Such announcement will state the percentage to which the Acceptance Condition may be reduced and state that such a reduction is possible but that Marsh & McLennan need not declare its actual intentions until it is required to do so under the City Code. Marsh & McLennan will not make such an announcement unless it believes that there is a significant possibility that sufficient Sedgwick Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Sedgwick Securityholders or Sedgwick Bondholders who are not willing to accept the Ordinary Offer or the Convertible Offer, as the case may be, if the Acceptance Condition is reduced to a level lower than 90 per cent. should either not accept the relevant Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by Marsh & McLennan of its reservation of the right to reduce the Acceptance Condition.

3.  ANNOUNCEMENTS

(a) Without prejudice to paragraph 4 below, by 8.30 a.m. (London time) in the UK and 8.30 a.m. (New York City time) in the US on the business day (the "relevant day") after the day on which the Offer is due to expire or on which all Conditions become or are declared to have been satisfied, fulfilled or, to the extent permitted, waived or on which the Offer is revised or is extended (or such later time or date as the Panel may agree), Marsh & McLennan will make an appropriate announcement and inform the London Stock Exchange and the Dow Jones News Service. In the announcement Marsh & McLennan will state (unless otherwise permitted by the Panel) the total number of Sedgwick Securities and Sedgwick Convertible Bonds and rights over Sedgwick Securities and Sedgwick Convertible Bonds (as nearly as practicable):

     (i) for which acceptances of the Offer have been received, showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert with Marsh & McLennan for the purposes of the Offer;

     (ii) held by or on behalf of Marsh & McLennan or any person acting or deemed to be acting in concert with Marsh & McLennan for the purposes of the Offer before the Offer Period; and

     (iii) acquired or agreed to be acquired by or on behalf of Marsh & McLennan or any person acting or deemed to be acting in concert with Marsh & McLennan for the purposes of the Offer during the Offer Period, and the announcement will specify the percentage of the issued share capital of Sedgwick and of the nominal amount of the Sedgwick Convertible Bonds represented by each of these figures.

(b) In calculating the number of Sedgwick Securities represented by acceptances and purchases, Marsh & McLennan may only include acceptances and purchases if they could be counted towards fulfilling the Acceptance Condition under Notes 4, 5 and 6 on Rule 10 of the City Code, unless the Panel agrees otherwise. Subject to this, Marsh & McLennan may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or which are subject to verification.

(c) Any decision to extend the Initial Offer Period may be made at any time up to, and will be announced by, 8.30 a.m. (London time) in the UK and 8.30 a.m. (New York City time) in the US on the relevant day (or such later time or date as the Panel may agree). The announcement will state the next expiry date of the Initial Offer Period.

(d) In this Appendix, a reference to the making of an announcement or the giving of notice by or on behalf of Marsh & McLennan includes the release of an announcement by Marsh & McLennan's public relations consultants or by J.P. Morgan or by Donaldson, Lufkin & Jenrette, in each case on behalf of Marsh & McLennan, to the press and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange and the Dow Jones News Service, as the case may be. An announcement made otherwise than to the London Stock Exchange and the Dow Jones News Service will be notified simultaneously to the London Stock Exchange and the Dow Jones News Service.

(e) Without limiting the manner in which Marsh & McLennan may choose to make any public announcement and, subject to Marsh & McLennan's obligations under applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act relating to Marsh & McLennan's obligations to disseminate promptly public announcements concerning material changes to the Offer), Marsh & McLennan will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the London Stock Exchange and the Dow Jones News Service.

(f) Any notice to be given by Marsh & McLennan to Sedgwick Bondholders in connection with the Convertible Offer may be given in accordance with the notice provisions of the Trust Deed.

4.  RIGHTS OF WITHDRAWAL

(a) Except as provided by this paragraph 4, acceptances and elections are irrevocable.

(b) Sedgwick Securities and Sedgwick Convertible Bonds tendered pursuant to the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period and in certain other circumstances described below. Sedgwick Securities and Sedgwick Convertible Bonds tendered during the Initial Offer Period and not validly withdrawn prior to the Initial Closing Date and Sedgwick Securities and Sedgwick Convertible Bonds tendered during the Subsequent Offer Period may not be withdrawn, except in certain limited circumstances described below.

(c) If Marsh & McLennan announces that the Acceptance Condition has been satisfied and then fails to comply by 3.30 p.m. (London time), 10.30 a.m. (New York City time) on the relevant day (or such later time and/or date as the Panel may agree) with any of the other requirements specified in paragraph 3(a) of Part B of this Appendix, a person may withdraw his acceptance by written notice given by post or by hand to the UK Receiving Agent or the US Depositary at the addresses set out at the back of this document. Subject to paragraph 1(c) of Part B of this Appendix, this right of withdrawal may be terminated not less than eight calendar days after the relevant day by Marsh & McLennan confirming, if such is the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 3(a) of Part B of this Appendix. If that confirmation is given, the first period of 14 calendar days referred to in paragraph 1(d) of Part B of this Appendix will start on the date of that confirmation.

(d) If a "no increase" and/or "no extension" statement is withdrawn in accordance with paragraph 1(e) of Part B of this Appendix, a person who accepts the Offer after the date of the statement may withdraw his acceptance in the manner set out in paragraph 4(c) of Part B of this Appendix for a period of eight calendar days after the date Marsh & McLennan posts the notice of the withdrawal of that statement to Sedgwick Securityholders and Sedgwick Bondholders.

(e) To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the UK Receiving Agent or the US Depositary) to whom the relevant Acceptance Form was originally sent and must specify the name of the person who has tendered the Sedgwick Securities or Sedgwick Convertible Bonds, the number of Sedgwick Securities or Sedgwick Convertible Bonds to be withdrawn and (if share certificates, bond certificates or Sedgwick ADSs, as the case may be, have been tendered) the name of the registered holder of the relevant Sedgwick Securities or Sedgwick Registered Bonds, if different from the name of the person who tendered Sedgwick Securities or Sedgwick Registered Bonds.

(f) In respect of Sedgwick ADSs, if Sedgwick ADRs have been delivered or otherwise identified to the US Depositary, then, prior to the physical release of such Sedgwick ADRs, the serial numbers shown on such

     Sedgwick ADRs must be submitted and, unless the Sedgwick ADSs evidenced by such Sedgwick ADRs have been delivered by an Eligible Institution or by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If interests in Sedgwick ADSs evidenced by Sedgwick ADRs have been delivered pursuant to the procedures for book-entry transfer set out in paragraph 11(c) of Part B of this Appendix, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Sedgwick ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures.

(g) Withdrawals of tendered Sedgwick Securities and Sedgwick Convertible Bonds may not be rescinded (without Marsh & McLennan's consent) and any Sedgwick Securities and Sedgwick Convertible Bonds properly withdrawn and not properly retendered will thereafter be deemed not validly tendered for the purposes of the Offer. Withdrawn Sedgwick Securities and Sedgwick Convertible Bonds may be subsequently retendered, by following one of the procedures described in either paragraph 9, 10 or 11 of Part B of this Appendix, as the case may be, at any time whilst the Offer remains open.

(h) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Marsh & McLennan whose determination (except as required by the Panel) will be final and binding. None of Marsh & McLennan, Sedgwick, J.P. Morgan, Donaldson, Lufkin & Jenrette, the US Depositary, the UK Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.  THE LOAN NOTE ALTERNATIVE

(a) The Loan Note Alternative is conditional upon all of the Conditions becoming or being declared satisfied, fulfilled or, to the extent permitted, waived and will remain open for as long as the Offer remains open for acceptances. No Loan Notes will be issued unless valid elections for the Loan Note Alternative are received by the date the Offer becomes or is declared unconditional in all respects for at least L5 million nominal amount of Loan Notes failing which any consideration due under the terms of the Offer will be payable in cash.

(b) No election for the Loan Note Alternative will be valid unless both a valid acceptance of the Offer and a valid election for the Loan Note Alternative, duly completed in all respects and accompanied by, if appropriate, all share certificates, bond certificates and/or other document(s) of title, are duly received by the time and date on which the Loan Note Alternative closes.

(c) If any acceptance of the Offer which includes an election for the Loan Note Alternative is not, and is not deemed to be, valid or complete in all respects at such time, such election shall for all purposes be void and the holder(s) of Sedgwick Shares or Sedgwick Convertible Bonds purporting to make such election shall not, for any purpose, be entitled to receive the Loan Note Alternative, but any such acceptance which is otherwise valid shall be deemed to be an acceptance of the Offer (without the Loan Note Alternative) for the number of Sedgwick Shares or Sedgwick Convertible Bonds which are the subject of the acceptance and the holder(s) of Sedgwick Shares or Sedgwick Convertible Bonds will, on the Offer becoming unconditional, be entitled to the cash consideration due under the Offer.

(d) The insertion of a number in Box 2 on the relevant Acceptance Form shall, subject to the other terms of the Offer, be treated in respect of the relevant number of Sedgwick Shares or Sedgwick Convertible Bonds as an election for the Loan Note Alternative.

(e) An election for the Loan Note Alternative will not be valid unless the relevant Acceptance Form is completed correctly in all respects and is received in accordance with paragraphs 9 and 10 below.

(f) The Loan Notes will be issued in multiples of L1 and fractional entitlements will be disregarded.

6.  REVISED OFFER

(a) Although no revision is envisaged, if the Offer is revised (either in terms or conditions or in the value or form of the consideration offered or otherwise), the benefit of the revised Offer will be made available to Sedgwick Securityholders and Sedgwick Bondholders who have accepted the relevant Offer (in its original or any revised form(s)) and not validly withdrawn such acceptance (a "Previous Acceptor") if the revised Offer represents, on the date on which it is announced (on such basis as J.P. Morgan and Donaldson, Lufkin & Jenrette may consider appropriate), an improvement, or no diminution, in the value of the consideration offered compared with the consideration previously offered. The acceptance by a Previous Acceptor of the Offer (in its original or any revised form(s)) will, subject as provided in paragraphs 6(b), 6(c) and 7 of Part B of this Appendix, be deemed an acceptance of the revised Offer and will constitute the appointment of any director of Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette as his attorney and/or agent with authority:

     (i)   to accept the revised Offer on his behalf;

     (ii) if the revised Offer includes alternative forms of consideration, to make elections or accept the alternative forms of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

     (iii) to execute on his behalf and in his name any further documents and take such further actions (if any) as may be required to give effect to those elections or acceptances.

     In making any election or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance or election made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b) The deemed acceptance and/or election referred to in paragraph 6(a) of Part B of this Appendix will not apply and the power of attorney and authorities conferred by that paragraph will not be exercised if, as a result, the Previous Acceptor would (on such basis as J.P. Morgan and Donaldson, Lufkin & Jenrette may consider appropriate) thereby receive less in aggregate consideration than he would have received in aggregate consideration as a result of his acceptance of the Offer in the form originally accepted by him or on his behalf.

(c) The deemed acceptance and/or election referred to in paragraph 6(a) of Part B of this Appendix will not apply and the power of attorney and the authorities conferred by that paragraph will be ineffective in the case of a Previous Acceptor who lodges, within 14 calendar days of the posting of the document containing the revised Offer, an Acceptance Form (or any other form issued on behalf of Marsh & McLennan) in which he validly elects to receive consideration under the revised Offer in some other manner.

(d) Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette reserve the right to treat an executed Acceptance Form relating to the Offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement of any revised Offer as a valid acceptance of the revised Offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 6(a) of Part B of this Appendix on behalf of the relevant Sedgwick Securityholder or Sedgwick Bondholder.

7.  GENERAL

(a) If the Offer lapses, neither Marsh & McLennan nor any person acting, or deemed to be acting, in concert with Marsh & McLennan for the purposes of the Offer nor any of their respective affiliates may, pursuant to the City Code, make an offer (whether inside or outside the UK) for Sedgwick Securities or Sedgwick Convertible Bonds for a period of one year following the date of such lapse, except with the permission of the Panel.

(b) If the Offer lapses or is withdrawn, Acceptance Forms, share certificates, bond certificates, Sedgwick ADRs and other documents of title will be returned by post (or by such other method as the Panel may approve) within 14 calendar days of the Offer lapsing, at the risk of the Sedgwick Securityholder or Sedgwick Bondholder in question, to the person or agent whose name is set out in the relevant box on the Acceptance Form or, if none is set out, to the first-named holder at his registered address or, in the case of Sedgwick ADSs, delivered by book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in paragraph 11(c) of Part B of this Appendix (such Sedgwick ADSs will be credited within such period to an account maintained at the appropriate Book-Entry Transfer Facility) or, in the case of Sedgwick Bearer Bonds:

     (i) where Sedgwick Bearer Bonds (and coupons) have been delivered to the UK Receiving Agent, an equivalent nominal amount of Sedgwick Bearer Bonds (together with all coupons delivered with such bonds) will be available for collection together with the relevant Bondholder Form of Acceptance (and any other documents so delivered) at the office to which they were delivered for a period of 14 calendar days after the Convertible Offer lapses or is withdrawn against production of the original receipt given therefor and satisfactory evidence of identity and authority, failing which they will be returned, at the risk of the Sedgwick Bondholder concerned, by registered post within 14 calendar days of the expiry of that period to the person or agent whose name and address is set out in Box 7 of the relevant Bondholder Form of Acceptance;

     (ii) where Sedgwick Bearer Bonds are held to the order of J.P. Morgan or Donaldson, Lufkin & Jenrette with a bank or other depositary, J.P. Morgan or Donaldson, Lufkin Jenrette as appropriate will within 14 calendar days of the Convertible Offer lapsing or being withdrawn instruct such bank or depositary by post that such Sedgwick Bearer Bonds should no longer be held to its order and the Bondholder Form of Acceptance (and any other documents so delivered) will, at the risk of the Sedgwick Bondholder concerned, be returned by post to the person or agent whose name and address is set out in Box 7 of the relevant Bondholder Form of Acceptance; and

     (iii) where the Sedgwick Bearer Bonds have been debited to a securities clearance or other account with Euroclear or Cedel and credited to an account of J.P. Morgan or Donaldson, Lufkin & Jenrette with Euroclear, or as the case may be, Cedel. J.P. Morgan or Donaldson, Lufkin & Jenrette (as appropriate) shall within 14 calendar days of the Convertible Offer lapsing or being withdrawn give appropriate instructions to Euroclear or, as the case may be, Cedel for an equivalent nominal amount of such Sedgwick Bearer Bonds to be debited to its account and to be credited to the securities clearance or other account with Euroclear or, as the case may be, Cedel, identified in the relevant Bondholder Form of Acceptance (and any other documents so delivered) will be returned by post at the risk of the Sedgwick Bondholder concerned, to the address referred to above and until such time as the Convertible Offer becomes or is declared unconditional in all respects or lapses or is withdrawn (and the obligation herein to effect credits of Sedgwick Bearer Bonds is satisfied) J.P. Morgan or Donaldson, Lufkin & Jenrette, as appropriate, will retain as credited to its securities clearance or other account at Euroclear and/or Cedel an aggregate nominal amount of Sedgwick Bearer Bonds sufficient to enable it to satisfy its obligations herein to effect all such credits.

(c) The UK Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the Offer lapsing), instruct CRESTCo to transfer all Sedgwick Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the relevant Sedgwick Shareholders.

(d) Except with the consent of the Panel:

     (i) settlement of the consideration to which any Sedgwick Securityholder or Sedgwick Bondholder is entitled under the Offer will be fully implemented in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Sedgwick, J.P. Morgan or Donaldson, Lufkin & Jenrette may otherwise be, or claim to be, entitled against that Sedgwick Securityholder or Sedgwick Bondholder; and

     (ii) settlement of the consideration will be effected in the manner prescribed in paragraph 19 of the letter from J.P. Morgan and Donaldson, Lufkin & Jenrette contained in this document not later than 14 calendar days after the later of the Initial Closing Date and the date of receipt of a valid and complete Acceptance Form from such holder of Sedgwick Securities or Sedgwick Convertible Bonds.

(e) The terms, provisions, instructions and authorities contained in the Acceptance Forms also constitute part of the terms of the Offer. A word or expression defined in this document has the same meaning when used in the Acceptance Forms, unless the context requires otherwise.

(f) Any accidental omission or failure to despatch this document, the Acceptance Forms, any other documents relating to the Offer or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is, or should be, made will not in any way invalidate the Offer. Subject to the provisions of paragraph 8 of Part B of this Appendix, the Offer is made to any Sedgwick Securityholder or Sedgwick Bondholder to whom this document and the Acceptance Forms or any related document may not have been despatched or who may not receive such documents, and these persons may collect the relevant documents from the UK Receiving Agent, the US Depositary, J.P. Morgan or Donaldson, Lufkin & Jenrette and, in respect of the Sedgwick Convertible Bonds, from the registrar or any paying and conversion agent in respect thereof and through Euroclear and Cedel to participants and account holders therein.

(g) Subject to the City Code, Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette reserve the right to treat as valid in whole or in part any acceptance of the Offer received by the UK Receiving Agent or US Depositary or otherwise on behalf of Marsh & McLennan which is not entirely in order or in the correct form or which is not accompanied by (as applicable) the relevant transfer to escrow or the relevant share or bond certificates and/or other documents of title or which is received by it in a form or at a place or places other than as set out in this document or the relevant Acceptance Form. In that event, no payment of cash, or, if applicable, issue of Loan Notes under the Offer will be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow has settled or the relevant share or bond certificate(s) and/or other document(s) of title or indemnities satisfactory to Marsh & McLennan have been received by the UK Receiving Agent or the US Depositary, as the case may be.

(h) If all Conditions are satisfied, fulfilled or, where permitted, waived, and Marsh & McLennan acquires, or contracts to acquire, pursuant to the Ordinary Offer or otherwise, at least 90 per cent. in nominal value of the Sedgwick Securities to which the Ordinary Offer relates, it intends to apply the provisions of sections 428-430F of the Companies Act to acquire compulsorily any outstanding Sedgwick Securities.

(i) If all Conditions are satisfied, fulfilled or, where permitted, waived and Marsh & McLennan acquires or contracts to acquire, pursuant to the Convertible Offer or otherwise, at least 90 per cent. in nominal value of the Sedgwick Convertible Bonds to which the Convertible Offer relates, it intends to apply the provisions of sections 428-430F of the Companies Act to acquire compulsorily any outstanding Sedgwick Convertible Bonds, save that if Marsh & McLennan has not acquired or contracted to acquire, pursuant to the Convertible Offer or otherwise, at least 90 per cent. in nominal value of the Sedgwick Convertible Bonds to which the Convertible Offer relates by the time that the Offers become unconditional, Sedgwick will, after such time and at the request of Marsh & McLennan, exercise any rights it may have to redeem any outstanding Sedgwick Convertible Bonds in accordance with their terms or such other terms as Marsh & McLennan and the Trustee may agree.

(j) Marsh & McLennan intends that Sedgwick shall apply for cancellation of the listing of the Sedgwick Shares and Sedgwick Convertible Bonds on the London Stock Exchange and the listing of the Sedgwick ADSs on the NYSE (subject to the requirements of those exchanges) and that Sedgwick shall terminate the Sedgwick ADR facility in accordance with the deposit agreement relating thereto.

(k) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix or in the Acceptance Form are given by way of security for the performance of the obligations of the Sedgwick Securityholder or Sedgwick Bondholder concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of the power of attorney or authority validly withdraws his acceptance in accordance with paragraph 4 of Part B of this Appendix.

(l) No acknowledgement of receipt of any Acceptance Form, share or bond certificate, Sedgwick ADR or other document of title will be given. All communications, notices, certificates, Sedgwick ADRs, documents of title and remittances to be delivered by, and sent to or from, Sedgwick Securityholders and Sedgwick Bondholders (or their designated agent(s)) will be delivered or sent at their own risk.

(m) If the Offer becomes unconditional, all mandates and other instructions or notices recorded by the Sedgwick Securityholders and Sedgwick Bondholders immediately before the Offer becomes unconditional relating to holdings of Sedgwick Securities and Sedgwick Convertible Bonds will, until revoked, continue in force in relation to any Loan Notes issued under the Offer.

(n) Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette reserve the right to notify any matter, including the making of the Offer, to all or any Sedgwick Securityholders and Sedgwick Bondholders:

     (i)   with a registered address outside the UK and the US; or

     (ii) whom Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette knows to be a custodian, trustee or nominee holding Sedgwick Securities or Sedgwick Convertible Bonds for persons who are citizens, residents or nationals of jurisdictions outside the UK and the US: or

     (iii) who hold Sedgwick Bearer Bonds,

     by announcement in the UK to the London Stock Exchange and in the US to the Dow Jones News Services or in any other appropriate manner or by paid advertisement in a newspaper published and circulated in the UK and the US. Such notice will be deemed to have been sufficiently given, despite any failure by a Sedgwick Securityholder or Sedgwick Bondholder to receive or see that notice. A reference in this document to a notice or the provision of information in writing by or on behalf of Marsh & McLennan is to be construed accordingly. No such document will be sent to an address in Canada, Australia or Japan.

(o) The Offer is made at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 4 September 1998 and is capable of acceptance from and after that time. Acceptance Forms and copies of this document may be collected from the UK Receiving Agent, the US Depositary, J.P. Morgan or Donaldson, Lufkin & Jenrette, at one of the addresses specified on the back cover of this document and, in respect of the Convertible Offer, from the registrar and any paying and conversion agent in respect thereof and through Euroclear and Cedel to participants and accountholders therein.

(p) The Offer, all acceptances of the Offer and all elections in respect of it, are governed by and will be construed in accordance with English law. Execution by or on behalf of a Sedgwick Securityholder or Sedgwick Bondholder of an Acceptance Form constitutes his irrevocable submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer. However, the conduct of the Offer is also subject to US federal securities laws and the securities laws of the states in the US in which the Offer is being made.

8.  OVERSEAS SEDGWICK SECURITYHOLDERS AND SEDGWICK BONDHOLDERS

(a) The making of the Offer (including the Loan Note Alternative) in, or to certain persons resident in or nationals or citizens of, jurisdictions outside the UK or the US (and the availability of Loan Notes to citizens or residents of the US and certain other overseas persons) or to their nominees or trustees may be prohibited or affected by the laws of the relevant jurisdiction. Sedgwick Securityholders and Sedgwick Bondholders who are citizens, residents or nationals of jurisdictions outside the UK and the US (or, in the case of Loan Notes, the UK only) should inform themselves about and observe any applicable legal requirements. It is the responsibility of such Sedgwick Securityholders and Sedgwick Bondholders wishing to accept the Offer or the Loan Note Alternative to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Offer. This includes the obtaining of any governmental, exchange control or other consents which may be required, compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties or other requisite payments due in that jurisdiction by whomsoever payable and each of Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette and any person acting on their behalf shall be fully indemnified and held harmless by any Sedgwick Securityholder and Sedgwick Bondholder for whom Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette are required to pay any issue, transfer or other taxes.

(b) The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, e-mail, telex and telephone. Accordingly, copies of this document, the Acceptance Forms, and any related offer documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from Canada, Australia or Japan. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, mail or send them in, into or from Canada, Australia or Japan, use the Canadian, Australian or Japanese mails or any such means, instrumentality or facility in connection with the Offer, and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the Canadian, Australian or Japanese (or, if electing for the Loan Note Alternative, the US) mails or any such means, instrumentality or facility for any purpose directly or indirectly relating to acceptance of the Offer. Envelopes containing Acceptance Forms in respect of the Offer must not be postmarked in Canada, Australia or Japan (and, if electing for the Loan Note Alternative, the US) or otherwise despatched from those jurisdictions and all acceptors must provide addresses outside Canada, Australia or Japan (and, if electing for the Loan Note Alternative, the US) for the receipt of the consideration to which they are entitled under the Offer or for the return of Acceptance Forms, share certificates, bond certificates or other documents of title.

(c) Subject as provided below, a Sedgwick Securityholder or Sedgwick Bondholder will be deemed not to have accepted the Offer if:

     (i) he cannot give the representations and warranties set out in paragraphs 10(b) and (in the case of holders of Sedgwick ADSs) 11(i)(ii)(dd) of Part B of this Appendix;

     (ii) he completes the relevant Box of the relevant Acceptance Form with an address in Canada, Australia or Japan or has a registered address in Canada, Australia or Japan and in either case he does not insert in the relevant Box of the relevant Acceptance Form the name and address of a person or agent outside Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

     (iii) he inserts in the relevant Box of the relevant Acceptance Form the name and address of a person or agent in Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or

     (iv) the Acceptance Form received from him is in an envelope postmarked in, or which otherwise appears to Marsh & McLennan or its agents to have been sent from, Canada, Australia or Japan.

(d) If any person, despite the restrictions referred to in paragraph 8(b) of Part B of this Appendix and whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Acceptance Forms or any related offering document in, into or from Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephones) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia or Japan in connection with that forwarding, that person should:

     (i)   inform the recipient of that fact;

     (ii) explain to the recipient that action may invalidate any purported acceptance by the recipient; and

     (iii) draw the attention of the recipient to this paragraph 8.

(e) If any written notice from a Sedgwick Securityholder or Sedgwick Bondholder withdrawing his acceptance in accordance with paragraph 4 of Part B of this Appendix is received in an envelope postmarked in, or which otherwise appears to Marsh & McLennan or its agents to have been sent from Canada, Australia or Japan, Marsh & McLennan reserves the right, in its absolute discretion, to treat that notice as invalid.

(f) The provisions of this paragraph 8 and any other terms of the Offer relating to overseas holders of Sedgwick Securities or Sedgwick Convertible Bonds may be waived, varied or modified as regards specific Sedgwick Securityholders and Sedgwick Bondholders or on a general basis by Marsh & McLennan in its sole discretion. Subject to this discretion, the provisions of this paragraph 8 supersede any terms of the Offer inconsistent with them. A reference in this paragraph 8 to a Sedgwick Securityholder or a Sedgwick Bondholder includes the person or persons executing the relevant Acceptance Form and, in the event of more than one person executing an Acceptance Form, the provisions of this paragraph 8 apply to them jointly and severally.

(g) The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, registered under the US Securities Act or under the securities laws of any State of the US and the relevant clearances have not been, and will not be, obtained from the regulatory authority of any province or territory of Canada. In addition, no prospectus in relation to the Loan Notes has been, or will be, lodged with, or registered by, the Australian Securities Commission and no steps have been taken, nor will any be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. The Loan Notes may therefore not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the US or to US Persons (except in transactions exempt from, or not subject to, the registration requirements of the US Securities Act) or in or into Canada, Australia or Japan, or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction. If in respect of an Acceptance Form from any Sedgwick Shareholder or Sedgwick Bondholder the holder is unable or Marsh & McLennan believes the holder is unable to make the representations and warranties set out in paragraph 10(b) and (in the case of a holder of Sedgwick ADSs) 11(i)(ii)(dd) of Part B of this Appendix, Marsh & McLennan reserves the right, in its absolute discretion, to ignore any election in that Acceptance Form to receive Loan Notes and to treat it instead as an acceptance of the Offer for cash.

9.  PROCEDURES FOR TENDERING SEDGWICK SHARES AND SEDGWICK CONVERTIBLE BONDS

(a) Holders of Sedgwick Shares and/or Sedgwick Convertible Bonds will have received with this document an Acceptance Form in respect of the Ordinary Offer and/or the Convertible Offer. This section should be read together with the relevant Acceptance Form. The provisions of this section shall be deemed to be incorporated in, and to form a part of, the relevant Acceptance Form. The instructions printed on such Acceptance Form shall be deemed to form part of the terms of the Offer.

     If a holder of Sedgwick Shares holds Sedgwick Shares in both certificated and uncertificated form he should complete a separate Shareholder Form of Acceptance for each holding. Similarly, such holder should complete a separate Shareholder Form of Acceptance for Sedgwick Shares held in uncertificated form, but under different member account IDs, and for Sedgwick Shares held in certificated form, but under different designations.

(b) To accept the Offer, any Sedgwick Shareholder or Sedgwick Bondholder, including any person in the US who holds Sedgwick Shares or Sedgwick Convertible Bonds, wishing to accept the Offer in respect of all or any portion of such holder's Sedgwick Shares or Sedgwick Convertible Bonds, should complete Box 1 on the relevant Acceptance Form and, if any of such holder's Sedgwick Shares are in CREST, Box 5 of the Shareholder Form of Acceptance, and in the case of Sedgwick Bondholders, Box 5 of the Bondholder Form of Acceptance, and sign Box 8 on the relevant Acceptance Form in accordance with the instructions printed on it. All Sedgwick Shareholders and Sedgwick Bondholders who are individuals should sign the relevant Acceptance Form in the presence of a witness who should also sign Box 8 of the relevant Acceptance Form in accordance with the instructions printed on it. Unless witnessed, an acceptance by an individual will not be valid.

(c) An accepting Sedgwick Shareholder or Sedgwick Bondholder should return the completed, signed and, where necessary, witnessed Acceptance Form, whether or not any of its Sedgwick Shares are in CREST, to the UK Receiving Agent (if such accepting Sedgwick Shareholder or Sedgwick Bondholder is a Non-US Holder) or the US Depositary (if such accepting Sedgwick Shareholder or Sedgwick Bondholder is a US Holder). The completed Acceptance Form, together, if such holder's Sedgwick Shares are in certificated forms with his share certificate(s), and, if he holds Sedgwick Convertible Bonds, with his bond certificate(s) and/or other document(s) of title, must be lodged with the UK Receiving Agent (if such accepting Sedgwick Shareholder or Sedgwick Bondholder is a Non-US Holder) or the US Depositary (if such accepting Sedgwick Shareholder or Sedgwick Bondholder is a US Holder), as soon as possible, but in any event so as to arrive not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998. If you have any questions as to how to complete the relevant Acceptance Form, please contact the UK Receiving Agent on +44(0)117 937 0672 or the US Depositary on +1-800-507-9357.

(d) Holders of Sedgwick Bearer Bonds should in addition to lodging the Bondholder Form of Acceptance:

     (i) ensure that the Bondholder Form of Acceptance is accompanied by the relevant Sedgwick Bearer Bonds (together with all unmatured coupons appertaining thereto except for those relating to the period from 31 May 1998 to 30 November 1998), in which case a receipt will be issued to the person delivering the relevant Sedgwick Bearer Bonds (and such coupons as aforesaid) (or, if the Bondholder Form of Acceptance and the relevant Sedgwick Bearer Bonds are delivered by post, to the person signing the Bondholder Form of Acceptance at the address stated in Box 7 thereon); or

     (ii) produce to J.P. Morgan or Donaldson, Lufkin & Jenrette evidence satisfactory to J.P. Morgan and Donaldson, Lufkin & Jenrette that the relevant Sedgwick Bearer Bonds (together with such coupons as aforesaid) have been deposited with a bank or other depositary to the order of J.P. Morgan or Donaldson, Lufkin & Jenrette; or

     (iii) if the Sedgwick Bearer Bonds are held through Euroclear or Cedel, procure that appropriate instructions are given to Euroclear or, as the case may be, Cedel to debit the relevant securities clearance or other account with the nominal amount of Sedgwick Bearer Bonds in respect of which the Convertible Offer is being accepted and to credit J.P. Morgan's or Donaldson, Lufkin & Jenrette's securities clearance or other account with Euroclear or, as the case may be, Cedel, in accordance with the procedures details of which are available on request from Euroclear or, as the case may be, Cedel. An acceptance of the Convertible Offer where delivery of Sedgwick Bearer Bonds is made through Euroclear or Cedel will not be treated as valid unless and until such credit has been confirmed to J.P. Morgan or Donaldson, Lufkin & Jenrette by Euroclear or, as the case may be, Cedel.

     A person in the US who holds Sedgwick Shares or Sedgwick Convertible Bonds may submit the relevant Acceptance Form, together with his share certificate(s), and/or bond certificates and/or other document(s) of title, to the US Depositary, who will receive such Acceptance Form and certificate(s) and/or other document(s) of title on behalf of the UK Receiving Agent. An Acceptance Form contained in an envelope postmarked Canada, Australia or Japan or otherwise appearing to Marsh & McLennan or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid.

(e) If Sedgwick Shares are in uncertificated form, the holder should insert in Box 5 of the Shareholder Form of Acceptance the participant ID and member account ID under which such Sedgwick Shares are held by him in CREST and otherwise complete and return the Shareholder Form of Acceptance as described above. In addition, such holders should take (or procure to be taken) the action set out below to transfer the Sedgwick Shares in respect of which he wishes to accept the Offer to an escrow balance, specifying the UK Receiving Agent (in its capacity as a CREST participant under the participant ID referred to below) as the escrow agent, as soon as possible but in any event so that the transfer to escrow settles not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998.

(f) If the Sedgwick Shareholder is a CREST sponsored member, he should refer to his CREST sponsor before taking any action. Such holder's sponsor will be able to confirm details of his participant ID and the member account ID under which his Sedgwick Shares are held. In addition, only his CREST sponsor will be able to send the TTE Instruction to CRESTCo in relation to his Sedgwick Shares.

(g) The holder of such Sedgwick Shares should send (or, if he is a CREST sponsored member, procure that his CREST sponsor sends) a TTE Instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

     (i) the number of Sedgwick Shares to be transferred to an escrow balance;

     (ii) the member account ID of such Sedgwick Shareholder. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Shareholder's Form of Acceptance;

     (iii) the participant ID of such Sedgwick Shareholder. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Shareholder's Form of Acceptance;

     (iv) the participant ID of the escrow agent (the UK Receiving Agent in its capacity as a CREST receiving agent). This is 3RA48;

     (v)   the member account ID of the escrow agent. This is SEDGWICK;

     (vi) the Shareholder Form of Acceptance Reference Number. This is the Shareholder Form of Acceptance Reference Number that appears next to Box 5 on page 3 of the Shareholder's Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE Instruction. Such insertion will enable the UK Receiving Agent to match the transfer to escrow to your Shareholder Form of Acceptance. The holder of such shares should keep a separate record of this Shareholder Form of Acceptance Reference Number for future reference;

     (vii) the Intended Settlement Date. This should be as soon as possible and in any event not later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998;

     (viii) the Corporate Action ISIN. This is GB0007933004;

     (ix) the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action Details in CREST; and

     (x)   input with Standard Delivery instruction of 80.

(h) After settlement of the TTE Instruction, such Sedgwick Shareholder will not be able to access the Sedgwick Shares concerned in CREST for any action or charging purposes. If the Conditions are satisfied, fulfilled or, to the extent permitted, waived, the escrow agent will transfer the Sedgwick Shares concerned to itself in accordance with paragraph 9 of Part B of this Appendix.

(i) Such Sedgwick Shareholder is recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, such holder is requested, wherever possible, to ensure that a Shareholder Form of Acceptance relates to only one transfer to escrow.

(j) If no Shareholder Form of Acceptance Reference Number, or an incorrect Shareholder Form of Acceptance Reference Number, is included on the TTE Instruction, Marsh & McLennan may treat any amount of Sedgwick Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE Instruction as relating to any Shareholder Acceptance Form(s) which relate(s) to the same member account ID and participant ID (up to the amount of Sedgwick Shares inserted or deemed to be inserted on the Shareholder Form of Acceptance concerned).

(k) Such Sedgwick Shareholder should note that CRESTCo does not make available special procedures, in CREST, for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. Such holder should therefore ensure that all necessary action is taken by him (or by his CREST sponsor) to enable a TTE Instruction relating to his Sedgwick Shares to settle prior to
     3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998. In this connection such holder is referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(l) Marsh & McLennan will make an appropriate announcement if any of the details contained in this paragraph 9 alter for any reason.

(m) Normal CREST procedures (including timings) apply in relation to any Sedgwick Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Sedgwick Shares or otherwise). Sedgwick Shareholders who are proposing so to convert any Sedgwick Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Sedgwick Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificates or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998.

(n) If the share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost the Shareholder Form of Acceptance should nevertheless be completed, signed and returned as stated above to the UK Receiving Agent or the US Depositary so as to be received as soon as possible, but in any event no later than 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 5 October 1998, together with any share certificate(s) and/or other document(s) of title that is/are available accompanied by a letter stating that the balance will follow or that the accepting holder has lost one or more of his share certificate(s) and/or other documents of title. If the share certificate(s) and/or other document(s) of title are lost, the accepting holder should request the registrar of Sedgwick (Lloyds Bank Registrars, The Causeway, Goring-by-Sea, Worthing, West Sussex BN99 6DA) to send him a letter of indemnity for completion in accordance with the instructions given. When completed, the letter of indemnity must be lodged with the UK Receiving Agent or the US Depositary, in accordance with the instructions given, in support of the Shareholder Form of Acceptance.

10.  ACCEPTANCE FORMS FOR SEDGWICK SHAREHOLDERS AND SEDGWICK BONDHOLDERS

Each holder of Sedgwick Shares or Sedgwick Convertible Bonds who executes and lodges or has executed and lodged on his behalf an Acceptance Form with the UK Receiving Agent or the US Depositary, subject to the rights of withdrawal set out in this document, irrevocably (and so as to bind himself, his heirs, successors and assigns and his personal or legal representatives):

(a) (i)   accepts the Offer in respect of the number of Sedgwick Shares and
        Sedgwick Convertible Bonds inserted or deemed to be inserted in Box 1 of the relevant Acceptance Form;

     (ii) if applicable, elects for the Loan Note Alternative in respect of such amount of cash as would otherwise fall to be paid under the Offer in respect of the number of Sedgwick Shares and Sedgwick Convertible Bonds inserted, or deemed to be inserted, in Box 2 of the relevant Acceptance Form; and

     (iii) agrees to execute any further documents and give any further assurances which may be required to enable Marsh & McLennan to obtain the full benefit of paragraph 9 of Part B of this Appendix 1 and this paragraph 10 and/or to perfect any of the authorities expressed to be given hereunder, in each case on and subject to the terms and Conditions set out or referred to in this document and the Acceptance Forms;

(b) represents and warrants to Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette that:

     (i) he has not received or sent copies or originals of this document, the Acceptance Form or any related offering document in, into or from Canada, Australia or Japan;

     (ii) he has not used in connection with the Offer or the execution or delivery of the Acceptance Forms, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex and telephone) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, Australia or Japan;

     (iii) he is accepting the Offer from outside Canada, Australia or Japan;

     (iv) if he is electing the Loan Note Alternative, he is not a US Person and he is not accepting the Offer with a view to the offer, sale or delivery, directly or indirectly, of any Loan Notes in or into the US, Canada, Australia or Japan and will not hold or acquire any Loan Notes for any other person who he has reason to believe is purchasing for the purpose of that offer, sale or delivery;

     (v) he is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia or Japan; and

     (vi) in the case of a holder of Sedgwick Bearer Bonds, that he is such a holder and, if he is not the absolute beneficial owner of such Sedgwick Bearer Bonds, he is duly authorised by all relevant persons to accept the Convertible Offer and to effect delivery of such Sedgwick Bearer Bonds in accordance with the terms of the Convertible Offer.

(c) appoints any director of, or any person authorised by, Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette as his agent and/or attorney (subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance) with an irrevocable instruction and authorisation to:

     (i) complete and execute any form of transfer, renunciation or other document in relation to the Sedgwick Shares or Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix I in favour of Marsh & McLennan or as it may direct;

     (ii) deliver any form of transfer, renunciation or other document with any certificate or other document of title for registration within six months of the Offer becoming unconditional; and

     (iii) take any other action as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the Offer and to vest in Marsh & McLennan (or as it may direct) the Sedgwick Shares and the Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix I;

(d) undertakes that the execution of the Acceptance Form and its delivery to the UK Receiving Agent or the US Depositary constitutes an irrevocable instruction and authority:

     (i) subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance, to transfer to Marsh & McLennan (or to such other person or persons as Marsh & McLennan or its agent may direct) by means of CREST all or any of the Relevant Sedgwick Shares (but not exceeding the number of Sedgwick Shares in respect of which the Offer is accepted or deemed to be accepted); and

     (ii) if the Offer does not become unconditional, to give instructions to CRESTCo immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 calendar days of the Offer lapsing) to transfer all Relevant Sedgwick Shares to the original available balance of the accepting Sedgwick shareholder.

     In this Paragraph, "Relevant Sedgwick Shares" means uncertificated Sedgwick Shares in respect of which a transfer or transfers to escrow has or have been effected in accordance with the procedures described in paragraph 9 of Part B of this Appendix I and where the transfer or transfers to escrow was or were made in respect of Sedgwick Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the relevant Shareholder Form of Acceptance (but irrespective of whether or not any Shareholder Form of Acceptance Reference Number, or a Shareholder Form of Acceptance Reference Number corresponding to that appearing on the relevant Shareholder Form of Acceptance, was included in the relevant transfer to escrow instruction);

(e) authorises and requests (subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance):

     (i) Sedgwick or its agents to procure the registration of the transfer of the Sedgwick Shares or Sedgwick Registered Bonds pursuant to the Offer and the delivery of the share certificate(s) and/or bond certificate(s) and other document(s) of title in respect thereof and in respect of the Sedgwick Bearer Bonds to Marsh & McLennan or as it may direct;

     (ii) if the Sedgwick Shares referred to in paragraph 10(a)(i) of Part B of this Appendix I are in certificated form or paragraph 10(f) of Part B of this Appendix I applies, or in respect of Sedgwick Convertible Bonds, Marsh & McLennan or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the consideration to which he is entitled under the Offer, together with documents of title for any Loan Note in respect of his election for the Loan Note Alternative, at his risk to the person or agent whose name and address is set out in Box 7 of the relevant Acceptance Form or, if no person or agent's name and address is set out, to the first-named holder at his registered address, set out in Box 4;

     (iii) if the Sedgwick Shares referred to in paragraph 10(a)(i) of Part B of this Appendix I are in uncertificated form Marsh & McLennan or its agents to ensure that an assured payment obligation is created in favour of the Sedgwick shareholder's payment bank in accordance with the CREST assured payment arrangement in respect of any cash consideration to which that shareholder is entitled; and

     (iv) Marsh & McLennan, Sedgwick or their respective agents to record and act on any instructions with regard to payments or notices which have been entered in the records of Sedgwick in respect of his holding of Sedgwick Shares or Sedgwick Convertible Bonds;

(f) agrees that:

     (i) Marsh & McLennan may decide to despatch all or part of the consideration payable to a shareholder whose Sedgwick Shares are in uncertificated form in accordance with paragraph 10(e)(ii) of Part B of this Appendix I; and

     (ii) the consideration payable to a shareholder whose Sedgwick Shares are in uncertificated form will be despatched in accordance with paragraph 10(e)(ii) of Part B of this Appendix I if the shareholder is a CREST member whose registered address is in Canada, Australia or Japan;

(g) gives authority to any director of, or person authorised by, Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette within the terms of paragraph 6 of Part B of this Appendix I;

(h) subject to the Offer becoming unconditional and him not having validly withdrawn his acceptance (or if the Offer will become unconditional or lapse on the outcome of the resolution in question or if the Panel gives its consent) and (in the case of Sedgwick Shares and Sedgwick Registered Bonds) pending registration:

     (i) authorises Marsh & McLennan or its agent to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Sedgwick) attaching to the Sedgwick Shares or Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix I;

     (ii) authorises Sedgwick or its agent to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Sedgwick to Marsh & McLennan, care of the UK Receiving Agent;

     (iii) authorises any director of, or person authorised by, Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette to sign any document and do such things as may in the opinion of that agent and/or attorney seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Sedgwick Shares or Sedgwick Convertible Bonds held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Marsh & McLennan to attend general and separate class meetings of Sedgwick and attending any such meeting and exercising the votes attaching to the Sedgwick Shares or Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer); and

     (iv) agrees not to exercise any such rights without the consent of Marsh & McLennan and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Sedgwick.

     This authority will cease to be valid if the acceptance is validly withdrawn in accordance with paragraph 4 of Part B of this Appendix I;

(i) agrees that he will deliver to the UK Receiving Agent or the US Depositary, or procure the delivery to the UK Receiving Agent or the US Depositary of, his certificate(s) and/or (in respect of Sedgwick Registered Bonds) bond certificates and/or other document(s) of title in respect of those Sedgwick Shares or Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix that are in certificated form, or an indemnity acceptable to Marsh & McLennan, as soon as possible and in any event within two months of the Offer becoming unconditional in all respects (or, in relation to Sedgwick Bearer Bonds, will otherwise comply fully with the delivery instructions set out in paragraph (q) below and the Bondholder Form of Acceptance within such period);

(j) agrees that he will take (or procure to be taken) the necessary action to transfer all those Sedgwick Shares referred to in paragraph 10(a)(i) of Part B of this Appendix that are in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within two months of the Offer becoming unconditional;

(k) agrees that if for any reason, any Sedgwick Shares in respect of which a transfer to an escrow balance has been effected are converted to certificated form, he will immediately deliver or ensure the immediate delivery of the share certificates or other documents of title in respect of all those Sedgwick Shares that are converted to the UK Receiving Agent or the US Depositary at the relevant address specified on the back cover of this document;

(l) agrees that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payment arrangements as referred to in paragraph 10(e)(iii) of Part B of this Appendix to the extent of the obligation so created, discharge fully any obligation of Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette to pay to him the cash consideration to which he is entitled under the Offer;

(m) agrees that he will do everything necessary or expedient to vest in Marsh & McLennan or its nominees the Sedgwick Shares and Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix and to enable the UK Receiving Agent or the US Depositary to perform its functions as escrow agent for the purposes of the Offer;

(n) agrees to ratify everything which may be done or effected by any director of, or person authorised by, Marsh & McLennan, J.P. Morgan, Donaldson, Lufkin & Jenrette, the UK Receiving Agent or the US Depositary in exercise of any of the powers and/or authorities under Part B of this Appendix;

(o) agrees that, if any provision of Part B of this Appendix will be unenforceable or invalid or will not operate so as to afford Marsh & McLennan, J.P. Morgan, Donaldson, Lufkin & Jenrette, the UK Receiving Agent or the US Depositary or any of their respective directors or persons authorised by them, the benefit of the authority expressed to be given in Part B of this Appendix, he will, with all practicable speed, do everything that may be required or desirable to enable Marsh & McLennan, J.P. Morgan, Donaldson, Lufkin & Jenrette, the UK Receiving Agent and the US Depositary and any of their respective directors or persons authorised by them to secure the full benefit of Part B of this Appendix;

(p) represents and warrants that he is entitled to sell and transfer the beneficial ownership of the Sedgwick Shares and Sedgwick Convertible Bonds referred to in paragraph 10(a)(i) of Part B of this Appendix and that such shares and bonds are sold fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them on or after 25 August 1998 including, without limitation, the right to receive and retain all dividends and other distributions declared, paid or made on or after that date other than (i) the interim dividend of 3.0 pence (net) per Sedgwick Share announced on 11 August 1998 and payable on 19 October 1998 to Sedgwick Securityholders on the register at the close of business on 21 August 1998 and (ii) interest on the Sedgwick Convertible Bonds in respect of the period from 31 May 1998 to 30 November 1998 as provided in paragraph 2 of the letter from J.P. Morgan and Donaldson, Lufkin and Jenrette in this document;

(q) in the case of a holder of Sedgwick Convertible Bonds, agrees that:

     (i) an acceptance of the Convertible Offer by a Sedgwick Bondholder who has completed and delivered a valid conversion notice and all other documents and payments required for conversion in accordance with the terms and conditions of the Sedgwick Convertible Bonds in respect of Sedgwick Convertible Bonds included in his acceptance of the Convertible Offer, or on whose behalf such a conversion notice has been completed and delivered together with such other documents and payments as aforesaid, shall, unless Marsh & McLennan determines otherwise, upon the conversion taking effect on the relevant Conversion Date be deemed to be an acceptance of the Ordinary Offer (and not thereafter of the Convertible Offer) in respect of the Sedgwick Shares resulting from such conversion unless the Convertible Offer shall have become unconditional in all respects before any such Conversion Date;

     (ii) an acceptance of the Ordinary Offer by a Sedgwick Bondholder who has completed and delivered a valid conversion notice and all other documents and payments required for conversion in accordance with the terms and conditions of the Sedgwick Convertible Bonds in respect of all or some of the Sedgwick Shares arising upon the conversion of the relevant Sedgwick Convertible Bonds taking effect on the relevant Conversion Date, or on whose behalf such a conversion notice and such other documents and payments have been completed and delivered, shall, unless Marsh & McLennan determines otherwise, until the conversion takes effect on the relevant Conversion Date be deemed to be an acceptance of the Convertible Offer in respect of the Sedgwick Convertible Bonds which would on conversion give rise to the Sedgwick Shares in respect of which the Ordinary Offer has been accepted;

     (iii) any such Sedgwick Bondholder as referred to in paragraph (i) or (ii) above, will be deemed to have irrevocably undertaken, represented, warranted and agreed to and with Marsh & McLennan, J.P. Morgan and Donaldson, Lufkin & Jenrette (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

        (A) that if he is a holder of Sedgwick Registered Bonds, he has delivered to the registrar of the Sedgwick Convertible Bonds a valid conversion notice together with the relevant Sedgwick Convertible Bonds and, if he is a holder of Sedgwick Bearer Bonds, he has delivered to a paying and conversion agent of the Sedgwick Convertible Bonds a valid conversion notice together with the relevant Sedgwick Convertible Bonds and all unmatured coupons appertaining thereto except for those relating to the period 31 May 1998 to 30 November 1998 in each case in accordance with the terms and conditions of the Sedgwick Convertible Bonds and together in each case with such other documents and payments as may be required in accordance with the terms and conditions of the Sedgwick Convertible Bonds;

        (B) that he will furnish to the UK Receiving Agent and/or the US Depositary (as appropriate), such evidence of the delivery of the conversion notice, Sedgwick Convertible Bonds, coupons (where applicable) and other documents and payments required to effect conversion in accordance with the terms and conditions of the Sedgwick Convertible Bonds, of the authority of the person completing and delivering such notice so to do and such other things as may be required by the UK Receiving Agent and/or the US Depositary (as appropriate) and do all acts and things as may be necessary or desirable in relation to the conversion of his Sedgwick Convertible Bonds;

        (C) that the execution of such Bondholder Form of Acceptance constitutes an authority and direction to Sedgwick and/or Sedgwick's registrars to forward to Marsh & McLennan or the UK Receiving Agent and/or the US Depositary (as appropriate), free of charge, the definitive certificate for the appropriate amount of Sedgwick Shares arising on any such conversion together with a new Sedgwick Convertible Bond or Bonds for any unconverted Sedgwick Convertible Bonds comprised in the certificate(s) surrendered by him and in respect of which he shall have accepted the Convertible Offer unless the Offer shall have lapsed or been withdrawn or unless the UK Receiving Agent and/or the US Depositary (as appropriate), shall have notified Sedgwick's registrars that any such acceptance of the Offer has been validly withdrawn; and

        (D) that the execution of such Bondholder Form of Acceptance constitutes an authority and direction of Marsh & McLennan and the UK Receiving Agent and/or the US Depositary (as appropriate) to give such notification as is referred to in sub-paragraph (C) above;

     (iv) the execution of the Bondholder Form of Acceptance constitutes, subject to the Convertible Offer becoming or being declared unconditional in all respects or, with the consent of the Panel, if following the exercise of conversion rights pursuant to the authority contained in (i) below the Ordinary Offer would become unconditional in all respects:

        (i) an irrevocable authority to Marsh & McLennan to exercise any right of conversion and all other rights relating thereto in accordance with the terms and conditions of the Sedgwick Convertible Bonds in respect of which the Convertible Offer is or is deemed to have been accepted and to take all such action or do such other things as may be necessary or desirable in relation thereto and the agreement of such Sedgwick Bondholder not to exercise any such right without the consent of Marsh & McLennan; and

        (ii) an irrevocable authority and direction to Sedgwick and/or Sedgwick's Registrar to allot or procure the renunciation in favour of Marsh & McLennan of any Sedgwick Shares arising on the exercise of any such conversion rights (and a like authority to any renouncer thereof) and to forward to Marsh & McLennan and/or to the UK Receiving Agent and/or to the US Depositary (as appropriate), free of charge, the definitive certificates for the appropriate amount of Sedgwick Shares arising on such conversion together with any new certificate for any unconverted Sedgwick Convertible Bonds and any cheque in respect of any fractional entitlement.

(r) agrees that the terms and Conditions of the Offer are deemed to be incorporated in, and form part of, the Acceptance Form;

(s) agrees that on execution the Acceptance Form takes effect as a deed;

(t) agrees that the execution of the Acceptance Form constitutes his submission to the jurisdiction of the courts of England in relation to all matters arising in connection with the Offer and the Acceptance Form;

(u) agrees and acknowledges that he is not a customer (as defined in the rules of The Securities and Futures Authority Limited) of J.P. Morgan or Donaldson, Lufkin & Jenrette in connection with the Offer; and

(v) either (i) certifies to Marsh & McLennan, the UK Receiving Agent and the US Depositary that it is a Non-US Holder, or (ii) acknowledges that it is a US Holder and that it may be subject to US federal backup withholding tax unless it submits a duly completed Internal Revenue Service Form W-9 (or a valid Substitute Form W-9), certifying that it is not subject to US federal backup withholding tax, to the US Depositary.

A reference in this paragraph 10 to a holder of Sedgwick Shares or Sedgwick Convertible Bonds includes a reference to the person or persons executing the relevant Acceptance Form and in the event of more than one person executing an Acceptance Form the provisions of this paragraph 10 will apply to them jointly and to each of them.

11.  PROCEDURES FOR TENDERING SEDGWICK ADSS

(a) If you are a holder of Sedgwick ADSs evidenced by Sedgwick ADRs, you will have also received a Letter of Transmittal and Notice of Guaranteed Delivery for use in connection with the Offer. This section should be read together with the instructions on the Letter of Transmittal. The provisions of this section shall he deemed to be incorporated in, and form a part of, the relevant Letter of Transmittal. The instructions printed on the Letter of Transmittal shall be deemed to form part of the terms of the Offer.

(b) For a holder of Sedgwick ADSs evidenced by Sedgwick ADRs to tender such Sedgwick ADSs validly pursuant to the Offer, either:

     (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents, must be received by the US Depositary at one of its addresses set out at the back of this document, and the Sedgwick ADRs evidencing such Sedgwick ADSs must be either received by the US Depositary at one of such addresses or delivered pursuant to the procedures for book-entry transfer set out below (and a Book-Entry Confirmation received by the US Depositary in accordance with such procedures); or

     (ii) such holder must comply with the Guaranteed Delivery Procedures set out in paragraph (h) below.

     The Offer in respect of Sedgwick ADSs evidenced by Sedgwick ADRs shall be validly accepted by delivery of a Letter of Transmittal, the relevant Sedgwick ADRs evidencing Sedgwick ADSs and other required documents to the US Depositary by a Sedgwick ADS holder (without any further action by the US Depositary) subject to the terms and Conditions set out in this document and the Letter of Transmittal. The acceptance of the Offer by a tendering holder of Sedgwick ADSs evidenced by Sedgwick ADRs pursuant to the procedures described above, subject to the withdrawal rights described below, will be deemed to constitute a binding agreement between such tendering holder of Sedgwick ADSs and Marsh & McLennan upon the terms and subject to the Conditions of the Offer. If a Sedgwick ADR evidencing a Sedgwick ADS has been tendered by a holder of Sedgwick ADSs, the Sedgwick Shares represented by such Sedgwick ADSs may not be tendered independently. A Letter of Transmittal and other required documents contained in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to Marsh & McLennan or its agents to have been sent from Canada, Australia or Japan may be rejected as invalid.

(c) BOOK-ENTRY TRANSFER

     The US Depositary will establish an account at the Book-Entry Transfer Facilities with respect to Sedgwick ADSs evidenced by Sedgwick ADRs held in book-entry form for the purposes of the Offer within two Business Days from the date of this document. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of interests in Sedgwick ADSs by causing a Book-Entry Transfer Facility to transfer such interests in Sedgwick ADSs into the US Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer.

     Although delivery of interests in Sedgwick ADSs evidenced by Sedgwick ADRs may be effected through book-entry transfer into the US Depositary's account at a Book-Entry Transfer Facility, either:

     (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees; or

     (ii)  an Agent's Message (as defined below),

     and, in either case, any other required documents must in any case be transmitted to, and received by, the US Depositary at one of its addresses set out on the back cover of this document before Sedgwick ADSs evidenced by Sedgwick ADRs will be either counted as a valid acceptance, or purchased, or such holder must comply with the Guaranteed Delivery Procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the US Depositary and forming part of a Book-Entry Confirmation that states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the interests in Sedgwick ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Marsh & McLennan may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility does not constitute delivery to the US Depositary.

(d) METHOD OF DELIVERY

     The method of delivery of Sedgwick ADRs, Letters of Transmittal and all other required documents is at the option and risk of the tendering holder of Sedgwick ADSs. Sedgwick ADSs will be deemed delivered only when the Sedgwick ADRs representing such Sedgwick ADSs are actually received by the US Depositary (including in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, Marsh & McLennan.

(e) SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal if:

     (i) the Letter of Transmittal is signed by the registered holder of the Sedgwick ADSs tendered therewith and such registered holder has not completed either the Box entitled "Special Delivery Instructions" or the Box entitled "Special Payment Instructions" in the Letter of Transmittal; or

     (ii) such Sedgwick ADSs are tendered for the account of an Eligible Institution.

     In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

(f) SEDGWICK ADSS AND ADRS

     If the Sedgwick ADSs are registered in the name of a person other than the person who signs the Letter of Transmittal, then the tendered Sedgwick ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered owner or owners appear on the Sedgwick ADRs, with the signatures on the Sedgwick ADRs or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

(g) PARTIAL ACCEPTANCES

     If fewer than all of the Sedgwick ADSs evidenced by any Sedgwick ADRs delivered to the US Depositary are to be tendered, the holder thereof should so indicate in the Letter of Transmittal by filling in the number of Sedgwick ADSs which are tendered in the Box entitled "Number of ADSs Tendered". In such case, a new Sedgwick ADR for the remainder of the Sedgwick ADSs represented by the former Sedgwick ADR will be sent to the person(s) signing such Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered Sedgwick ADSs are purchased. All Sedgwick ADSs delivered to the US Depositary will be deemed to have been tendered unless otherwise indicated. See Instruction 4 to the Letter of Transmittal. In the case of partial tenders, Sedgwick ADSs not tendered will not be reissued to a person other than the registered holder.

(h) GUARANTEED DELIVERY PROCEDURES

     (i) If a holder of Sedgwick ADSs evidenced by Sedgwick ADRs wishes to tender Sedgwick ADSs pursuant to the Offer and the Sedgwick ADRs evidencing such Sedgwick ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiry of the Subsequent Offer Period, such holder's tender of Sedgwick ADSs may be effected if all of the following conditions are satisfied (the "Guaranteed Delivery Procedures"):

        (aa) such tender is made by or through an Eligible Institution;

        (bb) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Marsh & McLennan is received by the US Depositary, as provided below, prior to the expiry of the Subsequent Offer Period; and

        (cc) the Sedgwick ADRs evidencing all tendered Sedgwick ADSs (or, in the case of Sedgwick ADSs held in book-entry form, timely confirmation of the book-entry transfer of such interests in Sedgwick ADSs into the US Depositary's account at a Book-Entry, Transfer Facility as described above) together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees and any other documents required by the Letter of Transmittal are received by the US Depositary within three NYSE business days after the date of execution of such Notice of Guaranteed Delivery;

     (ii) The Notice of Guaranteed Delivery may be delivered by hand, transmitted by telegram, telex, facsimile transmission or mailed to the US Depositary and must include a signature guarantee by an Eligible Institution in the form set out in such Notice of Guaranteed Delivery; and

     (iii) Receipt of a Notice of Guaranteed Delivery will not be treated as a valid acceptance for the purpose of satisfying the Acceptance Condition. To be counted towards satisfaction of this requirement, prior to the Initial Closing Date, the Sedgwick ADRs evidencing Sedgwick ADSs referred to in the Notice of Guaranteed Delivery must be received by the US Depositary (or, in the case of interests in Sedgwick ADSs evidenced by Sedgwick ADRs held in book-entry form, timely confirmation of a book-entry transfer of such interests in Sedgwick ADSs into the US Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set out above) together with a duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other required documents.

(i) OTHER REQUIREMENTS

     By executing the Letter of Transmittal as set out above, the tendering holder of Sedgwick ADSs evidenced by Sedgwick ADRs will agree that, effective from and after the date all Conditions are satisfied, fulfilled or, to the extent permitted, waived:

     (i) Marsh & McLennan shall be entitled to direct the exercise of any votes attaching to any Sedgwick Shares represented by Sedgwick ADSs, in respect of which the Offer has been accepted or is deemed to have been accepted (the "ACCEPTED ADSS") and any other rights and privileges attaching to such Sedgwick Shares, including any right to requisition a general or separate class meeting of Sedgwick Shareholders; and

     (ii) the execution of the Letter of Transmittal and its delivery to the US Depositary shall constitute:

        (aa) an authority to Sedgwick or its agents from the tendering holder of Accepted ADSs to send any notice, circular, warrant, document or other communication that may be required to be sent to him as a holder of Sedgwick ADSs, to Marsh & McLennan care of the UK Receiving Agent;

        (bb) an authority to Marsh & McLennan or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the tendering holder of Accepted ADSs and/or to execute a form of proxy in respect of such Accepted ADSs appointing any person nominated by Marsh & McLennan to attend general meetings or separate class meetings of Sedgwick and any adjournment thereof and to exercise the votes attaching to the Sedgwick Shares represented by such Accepted ADSs on his behalf;

        (cc) the agreement of such tendering holder of Accepted ADSs not to exercise any of such rights without the consent of Marsh & McLennan and the irrevocable undertaking of such tendering holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings;

        (dd) a representation and warranty that such Sedgwick Securityholder (i) has not received or sent copies of this document or any Letter of Transmittal or any related documents in, into or from Australia, Canada or Japan; (ii) is accepting the Offer from outside Australia, Canada and Japan; and (iii) is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Australia, Canada and Japan; and

        (ee) confirmation that such Sedgwick Securityholder is entitled to sell and transfer the beneficial ownership of the Accepted ADSs and that such Accepted ADSs are sold fully paid and free from all liens, equitable interests, charges, and encumbrances and together with all rights attaching thereto including voting rights and the right to all dividends and other distributions declared, made or paid other than the interim dividend of 3.0 pence (net) per Sedgwick Share announced on 11 August 1998 and payable on 19 October to Sedgwick Securityholders on the register at the close of business on 21 August 1998; and

     (iii) the execution of the Letter of Transmittal (together with any signature guarantees) and its delivery to the US Depositary shall constitute an authority to any director of Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette and to Marsh & McLennan, J.P. Morgan or Donaldson, Lufkin & Jenrette and/or their respective agents in accordance with the terms of paragraph 6 of Part B of this Appendix.

     References in this paragraph 11 to a Sedgwick Securityholder shall include references to the person or persons executing a Letter of Transmittal and in the event of more than one person executing a Letter of Transmittal the provisions of this Part B shall apply to them jointly and to each of them.

12.  CURRENCY OF CASH CONSIDERATION

Instead of receiving cash consideration in pounds sterling, Sedgwick Shareholders and Sedgwick Bondholders who so wish may elect to receive US dollars on the basis that the cash amount payable in pounds sterling to which such holder would otherwise be entitled pursuant to the terms of the Offer will be converted, without charge, from pounds sterling to US dollars at the exchange rate obtainable by the relevant payment agent (either the UK Receiving Agent or the US Depositary) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by Marsh & McLennan to the relevant payment agent for delivery in respect of the relevant Sedgwick Shares or Sedgwick Convertible Bonds. A Sedgwick Shareholder or Sedgwick Bondholder may receive such amount on the basis set out above only in respect of the whole of his holding of Sedgwick Shares or Sedgwick Convertible Bonds in respect of which he accepts the Offers. Sedgwick Shareholders and Sedgwick Bondholders may not elect to receive both pounds sterling and US dollars. Unless they elect to receive pounds sterling, holders of Sedgwick ADSs will receive consideration converted into US dollars as described above, as if such holders of Sedgwick ADSs had elected to receive dollars. Consideration in US dollars may be inappropriate for Sedgwick Shareholders or Sedgwick Bondholders other than persons in the US and holders of Sedgwick ADSs.

THE ACTUAL AMOUNT OF US DOLLARS RECEIVED WILL DEPEND UPON THE EXCHANGE RATE PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY MARSH & MCLENNAN. SEDGWICK SECURITYHOLDERS AND SEDGWICK BONDHOLDERS SHOULD BE AWARE THAT THE US DOLLAR/POUNDS STERLING EXCHANGE RATE WHICH IS PREVAILING AT THE DATE ON WHICH AN ELECTION IS MADE TO RECEIVE DOLLARS AND ON THE DATES OF DESPATCH AND RECEIPT OF PAYMENT MAY BE DIFFERENT FROM THAT PREVAILING ON THE BUSINESS DAY ON WHICH FUNDS ARE MADE AVAILABLE TO THE RELEVANT PAYMENT AGENT BY MARSH & MCLENNAN. IN ALL CASES, FLUCTUATIONS IN THE US DOLLAR/POUNDS STERLING EXCHANGE RATE ARE AT THE RISK OF ACCEPTING SEDGWICK SECURITYHOLDERS AND SEDGWICK BONDHOLDERS WHO ELECT OR ARE TREATED AS HAVING ELECTED TO RECEIVE THEIR CONSIDERATION IN US DOLLARS. NEITHER MARSH & MCLENNAN NOR ANY OF ITS ADVISERS OR AGENTS SHALL HAVE ANY RESPONSIBILITY WITH RESPECT TO THE ACTUAL AMOUNT OF CASH CONSIDERATION PAYABLE OTHER THAN IN POUNDS STERLING.

13.  SUBSTITUTE ACCEPTANCE FORMS

Holders of Sedgwick Securities and Sedgwick Convertible Bonds have been sent with this document a Shareholder Form of Acceptance and/or a Bondholder Form of Acceptance and/or a Letter of Transmittal (accompanied by a Notice of Guaranteed Delivery). All holders of Sedgwick Shares and Sedgwick Convertible Bonds, including persons in the US who hold Sedgwick Shares or Sedgwick Convertible Bonds, have been sent a Shareholder Form of Acceptance and/or a Bondholder Form of Acceptance, which they must use to tender their Sedgwick Shares or Sedgwick Convertible Bonds and accept the Offer. All holders of Sedgwick ADSs have been sent a Letter of Transmittal and a Notice of Guaranteed Delivery which they must use to tender their Sedgwick ADSs and accept the Offer. Should any holder of Sedgwick Securities or Sedgwick Convertible Bonds receive an incorrect form with which to accept the Offer or require any additional forms, that person should contact the UK Receiving Agent or the US Depositary at the addresses set out at the end of this document, who will provide the appropriate forms.

The Offers and all contracts arising under them will be governed by English law.

                  APPENDIX II -- PARTICULARS OF THE LOAN NOTES

The Loan Notes will be created by a resolution of the board of directors of Marsh & McLennan (or a duly authorised committee) and will be constituted by the Loan Note Instrument. The issue of the Loan Notes will be conditional on the Offer becoming or being declared unconditional in all respects. If valid elections for the Loan Note Alternative have not been received in respect of at least L5 million nominal value of Loan Notes by the time the Offer becomes or is declared unconditional in all respects, no Loan Notes will be issued, in which event all Sedgwick Shareholders accepting the Ordinary Offer will receive cash in accordance with the terms of the Ordinary Offer and all Sedgwick Bondholders accepting the Convertible Offer will receive cash in accordance with the terms of the Convertible Offer. The Loan Note Alternative is not available to any person who is a citizen or resident of the US, Canada, Australia or Japan or certain other jurisdictions. The Loan Note Instrument will contain provisions, inter alia, to the effect set out below.

1.   FORM AND STATUS

The Loan Notes will be issued by Marsh & McLennan in amounts and integral multiples of L1 and will constitute unsecured obligations of Marsh & McLennan. The Loan Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by Marsh & McLennan.

2.   INTEREST

(a) Interest on the Loan Notes will be payable (subject to any requirement to deduct tax therefrom) in arrears on 30 June and 31 December in each year (or, if such a day is not a business day, on the next following business day) ("interest payment dates") in respect of the interest periods (as defined below) at a rate calculated as provided in paragraph (b) below, except that the first payment of interest on the Loan Notes, which will be made on 31 December 1998, will be in respect of the period from (and including) the first date of issue of any of the Loan Notes to (and including) 31 December 1998. The period from (and including) the first date of issue of any of the Loan Notes to (and including) 31 December 1998 and the period from (but excluding) 31 December 1998, or any subsequent interest payment date, to (and including) the next following interest payment date, is referred to as an "interest period".

(b) The rate of interest on the Loan Notes for each interest period will be the rate per annum calculated by Marsh & McLennan to be one half of one per cent. below LIBOR at or about 11.00 a.m. (London time) on the first day of the relevant interest period or, if such a day is not a business day, on the next succeeding business day.

(c) If a rate of interest cannot be established in accordance with the provisions of this paragraph 2 for any interest period, then the rate of interest on the Loan Notes for such interest period shall be calculated by reference to such rate as Marsh & McLennan shall reasonably determine on the basis of quotations made for six month sterling deposits of similar size in any other appropriate inter-bank market or markets as Marsh & McLennan may reasonably select.

(d) Each instalment of interest shall be calculated on the basis of a 365 day year and the actual number of days elapsed in the relevant interest period.

(e) Payments of interest in respect of the Loan Notes will not be made to addresses in the US, Canada, Australia or Japan.

3.   REPAYMENT AND REDEMPTION

(a) A holder of Loan Notes ("Noteholder") shall be entitled to require Marsh & McLennan to repay the whole (whatever the amount) or any part (being L100 nominal amount or any integral multiple thereof) of the principal amount of his holding of Loan Notes at par, together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) the date of repayment, on any interest payment date falling on or after 31 December 1999, by giving not less than 30 days' prior notice in writing to the Registrars accompanied by certificate(s) for all the Loan Notes to be repaid and a notice of redemption (duly completed) in the prescribed form endorsed on the Loan Notes to be repaid.

(b) If, at any time, the principal amount of the Loan Notes outstanding is 20 per cent. or less of the total nominal amount of Loan Notes which have been issued prior to that time, Marsh & McLennan shall have the right, on giving to the remaining Noteholders not less than 30 days' notice in writing expiring on 31 December 1999 or on any subsequent interest payment date, to redeem all (but not some only) of the Loan Notes at their principal amount together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) the date of redemption.

(c) Marsh & McLennan will have the right to redeem on any interest payment date the Loan Notes at par together with accrued interest up to (and including) the date of redemption (subject to any requirement to deduct tax therefrom) on 30 days' written notice to the Noteholders if Marsh & McLennan is advised by legal counsel that interest payable under the Loan Notes will fall to be treated as non-deductible for US federal income tax purposes due to a change in law after the date on which the Offer is made.

(d) Any Loan Notes not previously repaid, redeemed or purchased will be repaid in full at par on 31 December 2003 together with accrued interest thereon (subject to any requirement to deduct tax therefrom) up to (and including) that date.

(e) Each Noteholder shall have the right to acquire (by subscription at nominal value of an amount up to or equal to such Noteholder's holding of Loan Notes, such amount to be payable in full on subscription) additional loan notes to be issued by a subsidiary of Marsh & McLennan ("Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

     (i) the rate of interest on the Additional Notes shall be one half of one per cent. below the rate per annum referred to in paragraph 2 above; and

     (ii) the Additional Notes shall not carry any rights to acquire additional securities.

(f) Each Noteholder shall be entitled to require all of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct any tax therefrom) immediately if:

     (i) any principal or interest on any of the Loan Notes held by that Noteholder shall not have been paid in full within 14 days after the due date for payment thereof;

     (ii) Marsh & McLennan commences a voluntary case concerning itself under Title 11 of the US Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code");

     (iii) an involuntary case is commenced against Marsh & McLennan and the petition is not controverted within 10 days or is not dismissed within 60 days after commencement of the case;

     (iv) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Marsh & McLennan;

     (v) Marsh & McLennan commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "Conservator") of itself or all or any substantial proportion of its property) any other proceeding under any reorganisation, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to Marsh & McLennan;

     (vi) any such proceeding is commenced against Marsh & McLennan to the extent that such proceeding is consented to by such person or remains undismissed for a period of 60 days;

     (vii) Marsh & McLennan is adjudicated insolvent or bankrupt or an order of relief or other order approving any such case or proceeding is entered or Marsh & McLennan suffers any appointment of any Conservator or the like for it or any substantial part of its property which continues undischarged or unstated for a period of 60 days;

     (viii) Marsh & McLennan makes a general assignment for the benefit of creditors; or

     (ix) any corporate action is taken by Marsh & McLennan for the purpose of effecting any of the foregoing.

4.   PURCHASE OF LOAN NOTES

Marsh & McLennan will be entitled at any time to purchase any Loan Notes at any price by tender (available to all Noteholders alike), private treaty or otherwise by agreement with the relevant Noteholder(s).

5.   CANCELLATION

Any Loan Notes repaid or redeemed under paragraph 3 above or purchased under paragraph 4 above shall be cancelled and shall not be available for re-issue.

6.   SUBSTITUTION AND EXCHANGE

The Loan Note Instrument will contain provisions entitling Marsh & McLennan to substitute any other member of the Marsh & McLennan Group as the principal debtor under the Loan Notes, or to require Noteholders to exchange the Loan Notes for loan notes issued on the same terms, mutatis mutandis, by one or more of such members provided that (a) Marsh & McLennan guarantees such member's obligations thereunder, and (b) Marsh & McLennan's right to require substitution by such member as a principal debtor will be exercisable only if prior clearance has been obtained from the Inland Revenue to the effect that the substitution will not be treated as a disposal of the Loan Notes for the purpose of UK taxation of chargeable gains. References to Marsh & McLennan in this summary except in (a) shall be construed to apply to the substitute or substitutes (if any) from time to time of Marsh & McLennan.

7.   MODIFICATIONS

The provisions of the Loan Note Instrument and the rights of the Noteholders will be subject to modification, abrogation or compromise in any respect with the sanction of an Extraordinary Resolution (as defined in the Loan Note Instrument) of the Noteholders, and the consent of Marsh & McLennan. Marsh & McLennan may amend the provisions of the Loan Note Instrument without such sanction or consent if such amendment is of a formal, minor or technical nature and is not materially adverse to Noteholders or is to correct a manifest error.

8.   REGISTRATION AND TRANSFER

The Loan Notes will be in registered form and transferable in amounts or integral multiples of L100 provided that transfers will not be registered during the 21 days immediately preceding an interest payment date or while the register of Noteholders is closed.

9.   PRESCRIPTION

Noteholders will cease to be entitled to amounts in respect of interest which remain unclaimed for a period of five years and to amounts due in respect of principal which remain unclaimed for a period of ten years, in each case from the date on which the relevant payment first becomes due, and such amounts shall revert to Marsh & McLennan upon the giving of 30 days' written notice.

10. RESTRICTIONS ON OWNERSHIP AND TRANSFER

(a) The Loan Notes have not been and will not be registered under the US Securities Act and no steps have been taken to qualify the Loan Notes for distribution in any province or territory of Canada and no prospectus in relation to the Loan Notes has been, or will be, lodged with or registered by the Australian

     Securities Commission. Accordingly, unless an exemption under the US Securities Act or other applicable securities laws is available, the Loan Note Alternative is not available in the US, Canada, Australia or Japan or to Restricted Overseas Persons and the Loan Notes may not be directly or indirectly offered, sold or delivered in or into the US, Canada, Australia or Japan or to or for the account or benefit of any Restricted Overseas Persons.

     For these purposes, "Restricted Overseas Person" means either a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, administrator or other legal representative) in or resident in the US, Canada, Australia or Japan, or a US Person (as defined in Regulation S under the US Securities Act).

(b) Documents of title in respect of the Loan Notes will not be sent to addresses in the US, Canada, Australia or Japan.

(c) Registered addresses of holders of Loan Notes must be outside the US, Canada, Australia or Japan.

11. NO LISTING

No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise traded.

12. GOVERNING LAW

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with the laws of England.

               APPENDIX III -- FINANCIAL INFORMATION ON SEDGWICK

PART A AUDITED FINANCIAL INFORMATION

INTRODUCTION

The financial information contained in this Part A of Appendix III is extracted without material adjustment from the audited consolidated accounts of Sedgwick for the three years ended 31 December 1997 and from the 1997 annual report on form 20-F (item 18) filed with the US Securities and Exchange Commission.

The information contained in this Part A of Appendix III has been extracted from previously published sources and does not constitute statutory accounts within the meaning of the Companies Act. Audited statutory accounts have been delivered to the Registrar of Companies for each of the three years ended 31 December 1997. Unqualified audit reports in accordance with the requirements of the Companies Act for each of the three years ended 31 December 1997 have been given by Coopers & Lybrand, Chartered Accountants and Registered Auditors, being the auditors of Sedgwick for the relevant financial periods.

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                     YEAR ENDED 31 DECEMBER
                                                                   --------------------------
                                                          NOTES      1997      1996      1995
                                                          -----    ------    ------    ------
                                                                       LM        LM        LM
REVENUE
Brokerage and fees....................................              931.6     914.9     880.9
Interest and investment income........................               43.6      45.4      50.6
                                                                   ------    ------    ------
                                                              3     975.2     960.3     931.5
EXPENSES*.............................................              869.4     860.0     841.2
                                                                   ------    ------    ------
OPERATING PROFIT......................................              105.8     100.3      90.3
Share of profits of associated undertakings...........                4.5       5.7       7.1
Interest payable......................................        8     (10.2)    (10.5)    (14.0)
Cessation of insurance underwriting...................        4       1.1        --        --
Net profit on disposal or termination of businesses...                 --        --       6.7
                                                                   ------    ------    ------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION**.......      3,5     101.2      95.5      90.1
Taxation on profit on ordinary activities.............        9      28.3      31.5      21.0
                                                                   ------    ------    ------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION..........               72.9      64.0      69.1
Minority interests....................................                2.5       0.3       0.2
                                                                   ------    ------    ------
EARNINGS..............................................               70.4      63.7      68.9
DIVIDEND..............................................       10      38.6      39.7      40.1
                                                                   ------    ------    ------
RETAINED PROFIT FOR THE YEAR..........................       29      31.8      24.0      28.8
                                                                   ------    ------    ------
EARNINGS PER SHARE....................................       11      12.8p     11.6p     12.6p
UNDERLYING DIVIDEND PER SHARE.........................       10       7.0p      6.5p      6.5p

---------------

*   Including, in 1995, exceptional costs of L7.8m

**  In 1995, L91.2m before exceptional items

                                      III-1

                           CONSOLIDATED BALANCE SHEET

                                                                      AS AT 31 DECEMBER
                                                              NOTES         1997
                                                              -----   -----------------
                                                                                     LM
ASSETS EMPLOYED
FIXED ASSETS................................................
Tangible assets.............................................     12               212.5
Associated undertakings.....................................     16                15.2
Assets backing retirement contracts.........................     17               353.5
Investments.................................................     18               154.1
                                                                      -----------------
                                                                                  735.3
                                                                      -----------------
CURRENT ASSETS
Debtors.....................................................  19,22             2,841.8
Reinsurers' share of technical provisions...................     26               177.8
Investments.................................................  21,22                96.2
Cash and deposits...........................................     22               538.8
                                                                      -----------------
                                                                                3,654.6
CREDITORS: amounts falling due within one year..............  22,23             3,256.3
                                                                      -----------------
NET CURRENT ASSETS..........................................                      398.3
                                                                      -----------------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................                    1,133.6
CREDITORS: amounts falling due after more than one year
Borrowings..................................................
Loans and other borrowings..................................     24                63.9
7.25% Convertible Bonds 2008................................     24                41.5
                                                                      -----------------
                                                                                  105.4
Other liabilities...........................................     25                24.4
                                                                      -----------------
                                                                                  129.8
PROVISIONS FOR LIABILITIES AND CHARGES
Liabilities linked to retirement contracts..................     17               352.9
Insurance technical provisions..............................     26               307.9
Other provisions............................................     27               142.9
                                                                      -----------------
                                                                                  803.7
                                                                      -----------------
                                                                                  200.1
                                                                      -----------------
FINANCED BY
SHAREHOLDERS' FUNDS.........................................     29               199.8
MINORITY INTERESTS..........................................                        0.3
                                                                      -----------------
NET CAPITAL EMPLOYED........................................      3               200.1
                                                                      -----------------

                                      III-2

                        CONSOLIDATED CASH FLOW STATEMENT

                                                                          YEAR ENDED 31 DECEMBER
                                                                          ----------------------
                                                               NOTES        1997          1997
                                                               -----      --------      --------
                                                                               LM             LM
NET CASH INFLOW FROM OPERATING ACTIVITIES...................    34(a)                      97.9
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid...............................................                 (7.9)
Interest element of finance lease rental payments...........                 (1.1)
Dividends received from associated undertakings.............                  5.3
                                                                           ------
                                                                                           (3.7)
TAXATION
UK taxation paid............................................                 (0.9)
Overseas taxation paid......................................                (20.3)
                                                                           ------
                                                                                          (21.2)
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets...........................                (24.7)
Proceeds on disposal of tangible fixed assets...............                 24.1
Purchase of investments.....................................               (125.4)
Disposal of investments.....................................                 67.2
                                                                           ------
                                                                                          (58.8)
ACQUISITIONS AND DISPOSALS
Acquisition of businesses, net of cash acquired.............      13        (31.8)
Disposal of businesses, net of cash disposed................      14          4.4
                                                                           ------
                                                                                          (27.4)
DIVIDENDS PAID..............................................                              (35.3)
MANAGEMENT OF LIQUID RESOURCES
Cash withdrawn from deposits................................                 16.0
Purchase of investments.....................................               (141.5)
Disposal of investments.....................................                167.1
                                                                           ------
                                                                                           41.6
FINANCING
Issue of shares.............................................                  4.8
Increase in borrowings......................................                 14.7
Decrease in borrowings......................................                (40.7)
Capital element of finance lease rental payments............                 (0.6)
                                                                           ------
                                                                                          (21.8)
                                                                                         ------
DECREASE IN CASH IN THE PERIOD..............................    34(b)                     (28.7)
                                                                                         ------

          CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                    YEAR ENDED 31 DECEMBER
                                                                  ---------------------------
                                                       NOTES      1997       1996       1995
                                                       -----      -----      -----      -----
                                                                     LM         LM         LM
Earnings............................................               70.4       63.7       68.9
Translation differences on overseas undertakings....      29        2.4       (8.4)      (1.2)
                                                                  -----      -----      -----
Recognised gain for the year........................               72.8       55.3       67.7
                                                                  -----      -----      -----

                                      III-3

                       NOTES TO THE FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES

The financial statements have been prepared under the historical cost convention, except for the revaluation of certain assets backing retirement contracts and in accordance with accounting standards applicable in the UK. The group's principal accounting policies are unchanged compared with the years ended 31 December 1996 and 1995.

PRESENTATION MATTERS

Cash flow statement During 1997, the group adopted FRS 1 (Revised) Cash flow statements. Under the revised standard, the cash flow statement shows the movement in "pure cash" which comprises cash in hand, deposits repayable on demand less overdrafts. In addition, to comply with the revised standard, changes have been made to the analysis of cash flows and the related disclosures.

Retirement-related investment business SuperFlex Limited, a subsidiary undertaking based in South Africa which provides retirement-related investment products, has grown significantly during 1997. It is appropriate to disclose separately the investments which it holds in relation to such retirement contracts and its linked liabilities to policy holders (see Note 17).

Insurance technical provisions During 1997, River Thames Insurance Company Limited became a subsidiary undertaking (see note 13). As a result, insurance technical provisions have become more significant to the group and are shown separately from other provisions for liabilities and charges. In addition, amounts recoverable from reinsurers, are shown as current assets.

BASIS OF CONSOLIDATION

The consolidated financial statements include those of the company, its subsidiary undertakings and the group's interest in associated undertakings. Associated undertakings are accounted for under the equity method.

An undertaking is regarded as a subsidiary undertaking if the group has control over its operating and financial policies. An undertaking is regarded as an associated undertaking if the group has significant influence but not control over its operating and financial policies, which will generally be the case where the group controls more than 20% and less than 50% of the shareholders' voting rights in the undertaking.

Unless stated otherwise, business combinations are accounted for by the acquisition method of accounting. When a business is acquired, fair values are attributed to its separable assets and liabilities at the date of acquisition. Goodwill arising on acquisitions, which represents the difference between the fair value of the purchase consideration and the fair value of the separable net assets acquired, is written off to reserves on consolidation.

Where it can be identified, goodwill not previously taken to the profit and loss account is taken into account in calculating the profit or loss on disposal or termination of acquired businesses.

FOREIGN CURRENCY TRANSLATION

Group companies record transactions in foreign currencies at the rate of exchange ruling at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward currency contract. Foreign currency monetary assets and liabilities, other than those hedged forward, are translated into local currency at the rates ruling at the balance sheet date. Exchange differences are dealt with in the profit and loss account.

On consolidation, the results of overseas businesses are translated into sterling at the average exchange rates for the period, and their assets and liabilities are translated into sterling at the exchange rates ruling at the balance sheet date. Exchange differences on translating the net assets or liabilities of overseas businesses, together with the differences on translating any foreign currency borrowings financing investments in overseas businesses, are taken directly to reserves.
                                      III-4

In the cash flow statement, cash flows denominated in foreign currency are translated at the average exchange rates for the period.

REVENUE

Brokerage and fees derived from insurance and reinsurance services are recognised when the counterparty is debited, except for certain business in the US on which income is recognised on the later of the effective date of the policy and the billing date. Brokerage and fees are stated after allowing for commissions to other directly-involved parties. Contingent commissions and certain life assurance and pension commissions and fees are recognised in the period to which they relate, provided they can be determined with reasonable accuracy. Where this is not possible, such commissions and fees are recognised on a cash basis. Profit commissions earned by the group's Lloyd's underwriting agency are brought into account when they are able to be determined.

Interest on deposits and interest-bearing investments is recognised as it is earned.

PENSIONS AND SIMILAR BENEFITS

Defined contribution pension costs charged to the profit and loss account represent contributions payable in respect of the period.

Defined benefit pension costs and the costs of providing other post-retirement benefits are charged to the profit and loss account on a systematic basis over the service lives of the eligible employees in accordance with the advice of qualified actuaries.

TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at historical cost. Freehold land is not depreciated. Freehold and long-leasehold properties are depreciated on a straight-line basis such that they are written down to their residual values over their useful economic lives.

Other tangible fixed assets are depreciated on a straight-line basis over their useful economic lives as follows:

Short-leasehold properties       --     Lease term
Office fixtures and equipment    --     5-10 years
Motor vehicles                   --     5 years

Any permanent diminution in the value of the group's tangible fixed assets is charged to the profit and loss account.

LEASED ASSETS

Assets acquired under finance leases are capitalised as tangible fixed assets. Interest on such lease obligations is charged to the profit and loss account over the term of the lease based on the capital element of future lease rentals. All other leases are regarded as operating leases and rentals are charged to the profit and loss account on a straight-line basis over the term of the lease. When a leasehold property becomes surplus to the group's foreseeable business requirements, provision is made for the expected future net cost of the property.

RETIREMENT-RELATED INVESTMENT BUSINESS

Assets backing retirement contracts principally comprise investments which are stated at their current values at the balance sheet date. Liabilities linked to retirement contracts represent the benefits payable to policyholders at the balance sheet date and are determined by reference to the values of the related assets.

Realised and unrealised gains and losses on assets backing retirement contracts are attributable to policyholders and are not, therefore, reflected in the group's results.

                                      III-5

INVESTMENTS

Fixed asset investments are stated at cost less provision for any permanent diminution in value. Current asset investments are stated at the lower of cost and net realisable value. The cost of redeemable interest-bearing securities is adjusted to allow for the amortisation of any premium or discount to redemption value on a straight-line basis over the period to maturity.

INSURANCE BROKING DEBTORS AND CREDITORS

Certain group companies act as agents in placing the insurable risks of their clients with insurers, either directly or through other insurance intermediaries. Generally, these companies are not liable as principals either for premiums due to insurers or for claims payable to their clients. Notwithstanding the companies' legal relationships with clients and insurers and since, in practice, premium and claim monies are ordinarily accounted for by insurance intermediaries as if they were principals in the insurance contract, fiduciary cash, debtors and creditors relating to insurance broking business are treated for accounting purposes as the group's assets and liabilities.

DEFERRED TAXATION

Deferred taxation is provided using the liability method. Except for pensions and other post-retirement benefits, in respect of which deferred taxation is recognised on the full provision basis, deferred taxation is recognised on timing differences to the extent that it is probable that a liability or asset will crystallise. Deferred tax net debit balances are recognised to the extent that they are expected to be recoverable without replacement by equivalent debit balances.

INSURANCE UNDERWRITING (IN RUN OFF)

Insurance technical provisions are based on the estimated ultimate cost of all claims incurred but not settled at the balance sheet date, whether reported or not, together with related claims handling expenses. Insurance technical provisions are stated gross of recoveries to be made on reinsurance contracts in recognition of the fact that they are separable liabilities and assets.

The adequacy of the insurance technical provisions is assessed by reference to actuarial and other studies of the ultimate cost of liabilities, which use exposure-based and statistical techniques. Significant delays occur in the notification and settlement of certain claims, and a substantial measure of experience and judgement is involved in assessing outstanding liabilities, the ultimate cost of which cannot be known with certainty at the balance sheet date. Insurance technical provisions and the related reinsurance recoveries are determined on the basis of information currently available. It is inherent in the nature of the business written that the ultimate liabilities will vary as a result of subsequent developments.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

Forward exchange contracts are entered into for the purpose of hedging firm commitments or anticipated transactions denominated in foreign currencies. As described under foreign currency translation above, gains or losses arising on these contracts are deferred and recognised in the profit and loss account or as adjustments to carrying amounts only when the hedged transaction has itself been reflected in the group's financial statements.

Interest differentials under interest rate swap and forward rate agreements
(FRAs) are recognised in the profit and loss account by adjustment of the underlying interest receivable or payable over the term of the agreement.

Contract or underlying principal amounts of financial instruments used for hedging purposes are not reflected in the group's financial statements.

                                      III-6

2.  FOREIGN CURRENCIES

The principal exchange rates used to translate overseas group companies' financial information were:

                                                                                       YEAR-END
                                                              AVERAGE RATE                 RATE
                                                      -----------------------------    --------
                                                        1997        1996      1995       1997
                                                      --------    --------    -----    --------
Australian dollar.................................        2.22        2.01     2.13        2.53
Belgian franc.....................................       58.46       48.57    46.57       60.93
Canadian dollar...................................        2.28        2.14     2.17        2.35
French franc......................................        9.54        8.02     7.86        9.90
German mark.......................................        2.83        2.36     2.26        2.96
Italian lire......................................    2,790.00    2,424.00      n/a    2,908.00
Netherlands guilder...............................        3.19        2.65     2.54        3.33
South African rand................................        7.60        6.74      n/a        8.00
US dollar.........................................        1.64        1.57     1.58        1.64

3.  SEGMENTAL INFORMATION

                                                                1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
REVENUE
GEOGRAPHIC ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................    334.8    324.8    312.3
Continental Europe..........................................    132.2    135.2    133.0
North America...............................................    414.0    421.6    411.4
Asia Pacific................................................     69.6     72.2     65.7
Rest of the world...........................................     24.6      6.5      9.1
                                                                -----    -----    -----
                                                                975.2    960.3    931.5
                                                                -----    -----    -----
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................    741.9    746.5    721.3
Employee benefits consulting................................    233.3    213.2    209.5
Insurance underwriting (in run off).........................       --      0.6      0.7
                                                                -----    -----    -----
                                                                975.2    960.3    931.5
                                                                -----    -----    -----
GEOGRAPHIC ANALYSIS BY CLIENT LOCATION
United Kingdom..............................................    275.1    269.4    254.5
Continental Europe..........................................    138.5    134.7    131.2
North America...............................................    438.2    445.6    437.1
Asia Pacific................................................     86.3     91.2     84.6
Rest of the world...........................................     37.1     19.4     24.1
                                                                -----    -----    -----
                                                                975.2    960.3    931.5
                                                                -----    -----    -----
PROFIT BEFORE TAXATION
GEOGRAPHIC ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................     45.4     44.7     44.6
Continental Europe..........................................     10.2     10.3     11.5
North America...............................................     44.3     40.8     41.8
Asia Pacific................................................      4.5      4.7      2.5
Rest of the world...........................................      7.0      5.5      4.8
                                                                -----    -----    -----
                                                                111.4    106.0    105.2
Less : Interest payable.....................................    (10.2)   (10.5)   (14.0)
                                                                -----    -----    -----
                                                                101.2     95.5     91.2*
                                                                -----    -----    -----

                                      III-7

                                                                1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................     86.7     85.4     86.4
Employee benefits consulting................................     23.6     20.7     18.4
Insurance underwriting (in run off).........................      1.1     (0.1)     0.4
                                                                -----    -----    -----
                                                                111.4    106.0    105.2
Less: Interest payable......................................    (10.2)   (10.5)   (14.0)
                                                                -----    -----    -----
                                                                101.2     95.5     91.2*
                                                                -----    -----    -----

---------------

*Excludes exceptional item of (L1.1m)

                                                                 1997
                                                                ------
                                                                    LM
NET CAPITAL EMPLOYED
GEOGRAPHICAL ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................     151.6
Continental Europe..........................................      27.8
North America...............................................      75.7
Asia Pacific................................................      18.2
Rest of the world...........................................      33.1
                                                                ------
                                                                 306.4
Less : Borrowings...........................................    (106.3)
                                                                ------
                                                                 200.1
                                                                ------
NET CAPITAL EMPLOYED
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................      89.5
Employee benefits consulting................................      42.2
Insurance underwriting (in run off).........................      39.4
                                                                ------
                                                                 171.1
Add: Properties.............................................     135.3
Less: Borrowings............................................    (106.3)
                                                                ------
                                                                 200.1
                                                                ------

Segmental information as shown before taking account of inter-segmental borrowings and interest charges.

4.  EXCEPTIONAL ITEMS

EXCEPTIONAL ITEMS RECOGNISED IN 1997

CESSATION OF INSURANCE UNDERWRITING

In April 1997, the group increased its shareholding in River Thames Insurance Company Limited (RTI) (note 13). Since the company is in run off, the negative goodwill arising on the acquisition has been credited to the profit and loss account. Following completion, provisions amounting to L8.4m were established in respect of the strengthening of insurance technical provisions, property and other closure costs.

                                      III-8

                                                                1997
                                                                ----
                                                                  LM
Insurance underwriting subsidiaries in run off:
Closure provisions..........................................    (8.4)
Other movements on insurance technical provisions...........     1.0
                                                                ----
                                                                (7.4)
Negative goodwill (note 13).................................     8.5
                                                                ----
                                                                 1.1
                                                                ----

Insurance technical provisions are dealt with in note 26.

EXCEPTIONAL ITEMS RECOGNISED IN 1995

A) EXPENSES

In 1995, rationalisation costs of L7.8m (L5.3m after tax) arising as a consequence of the merger of Sedgwick Europe and Sedgwick Payne were treated as an exceptional expenses in arriving at operating profit.

B) NET PROFIT ON DISPOSAL OR TERMINATION OF BUSINESSES

In 1995, the group recognised a profit of L4.2m on the disposal of its travel insurance broking businesses in the Netherlands. Also during 1995, the assumptions on which the provision established in 1994 in respect of the run-off of Americas Insurance Company and provisions relating to prior year disposals of businesses were reviewed and L2.5m was released to the profit and loss account. Taken together, these items represented a profit of L6.7m (L4.2m after tax) which was treated as a non-operating exceptional item.

SEGMENTAL ANALYSIS OF EXCEPTIONAL ITEMS

                                                                 1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
PROFIT BEFORE TAXATION
GEOGRAPHIC ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................     (0.1)      --     (4.4)
Continental Europe..........................................       --       --      1.8
North America...............................................      1.2       --      1.5
                                                                -----    -----    -----
                                                                  1.1       --     (1.1)
                                                                -----    -----    -----
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................       --       --     (3.6)
Insurance underwriting (in run off).........................      1.1       --      2.5
                                                                -----    -----    -----
                                                                  1.1       --     (1.1)
                                                                -----    -----    -----

5.  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

Profit before taxation is determined after taking account of the following items:

                                                                 1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
Depreciation of tangible fixed assets (note 12).............     23.0     25.3     28.8
Operating lease rentals.....................................     48.9     53.2     53.5
Auditors' remuneration:
For audit services..........................................      2.2      2.0      1.9
For other services provided in the UK.......................      0.9      0.4      0.3
For other services outside the UK...........................      0.2      0.6      n/a

                                      III-9

Auditors' remuneration for audit services includes L0.1m (1996 L0.1m, 1995 L0.1m) in respect of the company.

In addition to the amounts stated above, in 1997 the auditors received L0.6m in connection with acquisitions which was capitalised; L0.5m for services provided in the UK and L0.1m for services provided outside the UK.

6.  EMPLOYEE INFORMATION

                                                                  1997      1996      1995
                                                                ------    ------    ------
                                                                    LM        LM        LM
SALARIES AND ASSOCIATED EXPENSES
Salaries....................................................     512.9     491.6     476.9
Social security costs.......................................      36.4      38.9      39.1
Pension costs:
Defined contribution schemes................................       1.6       2.6       0.9
Defined benefit schemes (note 33)...........................      17.5      15.9      19.4
                                                                ------    ------    ------
                                                                 568.4     549.0     536.3
                                                                ------    ------    ------

                                          AVERAGE FOR THE YEAR                YEAR END
                                       --------------------------    --------------------------
                                         1997      1996      1995      1997      1996      1995
                                       ------    ------    ------    ------    ------    ------
NUMBER OF EMPLOYEES BY GEOGRAPHIC REGION
United Kingdom.....................     5,192     5,136     5,433     5,174     5,130     5,289
Continental Europe.................     2,132     2,051     2.016     2,478     2,077     2,029
North America......................     6,212     6,291     6,471     6,156     6,357     6,379
Asia Pacific.......................     1,305     1,263     1,256     1,311     1,242     1,275
Rest of world......................       720       154       152       866       586       156
                                       ------    ------    ------    ------    ------    ------
                                       15,561    14,895    15,328    15,985    15,392    15,128
                                       ------    ------    ------    ------    ------    ------
NUMBER OF EMPLOYEES BY BUSINESS
Insurance and reinsurance
  services.........................    11,311    11,204    11,505    11,683    11,284    11,348
Employee benefits consulting.......     4,239     3,680     3,809     4,291     4,096     3,766
Insurance underwriting (in run
  off).............................        11        11        14        11        12        14
                                       ------    ------    ------    ------    ------    ------
                                       15,561    14,895    15,328    15,985    15,392    15,128
                                       ------    ------    ------    ------    ------    ------

7.  DIRECTORS' REMUNERATION

                                                                  1997      1996
                                                                ------    ------
                                                                  L000      L000
Aggregate emoluments:
Salary and fees.............................................     1,497     1,402
Annual bonus................................................       514       240
Benefits in kind............................................        92        94
                                                                ------    ------
                                                                 2,103     1,736
                                                                ------    ------
Deferred bonus..............................................       439       186
                                                                ------    ------
Notional gains made on the exercise of share options........        40        --
                                                                ------    ------

Deferred bonus figures stated above represent amounts accrued in respect of directors who were in office during the period. At 31 December 1997, the accumulated provision for deferred bonus attributable to directors in office at that date was L873,000 (1996 L409,000). During 1997 and 1996, no amounts were paid to directors in respect of their accumulated deferred bonus entitlements.

                                     III-10

Directors' remuneration figures for 1996 above have been re-presented in accordance with the Companies Act 1985 (as amended). The 1995 figures have not been restated but are as presented in the 31 December 1995 year-end accounts.

                                                                1995
                                                                -----
                                                                   LM
Base salary.................................................    1,438
Annual profit share.........................................      343
Long-term profit share......................................      235
Pension contributions.......................................      143
Other benefits..............................................      111
                                                                -----
Remuneration for management.................................    2,270
Directors' fees.............................................       89
                                                                -----
                                                                2,359
                                                                -----

8.  INTEREST PAYABLE

                                                                1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
Interest on bank loans and overdrafts.......................      8.8      9.0     10.5
Interest on other borrowings................................      0.3      0.2      2.2
Interest on finance leases..................................      1.1      1.3      1.3
                                                                -----    -----    -----
                                                                 10.2     10.5     14.0
                                                                -----    -----    -----

9.  TAXATION ON PROFIT ON ORDINARY ACTIVITIES

                                                                1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
Current taxation:
UK corporation tax 31.5% (1996 33%, 1995 33%)...............     28.4     25.6      5.2
UK relief for overseas taxation.............................    (19.6)   (14.7)    (4.5)
Advance Corporation Tax recoverable.........................     (4.8)      --     (4.4)
Overseas taxation...........................................     22.8     22.1     17.5
                                                                -----    -----    -----
                                                                 26.8     33.0     13.8
Deferred taxation (note 20).................................      1.1     (2.1)     6.4
                                                                -----    -----    -----
                                                                 27.9     30.9     20.2
Share of taxation of associated undertakings................      0.4      0.6      0.8
                                                                -----    -----    -----
                                                                 28.3     31.5     21.0
                                                                -----    -----    -----

As a consequence of the group's foreign income dividend programme, the tax charge was reduced by L7.4m (1996 L3.1m, 1995 L6.8m). In addition, in 1995, the group's tax charge was reduced by L2.8m following the resolution of certain tax issues.

Current overseas taxation is reduced by L5.2m (1996 L5.7m, 1995 L4.2m) by reason of overseas taxation relief in respect of the amortisation of intangible assets recognised in the accounts of certain of the group's overseas subsidiaries. In accordance with the group's accounting policies, these intangible assets were written off to reserves on consolidation. Further such overseas taxation relief, amounting to L22.9m (1996 L26.9m, 1995 L22.9m), is expected to be available over the period to 2012.

                                     III-11

10.  DIVIDEND

                                           UNDERLYING          ENHANCEMENT             TOTAL
                                        -----------------    ----------------    -----------------
                                        PER SHARE      LM    PER SHARE     LM    PER SHARE      LM
                                        ---------    ----    ---------    ---    ---------    ----
Year ended 31 December 1997
Interim dividend paid 20 October
  1997..............................          3.0p   16.4           --     --          3.0p   16.4
Final dividend paid 29 April 1998...          4.0p   22.2           --     --          4.0p   22.2
                                        ---------    ----    ---------    ---    ---------    ----
                                              7.0p   38.6           --     --          7.0p   38.6
                                        ---------    ----    ---------    ---    ---------    ----
Year ended 31 December 1996
Interim dividend....................          3.0p   16.4         0.75p   4.1         3.75p   20.5
Final dividend......................          3.5p   19.2           --     --          3.5p   19.2
                                        ---------    ----    ---------    ---    ---------    ----
                                              6.5p   35.6         0.75p   4.1         7.25p   39.7
                                        ---------    ----    ---------    ---    ---------    ----
Year ended 31 December 1995
Interim dividend....................          3.0p   16.2           --     --          3.0p   16.2
Final dividend......................          3.5p   19.1        0.875p   4.8        4.375p   23.9
                                        ---------    ----    ---------    ---    ---------    ----
                                              6.5p   35.3        0.875p   4.8        7.375p   40.1
                                        ---------    ----    ---------    ---    ---------    ----

Both the interim and final dividends for 1997 have been designated foreign income dividends (FIDs).

The 1995 final and 1996 interim dividends were designated as FIDs and were enhanced so as not to disadvantage non-tax paying shareholders. Since that time, changes have been made to tax legislation such that, in connection with FIDs, most of our non-tax paying shareholders are no longer disadvantaged relative to tax-paying shareholders. Accordingly, it is no longer the group's policy to enhance FIDs.

It is currently planned that dividends for 1998 will be declared as FIDs.

11.  EARNINGS PER SHARE

Earnings per share of 12.8p (1996 11.6p, 1995 12.6p) have been calculated by apportioning the earnings of L70.4m (1996 L63.7m, 1995 L68.9m) over the weighted average of 549.5m (1996 547.3m, 1995 546.3m) shares in issue.

Earnings per share on the nil distribution basis amounted to 11.9p (1996 11.6p, 1995 11.8p).

12.  FIXED ASSETS: TANGIBLE ASSETS

                                                                PROPERTIES
                                       -----------------------------------       OFFICE
                                                          LONG       SHORT   FIXTURES &      MOTOR
                                          FREEHOLD   LEASEHOLD   LEASEHOLD    EQUIPMENT   VEHICLES   TOTAL
                                       -----------   ---------   ---------   ----------   --------   -----
                                                LM          LM          LM           LM         LM      LM
COST
At 1 January 1997....................        115.7        10.1        22.5       208.9        23.9   381.1
Acquisition of subsidiary
  undertakings.......................           --          --         0.2         6.9         0.8     7.9
Additions............................           --          --         0.2        19.7         4.3    24.2
Disposals............................           --          --          --       (16.8)       (5.8)  (22.6)
Translation differences..............         (1.8)         --        (0.6)       (2.3)       (0.6)   (5.3)
                                       -----------   ---------   ---------   ---------    --------   -----
At 31 December 1997..................        113.9        10.1        22.3       216.4        22.6   385.3
                                       -----------   ---------   ---------   ---------    --------   -----
DEPRECIATION
At 1 January 1997....................           --          --        10.3       145.0         9.8   165.1
Acquisition of subsidiary
  undertakings.......................           --          --         0.1         4.3         0.3     4.7
Provided in the year.................           --          --         1.0        17.9         4.1    23.0
Disposals............................           --          --          --       (14.4)       (3.6)  (18.0)
Translation differences..............           --          --        (0.4)       (1.2)       (0.4)   (2.0)
                                       -----------   ---------   ---------   ---------    --------   -----

                                     III-12

                                                                PROPERTIES
                                       -----------------------------------       OFFICE
                                                          LONG       SHORT   FIXTURES &      MOTOR
                                          FREEHOLD   LEASEHOLD   LEASEHOLD    EQUIPMENT   VEHICLES   TOTAL
                                       -----------   ---------   ---------   ----------   --------   -----
                                                LM          LM          LM           LM         LM      LM
At 31 December 1997..................           --          --        11.0       151.6        10.2   172.8
                                       -----------   ---------   ---------   ---------    --------   -----
Net book value at 31 December 1997...        113.9        10.1        11.3        64.8        12.4   212.5
                                       -----------   ---------   ---------   ---------    --------   -----
Net book value at 31 December 1996...        115.7        10.1        12.2        63.9        14.1   216.0
                                       -----------   ---------   ---------   ---------    --------   -----

The directors have reviewed the current market values of the group's freehold and long-leasehold properties and are of the opinion that there is no substantial difference between their costs and market values. The directors have reassessed the useful lives and residual values of these properties at 31 December 1997, based on prices prevailing at the date of acquisition, and consider that any depreciation charge for the year would not have been significant. Consequently, no depreciation charge has been made in respect of these properties.

Freehold properties include an overseas asset held under a finance lease which has a net book value of L15.7m (1996 17.5m).

During the year, proceeds amounting to L19.5m were received on the disposal, in 1996, of the group's long-leasehold interest in Aldgate House, London.

13.  ACQUISITIONS

The costs, net assets acquired and goodwill arising on acquisitions recognised during 1997 were as follows:

                                                                                  OTHER
                                                             RTI     NSBV    BUSINESSES    TOTAL
                                                           -----    -----    ----------    -----
                                                              LM       LM            LM       LM
Cost of acquisition:
Cash consideration.....................................     12.0      7.3          11.7     31.0
Share of net liabilities of business contributed.......       --     (0.9)           --     (0.9)
Contingent consideration...............................       --      0.4           5.1      5.5
Sundry expenses........................................      0.3      2.3           0.3      2.9
                                                           -----    -----    ----------    -----
                                                            12.3      9.1          17.1     38.5
Share of net (assets)/liabilities of businesses
  acquired.............................................    (20.8)     5.2          (0.5)   (16.1)
                                                           -----    -----    ----------    -----
Goodwill on acquisitions...............................     (8.5)    14.3          16.6     22.4
                                                           -----    -----    ----------
Add: Negative goodwill on RTI (note 4).................                                      8.5
                                                                                           -----
Goodwill written off to reserves (note 29).............                                     30.9
                                                                                           -----

River Thames Insurance Company Limited (RTI)

In April 1997, the group completed the acquisition from Transamerica Corporation of 35.7m "A" ordinary shares in RTI. With effect from completion, the group's interest in RTI increased from 48.8 per cent to 98.7 per cent and it became a subsidiary undertaking. As shown in the summary table above, the purchase consideration was at a significant discount to the fair value of the additional share of the net assets of the company acquired, i.e. negative goodwill was recognised on the acquisition.

Nikols Sedgwick B.V. (NSBV)

With effect from 1 November 1997, Sedgwick entered into a joint venture with the Moratti Group which involved the transfer of our respective businesses in Italy, Spain, Portugal and Latin America to a newly-formed holding company, NSBV. Details of the joint venture were set out in the circular to shareholders dated 10 October 1997. NSBV is treated as a subsidiary undertaking in these financial statements.

                                     III-13

The assets and liabilities of businesses acquired during 1997 were as follows:

                                                              BOOK VALUE   ADJUSTMENTS   FAIR VALUE
                                                              ----------   -----------   ----------
                                                                      LM            LM           LM
Tangible fixed assets.......................................         3.2            --          3.2
Investments in associated undertakings......................       (26.4)           --        (26.4)
Fixed asset investments.....................................        74.4          (0.7)        73.7
Current assets
-- Reinsurers' share of technical provisions................       170.6            --        170.6
-- Other assets.............................................       164.0           4.8        168.8
Creditors due within one year...............................       (69.3)         (1.4)       (70.7)
Creditors due after more than one year......................        (0.2)           --         (0.2)
Provisions for liabilities and charges
-- Insurance technical provisions...........................      (295.5)         (8.4)      (303.9)
-- Other provisions.........................................        (2.9)           --         (2.9)
                                                              ----------   -----------   ----------
                                                                    17.9          (5.7)        12.2
Minority interests..........................................         6.3          (2.4)         3.9
                                                              ----------   -----------   ----------
                                                                    24.2          (8.1)        16.1
                                                              ----------   -----------   ----------

Adjustments to the book values of the assets and liabilities acquired principally reflect the strengthening of insurance technical provisions held in relation to RTI and the alignment of the accounting policies of the acquired businesses with those of the group.

Cash flow effect of acquisition of businesses:

                                                                  1997
                                                                ------
                                                                    LM
Cost of acquisition:
-- Acquisitions completed during 1997.......................      32.9
-- Acquisitions completed in previous years.................       3.0
Net cash of businesses acquired.............................      (4.2)
Effect of movement in exchange rates........................       0.1
                                                                ------
Net outflow of cash on acquisitions.........................      31.8
                                                                ------

Businesses acquired during 1997 contributed L0.6m to the group's earnings for 1997.

14.  DISPOSALS

Profit recognised on disposal of businesses, none of which was individually significant, amounted to L2.7m (1996 L2.0m, 1995 L4.4m). In addition to the 1995 profit recognised of L4.4m on the disposal of businesses, none of which was individually significant, the group recognised an exceptional profit of L4.2m on the disposal of its travel insurance booking business in the Netherlands which was treated as an exceptional item (see Note 4).

Cash flow effect of disposal of businesses:

                                                                1997
                                                                ----
                                                                  LM
Cash proceeds:
-- Disposals completed during the year......................     0.6
-- Disposals completed in previous years....................     3.8
                                                                ----
Net inflow of cash on disposals.............................     4.4
                                                                ----

                                     III-14

15.  FIXED ASSETS; SUBSIDIARY UNDERTAKINGS

                                                                SHARES
                                                                AT COST
                                                                -------
                                                                     LM
At 1 January 1997...........................................      240.2
Additions...................................................        4.0
                                                                -------
At 31 December 1997.........................................      244.2
                                                                -------

Principal subsidiary undertakings at 31 December 1997:

                                         COUNTRY OF INCORPORATION
                                              AND OPERATION        CLASS OF SHARES AND PERCENTAGE INTEREST
                                         ------------------------  ---------------------------------------
INSURANCE BROKING AND CONSULTING
Sedgwick (Holdings) Pty. Limited.......                 Australia            "A" and "B" ordinary (100%)
                                                                      10% Non-cumulative non-redeemable
                                                                                       preference (100%)
Sedgwick SA-NV.........................                   Belgium                         Ordinary (99%)
SG Services Limited*...................             Great Britain                        Ordinary (100%)
Sedgwick SA............................                    France                        Ordinary (100%)
Sedgwick Nederland BV..................               Netherlands                        Ordinary (100%)
Sedgwick, Inc.**.......................                        US                          Common (100%)
Sedgwick Re, Inc.......................                        US                          Common (100%)
Sedgwick Noble Lowndes Limited.........             Great Britain                        Ordinary (100%)
Sedgwick Financial Services Limited....             Great Britain                        Ordinary (100%)
Sedgwick Oakwood Lloyd's Underwriting
  Agents Limited.......................             Great Britain                  Ordinary voting (75%)
Nikols Sedgwick B.V....................               Netherlands                       Ordinary (45.7%)***
Ginsburg Malan & Carsons Consultants &
  Actuaries (Pty) Limited..............              South Africa                      Ordinary (50.01%)
INSURANCE UNDERWRITING (IN RUN OFF)
River Thames Insurance Company
  Limited..............................             Great Britain                       Ordinary (98.7%)
Americas Insurance Company.............                        US                          Common (100%)

With the exception of SG Services Limited and Sedgwick Oakwood Lloyd's Underwriting Agents Limited, the above companies are indirectly owned.
---------------

* SG Services Limited operated through agents in 1997. Its principal agent in 1997 was Sedgwick Europe Risk Services Limited. With effect from 1 January 1998, SG Services Limited changed its name to Sedgwick Limited

**  Formerly Sedgwick James, Inc.

*** During 1998, the group's interest in Nikols Sedgwick BV will increase to 49%

16.  FIXED ASSETS: ASSOCIATED UNDERTAKINGS

                                                                     SHARE OF
                                                                     RETAINED
                                                           SHARES    EARNINGS    LOANS    TOTAL
                                                           ------    --------    -----    -----
                                                               LM          LM       LM       LM
At 1 January 1997......................................      36.7         4.7      0.1     41.5
Additions..............................................       1.1        (1.0)     0.1      0.2
Disposals and other movements..........................     (35.0)        8.1       --    (26.9)
Translation differences................................        --         0.4       --      0.4
                                                           ------    --------    -----    -----
At 31 December 1997....................................       2.8        12.2      0.2     15.2
                                                           ------    --------    -----    -----

Shares held in associated undertakings are unlisted. Shares are stated at cost, less amounts written off in respect of permanent diminution in value.

                                     III-15

At 31 December 1997, the group's only significant associated undertaking was ACE Holding Inc (ACE), an insurance broking business which incorporated in the British Virgin Islands and operates in the Middle East. Sedgwick Group plc has an indirect interest in ACE comprising 100,000 ordinary shares of no par value representing 32.63% of its equity share capital.

Disposals and other movements includes L26.4m in respect of RTI, which became a subsidiary undertaking in April 1997.

17.  RETIREMENT-RELATED INVESTMENT BUSINESS

The group provides retirement-related investment products through SuperFlex Limited, a subsidiary undertaking based in South Africa, the net assets of which comprise:

                                                                1997
                                                                -----
                                                                   LM
Listed investments at current value (cost L128.0m)..........    112.3
Unlisted investments at current value (cost L190.0m)........    192.3
Current assets..............................................     49.1
Current liabilities.........................................     (0.2)
                                                                -----
Assets backing retirement contracts.........................    353.5
Less: Attributable to shareholders..........................      0.6
                                                                -----
Liabilities linked to retirement contracts..................    352.9
                                                                -----

SuperFlex Limited is wholly owned by Ginsburg Malan & Carsons Consultants and Actuaries (Pty) Limited.

18.  FIXED ASSETS: INVESTMENTS

                                                                  LISTED       UNLISTED
                                                                SECURITIES    SECURITIES    TOTAL
                                                                ----------    ----------    -----
                                                                        LM            LM       LM
At 1 January 1997...........................................          23.4           2.6     26.0
Acquisition of subsidiary undertakings......................          34.1          39.6     73.7
Additions...................................................          97.6          26.1    123.7
Disposals and other movements...............................         (39.4)        (30.4)   (69.8)
Translation differences.....................................           0.5            --      0.5
                                                                ----------    ----------    -----
At 31 December 1997.........................................         116.2          37.9    154.1
                                                                ----------    ----------    -----

The market value of listed securities was L116.2m.

19.  CURRENT ASSETS: DEBTORS

                                                                 1997
                                                                -------
                                                                     LM
AMOUNTS FALLING DUE WITHIN ONE YEAR
Insurance broking debtors (note 22).........................    2,643.5
Other debtors...............................................       72.2
Taxation recoverable........................................       19.1
Prepayments and accrued income..............................       23.1
                                                                -------
                                                                2,757.9
                                                                -------

                                     III-16

                                                                 1997
                                                                -------
                                                                     LM
AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
Other debtors...............................................       49.1
Advance Corporation Tax recoverable.........................       12.6
Deferred taxation (note 20).................................       22.2
                                                                -------
                                                                   83.9
                                                                -------
                                                                2,841.8
                                                                -------

20.  DEFERRED TAXATION

Deferred taxation assets / (liabilities)

                                                                PROVIDED    UNPROVIDED
                                                                  1997         1997
                                                                --------    ----------
                                                                      LM            LM
Accelerated tax depreciation................................         0.5            --
Short-term timing differences...............................         2.7           1.3
Potential remittance of retained earnings of overseas
  companies.................................................        (8.0)           --
Pensions and similar obligations............................        17.8            --
Restructuring provisions....................................         6.0            --
Advance Corporation Tax recoverable.........................          --           0.6
Overseas intangibles (note 9)...............................         3.2          22.9
                                                                --------    ----------
                                                                    22.2          24.8
                                                                --------    ----------

Movement on the deferred taxation account:

                                                                 1997
                                                                -------
                                                                     LM
At 1 January................................................       18.8
Acquisition of subsidiary undertakings......................        4.9
Translation differences.....................................        0.7
Transfer (from)/to the profit and loss account (note 9).....       (1.1)
Other movements.............................................       (1.1)
                                                                -------
At 31 December..............................................       22.2
                                                                -------

21.  CURRENT ASSETS: INVESTMENTS

                                                                 1997
                                                                -------
                                                                     LM
Listed securities...........................................       60.1
Other investments...........................................       36.1
                                                                -------
                                                                   96.2
                                                                -------

The market value of listed securities was L60.4m.

22.  FIDUCIARY ASSETS AND LIABILITIES

Fiduciary balances comprise uncollected net premiums (i.e. after deduction of brokerage and fees), and cash and investments representing net premiums and claims which have been collected but not remitted to the

                                     III-17
relevant client, insurer or other insurance intermediary. Fiduciary assets and liabilities included under the respective balance sheet headings were as follows:

                                                                 1997
                                                                -------
                                                                     LM
CURRENT ASSETS
Cash and short-term deposits................................      436.5
Investments.................................................       47.8
Insurance broking debtors...................................    2,568.5
                                                                -------
                                                                3,052.8
CURRENT LIABILITIES
Insurance broking creditors.................................    3,052.8
                                                                -------

Cash, short-term deposits and investments held in a fiduciary capacity are generally subject to regulatory controls prescribed by the relevant authorities in the various countries in which the group operates. Accordingly, such fiduciary assets are regarded as restricted.

Certain subsidiary undertakings in the UK have entered into a trust deed with the Corporation of Lloyd's under which insurance transaction assets are subject to a floating charge in favour of the trustee of Lloyd's for the benefit of insurance transaction creditors. Insurance transaction creditors amounting to L2,361.3m were secured through this arrangement. The assets of subsidiary undertakings subject to this charge were insurance broking debtors amounting to L2,106.1m and cash and deposits amounting to L265.6m.

A floating charge is a charge which does not relate to a specific asset but to a group of assets, the composition of which may change from time to time (in this case, insurance broking assets held by the group in relation to business conducted at Lloyd's).

23.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                 1997
                                                                -------
                                                                     LM
Bank loans and overdrafts (unsecured).......................        0.9
Finance lease obligations...................................        0.8
Insurance broking creditors (note 22).......................    3,052.8
Dividend payable............................................       22.2
Other creditors.............................................       53.4
Taxation....................................................       44.3
Accruals and deferred income................................       81.9
                                                                -------
                                                                3,256.3
                                                                -------

24.  BORROWINGS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                 1997
                                                                -----
                                                                   LM
Bank loans..................................................     20.0
7.68% Senior Loan Notes 2006................................     36.2
Other borrowings............................................      7.7
                                                                -----
                                                                 63.9
7.25% Convertible Bonds 2008................................     41.5
                                                                -----
                                                                105.4
                                                                -----

                                     III-18

                                                                 1997
                                                                -----
                                                                   LM
Falling due:
Between one and two years...................................      7.7
Between two and five years..................................     19.8
Over five years.............................................     77.9
                                                                -----
                                                                105.4
                                                                -----

The above borrowings are all unsecured.

The 7.68% Senior Loan Notes 2006 were issued by Sedgwick Group, Inc., the group's US holding company, and mature on 1 April 2006 at their par value of US$60m unless previously repaid by Sedgwick Group, Inc. in accordance with the terms of the note purchase agreement. Sedgwick Group plc has guaranteed the principal amount, interest payments and any other monies which may be owed under the related note purchase agreement.

Holders of the 7.25% Convertible Bonds 2008 have the option to convert the bonds into ordinary shares in the company at 183p per share at any time before 24 May 2008. The company has the option to redeem the bonds after 14 December 1998 or, if 15% or less of the initial L41.5m principal amount remains outstanding, on or before that date. Unless previously repurchased by the company or any of its subsidiaries, redeemed or converted, the bonds will be redeemed at par on 31 May 2008.

25.  OTHER LIABILITIES: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                 1997
                                                                -----
                                                                   LM
Finance lease obligations...................................      9.5
Other creditors.............................................     13.5
Accruals and deferred income................................      1.4
                                                                -----
                                                                 24.4
                                                                -----
FINANCE LEASE OBLIGATIONS DUE:
Between one and two years...................................      1.5
Between two and five years..................................      4.8
Over five years.............................................      3.2
                                                                -----
                                                                  9.5
                                                                -----

26.  PROVISIONS FOR LIABILITIES AND CHARGES: INSURANCE TECHNICAL PROVISIONS

At 1 January 1997...........................................     67.7
Acquisition of subsidiary undertakings......................    303.9
Profit and loss movements (note 4)..........................      7.4
Utilisation.................................................    (73.5)
Transfers to creditors and other movements..................     (0.5)
Translation differences.....................................      2.9
                                                                -----
At 31 December 1997.........................................    307.9
                                                                -----

At 31 December 1997, amounts recoverable from reinsurers in relation to insurance technical provisions amounted to L177.8m.

                                     III-19

27.  PROVISIONS FOR LIABILITIES AND CHARGES: OTHER PROVISIONS

                                      PENSIONS
                                           AND                       CLAIMS AND
                                       SIMILAR                         LAWSUITS
                                   OBLIGATIONS    RESTRUCTURING    (NOTE 30(A))    OTHER    TOTAL
                                   -----------    -------------    ------------    -----    -----
                                            LM               LM              LM       LM       LM
At 1 January 1997..............           42.3             19.0            43.6     24.5    129.4
Acquisition of subsidiary
  undertakings.................             --               --             2.9       --      2.9
Profit and loss movements......            5.7              7.2            14.8      8.8     36.5
Utilisation....................           (6.0)            (6.5)          (11.7)    (3.8)   (28.0)
Transfers (to)/from creditors
  and other movements..........           (1.3)             0.4             2.2      1.9      3.2
Translation differences........            0.2              0.2            (0.1)    (1.4)    (1.1)
                                   -----------    -------------    ------------    -----    -----
At 31 December 1997............           40.9             20.3            51.7     30.0    142.9
                                   -----------    -------------    ------------    -----    -----

28.  SHARE CAPITAL

The authorised capital of the company is L81.0m.

Issued and fully paid capital of the company:

                                                                ORDINARY SHARES
                                                                    OF 10P EACH
                                                                       MILLIONS
                                                                ---------------
At 1 January 1997...........................................              548.0
Shares issued during the year...............................                5.7
                                                                ---------------
At 31 December 1997.........................................              553.7
                                                                ---------------

Details of shares issued during the year and an analysis of the options outstanding in connection with the company's share option schemes are given in the Directors' report.

29.  SHAREHOLDERS' FUNDS

                                                     SHARE
                                                   CAPITAL      SHARE      PROFIT AND
                                                 (NOTE 28)    PREMIUM    LOSS ACCOUNT    TOTAL
                                                 ---------    -------    ------------    -----
                                                        LM         LM              LM       LM
At 1 January 1997............................         54.8        3.9           132.7    191.4
Shares issued................................          0.6        4.2             0.3      5.1
Goodwill on acquisitions (note 13)...........           --         --           (30.9)   (30.9)
Retained profit for the year.................           --         --            31.8     31.8
Translation differences......................           --         --             2.4      2.4
                                                 ---------    -------    ------------    -----
At 31 December 1997..........................         55.4        8.1           136.3    199.8
                                                 ---------    -------    ------------    -----
At 1 January 1996............................         54.6        2.1           139.9    196.6
Shares issued................................          0.2        1.8              --      2.0
Goodwill on acquisitions.....................           --         --           (22.8)   (22.8)
Retained profit for the year.................           --         --            24.0     24.0
Translation differences......................           --         --            (8.4)    (8.4)
                                                 ---------    -------    ------------    -----
At 31 December 1996..........................         54.8        3.9           132.7    191.4
                                                 ---------    -------    ------------    -----
At 1 January 1995............................         54.6        1.9           115.6    172.1
Shares issued................................           --        0.2              --      0.2
Goodwill on acquisitions.....................           --         --            (3.3)    (3.3)

                                     III-20

                                                     SHARE
                                                   CAPITAL      SHARE      PROFIT AND
                                                 (NOTE 28)    PREMIUM    LOSS ACCOUNT    TOTAL
                                                 ---------    -------    ------------    -----
                                                        LM         LM              LM       LM
Retained profit for the year.................           --         --            28.8     28.8
Translation differences......................           --         --            (1.2)    (1.2)
                                                 ---------    -------    ------------    -----
At 31 December 1995..........................         54.6        2.1           139.9    196.6
                                                 ---------    -------    ------------    -----

The cumulative amount of goodwill written off at 31 December 1997, net of goodwill relating to subsidiary undertakings sold, amounted to L617.9m.

During 1997, dividends amounting to L0.3m (1996 Lnil, 1995 Lnil) were taken in the form of shares under the company's scrip dividend scheme.

The retained profit for the financial year has been dealt with in the financial statements of:

                                                                1997    1996    1995
                                                                ----    ----    ----
                                                                  LM      LM      LM
Company.....................................................     0.2     0.5      --
Subsidiary undertakings.....................................    32.6    19.3    27.9
Associated undertakings.....................................    (1.0)    4.2     0.9
                                                                ----    ----    ----
                                                                31.8    24.0    28.8
                                                                ----    ----    ----

30.  CONTINGENT LIABILITIES

A) CLAIMS AND LAWSUITS

The group is subject to claims and lawsuits in the course of its business, resulting principally from alleged errors and omissions in connection with the group's insurance and consulting business. Claims may arise several years after the original events which could be the subject to the dispute. Although all claims are strenuously defended, provision is made, after taking account of the group's insurance arrangements, for potential liabilities including expenses that may arise in respect of these claims and lawsuits. Provision is based on current information and legal advice and provisions are adjusted from time to time according to developments. While there is always uncertainty as to the outcome of any claim or litigation the directors do not expect such claims existing at the balance sheet date, either individually or in aggregate, to have a material adverse effect on the group's future results or financial position.

B) OTHER CONTINGENCIES

A group company has guaranteed undertakings totalling L0.5m given by banks in relation to the underwriting membership of Lloyd's of certain directors and employees of fellow subsidiary undertakings. In no case does the contingent liability under any single guarantee exceed L50,000.

Certain group companies have opened letters of credit in favour of clients on behalf of insurance markets and have given other guarantees and indemnities in the ordinary course of their business.

The company has given guarantees in respect of certain liabilities of other group companies.

No material unprovided liabilities are expected to arise either to the company or the group as a result of these guarantees and indemnities.

31.  TRANSACTIONS WITH RELATED PARTIES

During the period under review, there were no other transactions or balances with related parties reportable under FRS 8, Related Party Disclosures.

                                     III-21

32.  COMMITMENTS

A) OPERATING LEASE COMMITMENTS

Certain group companies have entered into operating lease arrangements. The annual rental commitments under these leases are analyses below:

                                               1997                   1996                   1995
                                -------------------    -------------------    -------------------
                                PROPERTIES    OTHER    PROPERTIES    OTHER    PROPERTIES    OTHER
                                ----------    -----    ----------    -----    ----------    -----
                                        LM       LM            LM       LM
Expiry of leases within:
One year....................           3.9      3.6           2.2      3.8           3.2      2.0
Two to five years...........          21.7      6.9          23.0      6.7          20.7      6.9
Over five years.............          20.9       --          20.9       --          21.3      0.1
                                ----------    -----    ----------    -----    ----------    -----
                                      46.5     10.5          46.1     10.5          45.2      9.0
Less: Recoveries from
  operating sub-leases......          (5.0)      --          (4.7)      --          (4.9)      --
                                ----------    -----    ----------    -----    ----------    -----
                                      41.5     10.5          41.4     10.5          40.3      9.0
                                ----------    -----    ----------    -----    ----------    -----

B) CAPITAL COMMITMENTS

At 31 December 1997, the group had commitments for contracted capital expenditure amounting to L1.8m (1996 L2.3m, 1995 L1.5m).

33.  PENSIONS AND SIMILAR BENEFITS

The group's principal defined benefit pension schemes are in the UK and the US. These schemes cover eligible current and retired employees and are funded on the basis of local actuarial advice. For the purposes of determining the group's pension cost, these schemes are valued annually at 1 January, using the projected unit method, by qualified actuaries who are the group's employees. At 1 January 1997, the date of the latest valuations, the market value of the assets of these schemes was L837.0m. In assessing the value of the assets held by the UK scheme, allowance was made for the abolition during 1997 of tax credits on UK dividend income paid to pension schemes. The actuarial value of the assets of these schemes represented 115% of the liabilities for pension benefits that had accrued to members at that date, after allowing for expected future salary increases. Under the relevant accounting standard, this surplus is being recognised over the average remaining service lives of eligible employees.

The group's contributions to its defined benefit pension schemes during 1997 amounted to L16.5m (1996 L16.1m, 1995 n/a). The group's defined benefit pension cost during 1997 was L17.5m (1996 L15.9m, 1995 L19.4m). At 31 December 1997, a
prepayment of L10.0m is included within other debtors falling due after more than one year which represent the cumulative amount by which the group's contributions to its pension funds have exceeded the pension costs charged to its profit and loss account.

The principal assumptions made in the actuarial assessment of the group's pension cost were:

Investment return...........................................     --    8.75% - 9% per annum
Salary inflation (including the salary scale)...............     --    6.25% - 8% per annum
Dividend growth.............................................     --            5% per annum
Pension increase............................................     --       4% - 5% per annum

Post-retirement benefits other than pensions were withdrawn from the group's existing employees in the UK in 1989 and in the US in 1993, but the group continues to provide certain of its pensioners with healthcare and life assurance benefits. At 31 December 1997, there were approximately 1,500 pensioners eligible for these benefits, the cost of which was L1.5 million. The principal assumptions made in the actuarial assessment of the cost of these benefits were:

Medical cost inflation......................................     --    7% - 10% per annum
Discount rate...............................................     --          8% per annum

                                     III-22

34.  CASH FLOW

A) RECONCILIATION OF OPERATING PROFIT OF NET CASH INFLOW FROM OPERATING
ACTIVITIES

                                                                 1997
                                                                -----
                                                                   LM
Operating profit............................................    105.8
Depreciation and other non-cash items.......................     20.5
Increase/(decrease) in net fiduciary creditors..............      1.4
Decrease in reinsurers' share of insurance technical
  provisions................................................     47.4
Decrease/(increase) in other debtors and prepayments........     20.6
Decrease in other creditors and accruals....................    (43.0)
Decrease in insurance technical provisions..................    (66.8)
Increase in other long-term creditors and provisions........     12.0
                                                                -----
Net cash inflow from operating activities...................     97.9
                                                                -----

B) ANALYSIS OF THE MOVEMENT IN NET FUNDS

                                     CASH AND OVERDRAFTS                            BORROWINGS
                                  --------------------------               ----------------------------
                                                                  LIQUID            FINANCE
                                  CASH    OVERDRAFTS   TOTAL   RESOURCES   LOANS     LEASES   NET FUNDS
                                  -----   ----------   -----   ---------   ------   -------   ---------
                                     LM           LM      LM                   LM        LM          LM
At 1 January 1997...............  206.6         (0.5)  206.1       412.4   (131.8)    (12.2)      474.5
Cash flows......................  (17.7)        16.4    (1.3)      (41.6)    26.0       0.6       (16.3)
Acquisitions and disposals......  (10.9)       (16.5)  (27.4)       78.7       --        --        51.3
Translation differences.........   (7.5)         0.1    (7.4)        3.0       --       1.3        (3.1)
                                  -----   ----------   -----   ---------   ------   -------   ---------
At 31 December 1997.............  170.5         (0.5)  170.0       452.5   (105.8)    (10.3)      506.4
                                  -----   ----------   -----   ---------   ------   -------   ---------

C) RECONCILIATION OF CASH AND LIQUID RESOURCES TO AMOUNTS SHOWN IN THE BALANCE SHEET

                                                                 1997
                                                                ------
                                                                    LM
CASH
Cash and deposits...........................................     538.8
Less: Deposits classified as liquid resources...............    (356.3)
Less: Deposits classified as financial investment...........     (12.0)
                                                                ------
                                                                 170.5
                                                                ------
LIQUID RESOURCES
Current asset investments...................................      96.2
Add: Deposits classified as liquid resources................     356.3
                                                                ------
                                                                 452.5
                                                                ------

35.  POST-BALANCE SHEET EVENT

On 16 January 1998, the group sold its managing agencies based in The Netherlands for NLG 37 million (L11.2 million) in cash, of which 80 per cent was paid on completion and 20 per cent will be paid in July 1998. It is expected that the proceeds will be used largely to fund the reorganisation of the group's operations in The Netherlands and elsewhere during 1998.

                                     III-23

36.  DIFFERENCES BETWEEN UK AND US GAAP

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the UK (UK GAAP), which differ in certain respects from those applicable in the US (US GAAP). An explanation of the differences which have a significant effect on the group is given below.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Under UK GAAP, goodwill and identifiable intangible assets arising from the purchase of businesses are written off on acquisition against retained earnings or other reserves. Under US GAAP, goodwill and identifiable intangible assets are capitalised and amortised over their estimated useful lives. For the purposes of the reconciliation statements set out on pages III-26 and III-27, such assets are amortised over periods of five to 40 years.

RESTRUCTURING INITIATIVES

Restructuring costs are incurred in relation to ongoing initiatives aimed at improving the group's efficiency and the integration of newly-acquired businesses. Such costs are principally personnel and property-related. Under US GAAP, the requirements for making provision for restructuring costs are more prescriptive than under UK GAAP.

CONTINGENT COMMISSIONS

Contingent commissions represent income receivable from insurers based on the volume and/or profitability of business placed with them by the group. Under UK GAAP, contingent commissions are accrued for in the period to which they relate, provided that they can be reasonably estimated. Under US GAAP, SFAS No. 5, Accounting for Contingencies, effectively precludes accrual for contingent commissions which are based on the profitability of business placed or are both volume and profit-based (so-called hybrid arrangements). Accordingly, the group records income from profit-based and hybrid arrangements on a cash-received basis under US GAAP.

PENSIONS

Under UK GAAP the cost of providing defined benefit pension arrangements is charged to the profit and loss account on a systematic basis over the service lives of the eligible employees in accordance with the advice of qualified actuaries. Under US GAAP, SFAS No. 87, Employers' Accounting for Pensions, requires that the cost is determined based on a comparison of the projected benefit obligation with the market value of the underlying scheme assets and other unrecognised gains and losses assessed on an actuarial basis. Principally as a result of this difference in methodology, the group's US GAAP pension cost can be significantly different from that determined under UK GAAP and tends to be more sensitive to changing economic conditions.

POST-EMPLOYMENT BENEFITS

Post-employment benefits are all types of benefits provided to former or inactive employees after employment but before their retirement. In respect of the group, such benefits primarily relate to compensation for long-term sickness. Under UK GAAP, the cost of providing these benefits is recognised on a cash basis. Under US GAAP, SFAS No. 112, Employers' Accounting for Post-employment Benefits, requires that the expected cost of such benefits is accrued over the estimated average service lives of eligible employees.

REVALUATION OF FORWARD EXCHANGE CONTRACTS

As an element of its treasury management strategy, the group enters into forward exchange contracts and other financial instruments in respect of future income denominated in foreign currencies, principally US dollars. Under UK GAAP, such instruments are regarded as hedges of future income and are not reflected in the group's financial statements. Under US GAAP, such instruments are regarded as anticipatory hedges

                                     III-24
and are revalued (or marked to market) at each accounting date. Any gain or loss arising on revaluation is taken to the profit and loss account.

INVESTMENTS

Under UK GAAP, fixed asset investments are stated at cost or amortised cost less any provision for permanent diminution in value. Current asset investments are stated at the lower of cost or amortised cost and net realisable value. Under US GAAP, the group complies with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, under which such investments are classified as available for sale and recorded at their fair values. Unrealised gains and losses are reflected in shareholders' equity (net of tax effects, if applicable).

LEASES

Certain property leases which are treated as operating leases under UK GAAP must be accounted for as capital leases under US GAAP.

CONTINGENT CONSIDERATION

Under UK GAAP, contingent consideration payable in respect of businesses acquired before 1 January 1995 is recognised when it becomes known. Contingent consideration payable in respect of businesses acquired on or after 1 January 1995 is estimated and provided for on completion. Under US GAAP, contingent consideration is recognised when it becomes known. Accordingly, the reconciliation statements reflect an adjustment to shareholders' equity in respect of contingent consideration payable on businesses acquired on or after 1 January 1995.

DIVIDENDS PROPOSED

Under UK GAAP, dividends are provided for in the accounting period to which they relate. Under US GAAP, dividends are not provided for until they are declared by the directors following approval by the shareholders.

DEFERRED TAXATION

Under UK GAAP, deferred taxation is accounted for using the liability method to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred taxation is provided on all temporary differences. Deferred tax assets are recognised to the extent that it is more likely than not that they will be realised. Where doubt exists as to whether a deferred tax asset will be realised, an appropriate valuation allowance is established.

DISCONTINUED OPERATIONS

For an operation to be categorised as discontinued under UK GAAP, its sale or termination must have a material effect on the nature and focus on the group's operations and represent a material reduction in its operating facilities. Under US GAAP, discontinued operations represent reportable segments which have been sold or terminated. Accordingly, the group's insurance underwriting subsidiaries in run off are regarded as discontinued operations under US GAAP but are not regarded as discontinued operations under UK GAAP.

NET INCOME AND SHAREHOLDERS' EQUITY RECONCILIATION STATEMENTS

The effect on the group's net income and shareholders' equity of applying the significant differences between UK GAAP and US GAAP referred to above are set out in the reconciliation statements set out below.

                                     III-25

NET INCOME

                                                                YEAR ENDED 31 DECEMBER
                                                                -----------------------
                                                                1997     1996     1995
                                                                -----    -----    -----
                                                                   LM       LM       LM
EARNINGS REPORTED UNDER UK GAAP.............................     70.4     63.7     68.9
Adjustments:
Amortisation of goodwill and identifiable intangible
  assets....................................................    (13.3)   (12.2)   (12.1)
Restructuring initiatives...................................      5.8     (5.4)    (1.4)
Contingent commissions......................................     (0.7)    (1.1)    (2.3)
Pensions....................................................      1.0      7.5      1.1
Post-employment benefits....................................      0.2     (0.6)    (0.3)
Revaluation of forward exchange contracts...................     (2.5)     3.5     (1.3)
Leases......................................................      0.8      0.2      0.2
Other items.................................................      0.5     (0.4)     4.6
Deferred taxation...........................................    (10.1)     3.7     17.5
Deferred taxation on US GAAP adjustments....................       --      1.1     (9.6)
                                                                -----    -----    -----
NET INCOME IN ACCORDANCE WITH US GAAP.......................     52.1     60.0     65.3
                                                                -----    -----    -----
Analysis of net income in accordance with US GAAP:
  -- Continuing operations..................................     50.9     60.1     65.0
  -- Discontinued operations................................      1.2     (0.1)     0.3
                                                                -----    -----    -----
                                                                 52.1     60.0     65.3
                                                                -----    -----    -----
EARNINGS PER SHARE
Reported under UK GAAP......................................    12.8p    11.6p    12.6p
                                                                -----    -----    -----
In accordance with US GAAP:
Basic.......................................................     9.5p    11.0p    12.0p
Diluted.....................................................     9.4p    10.8p    11.8p
                                                                -----    -----    -----

Earnings per share attributable to discontinued operations were not material during the period under review.

                                     III-26

SHAREHOLDERS' EQUITY

                                                                AT 31 DECEMBER
                                                                --------------
                                                                     1997
                                                                --------------
                                                                            LM
SHAREHOLDERS' FUNDS REPORTED UNDER UK GAAP..................             199.8
Adjustments:
Goodwill and identifiable intangible assets.................             218.8
Restructuring initiatives...................................               5.0
Contingent commissions......................................             (10.5)
Pensions....................................................               8.5
Post-employment benefits....................................              (3.3)
Revaluation of forward exchange contracts...................               0.9
Investments.................................................               1.2
Leases......................................................              (4.1)
Contingent consideration....................................              12.3
Dividends proposed..........................................              22.2
Other items.................................................              (0.3)
Deferred taxation...........................................              24.9
Deferred taxation on US GAAP adjustments....................              (9.4)
                                                                --------------
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP.............             466.0
                                                                --------------
Analysis of shareholders' equity in accordance with US GAAP:
-- Continuing operations....................................             425.7
-- Discontinued operations..................................              40.3
                                                                --------------
                                                                         466.0
                                                                --------------

                                     III-27

PART B UNAUDITED INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 JUNE 1998

Set out below is the text of the announcement dated 11 August 1998 of Sedgwick's unaudited interim results for the six months ended 30 June 1998.

                                    "SUMMARY

                               SEDGWICK GROUP PLC
            UNAUDITED RESULTS FOR THE SIX MONTHS ENDED 30 JUNE 1998

SECOND QUARTER

-  Brokerage and fees up 6 per cent*

-  Profit before tax and exceptional items up 6 per cent*

SIX MONTHS

-  Profit before tax and exceptional items L60.1 million (1997 L66.3 million)

-  Earnings per share before exceptional items of 8.0p (1997 8.4p)

-  Interim dividend unchanged at 3.0p

- Exceptional charge of L80 million relating to pension transfer review, including cost of insurance protection

*at constant exchange rates and against the comparative period in 1997

The Chairman, Sax Riley, said:

"We saw an encouraging improvement in brokerage and fees and profit before tax and exceptional items in the second quarter of 1998, on a year-on-year basis."

"We maintain our confidence in the group's underlying trading performance for 1998 as a whole. Our future growth will come from the reinforcement of our specialist services to clients worldwide, the optimum use of our international network and from acquisitions which provide shareholder value, and geographic and business synergies."

UNAUDITED RESULTS FOR THE SIX MONTHS ENDED 30 JUNE 1998

Sedgwick Group plc, one of the world's leading consulting, insurance and reinsurance broking groups, today reported an increase of 6 per cent in brokerage and fees for the second quarter of 1998; profit before tax and exceptional items also increased by six per cent on a year-on-year basis.

Profit before tax and exceptional items for the six months to 30 June 1998 was L60.1 million compared with L66.3 million for the corresponding period in 1997. Earnings per share before exceptional items were 8.0p (1997 8.4p).

For the first six months, brokerage and fees increased by 4 per cent to L469.2 million, despite the difficult market conditions and the expected continued re-phasing of group revenue from the first quarter towards the second half of the year. Expenses increased by 6 per cent but, excluding acquisitions and disposals, by 2 per cent. The group anticipates a more favourable ratio between brokerage and fees and expenses growth for the year as a whole.

All percentage movements are at constant exchange rates.

Commenting on these results Chairman Sax Riley said:

"We saw an encouraging improvement in brokerage and fees and profit before tax and exceptional items in the second quarter of the year. These results are in line with our expectations, which took account of the

                                     III-28
continuing decline of insurance rates in international markets and the likely adverse effect on profits of exchange rate movements which, for the six months, was L3.1 million. They also reflect our statement at the time of our 1997 annual results announcement, that we expected the final quarter to be stronger than in previous years."

"In the past few months there have been further changes in the insurance industry landscape. We are convinced we have the right strategy to deliver results and continue to look at all our options to create additional shareholder value."

"We maintain our confidence in the group's underlying trading performance for 1998. Our future growth will come from the reinforcement of our specialist services to clients worldwide, the optimum use of our international network and from acquisitions which provide shareholder value, and geographic and business synergies."

INSURANCE AND REINSURANCE SERVICES

In the first six months of 1998, the group achieved good profit growth in North America and Asia Pacific. Despite continued adverse conditions in the London market, our UK operations showed an improved performance, year-on-year, in the second quarter compared with the first quarter. The contribution from our continental European businesses was particularly influenced by the results profile of the Nikols Sedgwick joint venture, where profits come through in the fourth quarter.

EMPLOYEE BENEFITS CONSULTING

Sedgwick Noble Lowndes continued to report double digit profit growth and encouraging increases in brokerage and fees across all its geographic regions.

PENSION TRANSFER REVIEW

We have announced an exceptional charge of L80 million for the pension transfer review.

In the UK, SNL's dedicated team continues to focus its efforts towards the resolution of its pension transfer position. In March 1998, the Financial Services Authority (FSA) and Personal Investment Authority (PIA) published their consultation document concerning Phase 2 of the pension transfers and opt-outs review. In April, following an initial review and based on assumptions contained in the consultation document, we announced that we expected a cost of not less than L35 million with the comment that there was a potential for the figure to be materially exceeded. We have approximately 24,000 pension transfer cases and very few pension opt-outs to review in Phase 2.

We have now had the opportunity to assess our position in more detail and, based on our experience to date, this charge represents the best estimate of the expected cost of completing the review. This cost may, however, still be subject to change because of factors which are beyond Sedgwick's control and the fact that the "Final Statement of Policy and Final Guidance" is not expected to be published by the FSA until later this year.

As a result, Sedgwick has entered into insurance arrangements which will protect the group against an increase of up to L37 million in the estimated total cost of completing the review. The cost of this cover is included in the L80 million exceptional charge recognised in the period, as is the cost of purchasing an option to extend this cover to give protection of a further L25 million.

We continue to be committed to the speedy resolution of this issue and, by the end of July, had completed 84 per cent of Phase 1 cases.

Further details will be found in note 5 to the interim statement.

                                     III-29

DIVIDEND

The interim dividend remains unchanged at 3.0p per ordinary share and will be paid on 19 October 1998, as a foreign income dividend, to all shareholders on the register at the close of business on 21 August 1998.

SEDGWICK GROUP PLC
UNAUDITED CONSOLIDATED PROFIT AND LOSS ACCOUNT

Six months ended 30 June 1998

                                            BEFORE    EXCEPTIONAL
                                       EXCEPTIONAL          ITEMS       TOTAL                 TOTAL
                                             ITEMS       (NOTE 3)        1998      1997        1998
                                       -----------    -----------    --------    ------    --------
                                             LM                LM          LM        LM       US $M
REVENUE
Brokerage and Fees.................       469.2             --          469.2     465.4       783.6
Interest and investment income.....        23.4             --           23.4      19.6        39.0
                                         ------          -----       --------    ------    --------
                                          492.6             --          492.6     485.0       822.6
EXPENSES...........................      (429.0)         (86.4)        (515.4)   (416.4)     (860.7)
                                         ------          -----       --------    ------    --------
Operating profit/(loss)............        63.6          (86.4)         (22.8)     68.6       (38.1)
Share of profits of associated
  undertakings.....................         2.5             --            2.5       2.4         4.2
Interest payable...................        (6.0)            --           (6.0)     (4.7)      (10.0)
Profit on disposal of businesses...          --            9.4            9.4        --        15.7
Cessation of insurance
  underwriting.....................          --             --             --       0.2          --
                                         ------          -----       --------    ------    --------
PROFIT / (LOSS) BEFORE TAXATION....        60.1          (77.0)         (16.9)     66.5       (28.2)
Taxation...........................       (16.8)          25.7            8.9     (20.0)       14.9
                                         ------          -----       --------    ------    --------
PROFIT / (LOSS) AFTER TAXATION.....        43.3          (51.3)          (8.0)     46.5       (13.3)
Minority interests.................         0.9             --            0.9      (0.3)        1.5
                                         ------          -----       --------    ------    --------
EARNINGS...........................        44.2          (51.3)          (7.1)     46.2       (11.8)
                                         ------          -----
DIVIDEND...........................                                     (16.7)    (16.4)      (27.9)
                                                                     --------    ------    --------
RETAINED EARNINGS..................                                     (23.8)     29.8       (39.7)
                                                                     --------    ------    --------
EARNINGS PER SHARE
Before exceptional items...........                                      8.0p      8.4p       13.4c
                                                                     --------    ------    --------
After exceptional items............                                    (1.3)p      8.4p      (2.2)c
                                                                     --------    ------    --------
DIVIDEND PER SHARE.................                                      3.0p      3.0p        5.0c
                                                                     --------    ------    --------
Average number of shares in issue
  (millions).......................                                     554.0     548.3          --

These results should be read in conjunction with the notes.

                                     III-30

UNAUDITED CONSOLIDATED BALANCE SHEET

As at 30 June 1998

                                                                         RESTATED*
                                                                  1998        1997       1998
                                                              --------   ---------   --------
                                                                    LM          LM      US $M
ASSETS EMPLOYED
FIXED ASSETS
Tangible assets.............................................     207.7      211.2       346.9
Associated undertakings.....................................      16.5       15.6        27.5
Assets backing retirement contracts.........................     487.4      227.6       814.0
Investments.................................................     218.7      102.9       365.2
                                                              --------   --------    --------
                                                                 930.3      557.3     1,553.6
                                                              --------   --------    --------
CURRENT ASSETS
Debtors.....................................................   3,057.8    3,610.0     5,106.5
Reinsurers' share of technical provisions...................     172.9      228.0       288.7
Investments.................................................      64.8      143.2       108.2
Cash and deposits...........................................     516.5      597.2       862.6
                                                              --------   --------    --------
                                                               3,812.0    4,578.4     6,366.0
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR..............  (3,434.6)  (4,033.3)   (5,735.8)
                                                              --------   --------    --------
NET CURRENT ASSETS..........................................     377.4      545.1       630.2
                                                              --------   --------    --------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................   1,307.7    1,102.4     2,183.8
                                                              --------   --------    --------
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
Borrowings
Loans and other borrowings..................................     (78.0)     (59.7)     (130.3)
7.25% Convertible Bonds 2008................................     (41.5)     (41.5)      (69.3)
                                                              --------   --------    --------
                                                                (119.5)    (101.2)     (199.6)
Other liabilities...........................................     (24.4)     (45.7)      (40.7)
                                                              --------   --------    --------
                                                                (143.9)    (146.9)     (240.3)
PROVISIONS FOR LIABILITIES AND CHARGES
Liabilities linked to retirement contracts..................    (487.0)    (227.6)     (813.3)
Insurance technical provisions..............................    (289.9)    (374.8)     (484.1)
Other provisions............................................    (213.7)    (133.4)     (356.9)
                                                              --------   --------    --------
                                                                 173.2      219.7       289.2
                                                              --------   --------    --------
FINANCED BY
SHAREHOLDER'S FUNDS.........................................     173.8      217.4       290.2
MINORITY INTERESTS..........................................      (0.6)       2.3        (1.0)
                                                              --------   --------    --------
NET CAPITAL EMPLOYED........................................     173.2      219.7       289.2
                                                              --------   --------    --------

---------------

* For the reasons set out in the 1997 annual report, comparative figures have been restated to show separately the assets and liabilities relating to retirement-related investment business.

The balance sheet should be read in conjunction with the notes.

                                     III-31

                                     NOTES

1.  BASIS OF PREPARATION

The results for the six months ended 30 June 1998 have been prepared on the basis of the accounting policies set out in the 1997 annual report.

The results for the six months ended 30 June 1998 and the balance sheet at that date shown in US dollars have been translated at the period end rate of L1 = US$1.67. No adjustments have been made to restate the results or the balance sheet to comply with generally accepted accounting principles in the United States of America (US GAAP). Additional information for US investors follows the notes.

2.  SEGMENTAL INFORMATION

                                                                  SIX MONTHS ENDED 30 JUNE
                                                                -----------------------------
                                                                         CONSTANT    REPORTED
                                                                         EXCHANGE    EXCHANGE
                                                                            RATES       RATES
                                                                 1998        1997        1997
                                                                -----    --------    --------
                                                                   LM          LM          LM
REVENUE
GEOGRAPHIC ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................    169.8       173.6       175.0
Continental Europe..........................................     74.0        63.3        69.0
North America...............................................    202.9       196.5       198.4
Asia Pacific................................................     32.2        27.5        33.1
Rest of the world...........................................     13.7         8.6         9.5
                                                                -----    --------    --------
                                                                492.6       469.5       485.0
                                                                -----    --------    --------
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................    375.8       359.5       371.2
Employee benefits consulting................................    116.8       110.0       113.8
                                                                -----    --------    --------
                                                                492.6       469.5       485.0
                                                                -----    --------    --------
PROFIT / (LOSS) BEFORE TAXATION
GEOGRAPHIC ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................     36.3        38.8        39.9
Continental Europe..........................................      8.5        11.5        12.7
North America...............................................     19.4        15.2        15.5
Asia Pacific................................................      3.7         0.5         0.9
Rest of the world...........................................     (1.8)        1.8         2.0
                                                                -----    --------    --------
                                                                 66.1        67.8        71.0
Less: interest payable......................................     (6.0)       (4.6)       (4.7)
                                                                -----    --------    --------
                                                                 60.1        63.2        66.3
Exceptional items (note 3)..................................    (77.0)        0.2         0.2
                                                                -----    --------    --------
                                                                (16.9)       63.4        66.5
                                                                -----    --------    --------
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................     53.3        56.9        59.8
Employee benefits consulting................................     12.8        10.9        11.2
                                                                -----    --------    --------
                                                                 66.1        67.8        71.0
Less: interest payable......................................     (6.0)       (4.6)       (4.7)
                                                                -----    --------    --------
                                                                 60.1        63.2        66.3
Exceptional items (note 3)..................................    (77.0)        0.2         0.2
                                                                -----    --------    --------
                                                                (16.9)       63.4        66.5
                                                                -----    --------    --------

                                     III-32

3.  EXCEPTIONAL ITEMS

(A) OPERATING EXCEPTIONAL ITEMS

                                                                EXPENSES      TAX    EARNINGS
                                                                --------    -----    --------
                                                                      LM       LM          LM
Pension transfer review (note 5)............................        80.0    (24.0)      (56.0)
Restructuring costs.........................................         6.4     (1.7)       (4.7)
                                                                --------    -----    --------
                                                                    86.4    (25.7)      (60.7)
                                                                --------    -----    --------

Pension transfer review costs are stated net of L45.3 million which is assumed to be recoverable from third parties.

Restructuring costs relate to certain of the group's European operations.

In 1997, there were no operating exceptional items.

(B) PROFIT ON DISPOSAL OF BUSINESSES

In January 1998, the group sold its managing agencies based in The Netherlands for NLG 37 million (L11.0 million) realising a profit on disposal of L9.4 million.

(C) CESSATION OF INSURANCE UNDERWRITING

Cessation of insurance underwriting represents the net amount recognised in respect of the group's insurance underwriting subsidiaries which are in run off.

(D) SEGMENTAL ANALYSIS OF EXCEPTIONAL ITEMS

                                                                     SIX MONTHS ENDED 30 JUNE
                                                                     ------------------------
                                                                      1998             1997
                                                                     -------          -------
                                                                         LM                LM
PROFIT / (LOSS) BEFORE TAXATION
GEOGRAPHIC ANALYSIS BY BUSINESS LOCATION
United Kingdom..............................................          (80.9)            (1.0)
Continental Europe..........................................            6.8               --
North America...............................................             --              1.2
Rest of the World...........................................           (2.9)              --
                                                                      -----            -----
                                                                      (77.0)             0.2
                                                                      -----            -----
ANALYSIS BY BUSINESS
Insurance and reinsurance services..........................            3.0               --
Employee benefits consulting................................          (80.0)              --
Insurance underwriting (in run off).........................             --              0.2
                                                                      -----            -----
                                                                      (77.0)             0.2
                                                                      -----            -----

4.  EARNINGS PER SHARE

                                                                  SIX MONTHS ENDED 30 JUNE
                                                           --------------------------------------
                                                           1998      1998       1997      1997
                                                           ----    ---------    ----    ---------
                                                             LM    PER SHARE      LM    PER SHARE
Earnings...............................................    (7.1)        (1.3)p  46.2          8.4p
Add / (less):
  Exceptional items....................................    51.3          9.3p   (0.2)          --
                                                           ----    ---------    ----    ---------
Earnings before exceptional items......................    44.2          8.0p   46.0          8.4p
                                                           ----    ---------    ----    ---------

The weighted average number of shares in issue in period was 554.0m (1997
548.3m).

                                     III-33

5.  PENSION TRANSFER REVIEW

In October 1994, the Securities and Investments Board (SIB), now known as the Financial Services Authority, issued its report, "Pension transfers and opt-outs, review of past business". Its objective was to secure redress for individuals who between 29 April 1988 and 30 June 1994 were wrongly advised to transfer benefits from, or opt-out of, an occupational pension plan and enter into a personal pension plan, and thereby suffered actual or potential loss.

Based on criteria and procedures set out in the SIB's report, Sedgwick is required to review pension transfer and opt-out business conducted during the relevant period and to determine whether redress should be made to clients. At that time, the review was required to be conducted only in respect of individuals considered by the SIB to be priority cases. Sedgwick has satisfied the interim targets set by the regulator in respect of this review and expects the review to be completed by 31 December 1998.

On 12 March 1998, the Financial Services Authority (FSA) and the Personal Investment Authority (PIA) issued a consultation document on the extension of the review to include non-priority cases.

Based on Sedgwick's experience to date and with reference to the methodology contained in the consultation document, the directors have recognised an exceptional charge in the period of L80m, based on their best estimate of the cost to Sedgwick of completing the review (assuming recoveries from third parties).

It should be noted that the estimated cost of completing the review may be subject to change due to factors which are beyond Sedgwick's control, such as future movements in long-term interest rates, equity markets and the contents of the "Final Statement of Policy and Final Guidance" to be published by the FSA later in 1998.

In view of the above uncertainties, the group has entered into insurance arrangements which will protect it against an increase of up to L37m in the estimated total cost of completing the review; the cost of this cover is included in the L80m exceptional charge recognised in the period. In addition, the group has an option to extend this cover to give protection of a further L25m. The cost of purchasing this option is also included in the exceptional charge.

6.  MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                1998     1997
                                                                -----    -----
                                                                   LM       LM
At 1 January................................................    199.8    191.4
Shares issued...............................................      0.4      0.4
Goodwill on acquisitions....................................       --     (2.9)
Retained earnings...........................................    (23.8)    29.8
Translation differences.....................................     (2.6)    (1.3)
                                                                -----    -----
At 30 June..................................................    173.8    217.4
                                                                -----    -----

                                     III-34

7.  FOREIGN CURRENCIES

The principal exchange rates used to translate overseas group companies' financial information were:

                                                         AVERAGE RATE            PERIOD END RATE
                                                    ----------------------    ----------------------
                                                    JUNE 1998    JUNE 1997    JUNE 1998    JUNE 1997
                                                    ---------    ---------    ---------    ---------
Australian dollar...............................        2.53         2.13         2.69         2.22
Belgian franc...................................       61.74        56.71        62.13        59.75
Canadian dollar.................................        2.38         2.26         2.45         2.30
French franc....................................       10.03         9.27        10.10         9.77
German mark.....................................        2.99         2.75         3.01         2.90
Italian lira....................................    2,950.00     2,720.00     2,968.00     2,830.00
Netherlands guilder.............................        3.37         3.10         3.40         3.26
South African rand..............................        8.48         7.42         9.86         7.55
US dollar.......................................        1.65         1.64         1.67         1.66

ADDITIONAL INFORMATION FOR US INVESTORS

The results for the six months ended 30 June 1998 have been prepared in accordance with UK GAAP. Estimates of the effect on the group's net income and shareholders' equity of applying the significant differences between UK GAAP and US GAAP are set out below.

NET INCOME

                                                                SIX MONTHS ENDED
                                                                    30 JUNE
                                                                ----------------
                                                                 1998      1997
                                                                -------    -----
                                                                     LM       LM
EARNINGS REPORTED UNDER UK GAAP.............................       (7.1)    46.2
Adjustments:
Amortisation of goodwill and identifiable intangible
  assets....................................................       (6.6)    (6.0)
Other items.................................................        2.0      6.5
Deferred taxation...........................................       (1.4)    (0.6)
Deferred taxation on US GAAP adjustments....................        0.1     (0.9)
                                                                -------    -----
NET INCOME / (LOSS) IN ACCORDANCE WITH US GAAP..............      (13.0)    45.2
                                                                -------    -----
EARNINGS PER ADS*
Reported under UK GAAP......................................       (6.4)p   42.0p
                                                                -------    -----
In accordance with US GAAP
Basic.......................................................      (11.7)p   41.4p
Diluted.....................................................      (10.3)p   40.3p
                                                                -------    -----

Comparative earnings per ADS figures under US GAAP have been restated in accordance with FAS 128, Earnings per share.
---------------

*Each American Depositary Security (ADS) represents five ordinary shares.

                                     III-35

SHAREHOLDERS EQUITY

                                                                  AT 30 JUNE
                                                                --------------
                                                                1998     1997
                                                                -----    -----
                                                                   LM       LM
SHAREHOLDERS FUNDS REPORTED UNDER UK GAAP...................    173.8    217.4
Adjustments:
Goodwill and identifiable intangible assets.................    212.2    201.7
Dividend proposed...........................................     16.7     16.4
Other items.................................................      8.4      9.9
Deferred taxation...........................................     23.1     34.4
Deferred taxation on US GAAP adjustments....................     (8.8)   (10.7)
                                                                -----    -----
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP.............    425.4    469.1
                                                                -----    -----

DIVIDEND

Holders of the company's ADRs will be paid the interim dividend of 15p per ADS on 29 October 1998 after it has been converted into US dollars by The Bank of New York at the exchange rate ruling on 19 October 1998.

Dividends are stated in this document net of the associated UK tax credit (currently 20 per cent of the gross dividend).

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this document are made pursuant to the safe-harbor provisions of the US Private Securities Litigation Reform Act of 1995. As a result of, among other things, interest and exchange rate changes, regulatory changes, and competition, actual results may differ materially from those anticipated by, or which may be assumed from, statements made in this document."

                                     III-36

            APPENDIX IV -- FINANCIAL INFORMATION ON MARSH & MCLENNAN

PART A AUDITED FINANCIAL INFORMATION

INTRODUCTION

The financial information contained in this Part A of Appendix IV is extracted without material adjustment from the audited consolidated accounts of Marsh & McLennan for the three years ended 31 December 1997.

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                    (In millions, except per share figures)

                                                                   1997        1996        1995
                                                               --------    --------    --------
Revenue....................................................    $6,008.6    $4,404.0    $3,937.3
Expense....................................................     5,263.8     3,688.7     3,242.4
                                                               --------    --------    --------
Operating income...........................................       744.8       715.3       694.9
Interest income............................................        24.0        14.3        17.7
Interest expense...........................................      (106.4)      (61.6)      (62.8)
                                                               --------    --------    --------
Income before income taxes.................................       662.4       668.0       649.8
Income taxes...............................................       263.0       208.7       246.9
                                                               --------    --------    --------
Net income.................................................    $  399.4    $  459.3    $  402.9
                                                               ========    ========    ========
Basic net income per share.................................    $   2.45    $   3.17    $   2.76
                                                               ========    ========    ========
Diluted net income per share...............................    $   2.39    $   3.12    $   2.73
                                                               ========    ========    ========
Average number of shares outstanding--Basic................       163.0       144.8       145.8
                                                               ========    ========    ========
Average number of shares outstanding--Diluted..............       167.2       147.4       147.4
                                                               ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996
                            (In millions of dollars)

                                                                    1997        1996
                                                                --------    --------
                           ASSETS
Current assets:
  Cash and cash equivalents (including interest-bearing
     amounts of $378.0 in 1997 and $261.1 in 1996)..........    $  424.3    $  299.6
                                                                --------    --------
  Receivables--
     Commissions and fees...................................     1,296.3       937.6
     Advanced premiums and claims...........................        94.8        88.5
     Other..................................................       159.9       103.0
                                                                --------    --------
                                                                 1,551.0     1,129.1
     Less--allowance for doubtful accounts..................       (52.8)      (43.3)
                                                                --------    --------
     Net receivables........................................     1,498.2     1,085.8
                                                                --------    --------
  Other current assets......................................       646.4       363.2
                                                                --------    --------
          Total current assets..............................     2,568.9     1,748.6
Long-term securities........................................       720.2       573.3
Fixed assets, net...........................................       957.3       770.1
Intangible assets...........................................     2,417.1       545.3
Other assets................................................     1,250.7       907.9
                                                                --------    --------
                                                                $7,914.2    $4,545.2
                                                                ========    ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................    $  236.7    $  392.4
  Accrued compensation and employee benefits................       563.8       391.7
  Accounts payable and accrued liabilities..................     1,275.9       447.5
  Accrued income taxes......................................       217.9       259.6
  Dividends payable.........................................        85.1        65.1
                                                                --------    --------
          Total current liabilities.........................     2,379.4     1,556.3
                                                                --------    --------
Fiduciary liabilities.......................................     2,281.6     1,685.9
Less--cash and investments held in a fiduciary capacity.....    (2,281.6)   (1,685.9)
                                                                --------    --------
                                                                      --          --
                                                                --------    --------
Long-term debt..............................................     1,239.8       458.2
                                                                --------    --------
Other liabilities...........................................     1,096.2       642.1
                                                                --------    --------
Commitments and contingencies...............................          --          --
                                                                --------    --------
Stockholders' equity:
  Preferred stock, $1 par value, authorized 6,000,000
     shares, none issued....................................          --          --
  Common stock, $1 par value, authorized 400,000,000 shares, issued 172,391,177 shares in 1997 and 153,589,062
     shares in 1996.........................................       172.4        76.8
  Additional paid-in capital................................       993.9       148.1
  Retained earnings.........................................     1,975.4     1,901.6
  Unrealized securities holding gains, net of income
     taxes..................................................       308.8       221.2
  Cumulative translation adjustments........................      (141.8)      (75.7)
                                                                --------    --------
                                                                 3,308.7     2,272.0
  Less--treasury shares, at cost, 2,440,837 shares in 1997
     and 8,951,142 shares in 1996...........................      (109.9)     (383.4)
                                                                --------    --------
          Total stockholders' equity........................     3,198.8     1,888.6
                                                                --------    --------
                                                                $7,914.2    $4,545.2
                                                                ========    ========

 The accompanying notes are an integral part of these consolidated statements.

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                            (In millions of dollars)

                                                                     1997      1996      1995
                                                                ---------    ------    ------
Operating cash flows:
  Net income................................................    $   399.4    $459.3    $402.9
     Gain on sale of businesses.............................        (13.2)    (33.2)       --
     Special charges........................................        296.8      92.6        --
     Depreciation and amortization..........................        199.1     139.9     135.1
     Deferred income taxes..................................       (157.1)    (20.8)     34.7
     Other liabilities......................................         22.1      19.0      (2.4)
     Prepaid dealer commissions.............................       (139.7)   (338.7)   (104.3)
     Other, net.............................................         (1.1)    (11.9)    (12.4)
  Net changes in operating working capital other than cash
     and cash equivalents...................................
     Receivables............................................       (154.8)    (95.0)   (177.0)
     Other current assets...................................         (2.6)    (61.3)     14.0
     Accrued compensation and employee benefits.............        160.0     137.2      35.6
     Accounts payable and accrued liabilities...............       (111.2)    (20.6)     13.0
     Accrued income taxes...................................        (79.2)     28.6      (9.6)
     Effect of exchange rate changes........................         (3.1)     21.4     (11.5)
                                                                ---------    ------    ------
     Net cash generated from operations.....................        415.4     316.5     318.1
                                                                ---------    ------    ------
Financing cash flows:
  Net (decrease) increase in commercial paper...............       (161.6)   (164.7)     57.4
  Other borrowings..........................................      2,358.0     254.8     125.8
  Other repayments..........................................     (1,701.7)    (91.4)     (8.7)
  Purchase of treasury shares...............................           --    (230.1)   (137.7)
  Issuance of common stock..................................        209.8     143.1      82.6
  Dividends paid............................................       (305.6)   (239.2)   (217.0)
  Other, net................................................           --       2.5       4.8
                                                                ---------    ------    ------
     Net cash provided by (used for) financing activities...        398.9    (325.0)    (92.8)
                                                                ---------    ------    ------
Investing cash flows:
  Additions to fixed assets.................................       (202.1)   (157.3)   (136.9)
  Net cash proceeds from sale of business...................         54.4     241.8        --
  Acquisitions..............................................       (472.9)     (7.1)     (6.8)
  Other, net................................................        (54.7)    (91.2)    (54.4)
                                                                ---------    ------    ------
     Net cash used for investing activities.................       (675.3)    (13.8)   (198.1)
                                                                ---------    ------    ------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        (14.3)     (6.2)      6.0
                                                                ---------    ------    ------
Increase (decrease) in cash and cash equivalents............        124.7     (28.5)     33.2
Cash and cash equivalents at beginning of year..............        299.6     328.1     294.9
                                                                ---------    ------    ------
Cash and cash equivalents at end of year....................    $   424.3    $299.6    $328.1
                                                                =========    ======    ======

 The accompanying notes are an integral part of these consolidated statements.

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997
               (In millions of dollars, except per share figures)

                                                                   1997        1996        1995
                                                               --------    --------    --------
COMMON STOCK
Balance, beginning of year.................................    $   76.8    $   76.8    $   76.8
Acquisitions...............................................         9.4          --          --
Common stock split.........................................        86.2          --          --
                                                               --------    --------    --------
Balance, end of year.......................................    $  172.4    $   76.8    $   76.8
                                                               --------    --------    --------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year.................................    $  148.1    $  155.5    $  166.1
Acquisitions...............................................       907.6          --          --
Common stock split.........................................       (86.2)         --          --
Exercise of stock options and related tax benefits.........        15.4       (10.2)       (7.5)
Issuance of shares under compensation plans and related tax
  benefits.................................................        10.3         8.0         3.4
Issuance of shares under employee stock purchase plans and
  related tax benefits.....................................        (1.3)       (5.2)       (6.5)
                                                               --------    --------    --------
Balance, end of year.......................................    $  993.9    $  148.1    $  155.5
                                                               --------    --------    --------
RETAINED EARNINGS
Balance, beginning of year.................................    $1,901.6    $1,688.4    $1,507.7
Net income.................................................       399.4       459.3       402.9
Cash dividends declared--(per share amounts:
  $1.95 in 1997, $1.70 in 1996 and $1.53 in 1995)..........      (325.6)     (246.1)     (222.2)
                                                               --------    --------    --------
Balance, end of year.......................................    $1,975.4    $1,901.6    $1,688.4
                                                               --------    --------    --------
UNREALISED SECURITIES HOLDING GAINS, NET OF INCOME TAXES
Balance, beginning of year.................................    $  221.2    $  149.2    $   91.6
Realised gains, net of income taxes........................       (23.0)      (10.9)      (11.4)
Unrealised gains, net of income taxes......................       110.6        82.9        69.0
                                                               --------    --------    --------
Balance, end of year.......................................    $  308.8    $  221.2    $  149.2
                                                               --------    --------    --------
CUMULATIVE TRANSLATION ADJUSTMENTS
Balance, beginning of year.................................    $  (75.7)   $  (86.7)   $ (105.4)
Translation adjustments....................................       (66.1)       11.0        18.7
                                                               --------    --------    --------
Balance, end of year.......................................    $ (141.8)   $  (75.7)   $  (86.7)
                                                               --------    --------    --------
TREASURY SHARES
Balance, beginning of year.................................    $ (383.4)   $ (317.7)   $ (276.2)
Acquisitions...............................................        46.9          --          --
Purchase of treasury shares................................          --      (230.1)     (137.7)
Exercise of stock options..................................       147.2        95.2        27.4
Issuance of shares under compensation plans................        15.7         9.9        14.0
Issuance of shares under employee stock purchase plans.....        63.7        59.3        54.8
                                                               --------    --------    --------
Balance, end of year.......................................    $ (109.9)   $ (383.4)   $ (317.7)
                                                               --------    --------    --------
TOTAL STOCKHOLDERS' EQUITY.................................    $3,198.8    $1,888.6    $1,665.5
                                                               ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

               MARSH & MCLENNAN COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Marsh & McLennan Companies, Inc. and all its subsidiaries (the "Company"). Various subsidiaries and affiliates have transactions with each other in the ordinary course of business. All significant intercompany accounts and transactions have been eliminated.

Fiduciary Assets and Liabilities: In its capacity as an insurance broker or agent, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; the Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $110.8 million in 1997, $93.9 million in 1996 and $102.7 million in 1995.

Net uncollected premiums and claims and the related payables, amounting to $5.2 billion at December 31, 1997 and $3.2 billion at December 31, 1996, are not included in the accompanying Consolidated Balance Sheets.

In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying Consolidated Balance Sheets as receivables.

Revenue: Revenue includes insurance commissions, fees for services rendered, compensation for services provided in connection with the formation or capitalization of various insurers and reinsurers and related firms, including gains from sales of interests in such entities, commissions on the sale of mutual fund shares and interest income on fiduciary funds. Insurance commissions generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in the Company's reinsurance and London market operations), as of the effective date or billing date, whichever is later. Fees for services rendered are recorded as earned. Sales of mutual fund shares are recorded on a settlement date basis and commissions thereon are recorded on a trade date basis, in accordance with industry practice.

Cash and Cash Equivalents: Cash and cash equivalents primarily consist of certificates of deposit and time deposits, generally with original maturities of three months or less. The Company maintains a policy providing for the diversification of cash and cash equivalents to limit the concentration of credit risk exposure.

Fixed Assets, Depreciation and Amortization: Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less.

The components of fixed assets at December 31, 1997 and 1996 are as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                    1997        1996
                                                                --------    --------
Land and buildings..........................................    $  471.1    $  404.9
Furniture and equipment.....................................       878.4       737.4
Leasehold and building improvements.........................       405.4       323.5
                                                                --------    --------
                                                                 1,754.9     1,465.8
Less--accumulated depreciation and amortization.............      (797.6)     (695.7)
                                                                --------    --------
                                                                $  957.3    $  770.1
                                                                ========    ========

Intangible Assets: Acquisition costs in excess of the fair value of net assets acquired are amortised on a straight-line basis over periods up to 40 years. Other intangible assets are amortised on a straight-line basis over their estimated lives. The Company periodically assesses the recoverability of intangible assets.

Prepaid Dealer Commissions: Essentially all of the mutual funds marketed by the Company's investment management segment are made available with a contingent deferred sales charge in lieu of a front end load. The related commissions, initially paid by the Company to broker/dealers for distributing the funds, are recovered through charges and fees received over a number of years. The current portion of these prepaid dealer commissions, amounting to $283.0 million and $222.8 million at December 31, 1997 and 1996, respectively, is included in other current assets in the Consolidated Balance Sheets. The long-term portion amounting to $756.1 million and $676.6 million at December 31, 1997 and 1996, respectively, is included in other assets in the Consolidated Balance Sheets.

Capitalized Software Costs: The Company capitalizes certain computer software costs, principally related to purchased software packages, which are amortised on a straight-line basis not to exceed five years. Unamortised computer software costs amounting to $52.7 million and $28.8 million at December 31, 1997 and 1996, respectively, are included in other assets in the Consolidated Balance Sheets.

Income Taxes: Income taxes provided reflect the current and deferred tax consequences of events that have been recognised in the Company's financial statements or tax returns. U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 1997 amounted to approximately $390 million. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $40 million.

Risk Management Instruments: Net amounts received or paid under risk management instruments are included in the Consolidated Statements of Income as incurred.

Per Share Data: In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the Company to include basic and diluted per share figures on the face of the income statement.

Basic net income per share is calculated by dividing net income by the average number of shares of the Company's common stock outstanding while diluted net income per share is calculated by adjusting the average common shares outstanding for the dilutive effect of potential common shares.

The following reconciles basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three years ended December 31, 1997, 1996 and 1995:

                                                                 1997     1996     1995
                                                                -----    -----    -----
Basic weighted average common shares outstanding............    163.0    144.8    145.8
Stock options...............................................      4.2      2.6      1.6
                                                                -----    -----    -----
Diluted weighted average common shares outstanding..........    167.2    147.4    147.4
                                                                =====    =====    =====

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, pro forma net income and earnings per share information has been presented in Note 6 as required under SFAS No. 123.

New Accounting Pronouncements: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," both of which are effective for fiscal years beginning after December 15, 1997. In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The Company will adopt these disclosure standards in 1998.

Reclassifications: In accordance with industry practice, the investment management segment has restated both revenue and expense for prior periods by identical amounts to reclassify certain commission expenses.

2.  SUPPLEMENTAL DISCLOSURE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

The following schedule provides additional information concerning acquisitions:

FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(In millions of dollars)

                                                                    1997     1996     1995
                                                                --------    -----    -----
Purchase acquisitions:
  Assets acquired, excluding cash...........................    $2,831.8    $10.4    $21.9
  Liabilities assumed.......................................    (1,386.1)    (3.3)    (8.6)
  Issuance of debt and other obligations....................          --       --     (6.5)
  Shares issued.............................................      (972.4)      --       --
                                                                --------    -----    -----
                                                                   473.3      7.1      6.8
Cash acquired in pooling of interests acquisition...........         (.4)      --       --
                                                                --------    -----    -----
Net cash outflow for acquisitions...........................    $  472.9    $ 7.1    $ 6.8
                                                                ========    =====    =====

Interest paid during 1997, 1996 and 1995 was $91.6 million, $60.2 million and $66.0 million, respectively.

Income taxes paid during 1997, 1996 and 1995 were $471.1 million, $200.0 million and $231.0 million, respectively.

3.  ACQUISITIONS AND DISPOSITIONS

Acquisitions: On March 27, 1997, the Company consummated a business combination with Johnson & Higgins ("J&H"), a privately-held risk and insurance services and employee benefit consulting firm. The Company agreed to pay total consideration of approximately $1.8 billion consisting of $600 million in cash and approximately 19.6 million shares (adjusted to reflect the stock split) of the Company's common stock. Approximately $1.3 billion was paid at closing or shortly thereafter and approximately $500 million will be paid in annual installments over the four years following the closing. The business combination is being accounted for using the purchase method of accounting. Accordingly, goodwill of approximately $1.7 billion which results from the preliminary purchase price allocation will be amortized over 40 years.

An agreed number of shares issued in connection with this transaction carry restrictions and, consequently, cannot be sold in the first and second years following the closing. In addition, approximately 1.6 million shares of common stock (adjusted to reflect the stock split) were placed in escrow for a period of up to two years in order to secure indemnification obligations with respect to representations and warranties.

The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the J&H business combination had occurred on January 1, 1997 and 1996, respectively. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the business combination had occurred on the dates indicated or which may occur in the future. The 1997 pro forma information reflected below excludes the impact of the $296.8 million special charge which principally relates to the combination with J&H.

YEAR ENDED DECEMBER 31,
(In millions of dollars, except per share figures)

                                                                    1997        1996
                                                                --------    --------
Revenue.....................................................    $6,313.6    $5,551.7
Net Income..................................................       600.6       482.2
Basic net income per share..................................        3.58        2.94
Diluted net income per share................................        3.49        2.90
                                                                ========    ========

During 1997, the Company also acquired or increased its interest in several other insurance and reinsurance broking and consulting businesses for a total cost of $284.9 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $317.1 million. In addition, the Company issued approximately 944,000 shares of common stock (adjusted to reflect the stock split) in connection with the acquisition of an insurance program management business.

During 1996, the Company acquired an insurance broking business and various other insurance and reinsurance broking assets for a total cost of $12.7 million in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $8.2 million.

During 1995, the Company acquired a portion of an insurance broking business and several consulting businesses for a total cost of $15.2 million consisting of cash and future obligations in transactions accounted for as purchases. The cost of these acquisitions exceeded the fair value of net assets acquired by $16.0 million.

Dispositions: During 1997, the Company sold an insurance program management business and a consulting operation for $54.4 million. Pretax gains of $13.2 million were recorded in the Consolidated Statements of Income.

During 1996, the Company sold The Frizzell Group Limited ("Frizzell") for approximately $290 million. A pretax gain of $33.2 million was recorded in the Consolidated Statements of Income.

4.  INCOME TAXES

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(In millions of dollars)

                                                                  1997      1996      1995
                                                                ------    ------    ------
Income before income taxes:
  U.S.......................................................    $463.8    $436.6    $381.2
  Other.....................................................     198.6     231.4     268.6
                                                                ------    ------    ------
                                                                $662.4    $668.0    $649.8
                                                                ======    ======    ======
Income taxes:
  Current--
     U.S. Federal...........................................    $217.8    $ 93.8    $ 88.9
     Other national governments.............................     140.7      96.4      82.0
     U.S. state and local...................................      61.6      39.3      41.3
                                                                ------    ------    ------
                                                                 420.1     229.5     212.2
                                                                ------    ------    ------
  Deferred--
     U.S. Federal...........................................     (71.6)     48.0      24.7
     Other national governments.............................     (72.1)    (39.4)      9.2
     U.S. state and local...................................     (13.4)    (29.4)       .8
                                                                ------    ------    ------
                                                                (157.1)    (20.8)     34.7
                                                                ------    ------    ------
Total income taxes..........................................    $263.0    $208.7    $246.9
                                                                ======    ======    ======

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                  1997      1996
                                                                ------    ------
Deferred tax assets:
  Accrued expenses not currently deductible.................    $632.3    $248.1
  Accrued retirement benefits...............................     116.7      72.8
  Differences related to non-U.S. operations................     120.6      69.1
  Depreciation and amortization.............................      11.4        --
  Other.....................................................      15.0       8.5
                                                                ------    ------
                                                                 896.0     398.5
  Valuation allowance.......................................        --     (27.4)
                                                                ------    ------
                                                                $896.0    $371.1
                                                                ======    ======

                                                                  1997      1996
                                                                ------    ------
Deferred tax liabilities:
  Depreciation and amortization.............................    $   --    $ 25.3
  Prepaid dealer commissions................................     375.9     328.8
  Safe harbor leasing.......................................      14.2      17.6
  Unbilled revenue..........................................      18.3      22.9
  Unrealised securities holding gains.......................     166.7     119.9
  Differences related to non-U.S. operations................      35.9      49.0
  Other.....................................................      18.3      28.2
                                                                ------    ------
                                                                $629.3    $591.7
                                                                ======    ======
Balance sheet classifications:
  Other current assets......................................    $168.1    $  4.3
  Accrued income taxes......................................      81.8      69.8
  Other assets (liabilities)................................     180.4    (155.1)
                                                                ======    ======

In 1997, the valuation allowance related to certain foreign deferred income tax assets was written-off against the underlying tax assets since it has been determined that the Company will not realise any future benefit from the recorded amounts.

A reconciliation from the U.S. Federal statutory income tax rate to the Company's effective income tax rate is as follows:

FOR THE THREE YEARS ENDED DECEMBER 31, 1997

                                                                 1997     1996     1995
                                                                -----    -----    -----
U.S. Federal statutory rate.................................    35.00%   35.00%   35.00%
U.S. state and local income taxes--net of U.S. Federal
  income tax benefit........................................     4.70     3.90     4.20
Differences related to non-U.S operations...................     (.20)   (1.25)    (.90)
Tax adjustment..............................................       --    (6.00)      --
Other.......................................................      .20     (.40)    (.30)
                                                                -----    -----    -----
Effective tax rate..........................................    39.70%   31.25%   38.00%
                                                                =====    =====    =====

During 1996, the Company recorded a tax adjustment that reduced the income tax provision by $40 million. The tax adjustment primarily relates to the permanent deployment of funds outside of the US in a tax efficient manner and favorable state and local tax developments in the U.S.

The Company has received a Notice of Proposed Adjustment from a field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by the Putnam Funds. The Company believes its tax treatment of these fees is consistent with current industry practice and applicable requirements of the Internal Revenue Code and previously issued IRS technical advice.

Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information and advice received from counsel, it is the opinion of the Company's management that any assessments resulting from current tax audits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

5.  RETIREMENT BENEFITS

The Company maintains pension or profit sharing plans for substantially all employees.

Defined Benefit Plans--U.S.: The Marsh & McLennan Companies Retirement Plan provides benefits to eligible U.S. employees. The benefits under this plan are based on the participants' length of service and compensation, subject to the Employee Retirement Income Security Act of 1974 and Internal Revenue Service
(IRS) limitations. The funding policy for this plan is to contribute amounts at least sufficient to meet the requirements set forth in U.S. employee benefit and tax laws. The plan assets are invested primarily in listed stocks, corporate bonds and U.S. Government Securities.

The Marsh & McLennan Companies Benefit Equalization Program provides those retirement benefits to which U.S. employees would otherwise be entitled under the Marsh & McLennan Companies Retirement Plan if not for IRS limitations.

The Marsh & McLennan Companies Supplemental Retirement Program provides a minimum level of retirement benefits to employees based on the participants' length of service and compensation. The program provides benefits to participants to the extent that the minimum benefit exceeds the aggregate retirement benefit provided by the Marsh & McLennan Companies Retirement Plan, the Marsh & McLennan Companies Benefit Equalization Program and Social Security.

The Company has a plan of funding the vested benefits under the Benefit Equalization and Supplemental Retirement Programs by periodically purchasing annuity contracts.

Effective January 1, 1998, the J&H Retirement Income Plan was merged into the Marsh & McLennan Companies Retirement Plan.

The following schedules provide information on the Company's U.S. defined benefit plans, which in 1997 include the pension plans of J&H.

The components of pension cost for the U.S. defined benefit plans are as follows:

FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(In millions of dollars)

                                                                  1997     1996     1995
                                                                ------    -----    -----
Service cost................................................    $ 38.9    $27.8    $24.5
Interest cost on projected benefit obligations..............      90.4     60.5     56.0
Expected return on plan assets..............................    (114.5)   (81.2)   (73.0)
Net amortization............................................      (2.9)    (3.6)    (6.9)
                                                                ------    -----    -----
                                                                $ 11.9    $ 3.5    $  .6
                                                                ======    =====    =====

The actual returns on plan assets were $271.7 million, $138.7 million and $167.2 million for 1997, 1996 and 1995, respectively. These returns reflect the general securities market conditions experienced in the respective years and, in 1997, the inclusion of the former J&H pension assets.

The funded status of the U.S. defined benefit plans and the actuarial assumptions used to measure the projected benefit obligation are as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                    1997      1996
                                                                --------    ------
Actuarial present value of accumulated benefit obligation:
  Vested....................................................    $1,281.8    $686.5
  Nonvested.................................................        37.9      25.3
                                                                --------    ------
                                                                $1,319.7    $711.8
                                                                ========    ======
Projected benefit obligation................................    $1,433.9    $797.7
Fair value of plan assets...................................     1,650.7     947.1
                                                                --------    ------
                                                                   216.8     149.4
Unrecognized net gain from past experience different from
  that assumed..............................................      (216.0)   (170.8)
Unrecognized prior service cost.............................        14.9      21.4
Unrecognized SFAS No. 87 transition amount..................       (32.5)    (37.0)
                                                                --------    ------
Accrued pension liability...................................    $  (16.8)   $(37.0)
                                                                ========    ======
Actuarial assumptions:
  Discount rate.............................................        7.25%      8.0%
  Weighted average rate of compensation increase............         4.0%     4.75%
  Expected long-term rate of return on plan assets..........        10.0%     10.0%

In 1997, the discount rate used to value the liabilities of the U.S. defined benefit plans was decreased to reflect current interest rates of high quality fixed income debt securities. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation reflect the change in these assumptions and the addition of the former J&H pension plans. The increase in the fair value of plan assets reflects the actual return on plan assets and the inclusion of the former J&H pension assets.

Defined Benefit Plans--Non-U.S.: The Company maintains various plans that provide benefits to eligible non-U.S. employees. The benefits under these plans are based on the participants' length of service and compensation. The funding policy for these plans is to contribute amounts at least sufficient to meet the requirements under foreign government regulations. The plans' assets are primarily invested in listed stocks, bonds and time deposits. The following schedules provide information on the Company's significant non-U.S. defined benefit plans, which in 1997 include the pension plans of J&H's significant non-U.S. defined benefit plans. The information presented below also reflects the disposition of Frizzell in 1996.

The components of pension expense for the significant non-U.S. defined benefit plans are as follows:

FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(In millions of dollars)

                                                                 1997     1996     1995
                                                                -----    -----    -----
Service cost................................................    $41.4    $31.5    $34.7
Interest cost on projected benefit obligations..............     61.5     51.2     57.2
Expected return on plan assets..............................    (90.0)   (74.5)   (82.1)
Net amortization............................................     (6.1)    (6.3)    (6.4)
                                                                -----    -----    -----
                                                                $ 6.8    $ 1.9    $ 3.4
                                                                =====    =====    =====

The actual returns on plan assets were $172.6 million, $106.2 million and $139.6 million for 1997, 1996 and 1995, respectively. These returns primarily reflect the general securities market conditions experienced in the respective years.

The funded status of the significant non-U.S. defined benefit plans and the weighted average actuarial assumptions used to measure the projected benefit obligation are as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                    1997      1996
                                                                --------    ------
Actuarial present value of accumulated benefit obligation:
  Vested....................................................    $  768.7    $624.7
  Nonvested.................................................        20.5       8.3
                                                                --------    ------
                                                                $  789.2    $633.0
                                                                ========    ======
Projected benefit obligation................................    $  899.9    $724.2
Fair value of plan assets...................................     1,201.9     947.8
                                                                --------    ------
                                                                   302.0     223.6
Unrecognized net gain from past experience different from
  that assumed..............................................      (170.2)    (89.3)
Unrecognized prior service cost (benefit)...................         8.2      (2.7)
Unrecognized SFAS No. 87 transition amount..................       (18.2)    (24.6)
                                                                --------    ------
Prepaid pension cost........................................    $  121.8    $107.0
                                                                ========    ======
Actuarial assumptions:
  Discount rate.............................................        7.6%      8.2%
  Weighted average rate of compensation increase............        5.4%      6.0%
  Expected long-term rate of return on plan assets..........        9.1%      9.6%
                                                                ========    ======

In 1997, the discount rates used to value the liabilities of the non-U.S. plans were decreased to reflect current worldwide interest rates. Assumptions, including projected compensation increases and potential cost of living adjustments for retirees, were also revised to reflect current expectations as to future levels of inflation. The increase in the accumulated benefit obligation and the projected benefit obligation primarily reflects the impact of the change in these assumptions and the addition of J&H.

Postretirement Benefits: The Company contributes to the cost of certain health care and life insurance benefits provided to its retired employees. The amount of the Company's contribution, if any, is based, in part, on the employees' length of service with the Company. The cost to the Company of these postretirement benefits is principally associated with employees in the U.S., as retired employees outside the U.S. receive these benefits, in large part, from governmental health care programs. U.S. employees become eligible for these benefits if they attain retirement age while working for the Company, subject in certain instances to minimum service requirements. The cost of these postretirement benefits is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred.

The components of the U.S. postretirement benefits costs are as follows:

FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(In millions of dollars)

                                                                 1997    1996    1995
                                                                -----    ----    ----
Service cost................................................    $ 3.6    $1.5    $1.4
Interest cost on accumulated postretirement benefits........     10.7     6.5     6.6
Net amortization............................................      (.9)    (.9)    (.6)
                                                                -----    ----    ----
                                                                $13.4    $7.1    $7.4
                                                                =====    ====    ====

The accumulated postretirement benefit obligation at December 31, 1997 and 1996 is as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                  1997      1996
                                                                ------    ------
Retirees....................................................    $ 93.2    $ 60.2
Fully eligible active plan participants.....................      30.8      11.9
Other active plan participants..............................      50.7      15.8
                                                                ------    ------
Accumulated postretirement benefit obligation...............     174.7      87.9
Unrecognized net gain from past experience different from
  that assumed..............................................       1.3      14.8
                                                                ------    ------
Accrued postretirement liability............................    $176.0    $102.7
                                                                ======    ======

The discount rates used in determining the accumulated postretirement benefit obligations were 7.25% and 8% for 1997 and 1996, respectively. The assumed health care cost trend rate was approximately 9% in 1997, gradually declining to 4% in the year 2040. A 1% increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $18.7 million and the postretirement benefit expense for the year then ended by $2.1 million.

In 1997, the discount rate used to value the accumulated postretirement benefit obligation was decreased to reflect current interest rates of high quality fixed income debt securities. The increase in the accumulated postretirement benefit obligation primarily reflects the impact of the change in the discount rate and the acquisition of J&H.

Defined Contribution Plans: The Company maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies Stock Investment Plan ("SIP") the Putnam Investments, Inc. Profit Sharing Retirement Plan (the "Putnam Plan") and the Johnson & Higgins Cash Accumulation Plan ("J&H Plan"). Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP and the J&H Plan, the Company matches a portion of the employees' contributions, while under the Putnam Plan the contributions are at the discretion of the Company subject to IRS limitations. The cost of these defined contribution plans was $55.3 million, $39.5 million and $35.3 million for 1997, 1996 and 1995, respectively. The J&H Plan contributions are reflected in 1997 only.

6.  STOCK BENEFIT PLANS

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has provided additional pro forma disclosures required by SFAS 123. The adoption of this standard did not have an impact on the Company's financial position or results of operations.

In accordance with APB 25, no compensation cost has been recognized in the Consolidated Statements of Income for the Company's stock option and stock purchase plans and the stock options awarded under the new Putnam Investments, Inc. Equity Partnership Plan. Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value method contained in SFAS 123, the Company's net income and net income per share for 1997, 1996 and 1995 would have been reduced to the pro forma amounts indicated in the following table:

(In millions of dollars, except per share figures)

                                                                  1997      1996      1995
                                                                ------    ------    ------
Net Income:
  As reported...............................................    $399.4    $459.3    $402.9
  Pro forma.................................................    $378.7    $447.9    $400.0
Net Income Per Share:
  Basic:
  As reported...............................................    $ 2.45    $ 3.17    $ 2.76
  Pro forma.................................................    $ 2.32    $ 3.09    $ 2.74
  Diluted:
  As reported...............................................    $ 2.39    $ 3.12    $ 2.73
  Pro forma.................................................    $ 2.26    $ 3.04    $ 2.71
                                                                ======    ======    ======

The pro forma information reflected above may not be representative of the amounts to be expected in future years as the fair value method of accounting contained in SFAS 123 has not been applied to options granted prior to January 1995.

Incentive and Stock Award Plans: During 1997, the Company adopted the Marsh & McLennan Companies, Inc. 1997 Employee Incentive and Stock Award Plan (the "Employee Plan") and the Marsh & McLennan Companies, Inc. 1997 Senior Executive Incentive and Stock Award Plan (the "Executive Plan"). The Employee and Executive Plans (the "1997 Plans") replace the 1992 Incentive and Stock Award Plan (the "1992 Plan"). The types of awards permitted under these Plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in Company common stock or cash, and other stock-based and performance based awards. The Compensation Committee of the Board of Directors (the "Compensation Committee") determines, in its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 1997 Plans contain provisions which, in the event of a change in control of the Company, may accelerate the vesting of the awards. Awards relating to not more than 12,000,000 shares of common stock may be made over the life of the Employee Plan plus shares remaining unused under pre-existing approved stock plans. Awards relating to not more than 5,000,000 shares of common stock may be made over the life of the Executive Plan plus shares remaining unused under pre-existing approved stock plans. There were 20,802,624 and 4,662,888 shares available for awards under the 1997 Plans and prior plans at December 31, 1997 and 1996, respectively.

Stock Options: Options granted under the 1997 Plans may be designated as incentive stock options or as non-qualified stock options. The Compensation Committee shall determine the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid and the form of such payment. Except under certain limited circumstances, no stock option may be granted with an exercise price of less than the fair market value of the stock at the time the stock option is granted.

Stock option transactions under the 1997 Plans and prior plans are as follows:

                                                 1997                             1996                             1995
                       ------------------------------   ------------------------------   ------------------------------
                                     WEIGHTED AVERAGE                 WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                            SHARES     EXERCISE PRICE        SHARES     EXERCISE PRICE        SHARES     EXERCISE PRICE
                       -----------   ----------------   -----------   ----------------   -----------   ----------------
Balance at beginning
  of period..........   17,110,954        $42.16         17,441,590        $40.32         16,242,282        $39.92
Granted..............    3,444,080        $62.09          2,748,120        $47.55          2,265,580        $39.51
Exercised............   (3,910,107)       $39.89         (2,574,060)       $35.32           (719,232)       $27.72
Forfeited............     (423,246)       $47.99           (504,696)       $42.75           (347,040)       $42.37
                       -----------                      -----------                      -----------
Balance at end of
  period.............   16,221,681        $46.77         17,110,954        $42.16         17,441,590        $40.32
                       ===========        ======        ===========        ======        ===========        ======
Options exercisable
  at year-end........    9,804,415        $42.26         10,979,330        $40.68         11,324,044        $38.70
                       ===========        ======        ===========        ======        ===========        ======

The following table summarizes information about stock options at December 31, 1997:

                                                             OPTIONS OUTSTANDING
                           -----------------------------------------------------              OPTIONS EXERCISABLE
                                             WEIGHTED AVERAGE                      ------------------------------
RANGE OF                   OUTSTANDING AT           REMAINING   WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
EXERCISE PRICES                  12/31/97    CONTRACTUAL LIFE     EXERCISE PRICE   AT 12/31/97     EXERCISE PRICE
---------------            --------------   -----------------   ----------------   -----------   ----------------
$24.69-39.67.............     5,295,878         4.2 years            $37.50         4,367,843         $37.13
$40.41-50.03.............     7,594,223         6.2 years            $46.51         5,434,472         $46.39
$52.88-76.09.............     3,331,580         9.2 years            $62.09             2,100         $61.91
                             ----------                                            ----------
$24.69-76.09.............    16,221,681         6.2 years            $46.77         9,804,415         $42.26
                             ==========         =========            ======        ==========         ======

The fair value of each of the Company's option grants included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively; dividend yield of 3.0% in 1997 and 3.5% for 1996 and 1995; expected volatility of 17.5% in 1997 and 14.0% for 1996 and 1995; risk-free interest rate of 6.5% for 1997, 6.0% for 1996 and 6.4% for 1995; and an expected life of five years. The compensation cost as generated by the Black-Scholes model, may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of options granted during the years ended December 31, 1997, 1996 and 1995 was $12.71, $7.35 and $6.50 per share, respectively.

Restricted Stock: Restricted shares of the Company's common stock may be awarded and shall be subject to such restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant shall have the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions shall be forfeited upon termination of employment.

There were 90,000, 105,600 and 191,800 restricted shares granted in 1997, 1996 and 1995, respectively. The Company recorded compensation expense of $5.6 million in 1997 and $5.7 million in 1996 and 1995, related to these shares. Shares that have been granted generally become unrestricted at the earlier of:
(1) January 1 of the eleventh year following the grant or (2) the later of the recipient's normal or actual retirement date.

Restricted Stock Units: Restricted stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid, and upon what terms the units shall be forfeited.

There were 165,904, 79,518 and 135,128 restricted stock units awarded during 1997, 1996 and 1995, respectively. The Company recorded compensation expense of $4.3 million, $4.7 million and $2.9 million in 1997, 1996 and 1995, respectively, related to restricted stock units.

Deferred Stock Units: Deferred stock units, payable in stock or cash, may be awarded under the Plans. The Compensation Committee shall determine the restrictions on such units, when the restrictions shall lapse, when the shares of stock shall vest and be paid, and upon what terms the units shall be forfeited.

There were 297,222 deferred stock units awarded during 1997. The Company recorded compensation expense of $1.7 million in 1997 related to deferred stock units.

Putnam Investments, Inc. Equity Partnership Plan: In September 1997, Putnam adopted the Putnam Investments, Inc. Equity Partnership Plan (the "Equity Plan") pursuant to which Putnam is authorised to grant or sell to certain key employees of Putnam or its subsidiaries restricted shares of a new class of common stock of Putnam ("Class B Common Stock") and options to acquire the Class B Common Stock. Awards of restricted stock and/or options may be made under the Equity Plan with respect to a maximum of 12,000,000 shares of Class B Common Stock which represent approximately 12% of the outstanding shares on a fully diluted basis. Putnam made initial awards pursuant to the Equity Plan with respect to approximately 4,000,000 shares of Class B Common Stock, including 2,000,000 shares of restricted stock and 2,000,000 shares subject to options. The Company recorded compensation expense of $82.9 million in 1997 related to the restricted stock grants. There were approximately 8,000,000 shares available for grant related to the Equity Plan at December 31, 1997.

Pursuant to an executive compensation agreement, Putnam awarded 300,000 restricted stock units and 325,000 options related to Class B Common Stock to a key executive of Putnam. The Company recorded compensation expense of $14.4 million in 1997 related to the restricted stock unit grants.

The fair value of each option grant included in the pro forma net income is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997: dividend yield of 5%; expected volatility of 26.4%; risk-free interest rate of 6.1%; and an expected life of five years. The compensation cost as generated by the Black-Scholes model, may not be indicative of the future benefit, if any, that may be received by the option holder. The weighted average fair value of each Class B option in 1997 was $8.30.

Stock Purchase Plans: In May 1994, the Company's stockholders approved an employee stock purchase plan (the "1994 Plan") to replace the 1990 Employee Stock Purchase Plan which terminated on September 30, 1994 following its fourth annual offering. Under these plans, eligible employees may purchase shares of the Company's common stock, subject to certain limitations, at prices not less than 85% of the lesser of the fair market value of the stock at the beginning or end of any offering period. Under the 1994 Plan, no more than 8,000,000 shares of the Company's common stock plus the remaining unissued shares in the 1990 Plan may be sold. Employees purchased 1,237,000, 1,306,000 and 1,364,000 shares in 1997, 1996 and 1995, respectively. At December 31, 1997, 4,955,000 shares were available for issuance under the 1994 Plan. During 1995, the Company's Board of Directors approved the Marsh & McLennan Companies Stock Purchase Plan for International Employees (the "International Plan") which is similar to the 1994 Plan. Under the International Plan, no more than 1,000,000 shares of the Company's common stock may be sold. Employees purchased 141,000 shares during 1997, and at December 31, 1997, 849,000 shares were available for issuance under the International Plan. The fair value of each employee purchase right granted under these Stock Purchase Plans is included in the pro forma net income for 1997, 1996 and 1995 and was estimated using the Black-Scholes model with the following assumptions: dividend yield of 3.0% for 1997 and 3.5% for 1996 and 1995; expected life of one year; expected volatility of 17.5% for 1997 and 14.0% for 1996 and 1995; and risk-free interest rate of 5.5% for 1997 and 5.6% for 1996 and 1995. The weighted average fair value of each purchase right granted in 1997, 1996 and 1995 was $16.44, $9.57 and $8.77, respectively. Beginning in 1998, these plans will include employees who were formerly associated with J&H.

7.  LONG-TERM OBLIGATIONS

The Company leases office facilities, equipment and automobiles under noncancellable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 94% of the Company's lease obligations are for the use of office space.

The accompanying Consolidated Statements of Income include net rental costs of $265.2 million, $217.3 million and $218.1 million for 1997, 1996 and 1995, respectively, after deducting rentals from subleases ($7.4 million in 1997, $8.4 million in 1996 and $9.1 million in 1995).

At December 31, 1997, the aggregate future minimum rental commitments under all noncancellable operating lease agreements are as follows:

FOR THE YEARS ENDING DECEMBER 31,
(In millions of dollars)

                                                                GROSS      RENTALS            NET
                                                               RENTAL         FROM         RENTAL
                                                          COMMITMENTS    SUBLEASES    COMMITMENTS
                                                          -----------    ---------    -----------
1998..................................................     $  202.4        $ 5.7       $  196.7
1999..................................................        177.0          4.0          173.0
2000..................................................        149.5          2.8          146.7
2001..................................................        118.4          2.4          116.0
2002..................................................         90.8          1.9           88.9
Subsequent years......................................        371.5          5.0          366.5
                                                           --------        -----       --------
                                                           $1,109.6        $21.8       $1,087.8
                                                           ========        =====       ========

The Company has entered into agreements with various service companies to outsource certain information systems activities and responsibilities which previously were performed by the Company. Under these agreements, the Company is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed with all future payments subject to increases for inflation. At December 31, 1997, the aggregate fixed future minimum commitments under these agreements are as follows:

FOR THE YEARS ENDING DECEMBER 31,
(In millions of dollars)

                                                                     FUTURE
                                                                    MINIMUM
                                                                COMMITMENTS
                                                                -----------
1998........................................................       $24.8
1999........................................................        13.7
2000........................................................         9.4
2001........................................................         9.0
2002........................................................         9.0
Subsequent years............................................        12.5
                                                                   -----
                                                                   $78.4
                                                                   =====

8.  SHORT-TERM DEBT

The Company's outstanding short-term debt is as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                  1997        1996
                                                                --------    --------
Commercial paper............................................    $  229.3    $  387.6
Current portion of long-term debt...........................         7.4         4.8
                                                                --------    --------
                                                                $  236.7    $  392.4
                                                                ========    ========

The weighted average interest rates on outstanding commercial paper borrowings at December 31, 1997 and 1996 are 6.1% and 5.9%, respectively.

During 1997, the Company executed a new revolving credit facility with several banks to support its commercial paper borrowings and to fund other general corporate requirements. This facility, which expires June 2002, provides that the Company may borrow up to $1.2 billion at market rates of interest which may vary depending upon the level of borrowings and the Company's credit ratings. Commitment fees of 7 basis points are payable on any unused portion. The facility requires the Company to maintain consolidated net worth of at least $1.7 billion and contains other restrictions relating to consolidations, mergers and the sale or pledging of assets.

The Company maintains credit facilities with various banks, primarily related to operations located outside the US, aggregating $241.7 million at December 31, 1997. The Company has borrowed $184.2 million under these facilities and has included these borrowings in Long-term Debt.

9.  LONG-TERM DEBT

The Company's outstanding long-term debt is as follows:

DECEMBER 31, 1997 AND 1996
(In millions of dollars)

                                                                  1997        1996
                                                                --------    --------
Revolving credit facility...................................    $  708.4    $  250.0
Bank borrowings.............................................       184.2          --
Notes payable--due 2012.....................................       111.4          --
Mortgage--9.8% due 2009.....................................       200.0       200.0
Mortgage--due 2012..........................................        19.3          --
Mortgage--7.25% due 1999....................................         4.2         4.2
Other.......................................................        19.7         8.8
                                                                --------    --------
                                                                 1,247.2       463.0
Less current portion........................................         7.4         4.8
                                                                --------    --------
                                                                $1,239.8    $  458.2
                                                                ========    ========

Outstanding borrowings under the revolving credit facility at December 31, 1997 amounted to $708.4 million with varying dates of maturity through December 1998. Borrowings under the Company's revolving credit facilities in 1997 and 1996 have been classified as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The weighted average interest rate associated with these borrowings was 6.0% and 5.9% at December 31, 1997 and 1996, respectively.

Bank borrowings of $184.2 million at December 31, 1997 have been classified as long-term debt based on the Company's intent and ability to maintain or refinance these obligations on a long-term basis. The weighted average interest rate associated with these borrowings was 3.8%.

The Company has a fixed rate non-recourse mortgage note agreement due in 2009 amounting to $200 million, bearing an interest rate of 9.8%, in connection with its 56% interest in its worldwide headquarters building. In the event the mortgage is foreclosed following a default, the Company would be entitled to remain in the space and would be obligated to pay rent sufficient to cover interest on the notes or, starting in 1999, at fair market value if greater.

The Company has an interest rate swap which was entered into as part of the acquisition and renovation of the Company's worldwide headquarters which fixes the interest rate at approximately 9.5% on $100 million of variable rate borrowings until February 1999. The weighted average interest rate received on this swap at December 31, 1997, 1996 and 1995 was 5.8%, 5.7% and 6.1%,
respectively. The difference between the fixed rate and the weighted average rate is included in interest expense in the Consolidated Statements of Income.

The Company, in conjunction with the J&H transaction, assumed a mortgage obligation to finance a condominium interest in office space located in New York City. The outstanding balance of this debt was $19.3 million at December 31, 1997. The rate on this debt, which is determined periodically at a margin of
 1/2 of 1% above the LIBOR rate, was 5.8% at December 31, 1997.

In conjunction with the J&H transaction, the Company assumed a note related to an arrangement whereby a third party is obligated to pay rent, on the Company's behalf, under a noncancellable long-term lease obligation for office space it no longer occupies. The outstanding balance of this note at December 31, 1997 is $111.4 million. Interest on $88.5 million of this debt is fixed at 8.62% while the rate on the remaining balance, which is determined periodically at a margin of 1/2 of 1% above the LIBOR rate, was 5.8% at December 31, 1997. The variable interest rate on the remaining $22.9 million, along with the variable rate on the $19.3 million mortgage has been fixed at 5.8% through a $42.2 million interest rate swap expiring in January 2005.

Scheduled repayments of long-term debt, excluding the revolving credit facility and bank borrowings described above in 1998 and in the four succeeding years are $7.4 million, $20.5 million, $6.7 million, $4.6 million and $4.3 million, respectively.

10.  FINANCIAL INSTRUMENTS

The estimated fair value of the Company's significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realise upon disposition nor do they indicate the Company's intent or ability to dispose of the financial instrument.

Cash and Cash Equivalents: The estimated fair value of the Company's cash and cash equivalents approximates their carrying value.

Long-term Investments: The Company has certain long-term investments, for which there are no readily available market prices, amounting to $72.8 million and $53.9 million at December 31, 1997 and 1996, respectively, which are carried on a cost basis. Based on present information, the Company believes that the cost of these investments approximates their fair value.

Short-term and Long-term Debt: The fair value of the Company's short-term debt, which consists primarily of commercial paper borrowings, approximates its carrying value. The estimated fair value of the Company's mortgage debt related to its worldwide headquarters building is approximately $254 million and $240 million at December 31, 1997 and 1996, respectively, while the estimated fair value of the fixed rate portion of the notes payable is approximately $108 million at December 31, 1997. These estimated fair values are based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities. The estimated fair value of borrowings under the revolving credit facility approximates the carrying value.

Off-balance Sheet Instruments: The fair value of the Company's $142.2 million notional amount of interest rate swaps has been estimated as a liability of approximately $5 million and $8 million at December 31, 1997 and 1996, respectively. These calculations are based on discounted future cash flows taking into account the current interest rate environment.

Unrealised Securities Holding Gains: The Company has classified as available for sale primarily equity securities having an aggregate fair value of $647.4 million and $519.4 million at December 31, 1997 and 1996, respectively. Gross unrealised gains, amounting to $475.5 million and $341.1 million at December 31, 1997 and 1996, respectively, have been excluded from earnings and reported as a separate component of stockholders' equity, net of deferred income taxes.

Proceeds from the sale of available for sale securities for the years ended December 31, 1997, 1996 and 1995 were $68.7 million, $28.3 million and $53.7 million, respectively. Gross realised gains on available for sale securities sold during 1997, 1996 and 1995 amounted to $36.3 million, $17.5 million and $23.2 million, respectively. The cost of securities sold is determined using the average cost method for equity securities.

A portion of insurance fiduciary funds which the Company holds to satisfy fiduciary obligations are invested in high quality debt securities which are generally held to maturity. The difference between cost and fair value of these investments is not material.

11.  SPECIAL CHARGES

During 1997, the Company recorded special charges totaling $296.8 million. These charges include $213.3 million of merger costs predominantly related to the combination with J&H, a charge of $68.5 million related to London real estate, and $15.0 million for the disposal of certain EDP assets. The merger costs primarily reflect personnel related costs principally involving severance and associated benefits for staff reductions and relocations ($119.9 million), costs for real estate and systems consolidations ($75.9 million), and other integration costs ($17.5 million). The total amount remitted to the Company's former employees amounted to $51.8 million in 1997. The net impact of the special charges on diluted net income per share was $1.15 for the year.

During 1996, the Company completed the sale of Frizzell for approximately $290 million which resulted in a $33.2 million pretax gain. In addition, pretax charges aggregating $92.6 million were also recorded. These charges represent a provision of approximately $33.5 million primarily for UK real estate; $17 million for costs related to the integration of the Company's worldwide insurance services operations; $17 million for goodwill write-offs; $15 million related to the Lloyd's Reconstruction and Renewal Plan; and $10.1 million primarily related to office closings. The net impact of these special charges and the 1996 tax adjustment discussed in Note 4 increased diluted net income per share by $.02 for the year.

12.  COMMON STOCK

On May 21, 1997, the Board of Directors approved a two-for-one stock split of the Company's common stock in the form of a 100% stock distribution which was issued on June 27, 1997. All references to per share amounts have been restated for this stock distribution.

13.  STOCKHOLDER RIGHTS PLAN

On September 18, 1997, the Company's Board of Directors approved the extension of the benefits afforded by the Company's existing rights plan by adopting a new stockholder rights plan. Under the new plan, Rights to purchase stock, at a rate of one Right for each common share held, were distributed to shareholders of record on September 29, 1997 and automatically attach to shares acquired thereafter. Under the plan, the Rights generally become exercisable after a person or group (i) acquires 15% or more of the Company's outstanding common stock or (ii) commences a tender offer that would result in such a person or group owning 15% or more of the Company's common stock. When the Rights first become exercisable, a holder will be entitled to buy from the Company a unit consisting of one two-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at a purchase price of $260. Alternatively, if any person acquires 15% or more of the Company's common stock except pursuant to an offer for all shares at a price which is fair and not inadequate or if a 15% holder acquires the Company by means of a reverse merger in which the Company and its stock survive, each Right not owned by a 15% or more shareholder would become exercisable for common stock of the Company (or in certain circumstances, other consideration) having a market value equal to twice the exercise price of the Right. The Rights expire on September 29, 2007, except as otherwise provided in the plan.

14.  CLAIMS, LAWSUITS AND OTHER CONTINGENCIES

The Company and its subsidiaries are subject to various claims and lawsuits consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these claims and lawsuits seek damages, including punitive damages, in amounts which could, if assessed, be significant.

On November 24, 1997, an action captioned "Aiena et al. vs. Olsen et al." was brought in the US District Court for the Southern District of New York by certain former directors of J&H, which was acquired by the Company in March 1997, against twenty-four selling shareholders of J&H, as well as J&H itself and the Company. The action essentially challenges the allocation of the consideration paid in connection with the Company's combination with J&H as between the defendants who were directors and shareholders of J&H at the time of the transaction and the plaintiffs who were former directors and shareholders of J&H. The Complaint asserts, among others, claims for breach of fiduciary duty, federal securities law violations, breach of contract, and ERISA violations. Plaintiffs seek compensatory and punitive damages.

On the basis of present information, available insurance coverage and advice received from counsel, it is the opinion of the Company's management that the disposition or ultimate determination of these claims and lawsuits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

15.  SEGMENTATION OF ACTIVITY BY TYPE OF SERVICE AND GEOGRAPHIC AREA OF
OPERATION

The Company, a professional services firm, operates in three principal business segments: risk and insurance services, investment management and consulting. Operating income for each type of service is after deductions for all directly related expenses and allocations of common expenses. General corporate expenses primarily are comprised of employee compensation and benefits and related occupancy costs for administrative personnel. General corporate assets primarily consist of cash and cash equivalents, deferred income tax assets and a portion of the Company's headquarters building.

The following table presents information about the Company's operations by type of service and geographic area:

FOR THE THREE YEARS ENDED DECEMBER 31, 1997
(In millions of dollars)

                                                                                  DEPRECIATION &
                                                      OPERATING   IDENTIFIABLE   AMORTIZATION OF        CAPITAL
                                            REVENUE      INCOME         ASSETS      FIXED ASSETS   EXPENDITURES
                                           --------   ---------   ------------   ---------------   ------------
TYPE OF SERVICE:
1997--(A)
Risk and Insurance Services..............  $2,788.4    $223.0       $4,095.1         $ 80.8           $ 87.0
Investment Management....................   1,882.4     462.8        1,755.8           36.9             80.7
Consulting...............................   1,337.8     127.0          888.1           26.7             32.6
General Corporate........................        --     (68.0)       1,175.2            4.3              1.8
                                           --------    ------       --------         ------           ------
                                           $6,008.6    $744.8       $7,914.2         $148.7           $202.1
                                           ========    ======       ========         ======           ======

                                                                                  DEPRECIATION &
                                                      OPERATING   IDENTIFIABLE   AMORTIZATION OF        CAPITAL
                                            REVENUE      INCOME         ASSETS      FIXED ASSETS   EXPENDITURES
                                           --------   ---------   ------------   ---------------   ------------
1996--(B)
Risk and Insurance Services..............  $1,907.3    $313.7       $1,926.8         $ 64.5           $ 66.7
Investment Management....................   1,337.5     337.8        1,457.6           27.4             52.4
Consulting...............................   1,159.2     110.9          679.6           22.6             32.7
General Corporate........................        --     (47.1)         481.2            4.0              5.5
                                           --------    ------       --------         ------           ------
                                           $4,404.0    $715.3       $4,545.2         $118.5           $157.3
                                           ========    ======       ========         ======           ======
1995--
Risk and Insurance Services..............  $1,963.9    $389.2       $2,193.6         $ 65.6           $ 77.2
Investment Management....................     917.0     243.5          997.9           21.5             29.4
Consulting...............................   1,056.4     108.7          638.4           20.4             25.7
General Corporate........................        --     (46.5)         499.6            3.9              4.6
                                           --------    ------       --------         ------           ------
                                           $3,937.3    $694.9       $4,329.5         $111.4           $136.9
                                           ========    ======       ========         ======           ======
GEOGRAPHIC AREA:
1997--(A)
US.......................................  $4,316.3    $626.2       $5,160.4
Europe...................................   1,221.1     107.2        1,238.7
Canada...................................     214.3      28.5          120.7
Pacific Rim and Other....................     256.9      50.9          219.2
General Corporate........................        --     (68.0)       1,175.2
                                           --------    ------       --------
                                           $6,008.6    $744.8       $7,914.2
                                           ========    ======       ========
1996--(B)
US.......................................  $3,064.2    $566.3       $2,863.6
Europe...................................     967.1     136.9          951.6
Canada...................................     198.0      42.5          111.8
Pacific Rim and Other....................     174.7      16.7          137.0
General Corporate........................        --     (47.1)         481.2
                                           --------    ------       --------
                                           $4,404.0    $715.3       $4,545.2
                                           ========    ======       ========
1995--
US.......................................  $2,565.4    $494.1       $2,195.9
Europe...................................   1,028.2     189.7        1,413.6
Canada...................................     184.3      37.4          107.1
Pacific Rim and Other....................     159.4      20.2          113.3
General Corporate........................        --     (46.5)         499.6
                                           --------    ------       --------
                                           $3,937.3    $694.9       $4,329.5
                                           ========    ======       ========

---------------

(a) The 1997 special charges included in operating income are allocated by type of service and geographic area as follows: $272.6 million for Risk and Insurance Services, $21.4 million for Consulting and $2.8 million for General Corporate; $162.4 million for U.S., $113.7 million for Europe, $15.6 million for Canada, $2.3 million for Pacific Rim and Other and $2.8 million for General Corporate.

(b) The 1996 net special charges included in operating income are allocated by type of service and geographic area as follows: $49.4 million for Risk and Insurance Services, $8.5 million for Consulting and $1.5 million for General Corporate; $29.6 million for U.S., $26.3 million for Europe, $2.0 million for Pacific Rim and Other and $1.5 million for General Corporate.

PART B UNAUDITED INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 JUNE 1998

INTRODUCTION

The financial information contained in this Part B of Appendix IV is extracted without material adjustment from the unaudited consolidated accounts of Marsh & McLennan for the six months ended 30 June 1998.

                        MARSH & MCLENNAN COMPANIES, INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (In millions, except per share figures)
                                  (Unaudited)

                                                  THREE MONTHS                 SIX MONTHS
                                                 ENDED JUNE 30,              ENDED JUNE 30,
                                              --------------------        --------------------
                                                1998          1997          1998          1997
                                              ------        ------        ------        ------
Revenue...............................        $1,750        $1,540        $3,526        $2,835
Expense...............................         1,404         1,278         2,776         2,296
                                              ------        ------        ------        ------
Operating Income......................           346           262           750           539
Interest Income.......................             7             8            12            11
Interest Expense......................           (33)          (32)          (61)          (49)
                                              ------        ------        ------        ------
Income Before Income Taxes............           320           238           701           501
Income Taxes..........................           127            93           277           192
                                              ------        ------        ------        ------
Net Income............................        $  193        $  145        $  424        $  309
                                              ======        ======        ======        ======
Basic Net Income
  Per Share(A)........................        $  .75        $  .57        $ 1.65        $ 1.32
                                              ======        ======        ======        ======
Diluted Net Income
  Per Share(A)........................        $  .72        $  .56        $ 1.59        $ 1.29
                                              ======        ======        ======        ======
Average Number of Shares
  Outstanding--Basic(A)...............           257           250           257           235
                                              ======        ======        ======        ======
Average Number of Shares
  Outstanding--Diluted(A).............           265           256           264           240
                                              ======        ======        ======        ======
Dividends Declared(A).................        $  .40        $  .33        $  .73        $  .63
                                              ======        ======        ======        ======

---------------

(A) Restated to reflect the three-for-two stock split in the form of a stock distribution issued on June 26, 1998.

                        MARSH & MCLENNAN COMPANIES, INC.
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            (In millions of dollars)

                                                                (UNAUDITED)
                                                                -----------
                                                                   JUNE 30,    DECEMBER 31,
                                                                       1998            1997
                                                                -----------    ------------
                           ASSETS
Current assets:
Cash and cash equivalents (including interest-bearing
  amounts of $532 at June 30, 1998 and $378 at December 31,
  1997).....................................................      $   598         $  424
                                                                  -------         ------
Receivables--
  Commissions and fees......................................        1,463          1,296
  Advanced premiums and claims..............................          123             95
  Other receivables.........................................          161            160
                                                                  -------         ------
                                                                    1,747          1,551
  Less--allowance for doubtful accounts.....................          (61)           (53)
                                                                  -------         ------
  Net receivables...........................................        1,686          1,498
                                                                  -------         ------
Other current assets........................................          579            647
                                                                  -------         ------
          Total current assets..............................        2,863          2,569
Long-term securities........................................          893            720
Fixed assets, net...........................................          884            957
(net of accumulated depreciation and amortization of $827 at
  June 30, 1998 and $798 at December 31, 1997)
Intangible assets...........................................        2,720          2,417
Other assets................................................        1,239          1,251
                                                                  -------         ------
                                                                  $ 8,599         $7,914
                                                                  =======         ======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt.............................................      $   648         $  237
Accrued compensation and employee benefits..................          541            564
Accounts payable and accrued liabilities....................        1,150          1,276
Accrued income taxes........................................          228            218
Dividends payable...........................................          103             85
                                                                  -------         ------
          Total current liabilities.........................        2,670          2,380
                                                                  -------         ------
Fiduciary liabilities.......................................        2,475          2,282
Less--cash and investments held in a fiduciary capacity.....       (2,475)        (2,282)
Long-term debt..............................................        1,294          1,240
                                                                  -------         ------
Other liabilities...........................................        1,115          1,096
                                                                  -------         ------
Commitments and contingencies...............................           --             --
Stockholders' equity:
Preferred stock, $1 par value, authorized 6,000,000 shares,
  none issued...............................................           --             --
Common stock, $1 par value, authorized 400,000,000 shares,
  issued 260,657,642 shares at June 30, 1998 and 258,586,766
  at December 31, 1997*.....................................          261            172
Additional paid-in capital..................................        1,011            994
Retained earnings...........................................        2,211          1,975
Accumulated other comprehensive income......................          270            167
                                                                  -------         ------
                                                                    3,753          3,308
Less--treasury shares, at cost, 4,780,089 shares at June 30,
  1998 and 3,661,256 shares at December 31, 1997*...........         (233)          (110)
                                                                  -------         ------
          Total stockholders' equity........................        3,520          3,198
                                                                  -------         ------
                                                                  $ 8,599         $7,914
                                                                  =======         ======

---------------

* Restated to reflect the three-for-two stock split in the form of a stock distribution issued on June 26, 1998.

                        MARSH & MCLENNAN COMPANIES, INC.
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In millions of dollars)
                                  (Unaudited)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                ----------------
                                                                 1998       1997
                                                                -----    -------
Operating cash flows:
Net income..................................................    $424     $  309
  Gain on sale of business..................................      --        (10)
  Depreciation and amortization.............................     121         90
  Deferred income taxes.....................................      90        (35)
  Other liabilities.........................................      19         10
  Prepaid dealer commissions................................     (77)       (96)
  Other, net................................................      (7)        (4)
Net changes in operating working capital other than cash and cash equivalents--
  Receivables...............................................    (188)       (72)
  Other current assets......................................      63         (7)
  Accrued compensation and employee benefits................     (23)       (14)
  Accounts payable and accrued liabilities..................    (126)       (52)
  Accrued income taxes......................................      13         10
  Effect of exchange rate changes...........................      25          3
                                                                ----     ------
  Net cash generated from operations........................     334        132
                                                                ----     ------
Financing cash flows:
Net increase in commercial paper............................     619        213
Other borrowings............................................      21      1,080
Other repayments............................................    (164)      (570)
Purchase of treasury shares.................................    (109)        --
Issuance of common stock....................................      63        114
Dividends paid..............................................    (171)      (137)
                                                                ----     ------
  Net cash provided by financing activities.................     259        700
                                                                ----     ------
Investing cash flows:
Additions to fixed assets...................................    (134)      (117)
Proceeds from sale of business, net of cash sold............      --         29
Acquisitions................................................    (313)      (550)
Other, net..................................................      30         16
                                                                ----     ------
  Net cash used for investing activities....................    (417)      (622)
                                                                ----     ------
  Effect of exchange rate changes on cash and cash
     equivalents............................................      (2)       (10)
                                                                ----     ------
Increase in cash & cash equivalents.........................     174        200
Cash & cash equivalents at beginning of period..............     424        300
                                                                ----     ------
Cash & cash equivalents at end of period....................    $598     $  500
                                                                ====     ======

                        MARSH & MCLENNAN COMPANIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. The consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-K.

The financial information contained herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the three and six month periods ended June 30, 1998 and 1997.

2.  FIDUCIARY CASH AND LIABILITIES

In its capacity as an insurance broker or agent, the Company collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters; the Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims are held in a fiduciary capacity. Interest income on these fiduciary funds, included in revenue, amounted to $62 million and $52 million for the six months ended June 30, 1998 and 1997, respectively.

Net uncollected premiums and claims and the related payables amounting to $6.3 billion at June 30, 1998 and $5.2 billion at December 31, 1997, are not included in the accompanying Consolidated Balance Sheets.

3.  PER SHARE DATA

In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" which requires the Company to include basic and diluted per share figures on the face of the income statement.

Basic net income per share is calculated by dividing net income by the average number of shares of the Company's common stock outstanding. Diluted net income per share is calculated by reducing net income for the potential minority interest associated with unvested shares granted under the Putnam Private Equity Plan. This result is then divided by the average common shares outstanding which have been adjusted for the dilutive effect of potential common shares.

The following reconciles net income to net income for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three and six-month periods ended June 30, 1998 and 1997.

                                                                 THREE MONTHS       SIX MONTHS
                                                                ENDED JUNE 30,    ENDED JUNE 30,
                                                                --------------    --------------
                                                                 1998     1997     1998     1997
                                                                -----    -----    -----    -----
Net Income..................................................     193      145      424      309
Less: Potential Minority Interest associated with Putnam
      Private Equity Plan...................................      (2)      --       (3)      --
                                                                ----     ----     ----     ----
Net Income for Diluted Earnings per Share...................     191      145      421      309
                                                                ====     ====     ====     ====
Basic Weighted Average Common Shares Outstanding............     257      250      257      235
Stock Options...............................................       8        6        7        5
                                                                ----     ----     ----     ----
Diluted Weighted Average Common Shares Outstanding..........     265      256      264      240
                                                                ====     ====     ====     ====

4.  COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and displaying comprehensive income and its components. Comprehensive income amounted to $527 million and $309 million for the six months ended June 30, 1998 and 1997. The difference between net income and comprehensive income for the six months ended June 30, 1998 was primarily due to net unrealised securities holding gains.

5.  SUPPLEMENTAL DISCLOSURE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

The following schedule provides additional information concerning acquisitions:
(In millions of dollars)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                                ----------------
                                                                 1998       1997
                                                                -----    -------
Purchase acquisitions:
  Assets acquired, excluding cash...........................    $313     $2,659
  Liabilities assumed.......................................             (1,103)
  Shares issued.............................................             (1,006)
                                                                ----     ------
Net cash outflow for acquisitions...........................    $313     $  550
                                                                ====     ======

Interest paid during the six months ended June 30, 1998 and 1997 was $70 million and $45 million, respectively.

Income taxes paid during the six months ended June 30, 1998 and 1997 were $207 million and $194 million, respectively.

6.  INCOME TAXES

The Company has received a Notice of Proposed Adjustment from a field office of the Internal Revenue Service ("IRS") challenging its tax treatment related to 12b-1 fees paid by the Putnam Mutual Funds. The Company believes its tax treatment of these fees is consistent with current industry practice and applicable requirements of the Internal Revenue Code and previously issued IRS technical advice. The field office has referred the Notice to the national office of the IRS for technical advice.

Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information and advice received from counsel, it is the opinion of the Company's management that any assessments resulting from current tax audits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

7.  ACQUISITIONS

On June 30, 1998, the Company purchased Kirke-Van Orsdel, Inc., an administrator of insurance and health benefit programs in the U.S.

On March 24, 1998, the Company purchased Brockman y Schuh Group, a risk and insurance services and employee benefit consulting firm in Mexico.

On March 27, 1997, the Company consummated a business combination with Johnson & Higgins ("J&H"), a privately-held risk and insurance services and employee benefit consulting firm.

The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the J&H business combination had occurred on January 1, 1997. The pro forma results are shown for illustrative purposes only and do not purport to be indicative of the results which would have been reported if the business combination had occurred on the date indicated or which may occur in the future.

(In millions of dollars, except per share figures)

                                                                SIX MONTHS ENDED
                                                                 JUNE 30, 1997
                                                                ----------------
Revenue.....................................................              $3,149
Net Income..................................................                 324
Basic Net Income per share..................................                1.29
Diluted Net Income per share................................                1.27

8.  CLAIMS, LAWSUITS AND OTHER CONTINGENCIES

The Company and its subsidiaries are subject to various claims and lawsuits consisting principally of alleged errors and omissions in connection with the placement of insurance or reinsurance and in rendering investment and consulting services. Some of these claims and lawsuits seek damages, including punitive damages, in amounts which could, if assessed, be significant.

On November 24, 1997, an action captioned "Aiena et al. vs. Olsen et al" was brought in the U.S. District Court for the Southern District of New York by certain former directors of J&H, which was acquired by the Company in March 1997, against twenty-four selling shareholders of J&H, as well as J&H itself and the Company. The action essentially challenges the allocation of the consideration paid in connection with the Company's combination with J&H as between the defendants who were directors and shareholders of J&H at the time of the transaction and the plaintiffs who were former directors and shareholders of J&H. The Complaint asserts, among others, claims for breach of fiduciary duty, federal securities law violations, breach of contract, and ERISA violations. Plaintiffs seek compensatory and punitive damages.

On or about April 14, 1998, an action captioned "Sempier v. Olsen, et al" was brought in the U.S. District Court for the District of New Jersey by another former director of J&H against the same defendants named in the Aiena action, including J&H and the Company, in connection with the same transaction. The allegations and claims in the Sempier case are substantially similar to those in the Aiena action. Plaintiff seeks, among other relief, an unspecified amount of compensatory and punitive damages. This action will be heard together with the Aiena action in the District Court for the Southern District of New York.

In 1993, several years prior to the acquisition of J&H, the Equal Employment Opportunity Commission ("EEOC") commenced a lawsuit against J&H in the U.S. District Court for the Southern District of New York. The action alleges that a mandatory retirement policy for directors then in effect at J&H violated the federal Age Discrimination in Employment Act ("ADEA"). In 1995, the District Court ruled in the EEOC's favour that the J&H mandatory retirement policy violated the ADEA. The Court of Appeals for the Second Circuit affirmed that ruling in 1996. The EEOC seeks to recover damages on behalf of certain former directors and a trial on the matter of damages is scheduled for October 5, 1998. Pursuant to the Stock Purchase Agreement between the Company and J&H and the stockholders of J&H, the Company will bear one-half of all damages and expenses in this action.

Certain present and former English subsidiaries of the Company are required by their regulatory body, the Personal Investment Authority, to review transactions with, and advice to, clients in relation to the sale of certain investments. The disclosure and advice in connection with such sales has been called into question by clients or by the Personal Investment Authority on their behalf. Where the review discloses an inappropriate sale, compensation is required to be paid to the client. While the amount of compensation which has been and may be paid, the liability of present subsidiaries of the Company in connection therewith and the extent to which any such liability is covered by insurance remains uncertain, the aggregate amount claimed could be significant.

On the basis of present information, available insurance coverage and advice received from counsel, it is the opinion of the Company's management that the disposition or ultimate determination of these claims and lawsuits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

9.  COMMON STOCK

On May 20, 1998, the Company's Board of Directors authorized a three-for-two stock distribution of $1 par value common stock, which was issued on June 26, 1998 to shareholders of record on June 5, 1998. Upon issuance of the shares, paid-in capital was reduced and the common stock account increased by $87 million, the par value of the additional common shares issued. All references to per share amounts have been restated for this stock distribution.

10.  NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," and in February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." Both statements are effective for fiscal years beginning after December 15, 1997. The Company will adopt the provisions of these standards in conjunction with the preparation of the 1998 Annual Report.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, which establishes new accounting and reporting requirements for derivative instruments, must be adopted in the fiscal year beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material impact on its operating results or financial position.

      APPENDIX V -- CERTAIN MARKET, DIVIDEND AND EXCHANGE RATE INFORMATION

1.  MARKET PRICE DATA

The principal trading market for Sedgwick Shares is the London Stock Exchange and the principal trading market for Sedgwick ADSs is the NYSE. Sedgwick Shares have been listed and traded on the London Stock Exchange since 1962 and Sedgwick ADSs have been listed and traded on the NYSE since June 1997. The following table sets out, for the periods indicated, the reported high and low Closing Prices for Sedgwick Shares and high and low closing prices for Sedgwick ADSs on the NYSE as reported on Bloomberg. Each Sedgwick ADS represents five Sedgwick Shares.

                                                  PRICE PER SEDGWICK SHARE    PRICE PER SEDGWICK ADS
                                                  ------------------------    ----------------------
                                                        HIGH           LOW         HIGH          LOW
                                                  ----------    ----------    ---------    ---------
                                                    (PENCE)        (PENCE)        (US$)        (US$)
1997:
First Quarter.................................        144.0         118.5
Second Quarter................................        130.5         116.5
Third Quarter.................................        128.0         116.0        10.75         9.50
Fourth Quarter................................        151.5         120.5        13.00        10.31
1998:
First Quarter.................................        164.0         132.0        14.37        11.25
Second Quarter................................        168.5         125.0        14.25        13.81
Third Quarter through 1 September.............        219.5         133.5        17.75        10.94

On 24 August 1998, the last business day prior to the announcement of the Ordinary Offer, the Closing Price for Sedgwick Shares was 142.5 pence and the closing price on the NYSE Composite Tape for Sedgwick ADSs was $12.25.

The following table shows the Closing Prices for Sedgwick Shares, Sedgwick ADSs and L1 nominal of Sedgwick Convertible Bonds for the first dealing day that the London Stock Exchange or, as the case may be, the NYSE was open for business in each month from March 1998 to August 1998, for 24 August 1998 (the last business day prior to the commencement of the Offer Period) and for 2 September 1998 (the latest practicable date before the posting of this Offer Document):

                                                              SEDGWICK                      SEDGWICK
                         DATE                              SHARE PRICE     ADSS    CONVERTIBLE BONDS
                         ----                              -----------    -----    -----------------
                                                            (PENCE)       (US$)           (IN PENCE)
2 March 1998...........................................       150.0       12.43               105.88
1 April 1998...........................................       168.0       14.00               109.88
1 May 1998.............................................       154.5       13.00               111.75
1 June 1998............................................       151.0       12.31               105.75
1 July 1998............................................       140.5       11.75               104.25
3 August 1998..........................................       159.5       13.50               104.25
24 August 1998.........................................       142.5       12.25               103.75
2 September 1998.......................................       209.5       17.13               116.88

2.  DIVIDEND DATA

                                                                 HISTORICAL DIVIDENDS
                                                                       DECLARED
                                                                 ---------------------
                                                                  SEDGWICK    SEDGWICK
                                                                     SHARE       ADS**
                                                                 ---------   ---------
  Year ended 31 December
  1995........................................................       6.5p*      32.5p
  1996........................................................       6.5p*      32.5p
  1997........................................................       7.0p       35.0p

---------------

*   Excludes foreign income dividend enhancements.
** Dividends were paid by the US Depositary to ADS holders in US dollars converted at the prevailing exchange rate.

3.  EXCHANGE RATE DATA

The following table shows, for the periods and dates indicated, certain information regarding the exchange rate for the pound sterling, based on the Noon Buying Rate, expressed in dollars per L1.

                                                            PERIOD    AVERAGE
               YEAR ENDED 31 DECEMBER                          END      RATE*      HIGH       LOW
               ----------------------                   ----------    -------    ------    ------
1993................................................        1.4775     1.5016    1.5900    1.4175
1994................................................        1.5665     1.5319    1.6368    1.4615
1995................................................        1.5535     1.5785    1.6440    1.5302
1996................................................        1.7123     1.5606    1.7123    1.4948
1997................................................        1.6427     1.6373    1.7035    1.5775

---------------

*   The average of the daily Noon Buying Rates during the period.

On 25 August 1998, the date of announcement of the Ordinary Offer, the Noon Buying Rate for the pound sterling was $1.6386 per L1.

                     APPENDIX VI -- ADDITIONAL INFORMATION

1.  RESPONSIBILITY

(a) The members of the Offer Committee of the board of directors of Marsh & McLennan, whose names are set out in paragraph 2(a) below, accept responsibility for the information contained in this document save for the information relating to the Sedgwick Group, the directors of Sedgwick and their immediate families and related trusts. To the best of the knowledge and belief of the members of the Offer Committee (who have taken all reasonable care to ensure that such is the case), the information contained in this document, for which they accept responsibility, is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of Sedgwick, whose names are set out in paragraph 2(b) below, accept responsibility for the information contained in this document relating to the Sedgwick Group, the directors of Sedgwick and their immediate families and related trusts. To the best of the knowledge and belief of the directors of Sedgwick (who have taken all reasonable care to ensure that such is the case), the information contained in this document, for which they accept responsibility, is in accordance with the facts and does not omit anything likely to affect the import of such information.

The foregoing statements are included solely to comply with rule 19.2 of the City Code and shall not be deemed to establish or expand liability under US securities laws or under the laws of any state of the US.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF MARSH & MCLENNAN AND SEDGWICK

(a) The names of the members of the Offer Committee of the board of directors of Marsh & McLennan, whose registered office is 1209 Orange Street, Wilmington, Delaware 19801, and the positions they hold are as follows:

                    NAME                                          POSITION
                    ----                                          --------
Alexander John Court Smith..................    Chairman of the Board and Chief Executive
                                                Officer
Norman Barham...............................    Director, Vice Chairman of J&H Marsh &
                                                McLennan, Inc.
Richard Henry Blum..........................    Director, Vice Chairman of J&H Marsh &
                                                McLennan, Inc.
Francis Joseph Borelli......................    Senior Vice President and Chief Financial
                                                Officer
Peter Coster................................    Director, President of Mercer Consulting
                                                Group, Inc.
Jeffrey Wayne Greenberg.....................    Director, Chairman and Chief Executive of
                                                Marsh & McLennan Risk Capital Corp.
Gregory Frank Van Gundy.....................    General Counsel and Secretary
Lawrence Jay Lasser.........................    Director, President and Chief Executive
                                                Officer of Putnam Investments, Inc.
John Thomas Sinnott.........................    Director, Vice Chairman and Chief Executive
                                                Officer of J&H Marsh & McLennan, Inc.

(b) The names of the directors of Sedgwick, the registered office of which is Sackville House, 143-149 Fenchurch Street, London EC3M 6BN, and the positions they hold are as follows:

                    NAME                                          POSITION
                    ----                                          --------
Saxon Riley.................................    Chairman
William Robert Patrick White-Cooper.........    Group Chief Executive
Stuart Stanley Tarrant......................    Group Finance Director
Quill Orme Healey...........................    Vice-Chairman, Chairman of Sedgwick, Inc.
John Mulock Hignett*........................    Director
Sir Derek (Peter) Hornby*...................    Director
John Frances Lehman*........................    Director
Ann McLaughlin*.............................    Director
Letizia Maria Brichetto Arnaboldi Moratti...    Director
Jeremy Pinchin..............................    Group Legal and Personnel Director
Richard John Wolseley Titley................    Vice-Chairman
David Peter Trezies.........................    Director, Chairman of Sedgwick Limited

---------------

*   independent non-executive

(c) The following are certain biographical details of the directors and executive officers of Marsh & McLennan:

                  NAME                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
                  ----                                  -----------------------------------
A.J.C. Smith*...........................    Mr. Smith, age 64, a citizen of the UK and US, has been
                                            Chairman of the Board and Chief Executive Officer of Marsh
                                            & McLennan since 1992. He served as President from 1986 to
                                            1992. He joined William M. Mercer Limited, a Canadian
                                            subsidiary of Marsh & McLennan, in 1961. Mr. Smith is a
                                            trustee of the various mutual funds managed by Putnam
                                            Investment Management, Inc., a subsidiary of Marsh &
                                            McLennan. He is also Vice Chairman of the Central Park
                                            Conservancy, and a member of the Board of Trustees of The
                                            Carnegie Hall Society, Inc. and the Educational
                                            Broadcasting Corporation in New York City and a member of
                                            the board of overseers of Cornell University Medical
                                            College and Graduate School of Medical Sciences.

Norman Barham*..........................    Mr. Barham, age 56, became a Vice Chairman of J&H Marsh &
                                            McLennan, Inc., a subsidiary of Marsh & McLennan, in 1997
                                            following Marsh & McLennan's business combination with
                                            Johnson & Higgins. Mr. Barham joined Johnson & Higgins in
                                            1975 and was selected to lead the Johnson & Higgins Global
                                            Business Group in 1992. He was elected an Executive Vice
                                            President of Johnson & Higgins in 1995 and President in
                                            1996. Mr. Barham is a trustee of The College of Insurance
                                            and a member of the board of New York City Outward Bound.

                  NAME                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
                  ----                                  -----------------------------------
Lewis W. Bernard*.......................    Mr. Bernard, age 56, is Chairman of Classroom, Inc., a
c/o Morgan Stanley Group, Inc.              non-profit educational corporation. He retired in 1991 from
1221 Ave. of the Americas                   Morgan Stanley & Co. Inc. where for almost 30 years he held
New York, New York 10020                    numerous positions, including that of chief administrative and financial officer. Mr. Bernard is a trustee or director of the American Museum of Natural History, The Commonwealth
                                            Fund, the Harvard Management Company, and the John and Mary
                                            R. Markle Foundation.

Richard H. Blum*........................    Mr. Blum, age 59, became Vice Chairman of J&H Marsh &
                                            McLennan, Inc. a subsidiary of Marsh & McLennan, in 1997.
                                            He previously served as Chairman and Chief Executive
                                            Officer of Guy Carpenter & Company, Inc., a subsidiary of
                                            Marsh & McLennan, which he joined in 1958. Mr. Blum is a
                                            trustee of The College of Insurance and a director of The
                                            Bermuda Commodities Exchange.

Frank J. Borelli*.......................    Mr. Borelli, age 63, has been Senior Vice President and
                                            Chief Financial Officer of Marsh & McLennan since 1984. He is a director of The Interpublic Group of Companies, Inc.
                                            and United Water Resources, Inc. Mr. Borelli is the
                                            immediate past chairman and a director of the Financial
                                            Executives Institute, a director of the Private Sector
                                            Council, and a trustee of the New York City Chapter of the
                                            National Multiple Sclerosis Society and Vice Chairman of
                                            Nyack Hospital.

Peter Coster*...........................    Mr. Coster, age 59, is a citizen of the UK and President of
                                            Mercer Consulting Group, Inc., a subsidiary of Marsh &
                                            McLennan. He joined Mercer in 1984 upon its acquisition of a UK benefits consulting firm that Mr. Coster had joined in
                                            1962.

Robert F. Erburu*.......................    Mr. Erburu, age 67, retired as Chairman of the Board of The
c/o Times Mirror Company                    Times Mirror Company, a Los Angeles-based news and
220 West First Street                       information company, on 1 January 1996, a position he had
Los Angeles, CA 90012                       held since 1986. Mr. Erburu served as Chief Executive
                                            Officer of The Times Mirror Company from 1981 to 1995. Mr.
                                            Erburu is a director of Cox Communications, Inc., the
                                            Pacific Council on International Policy, the Tomas Rivera
                                            Center, the Los Angeles Annenberg Metropolitan Project and
                                            the Skirball Institute of American Values. He is Chairman
                                            of the Board of Trustees of The Huntington Library, Art
                                            Collections and Botanical Gardens and of the J. Paul Getty
                                            Trust, as well as a trustee of the National Gallery of Art,
                                            The Flora and William Hewlett Foundation and The Ahmanson
                                            Foundation, and a Fellow of the American Academy of Arts
                                            and Sciences. Mr. Erburu is also a member of the Business
                                            Council.

                  NAME                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
                  ----                                  -----------------------------------
Ray J. Groves*..........................    Mr. Groves, age 62, is Chairman of Legg Mason Merchant
Ernst & Young                               Banking, Inc. He retired in 1994 from Ernst & Young where
787 Seventh Avenue                          he had held numerous positions for 37 years, including the
New York, NY 10019                          last 17 years as Chairman and Chief Executive Officer. He
                                            is a director of Consolidated Natural Gas Company,
                                            Electronic Data Systems Corporation, Lamalie Associates,
                                            Inc., RJR Nabisco, Inc. and Allegheny Teledyne, Inc. Mr.
                                            Groves is a member of the Board of Trustees of the Business
                                            Council of the United Nations and of the New York Public
                                            Policy Institute. He is also a managing director and
                                            treasurer of the Metropolitan Opera Association and a
                                            trustee of The Ohio State University Foundation.

George Putnam*..........................    Mr. Putnam, age 72, is Chairman of Putnam Investment
The Putnam Funds                            Management, Inc., a subsidiary of Marsh & McLennan, and is
One Post Office Square                      Chairman of the Board of Trustees and President of the
Boston, MA 02109                            various mutual funds managed by Putnam. He is a director of
                                            Houghton Mifflin Company and Freeport-McMoran Copper &
                                            Gold, Inc. Mr. Putnam is also a trustee of the WGBH
                                            Educational Foundation, the Museum of Fine Arts (Boston),
                                            McLean Hospital, Massachusetts General Hospital, Vincent
                                            Memorial Hospital, Trustees of Reservations and New England
                                            Aquarium, and an overseer of the Boston Museum of Science,
                                            Northeastern University and College of the Atlantic.

John D. Ong*............................    Mr. Ong, age 64, retired as Chairman and Chief Executive
4000 Embassy Parkway                        Officer of The BFGoodrich Company, on 1 July 1997, after
Akron, Ohio 44333                           more than 36 years with BFGoodrich. He is also a director
                                            of Ameritech Corporation, ASARCO Inc., Cooper Industries,
                                            Defiance, Inc., The Geon Company, The Kroger Company and
                                            TRW Inc. Mr. Ong is a trustee of the University of Chicago and the John S. and James L. Knight Foundation and is
                                            Chairman of the Board of the Musical Arts Association
                                            (Cleveland Orchestra). He is a former Chairman of The
                                            Business Roundtable.

                  NAME                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
                  ----                                  -----------------------------------
Jeffrey W. Greenberg*...................    Mr. Greenberg, age 47, became Chairman and Chief Executive
Marsh & McLennan Risk Capital Corp.         Officer of Marsh & McLennan Risk Capital Corp., a
20 Horseneck Lane                           subsidiary of Marsh & McLennan, in 1996. From 1978 to 1995,
Greenwich, CT 06830                         he was employed by American International Group, Inc.,
                                            including serving from 1991 as executive vice president
                                            with responsibility for its domestic brokerage group. Mr.
                                            Greenberg is a director of ACE Limited and a trustee of
                                            Brown University and the Spence School in New York City.

The Rt. Hon. Lord Lang of Monkton*......    Lord Lang, age 58, is a citizen of the UK and was a member
Kersland, Monkton                           of the British Parliament from 1979 to 1997, serving in the
Ayrshire KA9 2QU                            cabinet as Secretary of State for Scotland from 1990 to
United Kingdom                              1995 and as President of the Board of Trade and Secretary
                                            of State for Trade and Industry from 1995 to 1997. Lord
                                            Lang was appointed to the Queen's Privy Council in 1990. He is deputy chairman of European Telecom plc, chairman of
                                            Murray Ventures Investment Trust plc and a non-executive
                                            director of Lithgows Ltd., CGU plc and Second Scottish
                                            National Trust plc.

Adele Smith Simmons*....................    Mrs. Simmons, age 57, has been President of the John D. and
McArthur Foundation                         Catherine T. MacArthur Foundation since 1989. She is a
140 South Dearborn St.                      director of First Chicago/NBD Corporation, the Synergos
Chicago, Il 60603                           Institute and the Union of Concerned Scientists and a
                                            member of the Council on Foreign Relations.

David A. Olsen*.........................    Mr. Olsen, age 60, served as Vice Chairman of Marsh &
                                            McLennan from May 1997 until December 1997. Prior to Marsh
                                            & McLennan's business combination with Johnson & Higgins,
                                            he was Chairman and Chief Executive Officer of Johnson &
                                            Higgins, which he joined in 1966. Mr. Olsen is a member of the Board of Trustees of Bowdoin College and an honorary
                                            director of the New York City Partnership. He is also a
                                            member of the boards of U.S. Trust Corporation, Sharon
                                            (Connecticut) Hospital, United Way of New York City and
                                            India House, and he serves as Vice Chairman of New York's
                                            South Street Seaport Museum and Co-Chairman of its
                                            Development Committee.

                  NAME                                  PRINCIPAL OCCUPATIONS OR EMPLOYMENT
                  ----                                  -----------------------------------
Lawrence J. Lasser*.....................    Mr. Lasser, age 55, is President and Chief Executive
Putnam Investments, Inc.                    Officer of Putnam Investments, Inc., a subsidiary of Marsh
One Post Office Square                      & McLennan. He joined Putnam in 1969. Mr. Lasser is a
Boston, MA 02109                            trustee of the various mutual funds managed by Putnam
                                            Investment Management, Inc., a subsidiary of Marsh &
                                            McLennan. He is a member of the Board of Governors and
                                            Executive Committee of the Investment Company Institute, a
                                            member of the Board of Overseers of the Museum of Fine Arts
                                            (Boston), a Trustee of Beth Israel/Deaconess Medical Center
                                            in Boston, a Trustee of the Vineyard Open Land Foundation,
                                            a member of the Council on Foreign Relations, and a member of the Board of Directors of the United Way of
                                            Massachusetts Bay.

John T. Sinnott*........................    Mr. Sinnott, age 58, became Vice Chairman of J&H Marsh &
                                            McLennan, Inc., a subsidiary of Marsh & McLennan, in 1997
                                            and its Chief Executive Officer in January 1998. He
                                            previously served Marsh & McLennan, Incorporated as Chief
                                            Executive Officer from 1995 and as President and Co-Chief
                                            Executive from 1990 and 1992, respectively. He joined Marsh
                                            & McLennan, Incorporated in 1963. Mr. Sinnott is a trustee of the Insurance Institute of America.

Frank J. Tasco*.........................    Mr. Tasco, age 71, retired in 1992 as Chairman of the Board and Chief Executive Officer of Marsh & McLennan, a position he had held since 1986. From December 1993 to December
                                            1994, he served as Chairman of Borden, Inc. Mr. Tasco is
                                            Chairman of Angram, Inc. and a director of The Travelers
                                            Corporation and Travelers/Aetna Property & Casualty Corp.

Gregory F. Van Gundy....................    Mr. Van Gundy, age 52, is General Counsel and Secretary of
                                            Marsh & McLennan. He joined Marsh & McLennan in 1974.

Francis N. Bonsignore...................    Mr. Bonsignore, age 51, has been Senior Vice
                                            President-Human Resources & Administration of Marsh &
                                            McLennan since 1990. Immediately prior thereto, he was a
                                            partner and National Director Human Resources for Price
                                            Waterhouse.

---------------

* An asterisk next to a person's name indicates that such person serves as a director of Marsh & McLennan. Unless otherwise indicated, the business address of the aforementioned persons is 1166 Avenue of the Americas, New York, New York, and the above persons are citizens of the US.

3.  PRINCIPAL PURCHASES

In accordance with normal UK practice, Marsh & McLennan or its nominees or brokers (acting as agents for Marsh & McLennan) or a subsidiary of Marsh & McLennan may make certain purchases of Sedgwick Securities and Sedgwick Convertible Bonds outside the US during the period in which the Offers remain open for acceptance pursuant to relief granted by the SEC staff from Rule 10b-13 of the Exchange Act. In accordance with the terms of the SEC relief that has been granted, among other things, (i) such purchases may not be effected within the US, (ii) information regarding such purchases must be disclosed in the US by press release to the extent that disclosure is made public in the UK pursuant to the City Code and (iii) Marsh & McLennan and any such other person must comply with any applicable rules of UK regulatory organisations, including the City Code and the rules of the London Stock Exchange.

4. SHAREHOLDINGS AND DEALINGS IN RELEVANT SEDGWICK SECURITIES AND SEDGWICK CONVERTIBLE BONDS

(A) HOLDINGS

     (i) At the close of business on 2 September 1998 (being the latest practicable date prior to the posting of this document), 39,047,260 Sedgwick Shares had been conditionally acquired by J.P. Morgan Securities Limited and 15,815,085 Sedgwick Shares had been conditionally acquired by Cazenove both on behalf of Marsh & McLennan on the terms of the conditional share purchase agreements described in paragraph 5(a)(ii) below.

     (ii) At the close of business on 2 September 1998 (being the latest practicable date prior to the posting of this document), the interests (all of which are beneficial unless otherwise stated) of the directors of Sedgwick and their immediate families and related trusts in Sedgwick Securities (other than in Sedgwick Securities held under option) as shown in the register of directors' interests maintained under the provisions of Sections 324-328 of the Companies Act, were as follows:

                                                                      NUMBER OF
NAME                                                            SEDGWICK SHARES
----                                                            ---------------
S. Riley....................................................             38,273
W.R.P. White-Cooper.........................................             49,183
S.S. Tarrant................................................             36,210
J. Pinchin*.................................................            481,059
Q.O. Healey**...............................................             47,062
R.J.W. Titley...............................................             39,829
J.M. Hignett................................................             25,000
Sir D. Hornby...............................................                 --
J.F. Lehman.................................................                 --
A.D. McLaughlin.............................................                 --
L.M.B.A. Moratti............................................                 --
D.P. Trezies................................................             22,027

---------------

*   includes a non-beneficial interest of 453,000 Sedgwick Shares

**  held as ADSs

     (iii) At the close of business on 2 September 1998 (being the latest practicable date prior to the posting of this document), the interests of the directors in Sedgwick Shares conditionally awarded under the Sedgwick Share Option Schemes were as follows:

                                                         NUMBER
                                              DATE OF        OF   EXERCISE
NAME                                            GRANT   OPTIONS      PRICE     EXERCISE PERIOD
----                                         --------   -------   --------   -----------------
S. Riley..................................   27/04/89    50,654   235.57p    27/04/92-27/04/99
                                             12/04/90    86,957   253.16p    12/04/93-12/04/00
                                             16/10/90    20,460   173.01p    16/10/93-16/10/00
                                             22/03/93    51,151   174.97p    22/03/96-22/03/03
                                             23/09/94    60,000   158.00p    23/09/97-23/09/04
                                             21/06/96   100,000   144.00p    21/06/99-21/06/06
                                                        -------
                                                        369,222
                                                        =======
W.R.P. White-Cooper.......................   27/04/89    66,496   235.57p    27/04/92-27/04/99
                                             16/10/90    20,460   173.01p    16/10/93-16/10/00
                                             22/03/93    51,151   174.97p    22/03/96-22/03/03
                                             21/03/94    50,000   210.00p    21/03/97-21/03/04
                                             23/09/94    50,000   158.00p    23/09/97-23/09/04
                                             21/06/96    50,000   144.00p    21/06/99-21/06/06
                                                        -------
                                                        288,107
                                                        =======
Q.O. Healey...............................   27/04/89    51,151   235.57p    27/04/92-27/04/99
                                             16/10/90    20,460   173.01p    16/10/93-16/10/00
                                             22/03/93    51,151   174.97p    22/03/96-22/03/03
                                             21/03/94    50,000   210.00p    21/03/97-21/03/04
                                             23/09/94    50,000   158.00p    23/09/97-23/09/04
                                             21/06/96    50,000   144.00p    21/06/99-21/06/06
                                                        -------
                                                        272,762
                                                        =======
J. Pinchin................................   27/04/89     5,115   235.57p    27/04/92-27/04/99
                                             12/04/90    25,575   253.16p    12/04/93-12/04/00
                                             16/10/90    20,460   173.01p    16/10/93-16/10/00
                                             22/03/93    20,460   174.97p    22/03/96-22/03/03
                                             21/03/94    20,000   210.00p    21/03/97-21/03/04
                                             23/09/94    10,000   158.00p    23/09/97-23/09/04
                                             21/06/96    25,000   144.00p    21/06/99-21/06/06
                                                        -------
                                                        126,610
                                                        =======
S.S. Tarrant..............................   18/10/88   102,303   226.77p    18/10/91-18/10/98
                                             27/04/89    51,151   235.57p    27/04/92-27/04/99
                                             16/10/90    20,460   173.01p    16/10/93-16/10/00
                                             22/03/93    51,151   174.97p    22/03/96-22/03/03
                                             21/03/94    50,000   210.00p    21/03/97-21/03/04
                                             23/09/94    50,000   158.00p    23/09/97-23/09/04
                                             21/06/96    50,000   144.00p    21/06/99-21/06/06
                                                        -------
                                                        375,065
                                                        =======

                                                         NUMBER
                                              DATE OF        OF   EXERCISE
NAME                                            GRANT   OPTIONS      PRICE     EXERCISE PERIOD
----                                         --------   -------   --------   -----------------
R.J.W. Titley.............................   27/04/89    20,460   235.57p    27/04/92-27/04/99
                                             12/04/90    20,460   253.16p    12/04/93-12/04/00
                                             16/10/90    10,230   173.01p    16/10/93-16/10/00
                                             22/03/93    51,151   174.97p    22/03/96-22/03/03
                                             21/03/94    50,000   210.00p    21/03/97-21/03/04
                                             23/09/94    50,000   158.00p    23/09/97-23/09/04
                                             21/06/96    50,000   144.00p    21/06/99-21/06/06
                                                        -------
                                                        252,301
                                                        =======
D.P. Trezies..............................   27/04/89    40,921   235.57p    27/04/92-27/04/99
                                             12/04/90    12,787   253.16p    12/04/93-12/04/00
                                             16/10/90    20,460   173.01p    16/10/93-16/10/00
                                             22/03/93    15,345   174.97p    22/03/96-22/03/03
                                             21/03/94    12,500   210.00p    21/03/97-21/03/04
                                             23/09/94     5,000   158.00p    23/09/97-23/09/04
                                             21/06/96    17,500   144.00p    21/06/99-21/06/06
                                                        -------
                                                        124,513
                                                        =======

     (iv) At the close of business on 2 September 1998 (being the latest practicable date prior to the posting of this document), 1,015,326 Sedgwick Shares were held by Credit Suisse Asset Management Ltd, London on behalf of clients on a discretionary basis.

        In addition, Credit Suisse Asset Management Ltd, London has agreed, as set out in paragraph 4(b)(iii) below, to transfer 700,000 Sedgwick Shares to J.P. Morgan Securities Limited, acting on behalf of Marsh & McLennan, at 225 pence per share, subject to the following conditions:

        (1)  the expiry of the applicable waiting period under the HSR Act;

        (2) there being in existence no order of any US court enjoining such sales and purchases; and

        (3) appropriate exemptive relief for the making of purchases and sales in the capital of Sedgwick by Marsh & McLennan outside the Offers having been obtained from the SEC.

(B) DEALINGS

     (i) The following dealings for value in relevant Sedgwick Shares have been carried out by concert parties of Marsh & McLennan during the disclosure period:

                                                                                        NUMBER OF
NAME                                        TRANSACTION        DATE      PRICE    SEDGWICK SHARES
----                                        -----------    --------    -------    ---------------
J.P. Morgan Securities Limited..........       Purchase    10/07/98       140p             14,323
J.P. Morgan Securities Limited..........           Sale    10/07/98       140p             14,323
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    25/08/98       225p            700,000
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    25/08/98       225p          8,718,000
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    25/08/98       225p            348,000
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    25/08/98       225p          7,500,000
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    25/08/98       225p          2,274,275

                                                                                        NUMBER OF
NAME                                        TRANSACTION        DATE      PRICE    SEDGWICK SHARES
----                                        -----------    --------    -------    ---------------
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    27/08/98       225p          6,006,985
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    27/08/98       225p          7,500,000
J.P. Morgan Securities Limited..........    Conditional
                                               purchase    28/08/98       225p          6,000,000
Cazenove................................    Conditional
                                               purchase    27/08/98       225p          6,795,698
Cazenove................................    Conditional
                                               purchase    27/08/98       225p          6,000,000
Cazenove................................    Conditional
                                               purchase    28/08/98       225p            219,387
Cazenove................................    Conditional
                                               purchase    28/08/98       225p            800,000
Cazenove................................    Conditional
                                               purchase    28/08/98       225p          2,000,000

        The conditional purchases shown above were made on behalf of Marsh & McLennan on the terms described in paragraph 5(a)(ii) below.

     (ii) The following dealings for value in Sedgwick Shares have been carried out by the directors of Sedgwick, members of their immediate families and related trusts during the disclosure period:

                                                                                         NUMBER OF
NAME                                       TRANSACTION        DATE        PRICE    SEDGWICK SHARES
----                                       -----------    --------    ---------    ---------------
S. Riley...............................     Purchase*     07/10/97       87.97p             21,312
W.R.P. White-Cooper....................     Purchase*     07/10/97       87.97p             21,312
Q.O. Healey............................      Purchase     30/10/97    $10.74378               91.4**
J. Pinchin.............................     Purchase*     01/10/97       87.97p             21,312
                                                 Sale     28/10/97      121.00p              2,371
                                             Purchase     28/10/97      121.00p              2,371
                                                 Sale     05/11/97      121.00p              2,465
                                             Purchase     05/11/97      122.00p              2,440
                                             Purchase     05/05/98      155.50p                 44
                                             Purchase     05/05/98      155.50p                 46
S.S. Tarrant...........................     Purchase*     07/10/97       87.97p             21,312
                                                 Sale     28/10/97      121.00p              2,479
                                             Purchase     28/10/97      121.00p              2,479
                                                 Sale     21/11/97      124.00p              4,721
                                             Purchase     21/11/97      124.00p              4,721
                                                 Sale     21/11/97      124.00p              4,721
                                             Purchase     21/11/97      124.00p              4,721
                                                 Sale     07/04/98      165.50p              3,525
                                             Purchase     07/04/98      166.00p              3,525
                                             Purchase     05/05/98      155.50p                 46
R.J.W. Titley..........................     Purchase*     01/10/97       87.97p             21,312
D.P. Trezies...........................     Purchase*     12/11/97       87.97p             21,312

*   arising on the exercise of Options

**  Number of and price of Sedgwick ADSs

     (iii) The following dealing for value in relevant Sedgwick Securities has been carried out by a concert party of Segdwick during the disclosure period:

                                                                                        NUMBER OF
NAME                                      TRANSACTION        DATE        PRICE    SEDGWICK SHARES
----                                      -----------    --------    ---------    ---------------
Credit Suisse Asset Management Ltd,       Conditional
  London..............................           Sale    27/08/98         225p            700,000

     (iv) Irrevocable undertakings to accept the Ordinary Offer have been received in respect of securities representing Sedgwick Shares, and undertakings have been received in respect of Sedgwick Options, in each case, as set out below:

                                                                   SEDGWICK    SEDGWICK
                            NAME                                     SHARES     OPTIONS
                            ----                                -----------    --------
Phillips & Drew Fund Management Limited.....................    122,955,977          --
Schroder Investment Management (UK) Limited.................     76,732,862          --
Silchester International Investors Limited..................     24,000,000          --
S. Riley....................................................         38,273     369,222
W.R.P. White-Cooper.........................................         49,183     288,107
S.S. Tarrant................................................         36,210     375,065
J. Pinchin..................................................         28,059     126,610
Q.O. Healey*................................................         47,062     272,762
R.J.W. Titley...............................................             --     252,301
J.M. Hignett................................................         25,000          --
D.P. Trezies................................................         22,027     124,513

---------------

*   held as ADSs

        An irrevocable undertaking to accept the Convertible Offer has been received as follows:

Phillips & Drew Fund Management Limited.....................       L250,000
                                                                 nominal of
                                                                   Sedgwick
                                                                Convertible
                                                                      Bonds

       The irrevocable undertakings given by Phillips & Drew Fund Management Limited, Schroder Investment Management (UK) Limited and Silchester International Investors Limited will cease to be binding in the event that a competing offer is made for Sedgwick Securities at a price equal to or exceeding 250.5 pence per Sedgwick Share. All other irrevocable undertakings will continue to be binding in the event of a competing offer being made for Sedgwick Securities by a third party, unless the Ordinary Offer lapses or is withdrawn.

     (v) The following dealings for value in Sedgwick Shares, in aggregated form, have taken place during the disclosure period by those Sedgwick Shareholders listed in paragraph 4(b)(iv) above who have given irrevocable undertakings to accept the Offer:

Phillips & Drew Fund Management Limited

                                             SALES                           PURCHASES
                                 ------------------------------    -----------------------------
                                   HIGH       LOW        VOLUME      HIGH       LOW       VOLUME
                                 ------    ------    ----------    ------    ------    ---------
1 month......................      159p      145p       155,533        --        --           --
2 months.....................      146p      124p     2,099,000      140p      124p    1,913,000
3 months.....................      142p      137p        54,010      146p      137p       79,010
3 - 6 months.................      169p      148p     3,682,860      169p      148p    4,424,500
6 - 9 months.................      140p      124p       309,500        --        --           --
9 - 12 months................      129p      121p     9,112,350      129p      122p    8,964,457

Silchester International Investors Limited

                                                                          PURCHASES
                                                                -----------------------------
                                                                  HIGH       LOW       VOLUME
                                                                ------    ------    ---------
1 month.....................................................        --        --           --
2 months....................................................        --        --           --
3 months....................................................      148p      126p    2,580,310
3 - 6 months................................................      168p      153p    5,228,000
6 - 9 months................................................      146p      134p    3,712,000
9 - 12 months...............................................      130p      124p    2,532,000

Schroder Investment Management (UK) Limited

                                             SALES                           PURCHASES
                                 ------------------------------    -----------------------------
                                   HIGH       LOW        VOLUME      HIGH       LOW       VOLUME
                                 ------    ------    ----------    ------    ------    ---------
1 month......................      156p      143p     3,718,445      148p      148p      211,375
2 months.....................      157p      132p    10,839,905      148p      148p    3,979,797
3 months.....................      147p      128p     3,432,960      132p      132p        3,460
3 - 6 months.................      168p      151p     3,118,858      165p      150p      336,325
6 - 9 months.................      142p      131p     3,622,545      153p      133p      246,932
9 - 12 months................      129p      120p     1,345,299      124p      119p      117,879

(C) GENERAL

Save as disclosed in this paragraph 4:

     (i) Marsh & McLennan does not own or control any relevant Sedgwick Securities or Sedgwick Convertible Bonds;

     (ii) no director or officer of Marsh & McLennan nor any member of his immediate family is interested (as described in Parts VI and X of the Companies Act) in relevant Sedgwick Securities or Sedgwick Convertible Bonds;

     (iii) no person acting in concert with Marsh & McLennan (excluding exempt market makers and exempt fund managers) owns or controls any relevant Sedgwick Securities or Sedgwick Convertible Bonds;

     (iv) neither Marsh & McLennan nor any person acting in concert with Marsh & McLennan has any arrangement of the kind referred to in paragraph 4(d) below;

     (v) no associate of Sedgwick (other than an exempt market maker or an associate by virtue of paragraphs (5), (6) or (7) of the definition of associate in paragraph 4(d) below) owns or controls any relevant Sedgwick Securities or Sedgwick Convertible Bonds;

     (vi) no discretionary fund manager (other than an exempt fund manager) connected with Sedgwick owns or controls any relevant Sedgwick Securities or Sedgwick Convertible Bonds; and

     (vii) no person mentioned in this paragraph 4 has dealt for value in relevant Sedgwick Securities or Sedgwick Convertible Bonds during the disclosure period.

(D) DEFINITIONS

For the purposes of this paragraph 4:

     (i) "arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature relating to relevant Sedgwick Securities or Sedgwick Convertible Bonds which may be an inducement to deal or refrain from dealing;

     (ii) "disclosure period" means the period commencing on 25 August 1997 (being the date 12 months prior to the commencement of the offer period) and ending on 2 September 1998 (being the latest practicable date prior to the posting of this document);

     (iii) "relevant Sedgwick Securities or Sedgwick Convertible Bonds" means Sedgwick Securities, Sedgwick Convertible Bonds and any securities convertible into, rights to subscribe for, options (including traded options) in respect of, and derivatives referenced to, any of the foregoing.

     (iv) "associate" means:

        (1) subsidiaries and associated companies of Sedgwick and companies of which any such subsidiaries or associated companies are associated companies;

        (2) banks, financial and other professional advisers (including stockbrokers) to Sedgwick or a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks or financial or other professional advisers;

        (3) the directors of Sedgwick and the directors of any company covered in (1) above (together in each case with any member of their immediate families or related trusts);

        (4)  the pension funds of Sedgwick or a company covered in (1) above;

        (5) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph 4(d)) manages on a discretionary basis, in respect of the relevant investment accounts;

        (6) a person who owns or controls 5 per cent. or more of any class of relevant securities (as defined in paragraphs (a) to (d) in Note 2 on Rule 8 of the City Code) issued by Sedgwick, including a person who as a result of any transactions owns or controls 5 per cent. or more;

        (7)  a company having a material trading arrangement with Sedgwick; and

        references to a "bank" do not apply to a bank whose sole relationship with Marsh & McLennan or Sedgwick or a company covered in (iv)(1) above is the provision of normal commercial banking services or such activities in connection with the Offers as handling acceptances and other registration work.

For the purpose of this paragraph 4 of Appendix VI, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control.

5.  MATERIAL CONTRACTS

(a) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the Marsh & McLennan Group, since 25 August 1996 (being the date two years before the Offer Period began) and are or may be material:

     (i) a stock purchase agreement dated 12 March 1997 between Johnson & Higgins, the stockholders of Johnson & Higgins and Marsh & McLennan, pursuant to which Johnson & Higgins became a wholly owned subsidiary of Marsh & McLennan. Marsh & McLennan made payments in connection with the transaction totalling approximately US$1.8 billion, of which approximately 55 per cent. was paid to stockholders of Johnson & Higgins, which included Messrs. Barham and Olsen;

     (ii) thirteen conditional share purchase agreements between the parties listed below under which J.P. Morgan Securities Limited ("JPMSL") or Cazenove, as indicated below, agreed to purchase on behalf of Marsh & McLennan the number of Sedgwick Shares set out below at the price being paid to Sedgwick Shareholders under the Ordinary Offer conditional on
        (1) the expiration or
        termination of all applicable waiting periods under the HSR Act, (2) there being in existence no order of any US court enjoining such sale and purchase and (3) appropriate exemptive relief for the making of purchases of Sedgwick Shares by Marsh & McLennan outside of the Ordinary Offer having been granted by the SEC:

DATE OF EXECUTION                                                                          NUMBER OF
    BY VENDOR       BUYER                           VENDOR                           SEDGWICK SHARES
-----------------   -----                           ------                           ---------------
27/08/98            JPMSL   Credit Suisse Asset Management........................           700,000
27/08/98            JPMSL   Fidelity Investment Services Limited..................         8,718,000
27/08/98            JPMSL   Guinness Flight Hambros...............................           348,000
27/08/98            JPMSL   Harris Associates.....................................         7,500,000
27/08/98            JPMSL   Invesco GT............................................         2,274,275
27/08/98            JPMSL   Commercial Union Investment Management
                            General Accident Investment Management
                            General Accident Managed Pension Fund.................         6,006,985
27/08/98            JPMSL   UBS Brinson Limited...................................         7,500,000
27/08/98            Cazenove Salomon Smith Barney UK Equities Limited..............        6,000,000
28/08/98            JPMSL   Silchester International Investors Ltd................         6,000,000
28/08/98            Cazenove IAI International Limited.............................        6,795,698
28/08/98            Cazenove Morgan Stanley & Co. International Limited............          219,387
28/08/98            Cazenove Royal & Sun Alliance Investment Management............          800,000
28/08/98            Cazenove Salomon Smith Barney UK Equities Limited..............        2,000,000

     (iii) the credit facility agreement described in paragraph 7 of this Appendix VI.

(b) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by members of the Sedgwick Group, since 25 August 1996 (being the date two years before the Offer Period began) and are or may be material:

     (i) a joint venture agreement dated 3 August 1997 between Sedgwick, Sedgwick Internationaal B.V., Securfin S.p.A., Altrida Investments B.V., Mrs. L. Moratti and Mr. G. Moratti, setting out certain management and administrative provisions in relation to the operation of Nikols Sedgwick B.V. ("Nikols Sedgwick").

        Pursuant to this agreement, two-thirds of the profits of Nikols Sedgwick available for distribution in each financial year will be distributed to shareholders.

        Sedgwick and Securfin have agreed there should be no transfer of shares in Nikols Sedgwick to a third party within two years of the completion date. Thereafter, the pre-emption rights set out in the articles of association of Nikols Sedgwick will apply. Intra-group transfers are permitted.

        It is deemed to be a default event should any of the shareholders be the subject of any change of control. For the purposes of this agreement, a change of control occurs when, inter alia, a party acquires or agrees to acquire or has options over more than 50 per cent. of the issued equity share capital of a shareholder (or any company which controls it). Upon the occurrence of a default event, the non-defaulting party shall be entitled in its absolute discretion to serve a compulsory purchase notice or a compulsory transfer notice within 20 business days of it becoming aware of the occurrence of the default event;

     (ii) a contribution agreement dated 3 August 1997 between Sedgwick, Sedgwick Internationaal B.V., Securfin S.p.A., Altrida Investment B.V., Mrs. L. Moratti and Mr. G. Moratti.

        Pursuant to this agreement the following interests were transferred to Nikols Sedgwick:

        (1) all Sedgwick Group interests in Italy, Portugal, Spain, Argentina, Brazil, Chile, Colombia, Uruguay and Mexico; and

        (2) all Moratti Group interests in the Nikols Group in France, Italy, Netherlands, Portugal, Spain, Switzerland, Argentina, Brazil, British Virgin Islands and Chile.

         A balancing payment of L6.3 million was made in cash to Securfin by Sedgwick.

         In return for the transfer, members of the Moratti Group received "A" shares in Nikols Sedgwick and members of the Sedgwick Group received "B" shares with the result that 51 per cent. of the shareholding in Nikols Sedgwick is held by the Moratti Group and 49 per cent. by the Sedgwick Group;

     (iii) an agreement dated 17 February 1997 and made between Rivers Group Limited, a wholly-owned subsidiary of Sedgwick, and Transamerica Corporation for the acquisition of 49.9 per cent of the issued share capital of River Thames Insurance Company Limited (RTI) for L12 million plus up to a further L2 million which took the group's holdings in RTI to 98.74 per cent; and

     (iv) a sale and purchase agreement between Sedgwick Group Properties & Services Limited, a wholly-owned subsidiary of Sedgwick, and Casalina Real Estate Limited dated 23 December 1996 in connection with the disposal of the group's leasehold interest in Aldgate House for a consideration of L19.5 million.

6.  BACKGROUND TO THE OFFERS

In the latter part of May 1998, Saxon Riley, Chairman of Sedgwick, and Rob White-Cooper, Chief Executive of Sedgwick, asked A.J.C. Smith, Chairman and Chief Executive Officer of Marsh & McLennan, and Jeffrey Greenberg, Chairman and Chief Executive Officer of Marsh & McLennan Risk Capital Corporation (a wholly owned subsidiary of Marsh & McLennan), respectively, whether Marsh & McLennan had an interest in exploring a transaction involving Sedgwick. On 5 June 1998, Mr. Greenberg told Mr. White-Cooper, in a telephone call, that for Marsh & McLennan to pursue a transaction relating to Sedgwick, it would need additional information about Sedgwick's various businesses. A meeting was held on 12 June 1998 which included, among others, Mr. Greenberg and Frank J. Borelli, Senior Vice President and Chief Financial Officer of Marsh & McLennan, and Mr. White-Cooper and Stuart Tarrant, Group Finance Director of Sedgwick. At the meeting, Messrs. White-Cooper and Tarrant provided preliminary information as to Sedgwick and its various businesses.

Following the 12 June 1998 meeting, there were additional discussions, from time to time, between representatives of Marsh & McLennan and representatives of Sedgwick including a meeting on 24 June 1998 between Messrs. Smith and Greenberg of Marsh & McLennan and Messrs. Riley and White-Cooper of Sedgwick, a further meeting on 6 July 1998 among Messrs. Smith, Greenberg, Riley, and White-Cooper, Mr. Quill Healey (Chairman and Chief Executive Officer of Sedgwick, Inc.) and Mr. Peter Coster (President of Mercer Consulting Group, Inc.), and a call from Mr. Smith to Mr. Riley on 13 July 1998. Also, there were discussions among the legal representatives of the parties as to the terms of a confidentiality agreement.

On 22 July 1998, Willis Corroon Group plc announced a recommended offer by an entity formed by the investment firm of Kohlberg Kravis & Roberts & Co., L.P., which increased speculation in the marketplace concerning Sedgwick.

On or about 23 July 1998, Messrs. Riley and White-Cooper contacted Messrs. Smith and Greenberg respectively, suggesting a continuation of these discussions. A confidentiality agreement between the parties was signed on 29 July 1998.

Meetings were held on 29 and 30 July 1998, between representatives of Marsh & McLennan and its financial advisors and representatives of Sedgwick and its financial advisors, at which more detailed financial information about Sedgwick and its various businesses was provided to Marsh & McLennan. In addition, Messrs. Smith and Greenberg met with Messrs. Riley and White-Cooper and the representatives of Sedgwick indicated that if Marsh & McLennan were prepared to make a fair offer, they would be prepared to recommend it to their board.

On 5 August 1998, Mr. White-Cooper indicated to Mr. Greenberg that Sedgwick would like Marsh & McLennan to submit its indication of interest for Sedgwick by 13 August 1998 for consideration by the Sedgwick board of directors. Mr. White-Cooper indicated that Marsh & McLennan's indication of interest should reflect Marsh & McLennan's highest valuation if it was to be recommended by the board and that if its proposal was attractive to the board, Marsh & McLennan would be given the opportunity to conduct due diligence and to submit a definitive offer for consideration by the Sedgwick board of directors. From 6 August through 12 August, representatives of the two companies and their respective financial advisors held numerous discussions.

On 13 August 1998, Marsh & McLennan delivered a letter expressing its non-binding indication of interest with respect to a possible transaction involving the two companies. In the letter, Marsh & McLennan noted that its indication of interest was conditional upon, among other things, the satisfactory completion of due diligence, receipt of appropriate assurances as to the continued commitment of key personnel, the approval of the respective boards of directors and the negotiation and execution of mutually acceptable definitive documentation. Marsh & McLennan also recognized the value of the Sedgwick name in certain markets and business segments and indicated a willingness to offer representation on the board of directors of Marsh & McLennan.

During the week of 17 August 1998, legal, financial and operational due diligence was conducted. In addition, meetings were held between the respective management teams to determine the commitment of the respective managements to the transaction, the optimal integration plan for the two companies and the cost savings and synergies which may be generated thereby.

Also, toward the end of the week of 17 August 1998 and during the following weekend, the financial and legal advisors of the two companies discussed the potential terms and conditions for an offer. On 19 August 1998 the board of Sedgwick met and received a report on the progress of the negotiations.

On 24 August 1998, a definitive proposal for an offer for all outstanding Sedgwick Shares at a price per share of 225 pence was presented to, and approved by, the respective boards of directors of the two companies. Following such approvals, on the morning of 25 August 1998, Marsh & McLennan and Sedgwick jointly announced the terms of the recommended Ordinary Offer.

7.  FINANCING ARRANGEMENTS

The Offers are initially being financed through the acquisition finance facility provided by J.P. Morgan to Marsh & McLennan described below. Following completion of the acquisition of Sedgwick, Marsh & McLennan will investigate the most appropriate method of refinancing the acquisition finance facility. Neither the payment of interest on, nor the repayment of, nor the security for any liability (contingent or otherwise) of Marsh & McLennan under such arrangements will depend to any significant extent on the business of Sedgwick.

CREDIT FACILITY AGREEMENT

On 24 August 1998, (as amended on 2 September 1998), Marsh & McLennan entered into a revolving credit facility agreement (the "Facility") as borrower with J.P. Morgan Securities Inc. as Lead Arranger and J.P. Morgan as Administrative Agent and Lender. The Facility is a US dollar denominated, 364-day agreement under which Marsh & McLennan may borrow up to $2,250,000,000. The proceeds are available to fund the acquisition of Sedgwick Securities and Sedgwick Convertible Bonds pursuant to a cash tender offer, to make open market purchases of Sedgwick Securities and Sedgwick Convertible Bonds up to a total of $225,000,000, to refinance existing indebtedness of Sedgwick and to pay related transaction fees and expenses arising in connection with the acquisition. Any borrowings under the facility are either repayable in full at maturity of the facility, or upon the issuance by the borrower of any debt securities (excluding commercial paper and borrowings under the borrower's existing credit facilities), repayable at an amount to be determined by the size of such debt issuance.

The borrowings under the Facility will bear interest at the London inter-bank offered rate for euro-dollar advances for the relevant period plus a margin. In addition a "Facility Fee" will be paid based on the aggregate commitment irrespective of usage under the Facility. There are also various fees and commissions payable in connection with these arrangements.

The Facility agreement contains certain representations, warranties, covenants and indemnities from Marsh & McLennan. On 2 September 1998 (the last practicable day prior to the posting of this document), Marsh & McLennan has made no drawings under this Facility.

8.  COMPULSORY ACQUISITION

If, within four months after the date of this document, as a result of the Ordinary Offer or otherwise, Marsh & McLennan acquires or contracts to acquire Sedgwick Securities representing at least 90 per cent. in value of Sedgwick Securities to which the Ordinary Offer relates, then (a) Marsh & McLennan will be entitled and intends to effect the compulsory acquisition procedures provided for in sections 428 to 430F of the Companies Act to compel the purchase of any outstanding Sedgwick Securities on the same terms as provided in the Ordinary Offer in accordance with the relevant procedures and time limits described in such Act, and (b) a holder of Sedgwick Securities may require Marsh & McLennan to purchase his Sedgwick Securities on the same terms as provided in the Ordinary Offer in accordance with the relevant procedures and time limits described in section 430A of the Companies Act.

Similar procedures are available in respect of the Sedgwick Convertible Bonds under the Convertible Offer.

If for any reason the above-mentioned compulsory acquisition procedures are not invoked, Marsh & McLennan will evaluate other alternatives to obtain the remaining Sedgwick Securities or Sedgwick Convertible Bonds not purchased pursuant to the Offers or otherwise. Such alternatives could include acquiring additional Sedgwick Securities or Sedgwick Convertible Bonds in the open market, in privately negotiated transactions, through another offer to purchase, by means of a scheme of arrangement under the Companies Act or otherwise or in the case of the Sedgwick Convertible Bonds by their redemption.

Any additional acquisitions could be for a consideration greater or less than, or equal to, the consideration for Sedgwick Securities or Sedgwick Convertible Bonds under the Offers. However, under the City Code, except with the consent of the Panel, Marsh & McLennan may not acquire any Sedgwick Securities or Sedgwick Convertible Bonds on better terms than those of the Offers within six months of termination of the Offers if Marsh & McLennan, together with any persons acting in concert with it (as defined in the City Code), holds following the Offers, shares carrying more than 50 per cent. of the voting rights normally exercisable at general meetings of Sedgwick.

Holders of Sedgwick Securities or Sedgwick Convertible Bonds do not have appraisal rights as a result of the Offers. However, in the event that the compulsory acquisition procedures referred to above are available to Marsh & McLennan, holders of Sedgwick Securities or Sedgwick Convertible Bonds whose Sedgwick Securities or Sedgwick Convertible Bonds have not been purchased pursuant to the Offers will have certain rights to object under section 430C of the Companies Act.

9.  CERTAIN CONSEQUENCES OF THE OFFERS

(A) MARKET EFFECT

The past performance of the price of Sedgwick Shares and Sedgwick ADSs is no guide to the future.

The purchase of Sedgwick Securities or Sedgwick Convertible Bonds pursuant to the Offers will reduce the number of holders of Sedgwick Securities and Sedgwick Convertible Bonds and the number of the Sedgwick Securities and Sedgwick Convertible Bonds that might otherwise trade publicly and, depending upon the number of Sedgwick Securities and Sedgwick Convertible Bonds so purchased, could adversely affect the liquidity and market value of the remaining Sedgwick Securities and Sedgwick Convertible Bonds held by the public. In addition, it is intended that Sedgwick Shares and Sedgwick Convertible Bonds will cease to be listed on the London Stock Exchange and Sedgwick ADSs will cease to be listed on the NYSE whether or not

Marsh & McLennan is in a position to effect the compulsory acquisition of any outstanding Sedgwick Shares or Sedgwick Convertible Bonds in accordance with the Companies Act as referred to above, and irrespective of the size of any outstanding minority in Sedgwick, if the Offers become or are declared unconditional.

The value of all investments and the income from them can fall as well as rise and not all the amount invested may be realised. Sedgwick Securityholders and Sedgwick Bondholders accepting the Offers and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk.

(B) PUBLIC AVAILABILITY OF INFORMATION

In the event that Sedgwick Shares or Sedgwick Convertible Bonds continue to be listed on the London Stock Exchange following the purchase of Sedgwick Securities or Sedgwick Convertible Bonds pursuant to the Offers, holders of Sedgwick Shares or Sedgwick Convertible Bonds who have not tendered their Sedgwick Shares or Sedgwick Convertible Bonds pursuant to the Offers will continue to receive the same financial and other information from Sedgwick that Sedgwick presently is required by the rules of the London Stock Exchange to send to such holders. If Sedgwick Shares are no longer listed on the London Stock Exchange following the Offers, Sedgwick would no longer be required by those rules to make publicly available such financial and other information.

Sedgwick ADSs are currently registered under the Exchange Act. Registration of such Sedgwick ADSs may be terminated upon application of Sedgwick to the SEC if Sedgwick ADSs are neither listed on a national securities exchange nor held by 300 or more beneficial owners in the US. Termination of registration of Sedgwick ADSs under the Exchange Act would substantially reduce the information required to be furnished by Sedgwick to holders of Sedgwick ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable to Sedgwick. Furthermore, "affiliates" of Sedgwick and persons holding "restricted securities" of Sedgwick may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If, as a result of the purchase of Sedgwick ADSs pursuant to the Offer and prior to completing the compulsory acquisition procedures referred to in paragraph 9 above, Sedgwick is not required to maintain registration of Sedgwick ADSs under the Exchange Act, Marsh & McLennan intends to cause to apply for termination of such registration. If registration of Sedgwick ADSs is not terminated prior to completion of the aforementioned compulsory acquisition procedures, then Sedgwick ADSs will cease trading on the NYSE and the registration of Sedgwick ADSs under the Exchange Act would be terminated following completion of the aforementioned compulsory acquisition procedures.

(C) MARGIN SECURITIES

Sedgwick ADSs are currently "margin securities" under the regulations of the Board of Governors of the US Federal Reserve System, which status has the effect, among other things, of allowing US brokers to extend credit on the collateral of Sedgwick ADSs for the purposes of buying, carrying and trading in securities ("Purpose Loans"). Depending on factors such as the number of holders of record of Sedgwick ADSs and the number and market value of publicly held Sedgwick ADSs following the purchase of Sedgwick Securities pursuant to the Offer, it is possible that Sedgwick ADSs would no longer be eligible for listing on the NYSE. As a result, Sedgwick ADSs might no longer constitute margin securities and, therefore, could no longer be used as collateral for Purpose Loans made by US brokers.

10.  LEGAL AND REGULATORY MATTERS

(A) GENERAL

Except as set out herein and other than the requirement to comply with the Panel's requirements in relation to the City Code and with US securities laws, Marsh & McLennan is not aware of (i) any licence or regulatory permit that appears to be material to the business of the Sedgwick Group taken as a whole, which might be adversely affected by Marsh & McLennan's acquisition of Sedgwick Securities as contemplated herein, or (ii) any approval or other action by any domestic or foreign governmental, administrative or regulatory agency or authority that appears to be material to the Sedgwick Group taken as a whole, and required for the acquisition or ownership of Sedgwick Securities by Marsh & McLennan as contemplated herein. Should any such approval or other action be required, Marsh & McLennan currently contemplates that such approval or other action would be sought. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions being attached thereto or that failure to obtain any such approval or other action might not result in consequences adverse to Sedgwick's business.

(B) UK REGULATION

Upon completion of the Offers, Marsh & McLennan will become controllers (as defined in the Insurance Companies Act 1982 ("ICA")) of any insurance company within the Sedgwick Group. Accordingly, the prior consent of HMT is required under the ICA in respect of the new controllers. HMT is required to satisfy itself that the proposed controllers are fit and proper to become controllers of an insurance company and that, if the proposed controllers were to become controllers, the criteria of sound and prudent management specified in the ICA would continue to be met in respect of the insurance companies. Under the ICA, HMT has a period of three months in which either to consent to the change of control, or to notify the proposed controller of any objections to the proposals.

In relation to the members of the Sedgwick Group which are regulated by the PIA and the SFA, the consent of those regulators will also be required to the proposed change of control. The regulators have 28 days from receiving notice of a proposed change of control either to consent to the proposed change of control or to serve a notice of objection in relation to the proposed change of control.

In addition, the proposed change of control of certain insurance brokers within the Sedgwick Group and a Lloyd's members' agent must be notified to Lloyd's, as the proposed transaction will amount to a change of control of such companies for the purposes of the Lloyd's Byelaws.

(C) EC MERGER CLEARANCE

The Offers give rise to a concentration with a Community Dimension under the Regulation and it is anticipated notification will be made to the European Commission in the near future. The Offers are conditional on, amongst other things, the European Commission indicating in terms reasonably satisfactory to Marsh & McLennan that it does not intend to initiate proceedings under Article 6(1)(c) of the Regulation in respect of the Offers. The European Commission will only initiate proceedings if it finds that the concentration arising from the Offers falls within the scope of the Regulation and raises serious doubts as to its compatibility with the Common Market. The European Commission has one calendar month (beginning on the first working day following the date on which a complete notification is received by the European Commission) to make its decision (subject to extension).

(D) US ANTITRUST LAWS

Under the HSR Act and the rules that have been promulgated thereunder by the US Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the US Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

On 28 August 1998, Marsh & McLennan filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Sedgwick Securities and Sedgwick Convertible Bonds pursuant to the Offers. Under the provisions of the HSR Act applicable to the Offers, the purchase of Sedgwick Securities and Sedgwick Convertible Bonds pursuant to the Offers may not be consummated until the expiration of a 30 calendar day waiting period following the filing by Marsh & McLennan, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 30 calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Marsh & McLennan, the waiting period would be extended for an additional 20 calendar days following substantial compliance by Marsh & McLennan with such request. Thereafter, the waiting period could be extended only by court order or with Marsh & McLennan's consent. If the acquisition of Sedgwick Securities or Sedgwick Convertible Bonds are delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offers may, but need not, be extended and in any event the purchase of and payment for Sedgwick Securities will be deferred until 20 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorised by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law.

The FTC and the Antitrust Division frequently scrutinise the legality under the antitrust laws of transactions such as the proposed acquisition of Sedgwick Securities and Sedgwick Convertible Bonds by Marsh & McLennan pursuant to the Offers. At any time before or after the purchase by Marsh & McLennan of Sedgwick Securities or Sedgwick Convertible Bonds pursuant to the Offers, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Sedgwick Securities or Sedgwick Convertible Bonds pursuant to the Offers or seeking the divestiture of Sedgwick Securities or Sedgwick Convertible Bonds purchased by Marsh & McLennan or the divestiture of substantial assets of Marsh & McLennan, its subsidiaries or Sedgwick. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

Based upon an examination of information relating to the businesses in which Sedgwick and its subsidiaries are engaged, Marsh & McLennan believes that the acquisition of Sedgwick Securities or Sedgwick Convertible Bonds pursuant to the Offers would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offers on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Part A of Appendix I for Conditions to the Offers, including Conditions with respect to litigation and certain government actions which are relevant in this regard.

(E) US STATE TAKEOVER LAWS

A number of states of the US have adopted takeover laws and regulations which purport, in varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, shareholders, principal executive offices or principal places of business in such states. Marsh & McLennan believes that no such US state takeover statutes apply to the Offers and Marsh & McLennan has not attempted to comply with any such US state takeover statutes in connection with the Offers. Marsh & McLennan reserves the right to challenge the validity or applicability of any US state law allegedly applicable to the Offers and nothing in this document nor any action taken in connection herewith is intended as a waiver of that right. In the event that any US state takeover statute is asserted to be applicable to the Offers and an appropriate court does not determine that such law or regulation is not applicable to the Offers, Marsh & McLennan might be required to file certain information with, or to receive approvals from, the relevant US state authorities and might be unable to purchase Sedgwick Securities or Sedgwick Convertible Bonds pursuant to the Offers or be delayed in continuing or consummating the Offers. In such case Marsh & McLennan may not be obliged to purchase such Sedgwick Securities or Sedgwick Convertible Bonds.

(F) LAWS OF OTHER JURISDICTIONS

Sedgwick and certain of its subsidiaries conduct business in certain countries in addition to the UK and the US where regulatory filings or approvals may be required in connection with the Offers. Certain of such filings or approvals, if required, may not be made or obtained prior to the expiry of the Offers. There is no assurance that any such approvals would be obtained or that adverse consequences to Marsh & McLennan's or the Sedgwick Group's business might not result from a failure to obtain such approvals or from conditions that might be imposed in connection therewith.

Marsh & McLennan and Sedgwick have agreed with each other to use all reasonable endeavours to procure the approval of the Offers and Marsh & McLennan has agreed not to invoke any of the Conditions relating to anti-trust, competition, regulatory or similar matters as a reason for delaying completion of the Offers except in certain circumstances.

11.  UK TAXATION

THE FOLLOWING STATEMENTS ARE INTENDED AS A GENERAL GUIDE TO THE POSITION UNDER UK LAW AND INLAND REVENUE PRACTICE AS AT THE DATE OF THIS DOCUMENT AND RELATE ONLY TO CERTAIN LIMITED ASPECTS OF THE TAXATION POSITION OF SEDGWICK SHAREHOLDERS AND SEDGWICK BONDHOLDERS WHO HOLD THEIR SEDGWICK SHARES AND/OR SEDGWICK CONVERTIBLE BONDS BENEFICIALLY AS AN INVESTMENT (OTHERWISE THAN UNDER A PERSONAL EQUITY PLAN) AND WHO ARE RESIDENT OR, IN THE CASE OF INDIVIDUALS, ORDINARILY RESIDENT IN THE UK FOR TAX PURPOSES AT ALL RELEVANT TIMES.

Each Sedgwick Shareholder and Sedgwick Bondholder should consult his independent professional adviser regarding the tax consequences of valid acceptance of the Ordinary Offer and/or the Convertible Offer.

(A) TAXATION OF CHARGEABLE GAINS

Liability to UK taxation of chargeable gains ("CGT") will depend on the individual circumstances of Sedgwick Shareholders and Sedgwick Bondholders and on the form of consideration received.

(i) Cash

To the extent that a Sedgwick Shareholder or Sedgwick Bondholder receives cash under the Ordinary Offer or the Convertible Offer, this will constitute a disposal, or part disposal, of his Sedgwick Shares or Sedgwick Convertible Bonds respectively for CGT purposes and may, depending on that shareholder's or bondholder's individual circumstances, give rise to a liability to CGT.

(ii) Loan Notes

Liability to CGT arising from acceptance of the Loan Note Alternative will depend on the particular circumstances of each Sedgwick Shareholder and Sedgwick Bondholder.

A Sedgwick Shareholder or Sedgwick Bondholder who either alone or together with persons connected with him holds not more than five per cent. of, or any class of, shares in or debentures of Sedgwick will not, to the extent that he receives Loan Notes under the Ordinary Offer or the Convertible Offer, be treated as making a disposal of Sedgwick Shares or Sedgwick Convertible Bonds for CGT purposes. Any gain or loss that would otherwise have arisen on a disposal of his Sedgwick Shares or Sedgwick Convertible Bonds will, in the case of an individual or other non-corporate shareholder, be "rolled-over" into the Loan Notes, and the Loan Notes will be treated as the same asset as his Sedgwick Shares or Sedgwick Convertible Bonds acquired at the same time and for the same consideration as he acquired his Sedgwick Shares or Sedgwick Convertible Bonds.

To the extent that a Sedgwick Shareholder or Sedgwick Bondholder within the charge to corporation tax receives Loan Notes, any gain or loss which would otherwise have arisen on a disposal of its Sedgwick Shares or Sedgwick Convertible Bonds for a consideration equal to market value at the time of the exchange of the Sedgwick Shares or Sedgwick Convertible Bonds for Loan Notes will be "held over" and deemed to accrue on a subsequent disposal (including on redemption or repayment) of the Loan Notes.

Any Sedgwick Shareholder or Sedgwick Bondholder who holds, either alone or together with persons connected with him, more than five per cent. of, or of any class of, the shares in or debentures of Sedgwick is advised that an application for clearance has been made to the Inland Revenue under Section 138 of the Taxation of Chargeable Gains Act 1992 that this transaction is being effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose or one of the main purposes is avoidance of liability to capital gains tax or corporation tax, although receipt of such clearance is not a condition of the Ordinary Offer or the Convertible Offer. Provided such clearance is given, any such shareholder or bondholder will be treated in the manner described in the preceding paragraphs.

(iii) Disposal of Loan Notes

A subsequent disposal of Loan Notes (including on redemption or repayment) may result in a CGT liability.

For a Sedgwick Shareholder or Sedgwick Bondholder who is an individual or other non-corporate holder, the Loan Notes should not constitute qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, any chargeable gain or allowable loss on disposal (including on redemption or repayment) of the Loan Notes should be calculated taking into account the allowable original cost to the holder of acquiring the relevant Sedgwick Shares. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of any period of ownership of the Sedgwick Shares or Sedgwick Convertible Bonds up to April 1998. Thereafter, some taper relief may be available which will reduce the amount of chargeable gain realised on the subsequent disposal.

For a Sedgwick Shareholder or Sedgwick Bondholder within the charge to corporation tax, the Loan Notes will be qualifying corporate bonds for the purposes of UK taxation of chargeable gains. Accordingly, no indexation allowance will be available for the period of ownership of the Loan Notes and, except to the extent any gain or loss which would otherwise have arisen on the disposal of its Sedgwick Shares or Sedgwick Convertible Bonds was "held over" and crystallises on a subsequent disposal as described above, no chargeable gain or allowable loss will arise.

(B) TAXATION OF INCOME

(i) Interest on Loan Notes

Where any person in the UK collects or secures payment of interest on the Loan Notes or performs certain other functions on behalf of holders of Loan Notes (a "UK Collecting Agent"), or where interest on the Loan Notes is entrusted to any person in the UK for payment or distribution on behalf of Marsh & McLennan to holders of Loan Notes (a "UK Paying Agent), such UK Collecting Agent or UK Paying Agent (as the case may be) must normally deduct UK income tax at the lower rate (currently 20 per cent.) from the interest unless an exemption applies and, if so required, the UK Collecting Agent or UK Paying Agent (as the case may be) has obtained a valid and effective declaration in the form required by law or notice by the Inland Revenue.

For a non-corporate holder of Loan Notes the gross amount of interest on the Loan Notes will form part of the recipient's income for the purposes of UK income tax.

On a transfer of Loan Notes by an individual or other non-corporate body, a charge may arise under the accrued income scheme in respect of the interest on the Loan Notes which has accrued since the preceding interest paying date.

A holder of Loan Notes within the charge to corporation tax in respect of the Loan Notes will generally be charged to UK corporation tax in respect of interest on, profits and gains arising from and fluctuations in the value of the Loan Notes, broadly in accordance with its authorised accounting method.

(C) OTHER DIRECT TAX MATTERS

Special tax provisions may apply to Sedgwick Shareholders who have acquired or acquire their Sedgwick Shares by exercising Options under the Sedgwick Share Option Schemes including provisions imposing a charge to income tax when such an option is exercised.

(D) STAMP DUTY

No stamp duty or stamp duty reserve tax will be payable by Sedgwick Shareholders or Sedgwick Bondholders as a result of accepting the Ordinary Offer or the Convertible Offer.

Under current Inland Revenue practice no UK stamp duty or stamp duty reserve tax will be payable on the issue transfer or sale of (or on an agreement to transfer) Loan Notes.

THE ABOVE SUMMARY IS INTENDED ONLY AS A GENERAL GUIDE TO THE TAXATION POSITION UNDER UK TAX LEGISLATION AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE. ANY PERSON WHO IS IN DOUBT AS TO HIS TAXATION POSITION OR WHO REQUIRES MORE DETAILED INFORMATION SHOULD CONSULT HIS OWN PROFESSIONAL TAX ADVISER.

12.  US FEDERAL INCOME TAXATION

The following is a general summary of certain US federal income tax consequences applicable to holders of Sedgwick Securities who accept the Ordinary Offer. This summary is based on current law which is subject to change, possibly with retroactive effect and therefore may affect the tax consequences described herein. This summary assumes that the Sedgwick Securities have been held as capital assets. This summary also assumes that Sedgwick is not and has never been either a passive foreign investment company or a controlled foreign corporation for US federal income tax purposes. This summary does not address the US federal income tax consequences applicable to holders subject to special rules, such as certain financial institutions, regulated investment companies, insurance companies, dealers in securities, exempt organisations, or persons holding Sedgwick Securities as part of a hedge, straddle or conversion transaction or to holders who acquired Sedgwick Securities as a result of Sedgwick Share Option Schemes or other employment based arrangements. Moreover it does not discuss the tax consequences that may be relevant to Sedgwick Bondholders that exchange Sedgwick Convertible Bonds pursuant to the Convertible Offer (other than the US federal income tax consequences of receiving interest on the Loan Notes).

(A) US HOLDERS

Acceptance of the Ordinary Offer

In general, a US Holder of Sedgwick Securities that sells such securities pursuant to the Ordinary Offer will, for US federal income tax purposes, recognise gain or loss equal to the difference between such holder's adjusted tax basis in the Sedgwick Securities sold and the amount realised in exchange therefor. The amount realised by a US Holder in exchange for Sedgwick Securities will equal the amount of US dollars received (or, if a US Holder elects to receive pounds sterling, the dollar value of the pounds sterling received) by such holder. Such gain or loss generally will be capital gain or loss. Net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual investor upon a disposition of a capital asset that has been held for more than 12 months will generally be subject to a maximum US federal income tax rate of 20 per cent., or, in the case of a capital asset that has been held for 12 months or less, will be subject to ordinary US federal income tax rates.

In addition, an accrual basis US Holder of Sedgwick Securities that (i) transfers such securities pursuant to the Ordinary Offer, (ii) elects to receive pounds sterling and (iii) does not elect to be treated as a cash basis taxpayer pursuant to the foreign currency exchange regulations may have a foreign currency exchange gain or loss for US federal income tax purposes because of differences between the US dollars/pounds sterling exchange rates prevailing on the date of sale and on the date of payment. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss recognised by the holder on the sale of Sedgwick Securities pursuant to the Ordinary Offer.

(B) NON-US HOLDERS

Interest on Loan Notes

A Non-US Holder generally will not be subject to US federal income or withholding tax on payments of interest on a Loan Note, provided that (i) the holder is not (A) a direct or indirect owner of 10 per cent. of more of the total combined voting power of all classes of stock of Marsh & McLennan entitled to vote or (B) a controlled foreign corporation related to Marsh & McLennan actually or constructively through stock ownership, (ii) such interest payments are not effectively connected with the conduct by the Non-US Holder of a trade or business within the US and (iii) Marsh & McLennan or its paying agent receives certain information from the holder (or a financial institution that holds the Loan Notes in the ordinary course of its trade or business) certifying that such holder is a Non-US Holder. Payments of interest not exempt from US federal withholding tax as described above will generally be subject to withholding tax at a rate of 30 per cent., subject to reduction under an applicable income tax treaty (such as the US/UK double taxation treaty, pursuant to which US withholding tax generally would not apply on payments of interest on a Loan Note). To claim the benefit of a tax treaty, the holder must provide certification as required by US federal income tax law. In addition, the amount treated as interest on the Loan Notes, for US federal income tax purposes, will be in excess of the stated interest on the Loan Notes, which will result in a portion of the principal with respect to the Loan Notes being treated as interest for US federal income tax purposes.

(C) INFORMATION REPORTING AND BACKUP WITHHOLDING

A holder of Sedgwick Securities may be subject to a 31 per cent. US federal backup withholding tax with respect to a cash payment if the holder (i) fails to furnish a taxpayer identification number ("TIN") to the payer, which, for an individual, would be his or her Social Security number, or establish an exemption from backup withholding, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the Internal Revenue Service that it is subject to backup withholding tax for failure to report interest or dividend payments.

In order for a US Holder to prevent backup withholding on any cash payment delivered pursuant to the Ordinary Offer, such US Holder must provide the holder's correct taxpayer identification number and certify that such holder is not subject to US federal backup withholding tax by completing the Substitute Form W-9 which is included in the Letter of Transmittal or can otherwise be obtained from the US Depositary. In order for a Non-US Holder to prevent backup withholding on any cash payment delivered pursuant to the Ordinary Offer or with respect to any payment made on a Loan Note, such Non-US Holder generally must certify that such holder is a Non-US Holder.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS INTENDED TO BE ONLY A SUMMARY OF THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ORDINARY OFFER. EACH HOLDER OF SEDGWICK SECURITIES AND SEDGWICK CONVERTIBLE BONDS SHOULD CONSULT SUCH HOLDER'S TAX ADVISER CONCERNING THE UNITED STATES FEDERAL AND APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RELATED TO THE ORDINARY OFFER AND CONVERTIBLE OFFER.

13.  CASH CONFIRMATION

J.P. Morgan and Donaldson, Lufkin & Jenrette are satisfied that sufficient financial resources are available to Marsh & McLennan to satisfy full acceptance of the Offers.

14.  FEES AND EXPENSES

(a) Pursuant to letters between J.P. Morgan and Donaldson, Lufkin & Jenrette, respectively, and Marsh & McLennan dated 21 August 1998 and 24 August 1998 respectively, (together the "Engagement Letters"), J.P. Morgan and Donaldson, Lufkin & Jenrette, respectively, are acting as financial advisers to Marsh & McLennan in connection with the Offers. Pursuant to the terms of the Engagement Letters, J.P. Morgan's and Donaldson, Lufkin & Jenrette's fees are to be determined at a later date. In addition, Marsh & McLennan has agreed to indemnify J.P. Morgan and Donaldson, Lufkin & Jenrette and any company within their respective groups against, inter alia, certain losses and expenses arising out of the engagement or performance by J.P. Morgan and Donaldson, Lufkin & Jenrette of their duties pursuant to the Engagement Letters.

(b) Cazenove is acting as broker to Marsh & McLennan in connection with the Offer. Cazenove's fees for services provided are to be determined at a later date.

(c) Pursuant to an agreement dated 4 September 1998 (the "US Dealer Manager Agreement"), Marsh & McLennan has retained J.P. Morgan Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as US Dealer Managers for the Offers in the US to perform those services in connection with the Offers as are customarily performed in the US by investment banking concerns acting as dealer manager in connection with offers of a like nature. No additional fee will become payable by Marsh & McLennan under the terms of the US Dealer Manager Agreement. In addition, under the terms of the US Dealer Manager Agreement, Marsh & McLennan has agreed to indemnify the US Dealer Managers and certain other persons against certain liabilities and expenses which may be incurred in connection with the Offers including liabilities under the US federal securities laws.

(d) Marsh & McLennan has retained Computershare Services PLC as the UK Receiving Agent, Bank of New York as the US Depositary and Georgeson & Company Inc. as the Information Agent. Marsh & McLennan will pay the UK Receiving Agent, the US Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offers, together with reimbursement of out of pocket expenses. Marsh & McLennan will indemnify the UK Receiving Agent, the US Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the US federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Marsh & McLennan for customary mailing and handling expenses incurred by them in forwarding material to their customers.

(e) Marsh & McLennan will not pay any fees or commissions to any broker or dealer or any other person for soliciting acceptances of the Offers (other than to J.P. Morgan and Donaldson, Lufkin & Jenrette and their associates and the Information Agent, as described above).

(f) Sedgwick will bear the expenses of its personnel and advisers in connection with the Offers.

15.  SERVICE CONTRACTS OF SEDGWICK DIRECTORS

(a) There are no service contracts between any director of Sedgwick and Sedgwick or any of its subsidiaries having more than 12 months to run and no such contract has been entered into or amended or replaced within the six months preceding the date of this document.

(b) Certain of the Sedgwick executive directors are eligible to participate in the Sedgwick Share Option Schemes. Certain of them are also eligible to participate in the Senior Executive Incentive Plan ("SEIP"), and the 1998 Senior Incentive Plan ("SIP").

     Under the SEIP, an annual bonus is paid, the amount of which relates to the individual's salary and certain performance targets but which may not exceed 60 per cent. of salary. This amount is matched by a further bonus of an equal amount, which is deferred for three years during which it is adjusted up or down to reflect movements in the Sedgwick Share price.

     On 24 August 1998, an amendment to the SEIP was adopted by the Compensation Committee of Sedgwick. This amendment provides that in the event of a change of control occurring following an offer to acquire all of the issued share capital of the company, deferred bonuses under the SEIP will become payable, adjusted to reflect changes in the Sedgwick Share price between the date of grant and the date the offer becomes unconditional. In addition annual bonuses for the current award year will become automatically payable. The amount of the annual bonus will be determined on the basis of actual performance during the relevant period and the payment will be made as soon as practicable after the first date when actual performance for the relevant period can be assessed. The payment will be made in cash and will include an additional cash sum equal in value to the participant's annual bonus (which will be payable in lieu of the deferred bonus to which he would otherwise have been entitled).

     The terms of the SIP were agreed in principle by the Compensation Committee of Sedgwick on 6 May 1998 and the rules were formally adopted and approved by the board on 24 August 1998. Under this plan, bonuses will be payable to certain executives by reference to performance targets during the course of 1998. The SIP provides that up to 50 per cent. of this bonus can be deferred with a matching element paid in Sedgwick Shares. On a change of control of Sedgwick during the year, the bonus for that year becomes payable automatically and is not subject to any continuation of employment thereafter. It shall be determined on the basis of actual performance during the relevant financial year but shall be no less than the amount which would have been payable if the target performance had been achieved.

     A payment will also be made on the basis that the participant would have taken 50 per cent. (or such other relevant percentage applicable to the individual) of his bonus on a deferred basis and satisfied any necessary conditions until the end of the relevant retention period. For the purpose of calculating the value of the payment, the value of any Sedgwick Shares which would otherwise have been transferable to the participant shall be equal to their market value based on the terms of any offer to obtain control of Sedgwick.

     The SEIP and SIP will not operate in respect of 1999 and later years unless Marsh &McLennan agrees otherwise.

(c) Amendments were made to the employment terms of Rob White-Cooper, Quill Healey, Jeremy Pinchin, Stuart Tarrant, David Trezies and Richard Titley by way of side letters issued on 4 August 1998. These letters offered a retention payment based on salary (payable in two instalments each of 50 per cent. of salary and the second being conditional on the director remaining in employment for a further period of 360 days or having ceased employment in specified circumstances) and a variable incentive payment of up to 100 per cent. of salary (calculated by reference to the price of Sedgwick Shares). Payments are dependent on the completion of a significant transaction by the Sedgwick Group or an offer for the shares of Sedgwick becoming unconditional before 30 December 1998, and on certain other conditions being satisfied.

     Sax Riley has been offered a similar arrangement, but without the second instalment of the retention payment resulting in a single fee of 50 per cent. of his salary payable on completion, plus a variable payment.

(d) As part of the incentive and retention arrangements put in place in connection with the Offers, Marsh & McLennan has agreed to make awards of Marsh & McLennan deferred stock units to certain senior employees of the Sedgwick Group, to an aggregate value of approximately US$80,000,000 measured as at the date the Ordinary Offer is declared unconditional in all respects. The total amount available shall be allocated between individual participants so that each individual receives an award with a value of between 100 per cent. of his basic salary and US$1,000,000 (unless otherwise agreed with Marsh & McLennan).

     In particular, Marsh & McLennan has agreed to award certain directors of Sedgwick deferred stock units on the following basis.

                                                                   VALUE OF DEFERRED STOCK
                              DIRECTOR                                         UNITS (US$)
                              --------                             -----------------------
    Q.O. Healey.................................................                 1,000,000
    J. Pinchin..................................................                   750,000
    R.J.W. Titley...............................................                   380,000
    D.P. Trezies................................................                   800,000
    W.R.P. White-Cooper.........................................                 1,000,000

     If the Offers are declared unconditional in all respects, awards of deferred stock units will be granted in the above values (measured by reference to the price of Marsh & McLennan common stock at that date). Each award will, in normal circumstances, vest on the third anniversary of the date the Offers are declared unconditional in all respects and the participant will receive one Marsh & McLennan common stock for each deferred stock unit. Early vesting will, however, occur subject to certain exceptions where the participant's employment with the Marsh & McLennan Group ends prior to the third anniversary.

(e) As part of the incentive and retention arrangements put in place in connection with the Offers, Marsh & McLennan has agreed to grant options within a period of 12 months after the date the Offers are declared unconditional in all respects to certain Sedgwick executives to be agreed between Marsh & McLennan and Sedgwick, but with each individual receiving no less than 1,500 Marsh & McLennan common stock and (subject to exceptional circumstances) no more than 9,000 Marsh & McLennan common stock options under the Marsh & McLennan Companies, Inc. 1997 Employee Incentive and Stock Award Plan.

(g) No proposal exists in connection with the Offers that any payment or other benefit be made or given to any director of Sedgwick as compensation for loss of office or as consideration for or in connection with his retirement from office.

16.  SOURCES OF INFORMATION AND BASES OF CALCULATION

In this document, unless otherwise stated, or the context otherwise requires, the following bases and sources have been used:

(a) Unless otherwise stated, information concerning the Sedgwick Group has been extracted from Sedgwick's annual report and accounts for the three years ended 31 December 1997.

(b) The value of the share capital of Sedgwick is based upon 554,165,137 Sedgwick Shares in issue on 2 September 1998 and excludes all Sedgwick Securities which could call to be issued on exercise in full of Options granted under the Sedgwick Share Option Schemes.

(c) The average closing price of Sedgwick Share over the last six months is based on the closing middle market prices for a Sedgwick Share as derived from the Daily Official List.

17.  OTHER INFORMATION

(a) Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Marsh & McLennan or any person acting in concert with it for the purpose of the Offers and any of the directors, recent directors, shareholders or recent shareholders of Sedgwick having any connection with or dependence upon the Offers, other than the awards to certain employees who are also Sedgwick Securityholders as described in paragraph 15 of this Appendix VI.

(b) Save as disclosed in this document, there is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Sedgwick Securities or Sedgwick Convertible Bonds to be acquired by Marsh & McLennan pursuant to the Offers will be transferred to any other person, save that Marsh & McLennan reserves the right to transfer any such shares or securities to any member of the Marsh & McLennan Group.

(c) J.P. Morgan and Donaldson Lufkin & Jenrette, which are regulated in the UK by The Securities and Futures Authority Limited, have given and not withdrawn their written consent to the issue of this document with the inclusion of their names including, in the case of J.P. Morgan, the reference to its valuation of the Loan Notes, in the form and context in which they appear.

(d) Cazenove which is regulated in the UK by The Securities and Futures Authority Limited has given and not withdrawn its written consent to the issue of this document with the inclusion of its name in the form and context in which it appears.

(e) Rothschild and Credit Suisse First Boston, which are regulated in the UK by The Securities and Futures Authority Limited have given and not withdrawn their written consent to the issue of this document with the inclusion of their names in the form and context in which they appear.

(f) Save as disclosed in this document, the directors of Marsh & McLennan do not know of any material change in the financial or trading position of Marsh & McLennan since 31 December 1997, being the date to which Marsh & McLennan's last audited accounts were prepared.

(g) Save as disclosed in this document, the directors of Sedgwick do not know of any material change in the financial or trading position of Sedgwick since 31 December 1997, being the date to which Sedgwick's last audited accounts were prepared.

(h) Save as disclosed in this document, the total emoluments receivable by the directors of Marsh & McLennan will not be varied as a consequence of the proposed acquisition of Sedgwick, or by any other associated transaction.

(i) Mrs L.M.B.A. Moratti, who was appointed a director of Sedgwick on 17 December 1997, together with certain family members, controls Securfin S.p.A. and Securfin Altrida B.V. Those companies are parties to the joint venture agreement and related documentation in respect of the creation of the Nikols Sedgwick joint venture. As a result of the change of control resulting from the Offers becoming unconditional or if Mrs Moratti is removed as executive chairman of Nikols Sedgwick, Securfin S.p.A. will be entitled to exercise a put option requiring Sedgwick to purchase (or procure the purchase of) the 51 per cent of Nikols Sedgwick held by Securfin S.p.A. The price to be paid by Sedgwick under these circumstances in accordance with the joint venture agreement will be an amount equal to
     1.5 X brokerage and fees for the twelve months to the end of the most recent quarter subject to certain adjustments in respect of net tangible assets/liabilities, capital paid in and dividends unpaid at the end of the relevant period.

18.  DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on weekdays (Saturdays, Sundays and public holidays excepted) at the offices of Freshfields, 65 Fleet Street, London EC4Y 1HS, while the Offers remain open for acceptance:

(a) the Restated Certificate of Incorporation (as amended on 21 May 1997) and By-laws (as amended on 1 January 1998) of Marsh & McLennan;

(b) the Memorandum and Articles of Association of Sedgwick;

(c) the audited consolidated accounts of Marsh & McLennan for the financial periods ended on 30 December 1996 and 30 December 1997 and the interim results for the six months ended 30 June 1998;

(d) the audited consolidation accounts of Sedgwick for the financial periods ended on 30 December 1996 and 30 December 1997 and the interim results for the six months ended 30 June 1998;

(e) the letter of valuation of the Loan Notes by J.P. Morgan dated 4 September 1998;

(f) the written consents referred to in paragraph 17 above;

(g) the material contracts referred to in paragraph 5 above;

(h) irrevocable commitments received in respect of Sedgwick Securities and Sedgwick Convertible Bonds;

(i) a draft (subject to amendment) of the Loan Note Instrument;

(j) the Offer Document and the Acceptance Forms;

(k) a letter dated 25 August 1998 between Sedgwick and Marsh & McLennan; and

(l) a full list of the dealings set out in aggregated form in paragraph 4(b)(v) of this Appendix VI.

            APPENDIX VII -- CERTAIN PROVISIONS OF THE COMPANIES ACT
                                   PART XIIIA
                                TAKEOVER OFFERS

428.  TAKEOVER OFFERS

(1) In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

(2) In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

(3) The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection (4).

(4) A variation is permitted by this subsection where--

     (a) the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

     (b) the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

(5) The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

(6) In the application of subsection (5) to Scotland the words "and under seal" shall be omitted.

(7) Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

(8) In this Part of this Act "the offeror" means, subject to section 430D, the person making a takeover offer and "the company" means the company whose shares are the subject of the offer.

429.  RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

(1) If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(2) If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

                                      VII-1

(3) No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

(4) Any notice under this section shall be given in the prescribed manner; and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

(5) Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

(6) Any person who fails to send a copy of a notice or a statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

(7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that subsection.

(8) When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if--

     (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

     (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

430.  EFFECT OF NOTICE UNDER S 429

(1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

(3) Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state--

     (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

     (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

     and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares--

                                      VII-2

     (a)  is not cash and the offeror is no longer able to provide it; or

     (b) was to have been provided by a third party who is no longer bound or able to provide it,

     the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

(5) At the end of six weeks from the date of the notice the offeror shall forthwith--

     (a)  send a copy of the notice to the company; and

     (b) pay or transfer to the company the consideration for the shares to which the notice relates.

(6) If the shares to which the notice relates are registered the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

(7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

(8) Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that paragraph to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

(9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

(10)Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

(11)Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection
     (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

(12)In relation to a company registered in Scotland, subsections (13) and (14) shall apply in place of subsection (11).

(13)Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection
     (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up--

     (a)  the trust shall terminate;

     (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

     (c)  a sum representing--

        (i)   the consideration so far as it is cash;

        (ii)  the proceeds of any sale under paragraph (b) above; and

        (iii) any interest, dividend or other benefit that has accrued from the consideration,

     shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.
                                      VII-3

(14)Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1)(a) of that Act.

(15)The expenses of any such enquiry as is mentioned in subsection (11) or (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A.  RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

(1) If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted--

     (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

     (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company,

     the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(2) If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted--

     (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

     (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

     the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the offer is still open for acceptance.

(4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

(5) Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

(6) If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

(7) If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B.  EFFECT OF REQUIREMENT UNDER S 430A

(1) The following provisions shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

                                      VII-4

(3) Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3)--

     (a) shall give particulars of the choice and of the rights conferred by this subsection; and

     (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

     and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares--

     (a)  is not cash and the offeror is no longer able to provide it; or

     (b) was to have been provided by a third party who is no longer bound or able to provide it, the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C.  APPLICATIONS TO THE COURT

(1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given--

     (a) order that the offeror shall not be entitled and bound to acquire the shares; or

     (b)  specify terms of acquisition different from those of the offer.

(2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

(3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

(4) No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers--

     (a)  that the application was unnecessary, improper or vexatious; or

     (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

(5) Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorising him to give notices under that subsection if satisfied--

     (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

     (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

     (c) that the consideration offered is fair and reasonable; but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

                                      VII-5

430D.  JOINT OFFERS

(1) A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

(2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

(3) It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

(4) In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

(5) In section 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

(6) In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

(7) In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or
     (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E.  ASSOCIATES

(1) The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

(2) Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection
     (8)(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

(3) In section 430A(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

(4) In this section "associate", in relation to an offeror means--

     (a)  a nominee of the offeror;

     (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such a holding company, subsidiary or fellow subsidiary;

     (c)  a body corporate in which the offeror is substantially interested; or

     (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which

                                      VII-6
        includes provisions imposing obligations or restrictions such as are mentioned in section 204 (2)(a).

(5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

(6) For the purposes of subsection (4)(c) an offeror has a substantial interest in a body corporate if--

     (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

     (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

(7) Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

(8) Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F.  CONVERTIBLE SECURITIES

(1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

(2) Subsection (1) shall not be construed as requiring any securities to be treated--

     (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

     (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class.

                                      VII-7

                          APPENDIX VIII -- DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"Acceptance Forms"           the blue Bondholder Form of Acceptance, the white
                             Shareholder Form of Acceptance and, in respect of Sedgwick ADS holders only, the Letter of Transmittal and the notice of guaranteed delivery to accompany the Offer Document.

"Acceptance Condition"       the Condition as to acceptances set out in
                             paragraph (a) of Part A of Appendix I and paragraph
                             2 of Part B of Appendix I.

"Bondholder Form of
  Acceptance"                the form of acceptance, authority and election
                             relating to the Convertible Offer for use by Sedgwick Bondholders.

"Book-Entry Confirmation"    the confirmation of a book-entry transfer of
                             Sedgwick ADSs into the US Depositary's account at a Book-Entry Transfer facility.

"Book-Entry Transfer
Facility"                    The Depositary Trust Company or the Philadelphia
                             Depositary Trust Company.

"Business Day"               any day, other than a Saturday or Sunday or a US
                             federal holiday or UK Bank Holiday, and consisting of the time period from 12.01 a.m. until and including 12.00 midnight (New York City time).

"Cazenove"                   Cazenove & Co.

"Cedel"                      Cedel Bank, societe anonyme.

"certificated" or
"certificated form"          a share or other security which is not in
                             uncertificated form (that is, not in CREST).

"City Code"                  the City Code on Takeovers and Mergers.

"Closing Price"              the closing middle-market quotation of a security
                             on the London Stock Exchange as derived from the Daily Official List.

"Companies Act" or "Act"     the Companies Act 1985 (as amended).

"Conditions"                 the conditions of the Offers described in Part A of
                             Appendix I and "Condition" means any one of them.

"Conversion Date"            has the meaning given to it in the Trust Deed.

"Convertible Offer"          the recommended offer by J.P. Morgan and Donaldson,
                             Lufkin & Jenrette, on behalf of Marsh & McLennan, on the terms and Conditions set out in this document and the relevant Acceptance Form including, where the context requires, the Loan
                             Note Alternative and any subsequent revision, variation, extension or renewal of such offer and such alternative, in each case for all of the outstanding Sedgwick Convertible Bonds.

"Credit Suisse First
Boston"                      Credit Suisse First Boston (Europe) Limited.

"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations).

"CRESTCo"                    CRESTCo Limited.

"CREST member"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations).
                                     VIII-1

"CREST participant"          a person who is, in relation to CREST, a
                             system-participant (as defined in the Regulations).

"CREST sponsor"              a CREST participant admitted to CREST as a Crest
                             sponsor.

"CREST sponsored member"     a CREST member admitted to CREST as a sponsored
                             member.

"Daily Official List"        the Daily Official List of the London Stock
                             Exchange.

"Dealer Managers"            J.P. Morgan Securities Inc. and Donaldson, Lufkin &
                             Jenrette Securities Corporation in their capacities as dealer managers for the Offers in the US.

"Donaldson, Lufkin &
Jenrette"                    Donaldson, Lufkin & Jenrette International.

"Eligible Institution"       a financial institution (including most banks,
                             savings and loan associations and brokerage houses) which is a participant in the Securities Transfer
                             Agents Medallion Program, the New York Stock
                             Exchange Medallion Program or the Stock Exchange
                             Medallion Program.

"Euroclear"                  Morgan Guaranty Trust Company of New York, Brussels
                             office, as operator of the Euroclear system.

"Exchange Act"               the US Securities and Exchange Act of 1934, as
                             amended, and the rules and regulations promulgated thereunder.

"Guaranteed Delivery
  Procedures"                the guaranteed delivery procedures for Sedgwick
                             ADSs set out in paragraph 11 of Part B of Appendix
                             I.

"HMT"                        Her Majesty's Treasury.

"HSR Act"                    the Hart-Scott-Rodino Antitrust Improvement Act of
                             1976 (as amended).

"Initial Closing Date"       3.00 p.m. (London time), 10.00 a.m. (New York City
                             time) on 5 October 1998, or such later time(s) and/or date(s) as Marsh & McLennan may, with the consent of the Panel or in accordance with the rules of the City Code decide, in which case the term "Initial Closing Date" shall mean the latest time and date at which the Offers, as so extended by Marsh & McLennan, will expire.

"Initial Offer Period"       the period from the date of this document to and
                             including the Initial Closing Date.

"J.P. Morgan"                Morgan Guaranty Trust Company of New York.

"Letter of Transmittal"      the letter of transmittal relating to the Ordinary
                             Offer for use by holders of Sedgwick ADSs.

"LIBOR" the rate of interest determined on the basis of the arithmetic mean of the respective rates at which any two London clearing banks, selected by Marsh & McLennan, offer six-month pound sterling deposits of L1,000,000 to leading banks in the London inter-bank market at or about 11.00 a.m. (London time) on the first Business Day of the relevant interest period as defined in paragraph 2 of Appendix II.

"Lloyd's"                    the Society incorporated by the Lloyd's Act 1871 by
                             the name of Lloyd's or, as the context so requires, the Council of Lloyd's and any person or delegate acting under its authority.

                                     VIII-2

"Loan Notes"                 the unsecured loan notes to be issued by Marsh &
                             McLennan as described in this document.

"Loan Note Alternative"      the alternative whereby Sedgwick Shareholders and
                             Sedgwick Bondholders (other than persons who are citizens or residents of the US and certain other overseas shareholders and bondholders) validly accepting the Offers may elect to receive Loan
                             Notes instead of all or part of the cash consideration to which they would otherwise be entitled under the Offers.

"Loan Note Instrument"       the loan note instrument constituting the Loan
                             Notes.

"London Stock Exchange"      London Stock Exchange Limited.

"Marsh & McLennan"           Marsh & McLennan Companies, Inc.

"Marsh & McLennan Group"     Marsh & McLennan and its subsidiaries and
                             subsidiary undertakings.

"member account ID"          the identification code or number attached to any
                             member account in CREST.

"New York Stock Exchange"
or "NYSE"                    the New York Stock Exchange, Inc.

"Non-US Holder"              a holder of Sedgwick Securities and/or Sedgwick
                             Convertible Bonds that is not a US Holder.

"Noon Buying Rate"           the exchange rate for pounds sterling, based on the
                             noon buying rate in the City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New
                             York, expressed in US dollars per pound sterling.

"Notice of Guaranteed
Delivery"                    the notice of Guaranteed Delivery relating to the
                             Ordinary Offer for use by holders of Sedgwick ADSs.

"Offer Committee"            the directors and executive officers of Marsh &
                             McLennan listed in paragraph 2(a) of Appendix VI who are assuming responsibility for this document in the terms set out in paragraph 1(a) of Appendix
                             VI.

"Offer Period"               the period commencing on 25 August 1998 until the
                             end of the Initial Offer Period.

"Offers"                     the Ordinary Offer and/or the Convertible Offer.

"Offer Document"             this document or other document containing the
                             Offers.

"Optionholders"              holders of Options.

"Options"                    options granted pursuant to the terms of any of the
                             Sedgwick Share Option Schemes.

"Ordinary Offer"             the recommended offer by J.P. Morgan and Donaldson,
                             Lufkin & Jenrette, on behalf of Marsh & McLennan, on the terms and Conditions set out in this document and the relevant Acceptance Form including, where the context requires, the Loan
                             Note Alternative and any subsequent revision, variation, extension or renewal of such offer and such alternative in each case for all the issued and to be issued Sedgwick Securities.

"Panel"                      the Panel on Takeovers and Mergers.

                                     VIII-3

"participant ID"             the identification code or membership number used
                             in CREST to identify a particular CREST member or other CREST participant.

"PIA"                        the Personal Investment Authority Limited.

"Regulation"                 Council Regulation (EEC) 4064/89.

"Regulations"                the Uncertificated Securities Regulations 1995 (SI
                             1995 No. 95/3272).

"Right"                      a right issued under the Stockholder Rights Plan.

"Rothschild"                 NM Rothschild & Sons Limited.

"SEC"                        the US Securities and Exchange Commission.

"Sedgwick"                   Sedgwick Group plc.

"Sedgwick ADR"               an American Depositary Receipt evidencing a
                             Sedgwick ADS.

"Sedgwick ADS"               an American Depositary Share representing five
                             Sedgwick Shares.

"Sedgwick Bearer Bonds"      Sedgwick Convertible Bonds in bearer form.

"Sedgwick Bondholder"        a holder of Sedgwick Convertible Bonds.

"Sedgwick Convertible
Bonds"                       the Sedgwick 7.25% Convertible Bonds 2008.

"Sedgwick Executive Share
  Option Schemes"            where specified, the 1984 Executive Share Option
                             Scheme, the 1995 Executive Share Option Scheme and the related international schemes.

"Sedgwick Group"             Sedgwick and its subsidiaries and subsidiary
                             undertakings.

"Sedgwick Registered Bonds"  Sedgwick Convertible Bonds in registered form.

"Sedgwick Security"          a Sedgwick Share and/or a Sedgwick ADS.

"Sedgwick Securityholder"    a holder of Sedgwick Shares and/or Sedgwick ADSs.

"Sedgwick Share"             an ordinary share of 10 pence in the capital of
                             Sedgwick.

"Sedgwick Share Option
  Schemes" the 1984 Executive Share Option Scheme, the Executive Share Option Scheme 1995 and the related international schemes, the Employee Savings-Related Share Option Scheme, the Employee Savings-Related Share Option Scheme 1995 and the Overseas Savings-Related Share Option Scheme 1995.

"Sedgwick Shareholder"       a holder of a Sedgwick Share.

"Sedgwick Sharesave
Schemes" where specified, means the Employee Savings-Related Share Option Scheme, the Employee Savings-Related Share Option Scheme 1995 and the Overseas Savings-Related Share Option Scheme 1995.

"Shareholder Form of
  Acceptance"                the form of acceptance, authority and election
                             relating to the Ordinary Offer for use by Sedgwick
                             Shareholders.

"SFA"                        The Securities and Futures Authority Limited.

"Subsequent Offer Period"    the period following the Initial Closing Date
                             during which the Offers remains open for acceptance.

"subsidiary" and
"subsidiary undertaking"     have the meanings given by the Companies Act.

                                     VIII-4

"Stockholder Rights Plan"    the stockholder rights plan contemplated pursuant
                             to the Rights Agreement, dated as of 18 September
                             1997 between Marsh & McLennan and Harris Trust
                             Company of New York, as Rights Agent.

"TFE Instruction"            a transfer from escrow instruction (as defined by
                             the CREST Manual issued by CRESTCo).

"Trust Deed"                 the trust deed between Sedgwick and the Trustee
                             dated 15 June 1993 constituting the Sedgwick
                             Convertible Bonds.

"Trustee"                    The Law Debenture Trust Corporation plc, as trustee
                             under the Trust Deed.

"TTE Instruction"            a transfer to escrow instruction (as defined by the
                             CREST Manual issued by CRESTCo).

"uncertificated" or
"uncertificated form"        in relation to a share or other security, a share
                             or other security title to which is recorded in the relevant register of the share or security as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST.

"UK" or "United Kingdom"     the United Kingdom of Great Britain and Northern
                             Ireland.

"UK GAAP"                    UK generally accepted accounting principles.

"UK Receiving Agent"         Computershare Services PLC.

"US" or "United States"      the United States of America, its possessions and
                             territories, all areas subject to its jurisdiction or any subdivision thereof, any State of the United
                             States and the District of Columbia.

"US Depositary"              Bank of New York.

"US$" or "US dollar"         the lawful currency of the US.

"US GAAP"                    US generally accepted accounting principles.

"US Holder"                  a holder of Sedgwick Securities and/or Sedgwick
                             Convertible Bonds that is (i) a citizen or resident of the US, (ii) a corporation, partnership or other entity created or organised in or under the laws of the US or any political subdivision thereof, (iii) an estate the income of which is subject to US federal income taxation regardless of its source, or (iv) a trust if a US court is able to exercise primary supervision over the administration of such trust and one or more US persons have the authority to control all substantial decisions of such trust.

"US Persons"                 US persons as described in Regulation S of the US
                             Securities Act.

"US Securities Act"          the US Securities Act of 1933, amended, and the
                             rules and regulations promulgated thereunder.

"L" or "pounds sterling" or
  "pence"                    the lawful currency of the UK.

                                     VIII-5

ACCEPTANCES IN RESPECT OF SEDGWICK SHARES AND SEDGWICK CONVERTIBLE BONDS

Duly completed Shareholder Acceptance form(s) and Bondholder Acceptance form, accompanied by certificates in respect of Sedgwick Shares and Sedgwick Convertible Bonds and/or other documents of title, should be delivered to the UK Receiving Agent or the US Depositary at one of the addresses set out below.

                The UK Receiving Agent for the Offers is:

                      Computershare Services PLC

                      For information call:

                      +44(0)117 937 0672

                      By Mail:                                 By Hand:
                      Computershare Services PLC               Computershare Services PLC
                      PO Box 859                               First Floor
                      Consort House                            5-10 Great Tower Street
                      East Street                              London
                      Bedminster                               EC3R 5ER
                      Bristol BS99 1XZ

                    ACCEPTANCES IN RESPECT OF SEDGWICK ADSS

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Sedgwick ADRs and any other required documents should be sent or delivered by each holder of Sedgwick ADSs or his broker, dealer, commercial bank, trust company or other nominee to the US Depositary at one of its addresses set out below.

                The US Depositary for the Offers is:

                      Bank of New York

                      For information call:

                      +1-800-507-9357

                      By Mail:                                 By Hand or overnight courier:
                      Bank of New York                         Bank of New York
                      Tender & Exchange Department             Tender & Exchange Department
                      PO Box 11248                             Receive and Deliver Window
                      Church Street Station                    101 Barclay Street
                      New York, New York 10286-1248            New York, New York 10286

                                     VIII-6

                             ADDITIONAL INFORMATION

Any questions or requests for assistance or additional copies of this document, the Acceptance form(s) and the Notice of Guaranteed Delivery or the Letter of Transmittal may be directed to Georgeson & Company Inc., the Information Agent at its address and telephone number listed below or to the US Depositary or UK Receiving Agent at their respective addresses and telephone numbers mentioned above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFERS IS:

                       Georgeson & Company Inc.
                       Wall Street Plaza
                       New York, New York 10005
                       Bankers and Brokers Call Collect: (212) 440-9800 CALL TOLL FREE: (800) 223-2064

          THE OFFERS ARE BEING MADE ON BEHALF OF MARSH & MCLENNAN BY:


                   Morgan Guaranty                           Donaldson, Lufkin & Jenrette International
                   Trust Company of                          99 Bishopsgate,
                   New York                                  London EC2M 3XD
                   P.O. Box 61
                   60 Victoria Embankment
                   London EC4Y 0JP

                   THE US DEALER MANAGERS FOR THE OFFERS ARE:


                   J.P. Morgan Securities Inc.               Donaldson, Lufkin & Jenrette Securities Corporation
                   60 Wall Street                            277 Park Avenue
                   New York, New York 10260                  New York, New York 10172

                                     VIII-7